As filed with the Securities and Exchange Commission on November 5, 1997
                                                      Registration No. 333-36119
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                               AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                         WYMAN PARK BANCORPORATION, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                     6035                                          Applied For
 (State or other jurisdiction of              (Primary Standard Industrial                (I.R.S. Employer Identification No.)
 incorporation or organization)               Classification Code Number)

                11 West Ridgely Road, Lutherville, Maryland 21094
                                 (410) 252-6450
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   ----------
                          Ernest A. Moretti, President
                         Wyman Park Bancorporation, Inc.
                              11 West Ridgely Road
                           Lutherville, Maryland 21094
                                 (410) 252-6450
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   ----------
                  Please send copies of all communications to:


                            Jeffrey M. Werthan, P.C.
                                Gary A. Lax, P.C.
                         SILVER, FREEDMAN & TAFF, L.L.P.
      (a limited liability partnership including professional corporations)
                            1100 New York Avenue, NW
                            Washington, DC 20005-3934
                                 (202) 414-6100
                                   ----------
                  Approximate date of commencement of proposed
                sale to the public: As soon as practicable after
                 this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                    Proposed Maximum       Proposed Maximum
   Title of Each Class of                    Amount to be            Offering Price             Aggregate              Amount of
Securities to be Registered                  Registered(1)           Per Share (1)          Offering Price(1)      Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share      1,011,713 shares            $10.00                $10,117,130               $3,067(1)
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee. Of the $3,067 Registration fee, $2,806 was previously paid to register 925,750 shares. Accordingly, the increase of $261.00 in the Registration fee is to register an additional 85,963 shares at $10.00 per share.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS SUPPLEMENT
---------------------


                         WYMAN PARK BANCORPORATION, INC.

                 WYMAN PARK FEDERAL SAVINGS AND LOAN ASSOCIATION
                    401(K) RETIREMENT EMPLOYEES' SAVINGS PLAN

     This Prospectus Supplement relates to the offer and sale to participants (the "Participants") in the Wyman Park Federal Savings and Loan Association 401(K) Retirement Employees' Savings Plan (the "Plan") of up to 879,750 shares of Wyman Park Bancorporation, Inc.'s (the "Holding Company") common stock, par value $.01 per share (the "Holding Company Stock") and related participation interests in the Plan, as set forth herein.

     In connection with the proposed conversion of Wyman Park Federal Savings and Loan Association ("Wyman Park") from mutual to stock form (the "Conversion") and the formation of the Holding Company as the holding company of Wyman Park, the Plan has been amended to provide for an investment fund (the "Employer Stock Fund") consisting of Holding Company Stock as an investment option for the Participants in the Plan. The Plan as it will be amended on December 1, 1997, permits Participants in the Plan to direct the trustee (the "Trustee") of the Employer Stock Fund to purchase Holding Company Stock with amounts in the Plan attributable to the accounts of such Participants. This Prospectus Supplement relates solely to the initial election of a Participant to direct the purchase of Holding Company Stock in the Conversion and not to any future purchases under the Plan or otherwise.

     The Prospectus dated November __, 1997 of the Holding Company (the "Prospectus"), which is being delivered with this Prospectus Supplement, includes detailed information with respect to the Holding Company, the Conversion, the Holding Company Stock and the financial condition, results of operations and business of Wyman Park. This Prospectus Supplement, which provides detailed information with respect to the Plan, should be read only in conjunction with the Prospectus. Capitalized terms not defined in this Prospectus Supplement have the meanings ascribed to them in the Prospectus.

                             ----------------------
          FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED
                     BY EACH PARTICIPANT, SEE "RISK FACTORS"
                               IN THE PROSPECTUS.
                             ----------------------

     THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT FEDERALLY INSURED OR GUARANTEED.

     THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, OR THE FEDERAL DEPOSIT INSURANCE CORPORATION, NOR HAS SUCH COMMISSION, OFFICE, OR CORPORATION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


           The date of this Prospectus Supplement is November__, 1997.

     No person has been authorized to give any information or to make any representation other than as contained in the Prospectus or this Prospectus Supplement in connection with the offering made hereby, and, if given or made, any such other information or representation must not be relied upon as having been authorized by the Holding Company, Wyman Park or the Plan. This Prospectus Supplement does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale made hereunder shall under any circumstance create any implication that there has been no change in the affairs of the Holding Company, Wyman Park or the Plan since the date hereof or that the information herein contained or incorporated herein by reference is correct as of any time subsequent to the date hereof. This Prospectus Supplement should be read only in conjunction with the Prospectus that is delivered herewith and should be retained for future reference.


                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
The Offering.................................................................  1
         Securities Offered..................................................  1
         Election to Purchase Holding Company Stock in the Conversion........  1
         Method of Directing Transfer........................................  1
         Time for Directing Transfer.........................................  2
         Irrevocability of Transfer Direction................................  2
         Subsequent Elections................................................  2
         Purchase Price of Holding Company Stock.............................  2
         Nature of a Participant's Interest in the Holding Company Stock.....  2
         Voting and Tender Rights of Holding Company Stock...................  2

Description of the Plan......................................................  3
         Introduction........................................................  3
         Eligibility and Participation.......................................  4
         Investment of Contributions.........................................  4
         Financial Data......................................................  6
         Administration of the Plan..........................................  7
         Reports to Plan Participants........................................  8
         Amendment and Termination...........................................  8
         Merger, Consolidation or Transfer...................................  8
         Federal Tax Aspects of the Plan.....................................  8
         Restrictions on Resale.............................................. 10

Legal Opinions............................................................... 10

Financial Statements......................................................... 10

Form of Prototype Plan and Adoption Agreement............................... A-1

Financial Statements........................................................ B-1

Election Form............................................................... C-1

                                  THE OFFERING


Securities Offered

     Up to 879,750 shares of Holding Company Stock which may be acquired by the Plan for the accounts of employees participating in the Plan, and related participation interests, are offered hereby. The Holding Company is the issuer of such securities. Only employees of Wyman Park may participate in the Plan. Information relating to the Plan is contained in this Prospectus Supplement and information relating to the Holding Company, the Conversion and the financial condition, results of operations and business of Wyman Park is contained in the Prospectus delivered herewith. The address of the principal executive office of the Holding Company is 11 West Ridgely Road, Lutherville, MD 21903-5172 and its telephone number is (410) 252-6450. The address and telephone number of Wyman Park's principal office are the same as the Holding Company's address and telephone number.

Election to Purchase Holding Company Stock in the Conversion

     In connection with Wyman Park's Conversion, the Plan has been amended to permit each Participant to direct that all or part of the funds in his or her accounts under the Plan (hereinafter referred to in the aggregate as a Participant's "Accounts") be transferred to the Employer Stock Fund and used to purchase Holding Company Stock in the Conversion. The Trustee of the Employer Stock Fund will follow the Participants' directions and exercise Subscription Rights to purchase Holding Company Stock in the Conversion to the extent provided in Wyman Park's Plan of Conversion. See "The Conversion - Offering of Holding Company Stock" in the Prospectus. Funds not allocated to the purchase of Holding Company Stock will remain invested in accordance with the investment instructions of Participants in effect at such time.

     Respective purchases by the Plan in the Conversion will be counted as purchases by the individual Participants at whose election they are made to the extent of the funds directed by such Participants to purchase Holding Company Stock, and will be subject to the purchase limitations applicable to such individuals, rather than being counted in determining the maximum amount that the Holding Company's or Wyman Park's Tax-Qualified Employee Plans (as defined in the Prospectus) may purchase in the aggregate. See "The Conversion - Subscription Offering" in the Prospectus.

Method of Directing Transfer

     Included with this Prospectus Supplement is an election and investment form (the "Election Form"). If a Participant wishes to direct some or all the funds in his or her Accounts into the Employer Stock Fund to purchase Holding Company Stock in the Conversion, he or she should indicate that decision by checking the appropriate box of the Election Form and completing this Part of the Election Form. If a Participant does not wish to make such an election, he or she should so indicate by checking the appropriate box of the Election Form. See also "Investment of Contributions - Holding Company Stock Investment Election Procedures" below.

Time for Directing Transfer

     The deadline for submitting a direction to transfer amounts to the Employer Stock Fund in order to purchase Holding Company Stock in the Conversion is _______, 1997, unless extended (the "Election Deadline"). A Participant's completed Election Form must be returned to the Stock Information Center at Wyman Park by 12:00 Noon, Lutherville, Maryland time on such date.

Irrevocability of Transfer Direction

     Once received in proper form, an executed Election Form may not be modified, amended or revoked without the consent of Wyman Park unless the Conversion has not been completed within 45 days after the end of the Subscription and Community Offering. See also "Investment of Contributions - Holding Company Stock Investment Election Procedures" below.

Subsequent Elections

     After the Election Deadline, Participants initially will not be permitted to direct or redirect any portion of their Accounts into Holding Company Stock; however, Wyman Park intends to provide for such future investment. Participants will be notified when and to what extent future investments in the Employer Stock Fund may be permitted. Participants may direct the Trustee to sell their shares of Holding Company Stock purchased in the Conversion through the Plan pursuant to the procedures outlined in the Plan by filing a request form with the Plan Administrator. See "Investment of Contributions - Adjusting Your Investment Strategy" below.

Purchase Price of Holding Company Stock

     The funds transferred to the Employer Stock Fund for the purchase of the Holding Company Stock in the Conversion will be used to purchase Holding Company Stock through the exercise of Subscription Rights granted to the Plan under Wyman Park's Plan of Conversion. The price paid for such shares of Holding Company Stock will be $10.00 per share, the same price as is paid by all other persons who purchase Holding Company Stock in the Conversion.

Nature of a Participant's Interest in the Holding Company Stock

     The Holding Company Stock will be held in the name of the Trustee of the Employer Stock Fund, in its capacity as trustee. The Trustee will maintain individual accounts reflecting each Participants individual interest in the Employer Stock Fund.

Voting and Tender Rights of Holding Company Stock

     The Trustee as instructed by the Plan Administrator, will exercise voting and tender rights attributable to all Holding Company Stock held by the Plan Trust (the "Trust") as directed by Participants with interests in the Employer Stock Fund. Shares with respect to which no instructions have been received by the Trustee. Plan Administrator will be voted as the Plan Administrator in its discretion determines and directs the Trustee.


                             DESCRIPTION OF THE PLAN

Introduction

     The Plan, created in 1970, was adopted by Wyman Park on January 1, 1994 as a profit sharing plan with a cash-or-deferred feature described at Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), to encourage employee savings and to allow eligible employees to supplement their income upon retirement. As of December 1, 1997, the Plan will be amended as reflected above and below into the Wyman Park Federal Savings & Loan Association Employees' Savings & Profit Sharing Plan and Trust.

     Reference to Full Text of Plan. The following statements are summaries of certain provisions of the Plan. They are not a complete description of such provisions and are qualified in their entirety by the full text of the Plan and Declaration of Trust (the "Plan") which is filed as an exhibit to the registration statement of which this Prospectus Supplement is a part and which is incorporated by reference herein. Copies of the Plan are available to all employees upon request to the Plan Administrator. Each employee is urged to read carefully the full text of the Plan.

     Reference to Summary Plan Description. Certain information regarding the Plan is contained in the Summary Plan Description (including Summaries of Material Modifications thereto (the "Summary Plan Description")), a copy of which is attached to, and made a part of, this Prospectus Supplement.

     Tax and Securities Laws. Participants should consult with legal counsel regarding the tax and securities laws implications of participation in the Plan. Any directors, officers or beneficial owners of more than 10% of the outstanding shares of Common Stock should consider the applicability of Sections 16(a) and 16(b) of the Securities Exchange Act of 1934, as amended, to his or her participation in the Plan.

Eligibility and Participation

     All employees of Wyman Park, who have met the eligibility requirements of the Plan may participate in the Plan. See Employee "Eligibility" in the Summary Plan Description attached hereto.

     As of September 30, 1997, there were approximately 14 employees eligible to participate in the Plan, and 14 employees had elected to participate in the Plan.

Investment of Contributions

     Investment Options. All amounts credited to Participants' Accounts under the Plan are held in the Trust, which is administered by the Trustees appointed by Wyman Park's Board of Directors.

     Each Participant must instruct the Trustee as to how funds held in his or her Accounts are to be invested. In addition to the Employer Stock Fund, Participants may elect to instruct the Trustee to invest such funds in any or all of the following investment options ("Investment Options"): (i) a fund designed to simulate the performing of Standard & Poor's Composite Index of 500 stocks ("S&P 500 Index Fund"); (ii) a fund designed to approximate the performance of the Morgan Stanley Capital International Eastern, Australia, Far East Index (with a 25% investment limit in Japanese stocks) (the "International Fund"); (iii) a fund designed to match the performance of the S&P Midcap 400 Index (the "S&P Midcap Fund"); (iv) a fund designed to invest in stable value securities to reduce short-term risk and to offer some potential for growth (the "Income Plus Fund"); (v) a fund designed to maximize income at minimum risk with underlying investments in U.S. Treasury bonds with a maturity of 20 years or more (the "Long-Term Government Bond Fund"); (vi) a fund that invests primarily in Guaranteed Investment Contracts and Synthetic Guaranteed Investment Contracts (the "Stable Value Fund"); (vii) a fund that invests in a range of high-quality, short-term instruments issued by banks, corporations, and the U.S. Government and its agencies (the "Money Market Fund"); (viii) a fund that one invests in U.S. and international stocks, U.S. bonds and other stable value investments to pursue long-term appreciation and short-term stability and has a small flexible component to take advantage of market opportunities (the "Growth & Income Fund"); or (ix) a fund that invests in a broad range of domestic and international stocks with a large flexible component to take advantage of market opportunities (the "Growth Fund"). A brief description of the Employer Stock Fund is set forth below. For descriptions of the other Investment Options available to Plan Participants, Participants may request a prospectus for each of the investment options pursuant to the instructions in "Participant Direction of Investment" in the Summary Plan Description attached hereto. The Bank of New York is the Trustee for all funds except for the Employer Stock Fund, and Wyman Park will be the Plan Administrator.

     Employer Stock Fund. Effective until ________, 1997 or such later date as elected by the Holding Company, Participants in the Plan may elect to direct the Trustee to transfer some or all of the funds in their Accounts to the Employer Stock Fund to purchase Holding Company Stock in the Conversion. The price paid for shares of Holding Company Stock will be the same price as is paid by all other persons who purchase Holding Company Stock in the Conversion. The number of shares, if any, subject to purchase for the Accounts of each Participant who may elect to invest in Holding Company Stock is not currently determinable. Any cash dividends received on Holding Company Stock held by the Plan will be reinvested in accordance with the Participant's investment instructions then in effect.

     The investment in Holding Company Stock involves certain risks. No assurance can be given that shares of Holding Company Stock purchased pursuant to the Plan will thereafter be able to be sold at a price equal to or in excess of the purchase price. See also "Risk Factors" in the Prospectus.

     Holding Company Stock Investment Election Procedures. Participants may instruct the Trustee to purchase Holding Company Stock by redirecting funds from their existing Accounts into the Employer Stock Fund by filing an Election Form with the Plan Administrator on or prior to the Election Deadline. Total funds redirected by each Participant into the Employer Stock Fund must represent whole share amounts (i.e., must be divisible by the $10.00 per share purchase price) and must be allocated in increments from Investment Options containing the Participant's Plan funds. When a Participant instructs the Trustee to redirect the funds in his or her existing Accounts into the Employer Stock Fund in order to purchase Holding Company Stock, the Trustee will liquidate funds from the appropriate Investment Option(s) and apply such redirected funds as requested, in order to effect the new allocation.

     For example, a Participant may fund an election to purchase 100 shares of Holding Company Stock by redirecting the aggregate purchase price of $1,000 for such shares from the following Investment Options (provided the necessary funds are available in such Investment Options): (i) 10% from the S&P 500 Index Fund,
(ii) 30% from the International Fund, and (iii) 60% from the S&P MidCap Fund. In such case, the Trustee would liquidate $100 of the Participant's funds from the S&P 500 Index Fund, $300 from funds in the Income Fund and $600 from funds in the S&P 500 Index Fund to raise the $1,000 aggregate purchase price. If a Participant's instructions cannot be fulfilled because the Participant does not have the required funds in one or more of the Investment Options to purchase the shares of Holding Company Stock subscribed for, the Participant will be required to file a revised Election Form with the Plan Administrator by the Election Deadline. Once received in proper form, an executed Election Form may not be modified, amended or rescinded without the consent of Wyman Park unless the Conversion has not been completed within [45] days after the end of the Subscription and Community Offering.

     Adjusting Your Investment Strategy. Until changed in accordance with the terms of the Plan, future allocations of a Participant's contributions would remain unaffected by the election to purchase Holding Company Stock through the Plan in the Conversion. A Participant may modify a prior investment allocation election or request the transfer of funds to another investment vehicle by filing a written notice, with such modification or request taking effect after the valuation of accounts, which occurs daily. However, modifications and fund transfers relating to the Employer Stock Fund are permitted only during an "Investment Change Period." An "Investment Change Period" opens at the beginning of the third day after the Holding Company issues a "Quarterly Earnings Release" and closes at the end of the twelfth business day after such release. The term "Quarterly Earnings Release" means any press release issued by the Holding Company for general distribution which announces, for the first time, the Holding Company's Results of operations for a particular fiscal quarter. Wyman Park anticipates these opportunities will occur four times per year. Wyman Park will attempt to notify Participants of the commencement of each Investment Change Period but will not assume responsibility for doing so.

     Valuation of Accounts. The net gain (or loss) of the Trust from investments (including interest payments, dividends, realized and unrealized gains and losses on securities, and any expenses paid from the Trust) are determined daily and are allocated among the accounts of Participants according to the balance of each such accounts as of the end of each day. For purposes of such allocations, all assets of the Trust are valued at their fair market value pursuant to the method described in the Plan.

Financial Data

     Employer Contributions. For the Plan Year ended June 30, 1997, Wyman Park made matching contributions totaling approximately $________. Wyman Park made discretionary contributions to the Plan for the fiscal year ended ___________, 1997 of approximately $______. See generally "Employer's Contributions" in the Summary Plan Description attached hereto.

     Due to the additional expenses related to the establishment and operation of the ESOP and, if adopted, the RRP, Wyman Park may determine to reduce its matching contribution under the Plan in the future.

     Performance of Holding Company Stock. As of the date of this Prospectus Supplement, no shares of Holding Company Stock have been issued or are outstanding and there is no established market for the Holding Company Stock. Accordingly, there is no record of the historical performance of the Holding Company Stock.

     Performance of Investment Options. The following table provides performance data with respect to the Investment Options available under the Plan, based on information provided to the Company by The Pentegra Group ("Pentegra").

     The information set forth below with respect to the Investment Options has been reproduced from materials supplied by Pentegra; Wyman Park and the Holding Company take no responsibility for the accuracy of such information.

     Additional information regarding the Investment Options may be available from Pentegra or Wyman Park. Participants should review any available additional information regarding these investments before making an investment decision under the Plan.


                                                   Net Investment Performance
                                                   --------------------------
                                                  For Twelve-
                                                 Month Period      June 30, 1997
                                                 Ended June 30,     Annualized
                                                 --------------    -------------
                                                     1997             5 Years
                                                     ----             -------

The S&P 500 Index Fund................               34.0%              14.7%
The International Fund................               17.6               12.2
The Income Plus Fund..................               10.9                8.3
The Growth & Income Fund..............               16.9               10.9
The Growth Fund.......................               25.2               14.0
The S&P MidCap Fund...................               23.3               13.9
The Long-Term
 Government Bond Fund.................                7.1                6.0
The Stable Value Fund.................                6.3                7.2
The Money Market Fund.................                5.2                4.3


     Each Participant should note that past performance is not necessarily an indicator of future results.

Administration of the Plan

     Trustees. The trustees are appointed by the Board of Directors of Wyman Park to serve at its pleasure (the "Trustees"). The Trustee for all funds except the Employer Stock Fund is The Bank of New York; the Trustee of the Employer Stock Fund is ______________________.

     The Trustees receive and hold the contributions to the Plan in trust and distribute them to Participants and beneficiaries in accordance with the provisions of the Plan. The Trustees are responsible, following Participant direction, for effectuating the investment of the assets of the Trust in the Holding Company Stock and the other Investment Options.

Reports to Plan Participants

     As soon as practicable after the end of each calendar quarter, the Plan Administrator will furnish to each Participant a statement showing (i) balances in the Participant's accounts as of the end of that period, (ii) the amount of contributions allocated to his or her accounts for that period, and (iii) the number of units in each of the funds.

Amendment and Termination

     It is the intention of Wyman Park to continue its participation in the Plan. Nevertheless, Wyman Park may terminate the Plan at any time. If the Plan is terminated in whole or in part, then, regardless of other provisions in the Plan, each Participant affected by such termination shall become fully vested in all of his Accounts.

Federal Tax Aspects of the Plan

     The Plan will be administered to comply in operation with the requirements of Section 401(a) of the Code and the requirements which are applicable to a qualified cash-or-deferred arrangement under Section 401(k) of the Code. Assuming that the Plan is administered in accordance with such Sections of the Code, participation in the Plan should have the following implications for federal income tax purposes:

     (a) Amounts contributed to Participants' Accounts, and the investment earnings on these Accounts, are not includable in Participants' federal taxable income until such contributions or earnings are actually distributed or withdrawn from the Plan. Special tax treatment may apply to the taxable portion of any distribution that includes Holding Company Stock or qualifies as a Lump Sum Distribution (as described below).

     (b) Income earned on assets by the Trust will not be taxable to the Trust.

     Lump Sum Distributions. A distribution from the Plan to a Participant or the beneficiary of a Participant will qualify as a Lump Sum Distribution if it is made: (i) within one taxable year to the Participant or beneficiary; (ii) on account of the Participant's death or separation from service, or after the Participant attains age 59-1/2; and (iii) consists of the balance to the credit of the Participant under this Plan and all other profit sharing plans, if any, maintained by Wyman Park or the Holding Company. The portion of any Lump Sum
Distribution that is required to be included in the Participant's or beneficiary's taxable income for federal income tax purposes (the "total taxable amount") consists of the entire amount of such Lump Sum Distribution made by the Participant to this Plan and the amount of after-tax contributions, if any, made by the Participant to any other profit sharing plans maintained by Wyman Park which is included in such distribution.

     Averaging Rules. Except as described below with respect to distributions of Holding Company Stock, the portion of the total taxable amount of a Lump Sum Distribution that is attributable to participation after 1973 in this Plan or in any other profit-sharing plan maintained by Wyman Park (the "ordinary income portion") will be taxable generally as ordinary income for federal income tax purposes. However, a Participant who has completed five years of participation in this Plan and each other profit-sharing plan making the Lump Sum Distribution prior to the taxable year in which the distribution is made, or a beneficiary who receives a Lump Sum Distribution on account of the Participant's death (regardless of the period of the Participant's participation in this Plan or any other profit-sharing plan maintained by the Employer), may elect to have the ordinary income portion of such Lump Sum Distribution taxed according to special averaging rules. The election of the special averaging rules must apply to all Lump Sum Distributions received by the Participant or beneficiary from this Plan and all other qualified plans during the taxable year. Furthermore, if a Lump Sum Distribution includes employer securities, the recipient is not currently taxable on the net unrealized appreciation of such securities at the time of the distribution, unless the recipient otherwise elects to pay the tax on the net unrealized appreciation at the time of the distribution.

     Rollover to Another Qualified Plan or to an IRA. A Participant may defer federal income taxation of all or any portion of the total taxable amount of a Lump Sum Distribution (including the proceeds from the sale of any Holding Company Stock included in the Lump Sum Distribution) to the extent that such amount, or a portion thereof, is contributed, within 60 days after the date of its receipt by the Participant, to another qualified plan or to an individual retirement account ("IRA"). The beneficiary of a Participant who is the Participant's surviving spouse also may defer federal income taxation of all or any portion of the total taxable amount of a Lump Sum Distribution to the extent that such amount, or a portion thereof, is contributed, within 60 days after the date of its receipt by the surviving spouse, to an IRA. If less than the total taxable amount of a Lump Sum Distribution is contributed to another qualified plan or to an IRA within the applicable 60-day period, the amount not so contributed must be included in the Participant's or beneficiary's taxable ordinary income for federal income tax purposes and will not be eligible for the special averaging rules or capital gain treatment. If all or any portion of the total taxable amount of a Lump Sum Distribution is contributed by a Participant or beneficiary to an IRA within the applicable 60-day period, any subsequent distribution from the IRA will not be eligible for the special averaging rules or capital gain treatment.

     Additional Tax on Early Distributions. For taxable years beginning after December 31, 1986, a Participant who receives a distribution from the Plan prior to attaining age 55 will be subject to an additional income tax equal to 10% of the amount of the distribution. The 10% additional income tax will not apply, however, to the extent the distribution is rolled over into an IRA or another qualified plan or the distribution is (i) made to a beneficiary (or to the estate of a Participant) on or after the death of the Participant, (ii) attributable to the Participant's being disabled within the meaning of Section 72(m)(7) of the Code, (iii) part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and his beneficiary, (iv) made to the Participant after separation from service under the Plan after attainment of age 55, (v) made to pay medical expenses to the extent deductible for federal income tax purposes,
(vi) pursuant to a qualified domestic relations order, or (vii) made to effect the distribution of excess contributions or excess deferrals.

     The foregoing is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan.
Accordingly, each Participant may wish to consult a tax advisor concerning the Federal, state and local tax consequences of participating in and receiving distributions from the Plan.

     Participants subject to taxes imposed by state, local and other taxing authorities, including foreign governments, should also consult with their own attorneys or tax advisers regarding the tax consequences thereunder.

Restrictions on Resale

     Any person receiving shares of Holding Company Stock under the Plan who is an "affiliate" of Wyman Park or the Holding Company as the term "affiliate" is used in Rules 144 and 405 under the Securities Act of 1933 (e.g., directors, officers and substantial shareholders of the Holding Company and Wyman Park) may re-offer or resell such shares only pursuant to a registration statement or, assuming the availability thereof, pursuant to Rule 144 or some other exemption of the registration requirements of the Securities Act of 1933. Any person who may be an "affiliate" of Wyman Park or the Holding Company may wish to consult with counsel before transferring any Holding Company Stock owned by him or her. In addition, Participants are advised to consult with counsel as to the applicability of Section 16 of the Securities Exchange Act of 1934 which may restrict the sale of Holding Company Stock acquired under the Plan, or other sales of Holding Company Stock.

                                 LEGAL OPINIONS

     The validity of the issuance of the Holding Company Stock will be passed upon by Silver, Freedman & Taff, L.L.P., 1100 New York Avenue, N.W., Washington, D.C. 20005, which firm acted as special counsel for the Holding Company and Wyman Park in connection with Wyman Park's Conversion.

                              FINANCIAL STATEMENTS

     The financial statements and schedules of the Plan have been prepared by management in accordance with the applicable provisions of ERISA and are included in this Prospectus Supplement.

                 WYMAN PARK FEDERAL SAVINGS AND LOAN ASSOCIATION
              EMPLOYEES' SAVINGS AND PROFIT SHARING PLAN AND TRUST

             PARTICIPANT ELECTION TO INVEST IN HOLDING COMPANY STOCK

1.   PARTICIPANT DATA


--------------------------------------------------------------------------------
Print your full name above (Last, first, middle initial)  Social Security Number



--------------------------------------------------------------------------------
 Street Address               City                    State                  Zip


$
------------------------------------------------------------   -------  --------
Balance of Participant's Plan Accounts at September 30, 1997   Date of   Date of
                                                                Birth      Hire


2.   INVESTMENT DIRECTION

     The Plan is giving participants a special opportunity to invest their account balances in common stock ("Holding Company Stock") issued by Wyman Park Bancorporation, Inc. (the "Holding Company") in connection with the conversion of Wyman Park Federal Savings and Loan Association ("Wyman Park") from the mutual to the stock form. This election may be made during the Subscription and Community Offering, with respect to the balance in your accounts under the Plan (hereinafter referred to as your "Accounts") as of April 30, 1997. Please review the Subscription and Community Prospectus dated ______, 1997 (the "Prospectus") and the Prospectus Supplement (the "Supplement") dated _______, 1997 before making any decision.

     Investing in Holding Company Stock entails some risks, and we encourage you to discuss this investment decision with your spouse and your investment advisor. The Plan's Trustee and the Plan Administrator are not authorized to make any representations about this investment other than what appears in the Prospectus and Supplement, and you should not rely on any information other than what is contained in the Prospectus and Supplement.

     Any shares purchased by the Plan pursuant to your election will be subject to the conditions or restrictions otherwise applicable to Holding Company Stock, as discussed in the Prospectus and Supplement. In addition, once you have elected to have your account invested in Holding Company Stock, you may have limited opportunities to change this investment decision. Any part of your Account invested in Holding Company Stock may be changed to an alternative authorized investment under the Plan only during an "Investment Change Period."

     An "Investment Change Period" opens at the beginning of the third day after the Holding Company issues a "Quarterly Earnings Release" and closes at the end of the twelfth business day after such release. The term "Quarterly Earnings Release" means any press release issued by the Holding Company for general distribution which announces, for the first time, the Holding Company's results of operations for a particular fiscal quarter. Wyman Park anticipates these opportunities will occur four times per year. Wyman Park will attempt to notify Participants of the commencement of each Investment Change Period but will not assume responsibility for doing so.

 _
|_| I choose to invest in _______ shares (25 share minimum) of Holding Company Stock at $10.00 per share, with the aggregate purchase price to be obtained by the Trustee's use of assets currently held in my Accounts. I hereby direct the Trustee to obtain the funds necessary to purchase such shares of Holding Company Stock by using funds in my current Accounts from among the following Investment Options in the following percentages (in not less than 10% increments):

       _
      |_|      The S&P 500 Index Fund                                          %
                                                                       ---------
       _
      |_|      The Income Plus Fund                                            %
                                                                       ---------
       _
      |_|      The Growth & Income Fund                                        %
                                                                       ---------
       _
      |_|      The Growth Fund                                                 %
                                                                       ---------
       _
      |_|      The International Fund Income Fund                              %
                                                                       ---------
       _
      |_|      The S&P MidCap Fund                                             %
                                                                       ---------
       _
      |_|     The Long-Term Government Bond Fund                              %
                                                                       ---------
       _
      |_|      The Stable Value Fund                                           %
                                                                       ---------
       _
      |_|      The Money Market Fund                                           %
                                                                       ---------

 _
|_|  I choose not to invest any of my Accounts in Holding Company Stock.


3.   PARTICIPANT SIGNATURE AND ACKNOWLEDGMENT - REQUIRED

By signing this PARTICIPANT INVESTMENT ELECTION, I authorize and direct the Plan Administrator and Trustee to carry out my instructions. I acknowledge that I have been provided with and read a copy of the Prospectus and Supplement relating to the issuance of Holding Company Stock, and I have read the explanation provided in Part 2 of this form. I am aware of the risks involved in the investment in Holding Company Stock, and understand that the Trustee and Plan Administrator are not responsible for my choice of investment.




--------------------------------------------------------------------------------
        Participant's Signature                                Date Signed

Signed before me this           day of           , 1997
                     -----------      -----------       ------------------------
                                                              Notary Public

My Commission Expires
                     -------------------------------------------------




            PLEASE COMPLETE AND RETURN BY 12:00 NOON ON _______, 1997

                             PENTEGRA SERVICES, INC.






                    EMPLOYEES' SAVINGS & PROFIT SHARING PLAN
                               BASIC PLAN DOCUMENT


























7/16/97

                                TABLE OF CONTENTS


ARTICLE I             PURPOSE AND DEFINITIONS

ARTICLE II            PARTICIPATION AND MEMBERSHIP

ARTICLE III           CONTRIBUTIONS

ARTICLE IV            INVESTMENT OF CONTRIBUTIONS

ARTICLE V             MEMBERS' ACCOUNTS, UNITS AND VALUATION

ARTICLE VI            VESTING OF UNITS

ARTICLE VII           WITHDRAWALS AND DISTRIBUTIONS

ARTICLE VIII          LOAN PROGRAM

ARTICLE IX            ADMINISTRATION OF PLAN AND ALLOCATION OF RESPONSIBILITIES

ARTICLE X             MISCELLANEOUS PROVISIONS

ARTICLE XI            AMENDMENT AND TERMINATION

TRUSTS ESTABLISHED UNDER THE PLAN

                                    ARTICLE I
                             PURPOSE AND DEFINITIONS

Section 1.1

This Plan and Trust, as evidenced hereby, and the applicable Adoption Agreement and Trust Agreement(s), are designed and intended to qualify in form as a qualified profit sharing plan and trust under the applicable provisions of the Internal Revenue Code of 1986, as now in effect or hereafter amended, or any other applicable provisions of law including, without limitation, the Employee Retirement Income Security Act of 1974, as amended.

Section 1.2

The following words and phrases as used in this Plan shall have the following meanings:

     (A) "Account" means the Plan account established and maintained in respect of each Member pursuant to Article V, including the Member's after-tax amounts, 401(k) amounts, Employer matching, basic, supplemental and qualified nonelective contribution amounts, rollover amounts and profit sharing amounts, as elected by the Employer.

     (B) "Adoption Agreement" means the separate document by which the Employer has adopted the Plan and specified certain of the terms and provisions hereof. If any term, provision or definition contained in the Adoption Agreement is inconsistent with any term, provision or definition contained herein, the one set forth in the Adoption Agreement shall govern. The Adoption Agreement shall be incorporated into and form an integral part of the Plan.

     (C) "Beneficiary" means the person or persons designated to receive any amount payable under the Plan upon the death of a Member. Such designation may be made or changed only by the Member on a form provided by, and filed with, the Third Party Adminstrator prior to his death. If the Member is not survived by a Spouse and if no Beneficiary is designated, or if the designated Beneficiary predeceases the Member, then any such amount payable shall be paid to such Member's estate upon his death.

     (D) "Board" means the Board of Directors of the Employer adopting the Plan.

     (E) "Break in Service" means a Plan Year during which an individual has not completed more than 500 Hours of Employment, as determined by the Plan Administrator in accordance with the IRS Regulations. Solely for purposes of determining whether a Break in Service has occurred, an individual shall be credited with the Hours of Employment which such individual would have completed but for a maternity or paternity absence, as determined by the Plan Administrator in accordance with this Paragraph, the Code and the applicable regulations issued by the DOL and the IRS; provided, however, that the total Hours of Employment so credited shall not exceed 501 and the individual timely provides the Plan Administrator with such information as it may require. Hours of Employment credited for a maternity or paternity absence shall be credited entirely (i) in the Plan Year in which the absence began if such Hours of Employment are necessary to prevent a Break in Service in such year, or (ii) in the following Plan Year. For purposes of this Paragraph, maternity or paternity absence shall mean an absence from work by reason of the individual's pregnancy, the birth of the individual's child or the placement of a child with the individual in connection with the adoption of the child by such individual, or for purposes of caring for a child for the period immediately following such birth or placement.

     (F) "Code" means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

     (G) "Commencement Date" means the date on which an Employer begins to participate in the Plan.

     (H) "Contribution Determination Period" means the Plan Year, fiscal year, or calendar or fiscal quarter, as elected by an Employer, upon which eligibility for and the maximum permissible amount of any Profit Sharing contribution, as defined in Article III, is determined.
          Notwithstanding the foregoing, for purposes of Article VI, Contribution Determination Period means the Plan Year.

     (I)  "Disability"  means a Member's  disability  as defined in Article VII,
          Section 7.4.

     (J)  "DOL" means the United States Department of Labor.

     (K) "Employee" means any person in the Employment of, and who receives compensation from, the Employer, and any leased employee within the meaning of Section 414(n)(2) of the Code. Notwithstanding the foregoing, if such leased employees constitute less than twenty percent (20%) of the Employer's nonhighly compensated work force within the meaning of Section 414(n)(5)(C)(ii) of the Code, such leased employees are not Employees if they are covered by a plan meeting the requirements of Section 414(n)(5)(B) of the Code.

     (L) "Employer" means the proprietorship, partnership or corporation named in the Adoption Agreement and any corporation which, together therewith, constitutes an affiliated service group, any corporation which, together therewith, constitutes a controlled group of corporations as defined in Section 1563 of the Code, and any other trade or business

          (whether incorporated or not) which, together therewith, are under common control as defined in Section 414(c) of the Code, which have adopted the Plan.

     (M) "Employment" means service with an Employer or with any domestic subsidiary affiliated or associated with an Employer which is a member of the same controlled group of corporations (within the meaning of Section 1563(a) of the Code). In accordance with DOL Regulations (Sections 2530.200-2(b) and (c)), service includes (a) periods of vacation, (b) periods of layoff, (c) periods of absence authorized by an Employer for sickness, temporary disability or personal reasons and
          (d) if and to the extent required by the Military Selective Service Act as amended, or any other federal law, service in the Armed Forces of the United States.

     (N) "Enrollment Date" means the date on which an Employee becomes a Member as provided under Article II.

     (O) "ERISA" means the Employee Retirement Income Security Act of 1974, as now in effect or as hereafter amended.

     (P) "Fiduciary" means any person who (i) exercises any discretionary authority or control with respect to the management of the Plan or control with respect to the management or disposition of the assets thereof, (ii) renders any investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of the Plan, or has any discretionary authority or responsibility to do so, or (iii) has any discretionary authority or responsibility in the administration of the Plan, including any other persons (other than trustees) designated by any Named Fiduciary to carry out fiduciary responsibilities, except to the extent otherwise provided by ERISA.

     (Q) "Highly Compensated Employee" or "Highly Compensated Member" means an Employee or Member who is employed during the determination year and who during the look-back year: (i) received compensation from the Employer in excess of $75,000 (as adjusted pursuant to Section 415(d) of the Code); (ii) received compensation from the Employer in excess of $50,000 (as adjusted pursuant to Section 415(d) of the Code) and was a member of the top-paid group for such year as defined in Section 414(q) of the Code; or (iii) was an officer of the Employer and received compensation during such year that is greater than 50 percent of the dollar limitation in effect under Section 415(b)(1)(A) of the Code. The term Highly Compensated Employee also includes: (i) employees who are both described in the preceding sentence if the term "determination year" is substituted for the term "look-back year" and are among the 100 employees who received the most compensation from the Employer during the determination year; and (ii) employees who are 5 percent owners at any time during the look-back year or determination year.

          If no officer has satisfied the compensation requirement of (iii) above during either a determination year or look-back year, the highest paid officer for such year shall be treated as a Highly Compensated Employee.

          For this purpose, the determination year shall be the Plan Year. The look-back year shall be the twelve-month period immediately preceding the determination year.

          If an Employee is, during a determination year or look-back year, a family member of either a 5 percent owner who is an active or former Employee or a Highly Compensated Employee who is one of the 10 most highly compensated Employees ranked on the basis of compensation paid by the Employer during such year, then the family member and the 5 percent owner or top-ten Highly Compensated Employee shall be aggregated. In such case, the family member and 5 percent owner or top-ten Highly Compensated Employee shall be treated as a single Employee receiving compensation and plan contributions or benefits equal to the sum of such compensation and contributions or benefits of the family member and 5 percent owner or top-ten Highly Compensated Employee. For purposes of this Paragraph, family member includes the spouse, lineal ascendants and descendants of the Employee or former Employee and the spouses of such lineal ascendants and descendants.

          The determination of who is a Highly Compensated Employee, including the determinations of the number and identity of Employees in the top-paid group, the top 100 Employees, the number of Employees treated as officers and the compensation that is considered, will be made in accordance with Section 414(q) of the Code and the IRS Regulations thereunder.

     (R) "Hour of Employment" means each hour during which an Employee performs service (or is treated as performing service as required by law) for the Employer and, except in the case of military service, for which he is directly or indirectly paid, or entitled to payment, by the Employer (including any back pay irrespective of mitigation of damages), all as determined in accordance with applicable DOL Regulations.

     (S) "Investment Manager" means any Fiduciary other than a Trustee or Named Fiduciary who (i) has the power to manage, acquire or dispose of any asset of the Plan; (ii) is (a) registered as an investment advisor under the Investment Advisors Act of 1940; (b) is a bank, as defined in such Act, or (c) is an insurance company qualified to perform the services described in clause (i) hereof under the laws of more than one state of the United States; and (iii) has acknowledged in writing that he is a Fiduciary with respect to the Plan.

     (T)  "IRS" means the United States Internal Revenue Service.

     (U) "Leave of Absence" means an absence authorized by an Employee's Employer and approved by the Plan Administrator, on a uniform basis, in accordance with Article X.

     (V) "Member" means an Employee enrolled in the membership of the Plan under Article II.

     (W)  "Month" means any calendar month.

     (X) "Named Fiduciary" means the Fiduciary or Fiduciaries named herein or in the Adoption Agreement who jointly or severally have the authority to control and manage the operation and administration of the Plan.

     (Y) "Normal Retirement Age" means the Member's sixty-fifth (65th) birthday unless otherwise specified in the Adoption Agreement.

     (Z) "Plan" means the Employees' Savings & Profit Sharing Plan as evidenced by this document, the applicable Adoption Agreement and all subsequent amendments thereto.

     (AA) "Plan Administrator" means the Named Fiduciary or, as designated by such Named Fiduciary and approved by the Board in accordance with
          Article IX, any officer or Employee of the Employer.

     (BB) "Plan Year" means a consecutive 12-month period ending December 31 unless otherwise specified in the Adoption Agreement.

     (CC) "Regulations" means the applicable regulations issued under the Code, ERISA or other applicable law, by the IRS, the DOL or any other governmental authority and any proposed or temporary regulations or rules promulgated by such authorities pending the issuance of such regulations.

     (DD) "Salary"  means regular basic  monthly  salary or wages,  exclusive of special payments such as overtime, bonuses, fees, deferred compensation (other than pre-tax elective deferrals pursuant to a
          Member's election under Article III), severance payments, and contributions by the Employer under this or any other plan (other than before-tax contributions made on behalf of a Member under a Code
          Section 125 cafeteria plan, unless the Employer specifically elects to exclude such contributions). Commissions shall be included at the Employer's option within such limits, if any, as may be set by the Employer in the Adoption Agreement and applied uniformly to all its commissioned Employees. In addition, Salary may also include, at the Employer's option, special payments such as (i) overtime or (ii) overtime plus bonuses. As an alternative to the foregoing definition, at the Employer's option, Salary may be defined to include total taxable compensation reported on the Member's IRS Form W-2, plus deferrals, if any, pursuant to Section 401(k) of the Code and pursuant to Section 125 of the Code (unless the Employer specifically elects to exclude such Section 125 deferrals), but excluding compensation deferred from previous years. In no event may a Member's Salary for any Plan Year exceed for purposes of the Plan $150,000 (adjusted for cost of living to the extent permitted by the Code and the IRS Regulations).

     (EE) "Social Security Taxable Wage Base" means the contribution and benefit base attributable to the OASDI portion of Social Security employment taxes under Section 230 of the Social Security Act (42 U.S.C. ss.430) in effect on the first day of each Plan Year.

     (FF) "Spouse" or "Surviving Spouse" means the individual to whom a Member or former Member was married on the date such Member withdraws his Account, or if such Member has not withdrawn his Account, the individual to whom the Member or former Member was married on the date of his death.

     (GG) "Third Party Administrator" or "TPA" means Pentegra Services, Inc., a non-fiduciary provider of administrative services appointed and directed by the Plan Administrator or the Named Fiduciary either jointly or severally.

     (HH) "Trust" means the Trust or Trusts established and maintained pursuant to the terms and provisions of this document and any separately maintained Trust Agreement or Agreements.

     (II) "Trustee" generally means the person, persons or other entities designated by the Employer or its Board as the Trustee or Trustees hereof and specified as such in the Adoption Agreement and any separately maintained Trust Agreement or Agreements.

     (JJ) "Trust Agreement" means the separate document by which the Employer or its Board has appointed a Trustee of the Plan, specified the terms and conditions of such appointment and any fees associated therewith.

     (KK) "Trust Fund" means the Trust Fund or Funds established by the Trust Agreement or Agreements.

     (LL) "Unit" means the unit of measure described in Article V of a Member's proportionate interest in the available Investment Funds (as defined in Article IV).

     (MM) "Valuation Date" means any business day of any month for the Trustee, except that in the event the underlying portfolio(s) of any Investment Fund cannot be valued on such date, the Valuation Date for such Investment Fund shall be the next subsequent date on which the underlying portfolio(s) can be valued. Valuations shall be made as of the close of business on such Valuation Date(s).

     (NN) "Year of Employment" means a 12-month period of Employment.

     (OO) "Year of Service" means any Plan Year during which an individual completed at least 1,000 Hours of Employment, or satisfied any alternative requirement, as determined by the Plan Administrator in accordance with any applicable Regulations issued by the DOL and the IRS.

Section 1.3

The masculine pronoun wherever used shall include the feminine pronoun.

                                   ARTICLE II
                          PARTICIPATION AND MEMBERSHIP

Section 2.1   Eligibility Requirements

The Employer may establish as a requirement for eligibility in the Plan (i) the completion of any number of months not to exceed 12 consecutive months, or (ii) the completion of one or two 12- consecutive-month periods, and/or (iii) if the Employer so elects, it may adopt a minimum age requirement of age 21. Such election shall be made and reflected on the Adoption Agreement. Notwithstanding the foregoing, in the case of an Employer that adopts the 401(k) feature under
Section 3.9, the eligibility requirements under such feature shall not exceed the period described in clause (i) above, and, at the election of the Employer, attainment of age 21 as described in clause (iii) above.

Where an Employer designates a one or two 12-consecutive-month eligibility waiting period, an Employee must complete at least 1,000 Hours of Employment during each 12-consecutive-month period (measured from his date of Employment and each anniversary thereafter). Where an Employer designates an eligibility waiting period of less than 12 months, an Employee must, for purposes of eligibility, complete a required number of hours (measured from his date of Employment and each anniversary thereafter) which is arrived at by multiplying the number of months of the eligibility waiting period requirement by 83 1/3.

Section 2.2   Exclusion of Certain Employees

To the extent provided in the Adoption Agreement, the following Employees may be excluded from participation in the Plan:

    (i)   Employees not meeting the age and service requirements;

    (ii) Employees who are included in a unit of Employees covered by a collective bargaining agreement between the Employee representatives and one or more Employers if there is evidence that retirement benefits were the subject of good faith bargaining between such Employee representatives and such Employer(s). For this purpose, the term "Employee representative" does not include any organization where more than one-half of the membership is comprised of owners, officers and executives of the Employer;

    (iii) Employees who are nonresident aliens and who receive no earned income from the Employer which constitutes income from sources within the United States; and

    (iv) Employees described in Section 2.4 or included in any other ineligible job classifications set forth in the Adoption Agreement.

Section 2.3   Waiver of Eligibility Requirements

The Employer, at its election, may waive the eligibility requirement(s) for participation specified above for (i) all Employees, or (ii) all those employed on or up to 12 months after its Commencement Date under the Plan. Subject to the requirements of the Code, the eligibility waiting period shall be deemed to have been satisfied for an Employee who was previously a Member of the Plan.

All Employees whose Employment commences after the expiration date of the Employer's waiver of the eligibility requirement(s), if any, shall be enrolled in the Plan in accordance with the eligibility requirement(s) specified in the Adoption Agreement.

Section 2.4   Exclusion of Non-salaried Employees

The Employer, at its election, may exclude non-salaried (hourly paid) Employees from participation in the Plan, regardless of the number of Hours of Employment such Employees complete in any Plan Year. Notwithstanding the foregoing, for purposes of this Section and all purposes under the Plan, a non-salaried Employee that is hired following the adoption date of the Plan by the Employer, but prior to the adoption of this exclusion by the Employer, shall continue to be deemed to be an Employee and will continue to receive benefits on the same basis as a salaried Member, despite classification as a non-salaried Employee.

Section 2.5   Commencement of Participation

Every eligible Employee (other than non-salaried or such other Employees who, at the election of the Employer, are excluded from participation) shall commence participation in the Plan on the later of:

     (1)  The Employer's Commencement Date, or

     (2) The first day of the month or calendar quarter (as designated by the Employer in the Adoption Agreement) coinciding with or next following his satisfaction of the eligibility requirements as specified in the Adoption Agreement.

The date that participation commences shall be hereinafter referred to as his Enrollment Date. Notwithstanding the above, no Employee shall under any circumstances become a Member unless and until his enrollment application is filed with, and accepted by, the Plan Administrator. The Plan

Administrator shall notify each Employee of his eligibility for membership in the Plan and shall furnish him with an enrollment application in order that he may elect to make or receive contributions on his behalf under Article III at the earliest possible date consonant with this Article.

If an Employee fails to complete the enrollment form furnished to him, the Plan Administrator shall do so on his behalf. In the event the Plan Administrator processes the enrollment form on behalf of the Employee, the Employee shall be deemed to have elected not to make any contributions and/or elective deferrals under the Plan, if applicable.

Section 2.6   Termination of Participation

Membership under all features and provisions of the Plan shall terminate upon the earlier of (a) a Member's termination of Employment and payment to him of his entire vested interest, or (b) his death.

                                   ARTICLE III
                                  CONTRIBUTIONS

Section 3.1   Contributions by Members

If the Adoption Agreement so provides, each Member may elect to make non-deductible, after-tax contributions under the Plan, based on increments of 1% of his Salary, provided the amount thereof, when aggregated with the amount of any pre-tax effective deferrals, does not exceed the limit established by the Employer in the Adoption Agreement. All such after-tax contributions shall be separately accounted for, nonforfeitable and distributed with and in addition to any other benefit to which the Member is entitled hereunder. A Member may change his contribution rate as designated in the Adoption Agreement, but reduced or suspended contributions may not subsequently be made up.

Section 3.2   Elective Deferrals by Members

If the Adoption Agreement so provides, each Member may elect to make pre-tax elective deferrals (401(k) deferrals) under the Plan, based on increments of 1% of his Salary, provided the amount thereof, when aggregated with the amount of any after-tax contributions, does not exceed the limit established by the Employer in the Adoption Agreement. All such 401(k) deferrals shall be separately accounted for, nonforfeitable and distributed under the terms and conditions described under Article VII with and in addition to any other benefit to which the Member is entitled hereunder. A Member may change his 401(k) deferral rate or suspend his 401(k) deferrals as designated in the Adoption Agreement, but reduced or suspended deferrals may not subsequently be made up.

Notwithstanding any other provision of the Plan, no Member may make 401(k) deferrals during any Plan Year in excess of $7,000 multiplied by the adjustment factor as provided by the Secretary of the Treasury. The adjustment factor shall mean the cost of living adjustment factor prescribed by the Secretary of the Treasury under Section 402(g)(5) of the Code for years beginning after December 31, 1987, as applied to such items and in such manner as the Secretary shall provide. In the event that the aggregate amount of such 401(k) deferrals for a Member exceeds the limitation in the previous sentence, the amount of such excess, increased by any income and decreased by any losses attributable thereto, shall be refunded to such Member no later than the April 15 of the Plan Year following the Plan Year for which the 401(k) deferrals were made. If Member also participates, in any Plan Year, in any other plans subject to the limitations set forth in Section 402(g) of the Code and has made excess 401(k) deferrals under this Plan when combined with the other plans subject to such limits, to the extent the Member, in writing submitted to the TPA no later than the March 1 of the Plan Year following the Plan Year for which the 401(k) deferrals were made, designates any 401(k) deferrals under this Plan as excess deferrals, the amount of such designated excess, increased by any income and decreased by any losses attributable thereto, shall be refunded to the Member no later than the April 15 of the Plan Year following the Plan Year for which the 401(k) deferrals were made.

Section 3.3   Transfer of Funds and Rollover Contributions by Members

Each Member may elect to make, directly or indirectly, a rollover contribution to the Plan of amounts held on his behalf in (i) an employee benefit plan qualified under Section 401(a) of the Code, or (ii) an individual retirement account or annuity as described in Section 408(d)(3) of the Code. All such amounts shall be certified in form and substance satisfactory to the Plan Administrator by the Member as being all or part of an "eligible rollover distribution" or a "rollover contribution" within the meaning of Section 402(c)(4) or Section 408(d)(3), respectively, of the Code. Such rollover amounts, along with the earnings related thereto, will be accounted for separately from any other amounts in the Member's Account. A Member shall have a nonforfeitable vested interest in all such rollover amounts.

The Employer may, at its option, permit Employees who have not satisfied the eligibility requirements designated in the Adoption Agreement to make a rollover contribution to the Plan.

The Trustee of the Plan may also accept a direct transfer of funds, which meets the requirements of Section 1.411(d)-4 of the IRS Regulations, from a plan which the Trustee reasonably believes to be qualified under Section 401(a) of the Code in which an Employee was, is, or will become, as the case may be, a participant. If the funds so directly transferred are transferred from a retirement plan subject to Code Section 401(a)(11), then such funds shall be accounted for separately and any subsequent distribution of those funds, and earnings thereon, shall be subject to the provisions of Section 7.3 which are applicable when an Employer elects to provide an annuity option under the Plan.

Section 3.4   Employer Contributions - General

The Employer may elect to make regular or discretionary contributions under the Plan. Such Employer contributions may be in the form of (i) matching contributions, (ii) basic contributions, and/or (iii) profit sharing contributions as designated by the Employer in the Adoption Agreement and/or (i) supplemental contributions and/or (ii) qualified nonelective contributions as permitted under the Plan. Each such contribution type shall be separately accounted for by the TPA.

Section 3.5   Employer Matching Contributions

The Employer may elect to make regular matching contributions under the Plan. Such matching contributions on behalf of any Member shall be conditioned upon the Member making after-tax contributions under Section 3.1 and/or 401(k) deferrals under Sections 3.2 and 3.9.

If so adopted, the Employer shall contribute under the Plan on behalf of each of its Members an amount equal to a percentage (as specified by the Employer in the Adoption Agreement) of the Member's after-tax contributions and/or 401(k) deferrals not in excess of a maximum percentage as specified by the Employer in the Adoption Agreement (in increments of 1%) of his Salary. The percentage elected by the Employer shall be based on 1% increments not to exceed 200% or in accordance with one of the schedules of matching contribution formulas listed below, and must be uniformly applicable to all Members.

                                Years of Employment              Matching %
                                -------------------              ----------
     Formula Step 1          Less than 3                             50%
                             At least 3 but less than 5              75%
                             5 or more                              100%

     Formula Step 2          Less than 3                            100%
                             At least 3 but less than 5             150%
                             5 or more                              200%

Section 3.6   Employer Basic Contributions

The Employer may elect to make regular basic contributions under the Plan. Such basic contribu tions on behalf of any Member shall not be conditioned upon the Member making after-tax contributions and/or (401(k) deferrals under this Article III. If so adopted, the Employer shall contribute monthly under the Plan on behalf of each Member (as specified by the Employer in the Adoption Agreement) an amount equal to a percentage not to exceed 15% (as specified by the Employer in the Adoption Agreement) in increments of 1% of the Member's Salary for such month. The percentage elected by the Employer shall be uniformly applicable to all Members. The Employer may elect to restrict the allocation of such basic contribution to those Members who were employed with the Employer on the last day of the month for which the basic contribution is made.

Section 3.7   Supplemental Contributions by Employer

An Employer may, at its option,  make a supplemental  contribution under Formula
(1) or (2) below:

     Formula (1)    A uniform percentage  (as specified by the Employer) of each
                    Member's contributions
                    which were  received  by the Plan  during the Plan Year with respect to which the supplemental  contribution  relates. If
                    the   Employer   elects   to   make   such  a   supplemental
                    contribution, it shall be made on or before the last day of the second month in the Plan Year following the Plan Year described in the preceding sentence on behalf of all those Members who were employed with the Employer on the last working day of the Plan Year with respect to which the supplemental contribution relates.

     Formula (2)    A uniform  dollar amount per Member or a uniform  percentage of each Member's Salary for the Plan Year (or, at the election of the Employer, the Employer's fiscal year) to which the supplemental contribution relates. If the Employer elects to make such a supplemental contribution, it shall be made on or before the last day of the second month in the Plan Year (or the fiscal year) following the Plan Year (or the fiscal year) described in the preceding sentence on behalf of all those Members who were employed with the Employer on the last working day of the Plan Year (or the fiscal year) to which the supplemental contribution relates.
                    The percentage contributed under this Formula (2) shall be limited in accordance with the Employer's matching formula and basic contribution rate, if any, under this Article such that the sum of the Employer's Formula (2) supplemental contribution plus all other Employer contributions under this Article shall not exceed 15% of Salary for such year.

Section 3.8   The Profit Sharing Feature

An Employer may, at its option, adopt the Profit Sharing Feature as described herein, subject to any other provisions of the Plan, where applicable. This Feature may be adopted either in lieu of, or in addition to, any other Plan Feature contained in this Article III. The Profit Sharing Feature is designed to provide the Employer a means by which to provide discretionary contributions on behalf of Employees eligible under the Plan.

If this Profit Sharing Feature is adopted, the Employer may contribute on behalf of each of its eligible Members, on an annual (or at the election of the Employer, quarterly) basis for any Plan Year or fiscal year of the Employer (as the Employer shall elect), a discretionary amount not to exceed the maximum amount allowable as a deduction to the Employer under the provisions of Section 404 of the Code, and further subject to the provisions of Article X.

Any such profit sharing contribution must be received by the Trustee on or before the last business day of the second month following the close of the Contribution Determination Period on behalf of all those Members who are entitled to an allocation of such profit sharing contribution as set forth in the Adoption Agreement. For purposes of making the allocations described in this paragraph, a

Member who is on a Type 1 non-military Leave of Absence (as defined in Sections 1.2(U) and 10.8(B)(1)) or a Type 4 military Leave of Absence (as defined in Sections 1.2(U) and 10.8(B)(4)) shall be treated as if he were a Member who was an Employee in Employment on the last day of such Contribution Determination Period.

Profit sharing contributions shall be allocated to each Member's Account for the Contribution Determination Period at the election of the Employer, in accordance with one of the following options:

Profit Sharing Formula 1 - In the same ratio as each Member's Salary during such
                           Contribution Determination Period bears to the total of such Salary of all Members.

Profit Sharing Formula 2 - In the  same ratio  as each  Member's Salary  for the portion of the Contribution Determination Period during which the Member satisfied the Employer's eligibility requirement(s) bears to the total of such Salary of all Members.

The Employer may integrate the Profit Sharing Feature with Social Security in accordance with the following provision. The annual (or quarterly, if applicable) profit sharing contributions for any Contribution Determination Period (which period shall include, for the purposes of the following maximum integration levels provided hereunder where the Employer has elected quarterly allocations of contributions, the four quarters of a Plan Year or fiscal year) shall be allocated to each Member's Account at the election of the Employer, in accordance with one of the following options:

Profit Sharing Formula 3 - In a uniform percentage (as specified by the Employer in the Adoption Agreement) of each Member's Salary during the Contribution Determination Period up to the Social Security Taxable Wage Base for such Contribution Determination Period (the "Base Contribution Percentage"), plus a uniform percentage (as specified by the Employer in the Adoption
                           Agreement) of each Member's Salary for the Contribution Determination Period in excess of the Social Security Taxable Wage Base for such Contribution Determination Period (the "Excess Contribution Percentage").

Profit Sharing Formula 4 - In a uniform percentage (as specified by the Employer in the Adoption Agreement) of each Member's Salary for the portion of the Contribution Determination Period during which the Member satisfied the Employer's eligibility requirement(s), if any, up to the Base Contribution Percentage for such Contribution Determination Period, plus a uniform percentage (as specified by the Employer in the Adoption Agreement) of each Member's Salary for the portion of the Contribution Determination Period during which the Member satisfied the Employer's eligibility requirement(s), equal to the Excess Contribution Percentage.

The Excess Contribution Percentage described in Profit Sharing Formulas 3 and 4 above may not exceed the lesser of (i) the Base Contribution Percentage, or (ii) the greater of (1) 5.7% or (2) the percentage equal to the portion of the Code
Section 3111(a) tax imposed on employers under the Federal Insurance Contributions Act (as in effect as of the beginning of the Plan Year) which is attributable to old-age insurance. For purposes of this Subparagraph, "compensation" as defined in Section 414(s) of the Code shall be substituted for "Salary" in determining the Excess Contribution Percentage and the Base Contribution Percentage.

Notwithstanding the foregoing, the Employer may not adopt the Social Security integration options provided above if any other integrated defined contribution or defined benefit plan is maintained by the Employer during any Contribution Determination Period.

Section 3.9   The 401(k) Feature

The Employer may, at its option, adopt the 401(k) Feature described hereunder and in Section 3.2 above for the exclusive purpose of permitting its Members to make 401(k) deferrals to the Plan.

The Employer may make, apart from any matching contributions it may elect to make, Employer qualified nonelective contributions as defined in Section 1.401(k)-1(g)(13) of the Regulations. The amount of such contributions shall not exceed 15% of the Salary of all Members eligible to share in the allocation when combined with all Employer contributions (including 401(k) elective deferrals) to the Plan for such Plan Year. Allocation of such contributions shall be made, at the election of the Employer, to the accounts of (i) all Members, or (ii) only Members who are not Highly Compensated Employees. Allocation of such contributions shall be made, at the election of the Employer, in the ratio (i) which each eligible Member's Salary for the Plan Year bears to the total Salary of all eligible Members for such Plan Year, or (ii) which each eligible Member's Salary not in excess of a fixed dollar amount specified by the Employer for the Plan Year bears to the total Salary of all eligible Members taking into account Salary for each such Member not in excess of the specified dollar amount. Notwithstanding any provision of the Plan to the contrary, such contributions shall be subject to the same vesting requirements and distribution restrictions as Members' 401(k) deferrals and shall not be conditioned on any election or contribution of the Member under the 401(k) feature. Any such contributions must be made on or before the last day of the second month after the Plan Year to which the contribution relates. Further, for purposes of the actual deferral percentage or actual contribution percentage tests described below, the Employer may apply (in accordance with applicable Regulations) all or any portion of the Employer qualified nonelective contributions for the Plan Year toward the satisfaction of the actual deferral percentage test. Any remaining Employer qualified nonelective contributions not utilized to satisfy the actual deferral percentage test may be applied (in accordance with applicable Regulations) to satisfy the actual contribution percentage test.

Notwithstanding any other provision of this 401(k) Feature, the actual deferral percentages for the Plan Year for Highly Compensated Employees shall not exceed the greater of the following actual deferral percentages: (a) the actual deferral percentage for such Plan Year of those Employees who are not Highly Compensated Employees multiplied by 1.25; or (b) the actual deferral percentage for the Plan Year of those Employees who are not Highly Compensated Employees multiplied by 2.0, provided that the actual deferral percentage for the Highly Compensated Employees does not exceed the actual deferral percentage for such other Employees by more than 2 percentage points. This determination shall be made in accordance with the procedure described in Section 3.10 below.

Section 3.10   Determining the Actual Deferral Percentages

For purposes of this 401(k) Feature, the "actual deferral percentage" for a Plan Year means, for each specified group of Employees, the average of the ratios (calculated separately for each Employee in such group) of (a) the amount of 401(k) deferrals (including, as provided in Section 3.9, any Employer qualified nonelective contributions) made to the Member's account for the Plan Year, to
(b) the amount of the Member's compensation (as defined in Section 414(s) of the Code) for the Plan Year or, alternatively, where specifically elected by the Employer, for only that part of the Plan Year during which the Member was eligible to participate in the Plan. An Employee's actual deferral percentage shall be zero if no 401(k) deferral (or, as provided in Section 3.9, Em-ployer qualified nonelective contribution) is made on his behalf for such Plan Year. If the Plan and one or more other plans which include cash or deferred arrangements are considered as one plan for purposes of Sections 401(a)(4) and 410(b) of the Code, the cash or deferred arrangements included in such plans shall be treated as one arrangement for purposes of this 401(k) Feature.

For purposes of determining the actual deferral percentage of a Member who is a Highly Compensated Employee subject to the family aggregation rules of Section 414(q)(6) of the Code because such Employee is either a five-percent owner or one of the ten most Highly Compensated Employees as described in Section 414(q)(6) of the Code, the 401(k) deferrals, contributions and compensation (as defined in Section 414(s) of the Code) of such Member shall include 401(k) deferrals, contributions and compensation (as defined in Section 414(s) of the Code) of "family members", within the meaning of Section 414(q)(6) of the Code, and such "family members" shall not be considered as separate Employees in determining actual deferral percentages.

The TPA shall determine as of the end of the Plan Year whether one of the actual deferral percentage tests specified in Section 3.9 above is satisfied for such Plan Year. This determination shall be made after first determining the treatment of excess deferrals within the meaning of Section 402(g) of the Code under Section 3.2 above. In the event that neither of such actual deferral percentage tests is satisfied, the TPA shall, to the extent permissible under the Code and the IRS Regulations, refund the excess contributions for the Plan Year in the following order of priority: by (i) refunding such amounts deferred by the Member which were not matched by his Employer (and any earnings and losses allocable thereto), and (ii) refunding amounts deferred for such Plan Year by the Member (and any earnings and losses allocable thereto), and, solely to the extent permitted under the Code and applicable IRS Regulations, distributing to the Member amounts contributed for such Plan Year by the Employer with respect to the Member's 401(k) deferrals that are returned pursuant to this Paragraph (and any earnings and losses allocable thereto).

The distribution of such excess contributions shall be made to Highly Compensated Members to the extent practicable before the 15th day of the third month immediately following the Plan Year for which such excess contributions were made, but in no event later than the end of the Plan Year following such Plan Year or, in the case of the termination of the Plan in accordance with
Article XI, no later than the end of the twelve-month period immediately following the date of such termination.

For purposes of this 401(k) Feature, "excess contributions" means, with respect to any Plan Year, the excess of the aggregate amount of 401(k) deferrals (and any earnings and losses allocable thereto) made to the accounts of Highly Compensated Members for such Plan Year, over the maximum amount of such deferrals that could be made by such Members without violating the requirements described above, determined by reducing 401(k) deferrals made by or on behalf of Highly Compensated Members in order of the actual deferral percentages beginning with the highest of such percentages.

Section 3.11   Determining the Actual Contribution Percentages

Notwithstanding any other provision of this Section 3.11, the actual contribution percentage for the Plan Year for Highly Compensated Employees shall not exceed the greater of the following actual contribution percentages: (a) the actual contribution percentage for such Plan Year of those Employees who are not Highly Compensated Employees multiplied by 1.25, or (b) the actual contribution percentage for the Plan Year of those Employees who are not Highly Compensated Employees multiplied by 2.0, provided that the actual contribution percentage for the Highly Compensated Employees does not exceed the actual contribution percentage for such other Employees by more than 2 percentage points. For purposes of this Article III, the "actual contribution percentage" for a Plan Year means, for each specified group of Employees, the average of the ratios (calculated separately for each Employee in such group) of (A) the sum of (i) Member after-tax contributions credited to his Account for the Plan Year, (ii) Employer matching contributions and/or supplemental contributions under Formula 1 credited to his Account as described in this Article for the Plan Year, and (iii) in accordance with and to the extent permitted by the IRS Regulations, 401(k) deferrals (and, as provided in Section 3.9, any Employer qualified nonelective contributions) credited to his Account, to (B) the amount of the Member's compensation (as defined in Section 414(s) of the Code) for the Plan Year or, alternatively, where specifically elected by the Employer, for only that part of the Plan Year during which the Member was eligible to participate in the Plan. An Employee's actual contribution percentage shall be zero if no such contributions are made on his behalf for such Plan Year.

The actual contribution percentage taken into account for any Highly Compensated Employee who is eligible to make Member contributions or receive Employer matching contributions under two or more plans described in Section 401(a) of the Code or arrangements described in Section 401(k) of the Code that are maintained by the Employer shall be determined as if all such contributions were made under a single plan. For purposes of determining the actual contribution percentage of a Member who is a Highly Compensated Employee subject to the family aggregation rules of Section 414(q)(6) of the Code because such Member is either a five-percent owner or one of the ten most Highly Compensated Employees as described in Section 414(q)(6) of the Code, the Employer matching contributions and Member contributions and compensation (as defined in Section 414(s) of the Code) of such Member shall include the Employer matching and Member contributions and compensation (as defined in Section 414(s) of the Code) of "family members," within the meaning of Section 414(q)(6) of the Code, and such "family members" shall not be considered as separate Employees in determining actual contribution percentages.

The TPA shall determine as of the end of the Plan Year whether one of the actual contribution percentage tests specified above is satisfied for such Plan Year. This determination shall be made after first determining the treatment of excess deferrals within the meaning of Section 402(g) of the Code under Section 3.2 above and then determining the treatment of excess contributions under Section
3.10 above. In the event that neither of the actual contribution percentage tests is satisfied, the TPA shall refund the excess aggregate contributions in the manner described below.

For purposes of this Article III, "excess aggregate contributions" means, with respect to any Plan Year and with respect to any Member, the excess of the aggregate amount of contributions (and any earnings and losses allocable thereto) made as (i) Member after-tax contributions credited to his Account for the Plan Year, (ii) Employer matching contributions and/or supplemental contributions under Formula 1 credited to his Account as described in this Article for the Plan Year, and (iii) in accordance with and to the extent permitted by the IRS Regulations, 401(k) deferrals (and, as provided in Section 3.9, any Employer qualified nonelective contributions) credited to his

Account (if the Plan Administrator elects to take into account such deferrals and contributions when calculating the actual contribution percentage) of Highly Compensated Members for such Plan Year, over the maximum amount of such contributions that could be made as Employer contributions, Member contributions and 401(k) deferrals of such Members without violating the requirements of any Subparagraph of this Section 3.11.

If the TPA is required to refund excess aggregate contributions for any Highly Compensated Member for a Plan Year in order to satisfy the requirements of any Subparagraph above, then the refund of such excess aggregate contributions shall be made with respect to such Highly Compensated Members to the extent practicable before the 15th day of the third month immediately following the Plan Year for which such excess aggregate contributions were made, but in no event later than the end of the Plan Year following such Plan Year or, in the case of the termination of the Plan in accordance with Article XI, no later than the end of the twelve-month period immediately following the date of such termination.

For each such Member, the amounts so refunded shall be made in the following order of priority: (i) to the extent that the amounts contributed by the Member on an after-tax basis for such Plan Year exceed the highest rate of such contributions with respect to which amounts were contributed by the Employer, by refunding such amounts contributed by the Member which were not matched by his Employer (and any earnings and losses allocable thereto) and (ii) by refunding amounts contributed for such Plan Year by the Member which were matched by his Employer (and any earnings and losses allocable thereto) and, solely to the extent permitted under the Code and applicable IRS Regulations, distributing to the Member amounts contributed for such Plan Year by the Employer with respect to the amounts so returned (and any earnings and losses allocable thereto). All such distributions shall be made to, or shall be with respect to, Highly Compensated Members on the basis of the respective portions of such amounts attributable to each such Highly Compensated Member.

Section 3.12   The Aggregate Limit Test

Notwithstanding any other provision of the Plan, the sum of the actual deferral percentage and the actual contribution percentage determined in accordance with the procedures described above of those Employees who are Highly Compensated Employees may not exceed the aggregate limit as determined below.

For purposes of this Article III, the "aggregate limit" for a Plan Year is the greater of:

     (1)  The sum of:

          (a) 1.25 times the greater of the relevant actual deferral percentage or the relevant actual contribution percentage, and

          (b) Two percentage points plus the lesser of the relevant actual deferral percentage or the relevant actual contribution percentage. In no event, however, shall this amount exceed twice the lesser of the relevant actual deferral percentage or the relevant actual contribution percentage; or

     (2)  The sum of:

          (a) 1.25 times the lesser of the relevant actual deferral percentage or the relevant actual contribution percentage, and

          (b) Two percentage points plus the greater of the relevant actual deferral percentage or the relevant actual contribution percentage. In no event, however, shall this amount exceed twice the greater of the relevant actual deferral percentage or the relevant actual contribution percentage; provided, however, that if a less restrictive limitation is prescribed by the IRS, such limitation shall be used in lieu of the foregoing. The relevant actual deferral percentage and relevant actual contribution percentage are defined in accordance with the Code and the IRS Regulations.

The TPA shall determine as of the end of the Plan Year whether the aggregate limit has been exceeded. This determination shall be made after first determining the treatment of excess deferrals within the meaning of Section 402(g) of the Code under Section 3.2 above, then determining the treatment of excess contributions under Section 3.10 above, and then determining the treatment of excess aggregate contributions under this Article III. In the event that the aggregate limit is exceeded, the actual contribution percentage of those Employees who are Highly Compensated Employees shall be reduced in the same manner as described in Section 3.11 of this Article until the aggregate limit is no longer exceeded, unless the TPA designates, in lieu of the reduction of the actual contribution percentage a reduction in the actual deferral percentage of those Employees who are Highly Compensated Employees, which reduction shall occur in the same manner as described in Section 3.10 of this Article until the aggregate limit is no longer exceeded. Notwithstanding the provisions of Sections 3.2 and 3.10 above, the amount of excess contributions to be distributed, with respect to a Member for a Plan Year, shall be reduced by any excess deferrals distributed to such Member for such Plan Year.

Section 3.13   Remittance of Contributions

The contributions of both the Employer and the Plan Members shall be recorded by the Employer and remitted to the TPA for transmittal to the Trustee or custodian or directly to the Trustee or custodian so that the Trustee or custodian shall be in receipt thereof by the 15th day of the month next following the month in respect of which such contributions are payable. Such amounts shall be used to provide additional Units pursuant to Article V.

                                   ARTICLE IV
                           INVESTMENT OF CONTRIBUTIONS

Section 4.1   Investment by Trustee or Custodian

All contributions to the Plan shall, upon receipt by the TPA, be delivered to the Trustee or custodian to be held in the Trust Fund and invested and distributed by the Trustee or custodian in accordance with the provisions of the Plan and Trust Agreement. The Trust Fund shall consist of one or more of the Investment Funds designated by the Employer in the Adoption Agreement.

With the exception of the Employer Stock Fund or, if applicable, the Employer Certificate of Deposit Fund, the Trustee may in its discretion invest any amounts held by it in any Investment Fund in any commingled or group trust fund described in Section 401(a) of the Code and exempt under Section 501(a) of the Code or in any common trust fund exempt under Section 584 of the Code, provided that such trust fund satisfies any requirements of the Plan applicable to such Investment Funds. To the extent that the Investment Funds are at any time invested in any commingled, group or common trust fund, the declaration of trust or other instrument pertaining to such fund and any amendments thereto are hereby adopted as part of the Plan.

The Employer will designate in the Adoption Agreement which of the Investment Funds described therein will be made available to Members and the terms and conditions under which such Funds will operate with respect to employee direction of allocations to and among such designated Funds and the types of contributions and/or deferrals eligible for investment therein.

Section 4.2   Member Directed Investments

To the extent permitted by the Employer as set forth in the Adoption Agreement, each Member shall direct in writing that his contributions and deferrals, if any, and the contributions made by the Employer on his behalf shall be invested
(a) entirely in any one of the Investment Funds made available by the Employer, or (b) among the available Investment Funds in any combination of multiples of 1%. If a Member has made any Rollover contributions in accordance with Article III, Section 3.3, such Member may elect to apply separate investment directions to such rollover amounts. Any such investment direction shall be followed by the TPA until changed. Subject to the provisions of the following paragraphs of this Section, as designated in the Adoption Agreement, a Member may change his investment direction as to future contributions and also as to the value of his accumulated Units in each of the available Investment Funds by filing written notice with the TPA. Such directed change(s) will become effective upon the Valuation Date coinciding with or next following the date which his notice was received by the TPA or as soon as administratively practicable thereafter. If the Adoption Agreement provides for Member directed investments, and if a Member does not make a written designation of an Investment Fund or Funds, the Employer or its designee shall direct the Trustee to invest all amounts held or received on account of the such Member in the Investment Fund which in the opinion of the Employer best protects principal.

Except as otherwise provided below, a Member may not direct a transfer from the Stable Value Fund to the Government Money Market Fund. A Member may direct a transfer from the 500 Stock Index Fund, the Midcap 400 Stock Index Fund, and/or the Employer Stock Fund to the Government Money Market Fund provided that amounts previously transferred from the Stable Value Fund to the 500 Stock Index Fund, the Midcap 400 Stock Index Fund or the Employer Stock Fund remain in such Funds for a period of three months prior to being transferred to the Government Money Market Fund.

Section 4.3   Employer Securities

If the Employer so elects in the Adoption Agreement, the Employer and/or Members may direct that contributions will be invested in Qualifying Employer Securities (within the meaning of Section 407(d)(5) of ERISA) through the Employer Stock Fund.

                                    ARTICLE V
                     MEMBERS' ACCOUNTS, UNITS AND VALUATION


The TPA shall establish and maintain an Account for each Member showing his interests in the available Investment Funds, as designated by the Employer in the Adoption Agreement. The interest in each Investment Fund shall be represented by Units.

As of each Valuation Date, the value of a Unit in each Investment Fund shall be determined by dividing (a) the sum of the net assets at market value determined by the Trustee by (b) the total number of outstanding Units.

The number of additional Units to be credited to a Member's interest in each available Investment Fund, as of any Valuation Date, shall be determined by dividing (a) that portion of the aggregate contributions and/or deferrals by and on behalf of the Member which was directed to be invested in such Investment Fund and received by the Trustee by (b) the Unit value of such Investment Fund.

The value of a Member's Account may be determined as of any Valuation Date by multiplying the number of Units to his credit in each available Investment Fund by that Investment Fund's Unit Value on such date and aggregating the results.

                                   ARTICLE VI
                                VESTING OF UNITS

Section 6.1   Vesting of Member Contributions and/or Deferrals

All Units credited to a Member's Account based on after-tax contributions and/or 401(k) deferrals made by the Member and any earnings related thereto (including any rollover contributions allocated to a Member's Account under the Plan and any earnings thereon) and, as provided in Section 3.9, Employer qualified nonelective contributions made on behalf of such Member shall be immediately and fully vested in him at all times.

Section 6.2   Vesting of Employer Contributions

The Employer may, at its option, elect one of the available vesting schedules described herein for each of the employer contribution types applicable to the Plan as designated in the Adoption Agreement.

Schedule 1: All applicable Units shall immediately and fully vest. If the eligibility requirement(s) selected by the Employer under Article II require(s) that an Employee complete a period of Employment which is longer than 12 consecutive months, this vesting Schedule 1 shall be automatically applicable.

Schedule 2: All applicable Units shall become nonforfeitable and fully vested in accordance with the schedule set forth below:

                        Completed                           Vested
                   Years of Employment                    Percentage
                   -------------------                    ----------
                     Less than 2                               0%
                     2 but less than 3                        20%
                     3 but less than 4                        40%
                     4 but less than 5                        60%
                     5 but less than 6                        80%
                     6 or more                               100%

Schedule 3: All applicable Units shall become nonforfeitable and fully vested in accordance with the schedule set forth below:

                        Completed                           Vested
                   Years of Employment                    Percentage
                   -------------------                    ----------
                     Less than 5                               0%
                     5 or more                               100%

Schedule 4: All applicable Units shall become nonforfeitable and fully vested in accordance with the schedule set forth below:

                        Completed                           Vested
                   Years of Employment                    Percentage
                   -------------------                    ----------
                     Less than 3                               0%
                     3 or more                               100%

Schedule 5: All applicable Units shall become nonforfeitable and fully vested in accordance with the schedule set forth below:

                        Completed                           Vested
                   Years of Employment                    Percentage
                   -------------------                    ----------
                     Less than 1                               0%
                     1 but less than 2                        25%
                     2 but less than 3                        50%
                     3 but less than 4                        75%
                     4 or more                               100%

Schedule 6: All applicable Units shall become nonforfeitable and fully vested in accordance with the schedule set forth below:

                       Completed                           Vested
                   Years of Employment                    Percentage
                   -------------------                    ----------
                     Less than 3                               0%
                     3 but less than 4                        20%
                     4 but less than 5                        40%
                     5 but less than 6                        60%
                     6 but less than 7                        80%
                     7 or more                               100%

Schedule 7: All applicable Units shall become nonforfeitable and fully vested in accordance with the schedule set forth in the Adoption Agreement created by the Employer in accordance with applicable law.

Notwithstanding the vesting schedules above, a Member's interest in his Account shall become 100% vested in the event that (i) the Member dies while in active Employment and the TPA has received notification of death, (ii) the Member has been approved for Disability, pursuant to the provisions of Article VII, and the TPA has received notification of Disability, or (iii) the Member has attained Normal Retirement Age.

Except as otherwise provided hereunder, in the event that the Employer adopts the Plan as a successor plan to another defined contribution plan qualified under Sections 401(a) and 501(a) of the Code, or in the event that the Employer changes or amends a vesting schedule adopted under this Article, any Member who was covered under such predecessor plan or, in the case of a change or amendment to the vesting schedule, any Member who has completed at least 3 Years of Employment with the Employer may elect to have the nonforfeitable percentage of the portion of his Account which is subject to such vesting schedule computed under such predecessor plan's vesting provisions, or computed without regard to such change or amendment (a "Vesting Election"). Any Vesting Election made under this Subparagraph shall be made by notifying the TPA in writing within the election period hereinafter described. The election period shall begin on the date such amendment is adopted or the date such change is effective, or the date the Plan which serves as a successor plan is adopted or effective, as the case may be, and shall end no earlier than the latest of the following dates: (i) the date which is 60 days after the day such amendment is adopted; (ii) the date which is 60 days after the day such amendment or change becomes effective; (iii) the date which is 60 days after the day the Member is given written notice of such amendment or change by the TPA; (iv) the date which is 60 days after the day the Plan is adopted by the Employer or becomes effective; or (v) the date which is 60 days after the day the Member is given written notice that the Plan has been designated as a successor plan. Any election made pursuant to this Subparagraph shall be irrevocable.

To the extent permitted under the Code and Regulations, the Employer may, at its option, elect to treat all Members who are eligible to make a Vesting Election as having made such Vesting Election. Furthermore, subject to the requirements of the applicable Regulations, the Employer may elect to treat all Members, who were employed by the Employer on or before the effective date of the change or amendment, as subject to the prior vesting schedule, provided such prior schedule is more favorable.

Section 6.3   Forfeitures

If a Member who was partially vested in his Account on the date of his termination of Employment returns to Employment, his Years of Employment prior to the Break(s) in Service shall be included in determining future vesting and, if he returns before incurring 5 consecutive one year Breaks in Service, any Units forfeited from his Account shall be restored to his Account, including all interest accrued during the intervening period; provided, however, that if such a Member has received a distribution pursuant to Article VII, his Account Units shall not be restored unless he repays the full amount distributed to him to the Plan before the earlier of (i) 5 years after the first date on which the Member is subsequently reemployed by the Employer, or (ii) the close of the first period of 5 consecutive one-year Breaks in Service commencing after the withdrawal. The Units restored to the Member's Account will be valued on the Valuation Date coinciding with or next following the later of (i) the date the Employee is rehired, or (ii) the date a new enrollment application is received by the TPA. If a Member terminates Employment without any vested interest in his Account, he shall (i) immediately be deemed to have received a total distribution of his Account and (ii) thereupon forfeit his entire Account; provided that if such Member returns to Employment before the number of consecutive one-year Breaks in Service equals or exceeds the greater of (i) 5, or (ii) the aggregate number of the Member's Years of Service prior to such Break in Service, his Account shall be restored in the same manner as if such Member had been partially vested at the time of his termination of Employment, and his Years of Employment prior to incurring the first Break in Service shall be included in any subsequent determination of his vesting service.

Forfeited amounts, as defined in the preceding paragraph, shall be made available to the Employer, through transfer from the Member's Account to the Employer Credit Account, upon: (1) if the Member had a vested interest in his Account at his termination of Employment, the earlier of (i) the date as of which the Member receives a distribution of his entire vested interest in his Account or (ii) the date upon which the Member incurs 5 consecutive one-year Breaks in Service, or (2) the date of the Member's termination of Employment, if the Member then has no vested interest in his Account. Once so transferred, such amounts shall be used at the option of the Employer to (i) reduce administrative expenses for that Contribution Determination Period, (ii) offset any contributions to be made by the Employer for that Contribution Determination Period or (iii) be allocated to all eligible Members deemed to be employed as of the last day of the Contribution Determination Period. The Employer Credit Account, referenced in this Subparagraph, shall be maintained to receive, in addition to the forfeitures described above, (i) contributions in excess of the limitations contained in Section 415 of the Code and (ii) Employer contributions made in advance of the date allocable to Members, if any.

                                   ARTICLE VII
                          WITHDRAWALS AND DISTRIBUTIONS

Section 7.1   General Provisions

The Employer will define in the Adoption Agreement the terms and conditions under which withdrawals and distributions will be permitted under the Plan. All payments in respect of a Member's Account shall be made in cash from the Trust Fund and in accordance with the provisions of this Article or Article XI. The amount of payment will be determined in accordance with the Unit values on the Valuation Date coinciding with or next following the date proper notice is filed with the TPA, unless following such Valuation Date a decrease in the Unit values of the Member's in vestment in any of the available Investment Funds occurs prior to the date such Units of the Member are redeemed in which case that part of the payment which must be provided through the sale of existing Units shall equal the value of such Units determined on the date of redemption which date shall occur as soon as administratively practicable on or following the Valuation Date such proper notice is filed with the TPA. The redemption date Unit value with respect to a Member's investment in any of the available Investment Funds shall equal the value of a Unit in such Investment Fund, as determined in accordance with the valuation method applicable to Unit investments in such Investment Fund on the date the Member's investment is redeemed.

Except where otherwise specified, payments provided under this Article will be made in a lump sum as soon as practicable after such Valuation Date or date of redemption, as may be applicable, subject to any applicable restriction on redemption imposed on amounts invested in any of the available Investment Funds.

Any partial withdrawal shall be deemed to come:

     o First from the Member's after-tax contributions made prior to January 1, 1987.

     o Next from the Member's after-tax contributions made after December 31, 1986 plus earnings on all of the Member's after-tax contributions.

     o    Next from the Member's rollover contributions plus earnings thereon.

     o    Next from the Employer matching contributions plus earnings thereon.

     o Next from the Employer supplemental contributions plus earnings thereon.

     o    Next from the Employer basic contributions plus earnings thereon.

     o    Next from the Member's 401(k) deferrals plus earnings thereon.

     o Next from the Employer qualified nonelective contributions plus earnings thereon.

     o Next from the Employer profit sharing contributions plus earnings thereon.

Section 7.2   Withdrawals While Employed

The Employer may, at its option, permit Members to make withdrawals from one or more of the portions of their Accounts while employed by the Employer, as designated in the Adoption Agreement, under the terms and provisions described herein.

Voluntary Withdrawals - To the extent permitted by the Employer as specified in the Adoption Agreement, a Member may voluntarily withdraw some or all of his Account (other than his 401(k) deferrals and Employer qualified nonelective contributions treated as 401(k) deferrals except as hereinafter permitted) while in Employment by filing a notice of withdrawal with the TPA; provided, however, that in the event his Employer has elected to provide annuity options under
Section 7.3, no withdrawals may be made from a married Member's Account without the written consent of such Member's Spouse (which consent shall be subject to the procedures set forth in Section 7.3). Only one in-service withdrawal may be made in any Plan Year from each of the rollover amount of the Member's Account and the remainder of the Member's Account. This restriction shall not, however, apply to a withdrawal under this Section in conjunction with a hardship withdrawal.

Notwithstanding the foregoing paragraph, a Member may not withdraw any matching, basic, supplemental, profit sharing or qualified nonelective contributions made by the Employer under Article III unless (i) the Member has completed 60 months of participation in the Plan; (ii) the withdrawal occurs at least 24 months after such contributions were made by the Employer; (iii) the Employer terminates the Plan without establishing a qualified successor plan; or (iv) the Member dies, is disabled, retires, attains age 59 1/2 or terminates Employment. For purposes of the preceding requirements, if the Member's Account includes amounts which have been transferred from a defined contribution plan established prior to the adoption of the Plan by the Employer, the period of time during which amounts were held on behalf of such Member and the periods of participation of such Member under such defined contribution plan shall be taken into account.

Hardship Withdrawals - If designated by the Employer in the Adoption Agreement, a Member may make a withdrawal of his 401(k) deferrals, Employer qualified nonelective contributions which are treated as elective deferrals, and any earnings credited thereto prior to January 1, 1989, prior to attaining age 59 1/2, provided that the withdrawal is solely on account of an immediate and heavy financial need and is necessary to satisfy such financial need. For the purposes of this Article, the term "immediate and heavy financial need" shall be limited to the need of funds for (i) the payment of medical expenses (described in Section 213(d) of the Code) incurred by the Member, the Member's Spouse, or any of the Member's dependents (as defined in
Section 152 of the Code), (ii) the payment of tuition and room and board for the next 12 months of post-secondary education of the Member, the Member's Spouse, the Member's children, or any of the Member's dependents (as defined in Section 152 of the Code), (iii) the purchase (excluding mortgage payments) of a principal residence for the Member, or (iv) the prevention of eviction of the Member from his principal residence or the prevention of foreclosure on the mortgage of the Member's principal residence. For purposes of this Article, a distribution generally may be treated as "necessary to satisfy a financial need" if the Plan Administrator reasonably relies upon the Member's written representation that the need cannot be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by reasonable liquidation of the Member's available assets, to the extent such liquidation would not itself cause an immediate and heavy financial need, (iii) by cessation of Member contributions and/or deferrals pursuant to Article III of the Plan, to the extent such contributions and/or deferrals are permitted by the Employer, or
(iv) by other distributions or nontaxable (at the time of the loan) loans from plans maintained by the Employer or by any other employer, or by borrowing from commercial sources on reasonable commercial terms. The amount of any withdrawal pursuant to this Article shall not exceed the amount required to meet the demonstrated financial hardship, including any amounts necessary to pay any federal income taxes and penalties reasonably anticipated to result from the distribution as certified to the Plan Administrator by the Member.

Notwithstanding the foregoing, no amounts may be withdrawn on account of hardship pursuant to this Article prior to a Member's withdrawal of his other available Plan assets without regard to any other withdrawal restrictions adopted by the Employer.

Section 7.3   Distributions Upon Termination of Employment

In accordance with the provisions for distributions designated by the Employer in the Adoption Agreement, a Member who terminates Employment with the Employer may request a distribution of his Account at any time thereafter up to attainment of age 70 1/2. Except as otherwise provided, only one distribution under this Section 7.3 may be made in any Plan Year and any amounts paid under this Article may not be returned to the Plan.

Any distribution made under this Section 7.3 requires that a Request for Distribution be filed with the TPA. If a Member does not file such a Request, the value of his Account will be paid to him as soon as practicable after his attainment of age 70 1/2, but in no event shall payment commence later than April 1 of the calendar year following the calendar year in which the Member attains age 70 1/2 unless otherwise provided by law.

Lump Sum Payments - A Member may request a distribution of all or a part of his Account no more frequently than once per calendar year by filing the proper Request for Distribution with the TPA. In the event the Employer has elected to provide an annuity option under the Plan, no distributions may be made from a married Member's Account without the written consent of such married Member's spouse (which consent shall be subject to the procedures set forth below).

Installment Payments - To the extent designated by the Employer in the Adoption Agreement and in lieu of any lump sum payment of his total Account, a Member who has terminated his Employment may elect in his Request for Distribution to be paid in up to 20 annual installments, provided that a Member shall not be permitted to elect an installment period in excess of his remaining life expectancy and if a Member attempts such an election, the TPA shall deem him to have elected the installment period with the next lowest multiple within the Member's remaining life expectancy. The amount of each installment will be equal to the value of the total Units in the Member's Account, multiplied by a fraction, the numerator of which is one and the denominator of which is the number of remaining annual installments including the one then being paid, so that at the end of the installment period so elected, the total Account will be liquidated. The value of the Units will be determined in accordance with the Unit values on the Valuation Date on or next following the TPA's receipt of his Request for Distribution and on each anniversary thereafter subject to applicable Regulations under Code Section 401(a)(9). Payment will be made as soon as practicable after each such Valuation Date, but in no event shall payment commence later than April 1 of the calendar year following the calendar year in which the Member attains age 70 1/2 subject to the procedure for making such distributions described below. The election of installments hereunder may not be subsequently changed by the Member, except that upon written notice to the TPA, the Member may withdraw the balance of the Units in his Account in a lump sum at any time, notwithstanding the fact that the Member previously received a distribution in the same calendar year.

Annuity Payments - The Employer may, at its option, elect to provide an annuity option under the Plan. To the extent so designated by the Employer in the Adoption Agreement and in lieu of any lump sum payment of his total Account, a Member who has terminated his Employment may elect in his Request for Distribution to have the value of his total Account be paid as an annuity secured for the Member by the Plan Administrator through a Group Annuity Contract adopted by the Plan. In the event the Employer elects to provide the annuity option, the following provisions shall apply:

Unmarried Members -Any unmarried Member who has terminated his Employment may elect, in lieu of any other available payment option, to receive a benefit payable by purchase of a single premium contract providing for (i) a single life annuity for the life of the Member or (ii) an annuity for the life of the Member and, if the Member dies leaving a designated Beneficiary, a 50% survivor annuity for the life of such designated Beneficiary.

Married Members - Except as otherwise provided below, (i) any married Member who has terminated his Employment shall receive a benefit payable by purchase of a single premium contract providing for a Qualified Joint and Survivor Annuity, as defined below, and (ii) the Surviving Spouse of any married Member who dies prior to the date payment of his benefit commences shall be entitled to a Preretirement Survivor Annuity, as defined below. Notwithstanding the foregoing, any such married Member may elect to receive his benefit in any other available form, and may waive the Preretirement Survivor Annuity, in accordance with the spousal consent requirements described herein.

For purposes of this Section 7.3, the term "Qualified Joint and Survivor Annuity" means a benefit providing an annuity for the life of the Member, ending with the payment due on the last day of the month coinciding with or preceding the date of his death, and, if the Member dies leaving a Surviving Spouse, a survivor annuity for the life of such Surviving Spouse equal to one-half of the annuity payable for the life of the Member under his Qualified Joint and Survivor Annuity, commencing on the last day of the month following the date of the Member's death and ending with the payment due on the first day of the month coinciding with or preceding the date of such Surviving Spouse's death.

For purposes of this Section 7.3, the term "Preretirement Survivor Annuity" means a benefit providing for payment of 50% of the Member's Account balance as of the Valuation Date coinciding with or preceding the date of his death. Payment of a Preretirement Survivor Annuity shall commence in the month following the month in which the Member dies or as soon as practicable thereafter; provided, however, that to the extent required by law, if the value of the amount used to purchase a Preretirement Survivor Annuity exceeds $3,500, then payment of the Preretirement Survivor Annuity shall not commence prior to the date the Member reached (or would have reached, had he lived) Normal Retirement Age without the written consent of the Member's Surviving Spouse. Absence of any required consent will result in a deferral of payment of the Preretirement Survivor Annuity to the month following the month in which occurs the earlier of (i) the date the required consent is received by the TPA or (ii) the date the Member would have reached Normal Retirement Age had he lived.

The TPA shall furnish or cause to be furnished, to each married Member with an Account subject to this Section 7.3, explanations of the Qualified Joint and Survivor Annuity and Preretirement Survivor Annuity. A Member may, with the written consent of his Spouse (unless the TPA makes a written determination in accordance with the Code and the Regulations that no such consent is required), elect in writing (i) to receive his benefit in a single lump sum payment within the 90-day period ending on the date payment of his benefit commences; and (ii) to waive the Preretirement Survivor Annuity within the period beginning on the first day of the Plan Year in which the Member attains age 35 and ending on the date of his death. Any election made pursuant to this

Subparagraph may be revoked by a Member, without spousal consent, at any time within which such election could have been made. Such an election or revocation must be made in accordance with procedures developed by the TPA and shall be notarized.

Notwithstanding the preceding provisions of this Section 7.3, any benefit of $3,500, subject to the limits of Article X, or less, shall be paid in cash in a lump sum in full settlement of the Plan's liability therefor; provided, however, that in the case of a married Member, no such lump sum payment shall be made after benefits have commenced without the consent of the Member and his Spouse or, if the Member has died, the Member's Surviving Spouse. Furthermore, if the value of the benefit payable to a Member or his Surviving Spouse is greater than $3,500 and the Member has or had not reached his Normal Retirement Age, then to the extent required by law, unless the Member (and, if the Member is married and his benefit is to be paid in a form other than a Qualified Joint and Survivor Annuity, his Spouse, or, if the Member was married, his Surviving Spouse) consents in writing to an immediate distribution of such benefit, his benefit shall continue to be held in the Trust until a date following the earlier of (i) the date of the TPA's receipt of all required consents or (ii) the date the Member reaches his earliest possible Normal Retirement Age under the Plan (or would have reached such date had he lived), and thereafter shall be paid in accordance with this Section 7.3.

Solely to the extent required under applicable law and regulations, and notwithstanding any provisions of the Plan to the contrary that would otherwise limit a Distributee's election under this Subparagraph, a Distributee may elect, at the time and in the manner prescribed by the TPA, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover. For purposes of this Subparagraph, the following terms shall have the following meanings:

     Eligible Rollover Distribution - Any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

     Eligible  Retirement Plan - An individual  retirement  account described in
     Section 408(a) of the Code, an individual  retirement  annuity described in
     Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the

     Code, that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to a Surviving Spouse, an Eligible Retirement Plan is an individual retirement account or an individual retirement annuity.

     Distributee - A Distributee may be (i) an Employee, (ii) a former Employee,
     (iii) an Employee's Surviving Spouse, (iv) a former Employee's Surviving Spouse, (v) an Employee's Spouse or former Spouse who is an alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, or (vi) a former Employee's Spouse or former Spouse who is an alternate payee under a qualified domestic relations order, as defined in
     Section 414(p) of the Code, with respect to the interest of the Spouse or former Spouse.

     Direct Rollover - A payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

Section 7.4   Distributions Due to Disability

A Member who is separated from Employment by reason of a disability which is expected to last in excess of 12 consecutive months and who is either (i) eligible for, or is receiving, disability insurance benefits under the Federal Social Security Act or (ii) approved for disability under the provisions of any other benefit program or policy maintained by the Employer, which policy or program is applied on a uniform and nondiscriminatory basis to all Employees of the Employer, shall be deemed to be disabled for all purposes under the Plan.

The Plan Administrator shall determine whether a Member is disabled in accordance with the terms of the immediately preceding paragraph; provided, however, approval of Disability is conditioned upon notice to the Plan Administrator of such Member's Disability within 13 months of the Member's separation from Employment. The notice of Disability shall include a certification that the Member meets one or more of the criteria listed above.

Upon determination of Disability, a Member may withdraw his total Account balance under the Plan and have such amounts paid to him in accordance with the applicable provisions of this Article VII, as designated by the Employer. If a disabled Member becomes reemployed subsequent to withdrawal of some or all of his Account balance, such Member may not repay to the Plan any such withdrawn amounts.

Section 7.5   Distributions Due to Death

Subject to the provisions of Section 7.3 above, if a married Member dies, his Spouse, as Beneficiary, will receive a death benefit equal to the value of the Member's Account determined on the Valuation Date on or next following the TPA's receipt of notice that such Member died;

provided, however, that if such Member's Spouse had consented in writing to the designation of a different Beneficiary, the Member's Account will be paid to such designated Beneficiary. Such nonspousal designation may be revoked by the Member without spousal consent at any time prior to the Member's death. If a Member is not married at the time of his death, his Account will be paid to his designated Beneficiary.

A Member  may elect  that upon his  death,  his  Beneficiary,  pursuant  to this
Section 7.5, may receive, in lieu of any lump sum payment, payment in 5 annual installments (10 if the Spouse is the Beneficiary, provided that the Spouse's remaining life expectancy is at least 10 years) whereby the value of 1/5th of such Member's Units (or 1/10th in the case of a spousal Beneficiary, provided that the Spouse's remaining life expectancy is at least 10 years) in each available Investment Fund will be determined in accordance with the Unit values on the Valuation Date on or next following the TPA's receipt of notice of the Member's death and on each anniversary of such Valuation Date. Payment will be made as soon as practicable after each Valuation Date until the Member's Account is exhausted. Such election may be filed at any time with the Plan Administrator prior to the Member's death and may not be changed or revoked after such Member's death. If such an election is not in effect at the time of the Member's death, his Beneficiary (including any spousal Beneficiary) may elect to receive distributions in accordance with this Article, except that any balance remaining in the deceased Member's Account must be distributed on or before the December 31 of the calendar year which contains the 5th anniversary (the 10th anniversary in the case of a spousal Beneficiary, provided that the Spouse's remaining life expectancy is at least 10 years) of the Member's death. Notwithstanding the foregoing, payment of a Member's Account shall commence not later than the December 31 of the calendar year immediately following the calendar year in which the Member died or, in the event such Beneficiary is the Member's Surviving Spouse, on or before the December 31 of the calendar year in which such Member would have attained age 70 1/2, if later (or, in either case, on any later date prescribed by the IRS Regulations). If, upon the Spouse's or Beneficiary's death, there is still a balance in the Account, the value of the remaining Units will be paid in a lump sum to such Spouse's or Beneficiary's estate.

Section 7.6   Minimum Required Distributions

In no event may payment of a Member's Account begin later than April 1 of the year following the calendar year in which a Member attains age 70 1/2; provided, however, if a Member attained age 70 1/2 prior to January 1, 1988, except as otherwise provided below, any benefit payable to such Member shall commence no later than the April 1 of the calendar year following the later of (i) the calendar year in which the Member attains age 70 1/2 or (ii) the calendar year in which the Member retires. Such benefit shall be paid, in accordance with the Regulations, over a period not extending beyond the life expectancy of such Member. Life expectancy for purposes of this Section shall not be recalculated annualy in accordance with the Regulations.

If a Member who is a 5% owner attained age 70 1/2 before January 1, 1988, any benefit payable to such Member shall commence no later than the April 1 of the calendar year following the later of (i) the calendar year in which the Member attains age 70 1/2 or (ii) the earlier of (a) the calendar year within which the Member becomes a 5% owner or (b) the calendar year in which the Member retires. For purposes of the preceding sentence, 5% owner shall mean a 5% owner of such Member's Employer as defined in Section 416(i) of the Code at any time during the Plan Year in which such owner attains age 66 1/2 or any subsequent Plan Year. Distributions must continue to such Member even if such Member ceases to own more than 5% of the Employer in a subsequent year.

                                  ARTICLE VIII
                                  LOAN PROGRAM

Section 8.1   General Provisions

An Employer may, at its option, make available the loan program described herein for any Member (and, if applicable under Section 8.8 of this Article, any Beneficiary), subject to applicable law. The Employer shall so designate its adoption of the loan program and the terms and provisions of its operation in the Adoption Agreement. In the event that the Employer has elected to provide an annuity option under Article VII or amounts are transferred to the Plan from a retirement plan subject to Section 401(a)(11) of the Code, no loans may be made from a married Member's Account without the written consent of such Member's Spouse (in accordance with the spousal consent rules set forth under Section 7.3). In the event the Employer elects to permit loans to be made from rollover contributions and earnings thereon, as designated in the Adoption Agreement, loans shall be available from the Accounts of any Employees of the Employer who have not yet become Members. Only one loan may be made to a Member in the Plan Year.

Section 8.2   Loan Application

Subject to the restrictions described in the paragraph immediately following, a Member in Employment may borrow from his Account in each of the available Investment Funds by filing a loan application with the TPA. Such application (hereinafter referred to as a "completed application") shall (i) specify the terms pursuant to which the loan is requested to be made and (ii) provide such information and documentation as the TPA shall require, including a note, duly executed by the Member, granting a security interest of an amount not greater than 50% of his vested Account, to secure the loan. With respect to such Member, the completed application shall authorize the repay ment of the loan through payroll deductions. Such loan will become effective upon the Valuation Date coinciding with or next following the date on which his completed application and other required documents were submitted, subject to the same conditions with respect to the amount to be transferred under this Section which are specified in the Plan procedures for determining the amount of payments made under Article VII of the Plan.

The Employer shall establish standards in accordance with the Code and ERISA which shall be uniformly applicable to all Members eligible to borrow from their interests in the Trust Fund similarly situated and shall govern the TPA's approval or disapproval of completed applications. The terms for each loan shall be set solely in accordance with such standards.

The TPA shall, in accordance with the established standards, review and approve or disapprove a completed application as soon as practicable after its receipt thereof, and shall promptly notify the applying Member of such approval or disapproval. Notwithstanding the foregoing, the TPA may defer its review of a completed application, or defer payment of the proceeds of an approved loan, if the proceeds of the loan would otherwise be paid during the period commencing on December 1 and ending on the following January 31.

Subject to the preceding paragraph and Section 8.6, upon approval of a completed application, the TPA shall cause payment of the loan to be made from the available Investment Fund(s) in the same proportion that the designated portion of the Member's Account is invested at the time of the loan, and the relevant portion of the Member's interest in such Investment Fund(s) shall be cancelled and shall be transferred in cash to the Member. The TPA shall maintain sufficient records regarding such amounts to permit an accurate crediting of repayments of the loan.

Section 8.3   Permitted Loan Amount

The amount of each loan may not be less than $1,000 nor more than the maximum amount as described below. The maximum amount available for loan under the Plan (when added to the outstanding balance of all other loans from the Plan to the borrowing Member) shall not exceed the lesser of: (a) $50,000 reduced by the excess (if any) of (i) the highest outstanding loan balance attributable to the Account of the Member requesting the loan from the Plan during the one-year period ending on the day preceding the date of the loan, over (ii) the outstanding balance of all other loans from the Plan to the Member on the date of the loan, or (b) 50% of the value of the Member's vested portion of his Account available for borrowing as of the Valuation Date on or next following the date on which the TPA receives the completed application for the loan and all other required documents. The maximum amount available for a loan for purposes of item (b) of the preceding sentence shall be determined by valuing the Member's interest in that portion of his Account from which the loan will be deducted as of the applicable Valuation Date. In determining the maximum amount that a Member may borrow, all vested assets of his Account, regardless of whether any particular portion of his Account is actually available for the loan, will be taken into consideration, provided that, where the Employer has not elected to make a Member's entire Account available for loans, in no event shall the amount of the loan exceed the value of such portion of the Member's Account from which loans are permissible.

Section 8.4   Source of Funds for Loan

The amount of the loan will be deducted from the Member's Account in the available Investment Funds in accordance with Section 8.2 of this Article and the Plan procedures for determining the amount of payments made under Article
VII. Loans shall be deemed to come (to the extent the

Employer permits Members to take loans from one or more of the portions of their Accounts, as designated in the Adoption Agreement):

     o First from the Employer profit sharing contributions plus earnings thereon.

     o Next from the Employer qualified nonelective contributions plus earnings thereon.

     o    Next from the Member's 401(k) deferrals plus earnings thereon.

     o    Next from the Employer basic contributions plus earnings thereon.

     o Next from the Employer supplemental contributions plus earnings thereon.

     o    Next from the Employer matching contributions plus earnings thereon.

     o    Next from the Member's rollover contributions plus earnings thereon.

     o Next from the Member's after-tax contributions made after December 31, 1986 plus earnings on all of the Member's after-tax contributions.

     o Next from the Member's after-tax contributions made prior to January 1, 1987.

Section 8.5   Conditions of Loan

Each loan to a Member under the Plan shall be repaid in level monthly amounts through regular payroll deductions after the effective date of the loan, and continuing thereafter with each payroll. Except as otherwise required by the Code and the IRS Regulations, each loan shall have a repayment period of not less than 12 months and not in excess of 60 months, unless the purpose of the loan is for the purchase of a primary residence, in which case the loan may be for not more than 180 months.

The rate of interest for the term of the loan will be established as of the loan date, and will be the Barron's Prime Rate (base rate) plus 1% as published on the last Saturday of the preceding month, or such other rate as may be required by applicable law and determined by reference to the prevailing interest rate charged by commercial lenders under similar circumstances. The applicable rate would then be in effect through the last business day of the month.

Repayment of all loans under the Plan shall be secured by 50% of the Member's vested interest in his Account, determined as of the origination of such loan.

Section 8.6   Crediting of Repayment

Upon lending any amount to a Member, the TPA shall establish and maintain a loan receivable account with respect to, and for the term of, the loan. The allocations described in this Section shall be made from the loan receivable account. Upon receipt of each monthly installment payment and the crediting thereof to the Member's loan receivable account, there shall be allocated to the Member's Account in the available Investment Funds, in accordance with his most recent investment instructions, the principal portion of the installment payment plus that portion of the interest equal to the rate determined in Section 8.5 of this Article, less 2%. The unpaid balance owed by a Member on a loan under the Plan shall not reduce the amount credited to his Account. However, from the time of payment of the proceeds of the loan to the Member, such Account shall be deemed invested, to the extent of such unpaid balance, in such loan until the complete repayment thereof or distribution from such Account. Any loan repayment shall first be deemed allocable to the portions of the Member's Account on the basis of a reverse ordering of the manner in which the loan was originally distributed to the Member.

Section 8.7   Cessation of Payments on Loan

If a Member, while employed, fails to make a monthly installment payment when due, as specified in the completed application, subject to applicable law, he will be deemed to have received a distribution of the outstanding balance of the loan. If such default occurs after the first 12 monthly payments of the loan have been satisfied, the Member may pay the outstanding balance, including accrued interest from the due date, by the last day of the calendar quarter following the calendar quarter which contains the due date of the last monthly installment payment, in which case no such distribution will be deemed to have occurred. Subject to applicable law, notwithstanding the foregoing, a Member that borrows any of his 401(k) deferrals and any of the earnings attributable thereto may not cease to make monthly installment payments while employed and receiving a Salary from the Employer.

Except as provided below, upon a Member's termination of Employment, death or Disability, or the Employer's termination of the Plan, no further monthly installment payments may be made. Unless the outstanding balance, including accrued interest from the due date, is paid by the last day of the calendar quarter following the calendar quarter which contains the date of such occurrence, the Member will be deemed to have received a distribution of the outstanding balance of the loan including accrued interest from the due date.

Section 8.8   Loans to Former Members

Notwithstanding any other provisions of this Article VIII, a member who terminates Employment for any reason shall be permitted to continue making scheduled repayments with respect to any loan balance outstanding at the time he becomes a terminated Member. In addition, a terminated Member may elect to initiate a new loan from his Account, subject to the conditions otherwise described in this Article VIII. If any terminated Member who continues to make repayments or who borrows from his Account pursuant to this Section 8.8 fails to make a scheduled monthly installment payment by the last day of the calendar quarter following the calendar quarter which contains the scheduled payment date, he will be deemed to have received a distribution of the outstanding balance of the loan.

                                   ARTICLE IX
            ADMINISTRATION OF PLAN AND ALLOCATION OF RESPONSIBILITIES

Section 9.1   Fiduciaries

The following persons are Fiduciaries under the Plan.

     a)   The Trustee,

     b)   The Employer,

     c) The Plan Administrator or committee, appointed by the Employer pursuant to this Article IX of the Plan and designated as the "Named Fiduciary" of the Plan and the Plan Administrator, and

     d)   Any  Investment  Manager  appointed  by the  Employer  as  provided in
          Section 9.4.

Each of said Fiduciaries shall be bonded to the extent required by ERISA.

The TPA is not intended to have the authority or responsibilities which would cause it to be considered a Fiduciary with respect to the Plan unless the TPA otherwise agrees to accept such authority or responsibilities in a service agreement or otherwise in writing.

Section 9.2   Allocation of Responsibilities Among the Fiduciaries

     a)   The Trustee

          The Employer shall enter into one or more Trust Agreements with a Trustee or Trustees selected by the Employer. The Trust established under any such agreement shall be a part of the Plan and shall provide that all funds received by the Trustee as contributions under the Plan and the income therefrom (other than such part as is necessary to pay the expenses and charges referred to in Paragraph (b) of this Section) shall be held in the Trust Fund for the exclusive benefit of the Members or their Beneficiaries, and managed, invested and reinvested and distributed by the Trustee in accordance with the Plan. Sums received for investment may be invested (i) wholly or partly through the medium of any common, collective or commingled trust fund maintained by a bank or other financial institution and which is qualified under Sections 401(a) and 501(a) of the Code and constitutes a part of the Plan; (ii) wholly or partly through the medium of a group annuity or other type of contract issued by an insurance company and constituting a part of the Plan, and utilizing, under any such contract, general, commingled or individual investment accounts; or (iii) wholly or partly in securities issued by an investment company registered under the Investment Company Act of 1940. Subject to the provisions of
          Article XI, the Employer may from time to time and without the consent of any Member or Beneficiary (a) amend the Trust Agreement or any such insurance contract in such manner as the Employer may deem necessary or desirable to carry out the Plan, (b) remove the Trustee and designate a successor Trustee upon such removal or upon the resignation of the Trustee, and (c) provide for an alternate funding agency under the Plan. The Trustee shall make payments under the Plan only to the extent, in the amounts, in the manner, at the time, and to the persons as shall from time to time be set forth and designated in written authorizations from the Plan Administrator or TPA.

          The Trustee shall from time to time charge against and pay out of the Trust Fund taxes of any and all kinds whatsoever which are levied or assessed upon or become payable in respect of such Fund, the income or any property forming a part thereof, or any security transaction pertaining thereto. To the extent not paid by the Employer, the Trustee shall also charge against and pay out of the Trust Fund other expenses incurred by the Trustee in the performance of its duties under the Trust, the expenses incurred by the TPA in the performance of its duties under the Plan (including reasonable compensation for agents and cost of services rendered in respect of the Plan), such compensation of the Trustee as may be agreed upon from time to time between the Employer and the Trustee, and all other proper charges and disbursements of the Trustee or the Employer.

     b)   The Employer

          The Employer shall be responsible for all functions assigned or reserved to it under the Plan and any related Trust Agreement. Any authority so assigned or reserved to the Employer, other than responsibilities assigned to the Plan Administrator, shall be exercised by resolution of the Employer's Board of Directors and shall become effective with respect to the Trustee upon written notice to the Trustee signed by the duly authorized officer of the Board advising the Trustee of such exercise. By way of illustration and not by limitation, the Employer shall have authority and responsibility:

          (1)  to amend the Plan;

          (2) to merge and consolidate the Plan with all or part of the assets or liabilities of any other plan;

          (3)  to  appoint,   remove  and  replace  the  Trustee  and  the  Plan
               Administrator and to monitor their performances;

          (4) to appoint, remove and replace one or more Investment Managers, or to refrain from such appointments, and to monitor their performances;

          (5) to communicate such information to the Plan Administrator, TPA, Trustee and Investment Managers as they may need for the proper performance of their duties; and

          (6)  to perform such additional duties as are imposed by law.

          Whenever, under the terms of this Plan, the Employer is permitted or required to do or perform any act, it shall be done and performed by an officer thereunto duly authorized by its Board of Directors.

     c)   The Plan Administrator

          The Plan Administrator shall have responsibility and discretionary authority to control the operation and administration of the Plan in accordance with the provisions of Article IX of the Plan, including, without limiting, the generality of the foregoing:

          (1) the determination of eligibility for benefits and the amount and certification thereof to the Trustee;

          (2)  the hiring of persons to provide necessary services to the Plan;

          (3) the issuance of directions to the Trustee to pay any fees, taxes, charges or other costs incidental to the operation and management of the Plan;

          (4) the preparation and filing of all reports required to be filed with respect to the Plan with any governmental agency; and

          (5) the compliance with all disclosure requirements imposed by state or federal law.

     d)   The Investment Manager

          Any Investment Manager appointed pursuant to Section 9.4 shall have sole responsibility for the investment of the portion of the assets of the Trust Fund to be managed and controlled by such Investment Manager. An Investment Manager may place orders for the purchase and sale of securities directly with brokers and dealers.

Section 9.3   No Joint Fiduciary Responsibilities

This Article IX is intended to allocate to each Fiduciary the individual responsibility for the prudent execution of the functions assigned to him, and none of such responsibilities or any other responsibilities shall be shared by two or more of such Fiduciaries unless such sharing is provided by a specific provision of the Plan or any related Trust Agreement. Whenever one Fiduciary is required to follow the directions of another Fiduciary, the two Fiduciaries shall not be deemed to have been assigned a shared responsibility, but the responsibility of the Fiduciary giving the directions shall be deemed his sole responsibility, and the responsibility of the Fiduciary receiving those directions shall be to follow them insofar as such instructions are on their face proper under applicable law. To the extent that fiduciary responsibilities are allocated to an Investment Manager, such responsibilities are so allocated solely to such Investment Manager alone, to be exercised by such Investment Manager alone and not in conjunction with any other Fiduciary, and the Trustee shall be under no obligation to manage any asset of the Trust Fund which is subject to the management of such Investment Manager.

Section 9.4   Investment Manager

The Employer may appoint a qualified Investment Manager or Managers to manage any portion or all of the assets of the Trust Fund. For the purpose of this Plan and the related Trust, a "qualified Investment Manager" means an individual, firm or corporation who has been so appointed by the Employer to serve as Investment Manager hereunder, and who is and has acknowledged in writing that he is (a) a Fiduciary with respect to the Plan, (b) bonded as required by ERISA, and (c) either (i) registered as an investment advisor under the Investment Advisors Act of 1940, (ii) a bank as defined in said Act, or (iii) an insurance company qualified to perform investment management services under the laws of more than one state of the United States.

Any such appointment shall be by a vote of the Board of Directors of the Employer naming the Investment Manager so appointed and designating the portion of the assets of the Trust Fund to be managed and controlled by such Investment Manager. Said vote shall be evidenced by a certificate in writing signed by the duly authorized officer of the Board and shall become effective on the date specified in such certificate but not before delivery to the Trustee of a copy of such certificate, together with a written acknowledgement by such Investment Manager of the facts specified in the second sentence of this Section.

Section 9.5   Advisor to Fiduciary

A Fiduciary may employ one or more persons to render advice concerning any responsibility such Fiduciary has under the Plan and related Trust Agreement.

Section 9.6   Service in Multiple Capacities

Any person or group of  persons  may serve in more than one  fiduciary  capacity
with  respect  to  the  Plan,   specifically  including  service  both  as  Plan
Administrator and as a Trustee of the Trust;

provided, however, that no person may serve in a fiduciary capacity who is precluded from so serving pursuant to Section 411 of ERISA.

Section 9.7   Appointment of Plan Administrator

The Employer shall designate the Plan Administrator in the Adoption Agreement. The Plan Administrator may be an individual, a committee of two or more individuals, whether or not, in either such case, the individual or any of such individuals are Employees of the Employer, a consulting firm or other independent agent, the Trustee (with its consent), the Board of the Employer, or the Employer itself. Except as the Employer shall otherwise expressly determine, the Plan Administrator shall be charged with the full power and responsibility for administering the Plan in all its details. If no Plan Administrator has been appointed by the Employer, or if the person designated as Plan Administrator is not serving as such for any reason, the Employer shall be deemed to be the Plan Administrator. The Plan Administrator may be removed by the Employer or may resign by giving written notice to the Employer, and, in the event of the removal, resignation, death or other termination of service of the Plan Administrator, the Employer shall, as soon as is practicable, appoint a successor Plan Administrator, such successor thereafter to have all of the rights, privileges, duties and obligations of the predecessor Plan Administrator.

Section 9.8   Powers of the Plan Administrator

The Plan Administrator is hereby vested with all powers and authority necessary in order to carry out its duties and responsibilities in connection with the administration of the Plan as herein provided, and is authorized to make such rules and regulations as it may deem necessary to carry out the provisions of the Plan and the Trust Agreement. The Plan Administrator may from time to time appoint agents to perform such functions involved in the administration of the Plan as it may deem advisable. The Plan Administrator shall have the discretionary authority to determine any questions arising in the administration, interpretation and application of the Plan, including any questions submitted by the Trustee on a matter necessary for it to properly discharge its duties; and the decision of the Plan Administrator shall be conclusive and binding on all persons.

Section 9.9   Duties of the Plan Administrator

The Plan Administrator shall keep on file a copy of the Plan and the Trust Agreement(s), including any subsequent amendments, and all annual reports of the Trustee(s), and such annual reports or registration statements as may be required by the laws of the United States, or other jurisdiction, for examination by Members in the Plan during reasonable business hours. Upon request by any Member, the Plan Administrator shall furnish him with a statement of his interest in the Plan as determined by the Plan Administrator as of the close of the preceding Plan Year.

Section 9.10   Action by the Plan Administrator

In the event that there shall at any time be two or more persons who constitute the Plan Administrator, such persons shall act by concurrence of a majority thereof.

Section 9.11   Discretionary Action

Wherever, under the provisions of this Plan, the Plan Administrator is given any discretionary power or powers, such power or powers shall not be exercised in such manner as to cause any discrimination prohibited by the Code in favor of or against any Member, Employee or class of Employees. Any discretionary action taken by the Plan Administrator hereunder shall be consistent with any prior discretionary action taken by it under similar circumstances and to this end the Plan Administrator shall keep a record of all discretionary action taken by it under any provision hereof.

Section 9.12   Compensation and Expenses of Plan Administrator

Employees of the Employer shall serve without compensation for services as Plan Administrator, but all expenses of the Plan Administrator shall be paid by the Employer. Such expenses shall include any expenses incidental to the functioning of the Plan, including, but not limited to, attorney's fees, accounting and clerical charges, and other costs of administering the Plan. Non-Employee Plan Administrators shall receive such compensation as the Employer shall determine.

Section 9.13   Reliance on Others

The Plan Administrator and the Employer shall be entitled to rely upon all valuations, certificates and reports furnished by the Trustee(s), upon all certificates and reports made by an accountant or actuary selected by the Plan Administrator and approved by the Employer and upon all opinions given by any legal counsel selected by the Plan Administrator and approved by the Employer, and the Plan Administrator and the Employer shall be fully protected in respect of any action taken or suffered by them in good faith in reliance upon such Trustee(s), accountant, actuary or counsel and all action so taken or suffered shall be conclusive upon each of them and upon all Members, retired Members, and Former Members and their Beneficiaries, and all other persons.

Section 9.14   Self Interest

No person who is the Plan Administrator shall have any right to decide upon any matter relating solely to himself or to any of his rights or benefits under the Plan. Any such decision shall be made by another Plan Administrator or the Employer.

Section 9.15   Personal Liability - Indemnification

The Plan Administrator shall not be personally liable by virtue of any instrument executed by him or on his behalf. Neither the Plan Administrator, the Employer, nor any of its officers or directors shall be personally liable for any action or inaction with respect to any duty or responsibility imposed upon such person by the terms of the Plan unless such action or inaction is judicially determined to be a breach of that person's fiduciary responsibility with respect to the Plan under any applicable law. The limitation contained in the preceding sentence shall not, however, prevent or preclude a compromise settlement of any controversy involving the Plan, the Plan Administrator, the Employer, or any of its officers and directors. The Employer may advance money in connection with questions of liability prior to any final determination of a question of liability. Any settlement made under this Article IX shall not be determinative of any breach of fiduciary duty hereunder.

The Employer will indemnify every person who is or was a Plan Administrator, officer or member of the Board or a person who provides services without compensation to the Plan for any liability (including reasonable costs of defense and settlement) arising by reason of any act or omission affecting the Plan or affecting the Member or Beneficiaries thereof, including, without limitation, any damages, civil penalty or excise tax imposed pursuant to ERISA; provided (1) that the act or omission shall have occurred in the course of the person's service as Plan Administrator, officer of the Employer or member of the Board or was within the scope of the Employment of any Employee of the Employer or in connection with a service provided without compensation to the Plan, (2) that the act or omission be in good faith as determined by the Employer, whose determination, made in good faith and not arbitrarily or capriciously, shall be conclusive, and (3) that the Employer's obligation hereunder shall be offset to the extent of any otherwise applicable insurance coverage, under a policy maintained by the Employer, or any other person, or other source of indemnification.

Section 9.16   Insurance

The Plan Administrator shall have the right to purchase such insurance as it deems necessary to protect the Plan and the Trustee from loss due to any breach of fiduciary responsibility by any person. Any premiums due on such insurance may be paid from Plan assets provided that, if such premiums are so paid, such policy of insurance must permit recourse by the insurer against the person who breaches his fiduciary responsibility. Nothing in this Article IX shall prevent the Plan Administrator or the Employer, at its, or his, own expense, from providing insurance to any person to cover potential liability of that person as a result of a breach of fiduciary responsibility, nor shall any provisions of the Plan preclude the Employer from purchasing from any insurance company the right of recourse under any policy by such insurance company.

Section 9.17   Claims Procedures

Claims for benefits under the Plan shall be filed with the Plan Administrator on forms supplied by the Employer. Written notice of the disposition of a claim shall be furnished to the claimant within 90 days after the application thereof is filed unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of said 90-day period, and such notice shall indicate the special circumstances which make the postponement appropriate.

Section 9.18 Claims Review Procedures

In the event a claim is denied, the reasons for the denial shall be specifically set forth in the notice described in this Section 9.18 in language calculated to be understood by the claimant. Pertinent provisions of the Plan shall be cited, and, where appropriate, an explanation as to how the claimant can request further consideration and review of the claim will be provided. In addition, the claimant shall be furnished with an explanation of the Plan's claims review procedures. Any Employee, former Employee, or Beneficiary of either, who has been denied a benefit by a decision of the Plan Administrator pursuant to
Section 9.17 shall be entitled to request the Plan Administrator to give further consideration to his claim by filing with the Plan Administrator (on a form which may be obtained from the Plan Administrator) a request for a hearing. Such request, together with a written statement of the reasons why the claimant believes his claim should be allowed, shall be filed with the Plan Administrator no later than 60 days after receipt of the written notification provided for in
Section 9.17. The Plan Administrator shall then conduct a hearing within the next 60 days, at which the claimant may be represented by an attorney or any other representative of his choosing and at which the claimant shall have an opportunity to submit written and oral evidence and arguments in support of his claim. At the hearing (or prior thereto upon 5 business days' written notice to the Plan Administrator), the claimant or his representative shall have an opportunity to review all documents in the possession of the Plan Administrator which are pertinent to the claim at issue and its disallowance. A final disposition of the claim shall be made by the Plan Administrator within 60 days of receipt of the appeal unless there has been an extension of 60 days and shall be communicated in writing to the claimant. Such communication shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the disposition and specific references to the pertinent Plan provisions on which the disposition is based. For all purposes under the Plan, such decision on claims (where no review is requested) and decision on review (where review is requested) shall be final, binding and conclusive on all interested persons as to participation and benefits eligibility, the amount of benefits and as to any other matter of fact or interpretation relating to the Plan.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS


Section 10.1   General Limitations

(A) In order that the Plan be maintained as a qualified plan and trust under the Code, contributions in respect of a Member shall be subject to the limitations set forth in this Section, notwithstanding any other provision of the Plan. The contributions in respect of a Member to which this Section is applicable are his own contributions and/or deferrals and the Employer's contributions.

     For purposes of this Section 10.1, a Member's contributions shall be determined without regard to any rollover contributions as provided in
     Section 402(a)(5) of the Code.

(B) Annual additions to a Member's Account in respect of any Plan Year may not exceed the limitations set forth in Section 415 of the Code, which are incorporated herein by reference. For these purposes, "annual additions" shall have the meaning set forth in Section 415(c)(2) of the Code, as modified elsewhere in the Code and the Regulations, and the limitation year shall mean the Plan Year unless any other twelve-consecutive-month period is designated pursuant to a resolution adopted by the Employer and designated in the Adoption Agreement. If a Member in the Plan also participates in any defined benefit plan (as defined in Sections 414(j) and 415(k) of the Code) maintained by the Employer or any of its Affiliates, in the event that in any Plan Year the sum of the Member's "defined benefit fraction" (as defined in Section 415(e)(2) of the Code) and the Member's "defined contribution fraction" (as defined in Section 415(e)(3) of the Code) exceeds 1.0, the benefit under such defined benefit plan or plans shall be reduced in accordance with the provisions of that plan or those plans, so that the sum of such fractions in respect of the Member will not exceed 1.0. If this reduction does not ensure that the limitation set forth in this Paragraph (B) is not exceeded, then the annual addition to any defined contribution plan, other than the Plan, shall be reduced in accordance with the provisions of that plan but only to the extent necessary to ensure that such limitation is not exceeded.

(C) In the event that, due to forfeitures, reasonable error in estimating a Member's compensation, or other limited facts and circumstances, total contributions and/or deferrals to a Member's Account are found to exceed the limitations of this Section, the TPA, at the direction of the Plan Administrator, shall cause contributions made under Article III in excess of such limitations to be refunded to the affected Member, with earnings thereon, and shall take appropriate steps to reduce, if necessary, the Employer contributions made with respect to those returned contributions. Such refunds shall not be deemed to be withdrawals, loans, or distributions from the Plan. If a Member's annual contributions exceed the limitations contained in Paragraph (B) of this Section after the Member's
     Article III contributions, with earnings thereon, if any, have been refunded to such Member, any Employer supplemental and/or profit sharing contribution to be allocated to such Member in respect of any Contribution Determination Period (including allocations as provided in this Paragraph) shall instead be allocated to or for the benefit of all other Members who are Employees in Employment as of the last day of the Contribution Determination Period as determined under the Adoption Agreement and allocated in the same proportion that each such Member's Salary for such Contribution Determination Period bears to the total Salary for such
     Contribution Determination Period of all such Members or, the TPA may, at the election of the Employer, utilize such excess to reduce the contributions which would otherwise be made for the succeeding Contribution Determination Period by the Employer. If, with respect to any Contribution Determination Period, there is an excess profit sharing contribution, and such excess cannot be fully allocated in accordance with the preceding sentence because of the limitations prescribed in Paragraph (B) of this Section, the amount of such excess which cannot be so allocated shall be allocated to the Employer Credit Account and made available to the Employer pursuant to the terms of Article VI. The TPA, at the direction of the Plan Administrator, in accordance with Paragraph (D) of this Section, shall take whatever additional action may be necessary to assure that contributions to Members' Accounts meet the requirements of this Section.

(D) In addition to the steps set forth in Paragraph (C) of this Section, the Employer may from time to time adjust or modify the maximum limitations applicable to contributions made in respect of a Member under this Section
     10.1 as may be required or permitted by the Code or ERISA prior to or following the date that allocation of any such contributions commences and shall take appropriate action to reallocate the annual contributions which would otherwise have been made but for the application of this Section.

(E) Membership in the Plan shall not give any Employee the right to be retained in the Employment of the Employer and shall not affect the right of the Employer to discharge any Employee.

(F) Each Member, Spouse and Beneficiary assumes all risk in connection with any decrease in the market value of the assets of the Trust Fund. Neither the Employer nor the Trustee guarantees that upon withdrawal, the value of a Member's Account will be equal to or greater than the amount of the Member's own deferrals or contributions, or those credited on his behalf in which the Member has a vested interest, under the Plan.

(G) The establishment, maintenance or crediting of a Member's Account pursuant to the Plan shall not vest in such Member any right, title or interest in the Trust Fund except at the times and upon the terms and conditions and to the extent expressly set forth in the Plan and the Trust Agreement.

(H) The Trust Fund shall be the sole source of payments under the Plan and the Employer, Plan Administrator and TPA assume no liability or responsibility for such payments, and each Member, Spouse or Beneficiary who shall claim the right to any payment under the Plan shall be entitled to look only to the Trust Fund for such payment.

Section 10.2   Top Heavy Provisions

The Plan will be considered a Top Heavy Plan for any Plan Year if it is determined to be a Top Heavy Plan as of the last day of the preceding Plan Year. The provisions of this Section 10.2 shall apply and supersede all other provisions in the Plan during each Plan Year with respect to which the Plan is determined to be a Top Heavy Plan.

(A) For purposes of this Section 10.2, the following terms shall have the meanings set forth below:

     (1) "Affiliate" shall mean any entity affiliated with the Employer within the meaning of Section 414(b), 414(c) or 414(m) of the Code, or pursuant to the IRS Regulations under Section 414(o) of the Code, except that for purposes of applying the provisions hereof with respect to the limitation on contributions, Section 415(h) of the Code shall apply.

     (2) "Aggregation Group" shall mean the group composed of each qualified retirement plan of the Employer or an Affiliate in which a Key Employee is a member and each other qualified retirement plan of the Employer or an Affiliate which enables a plan of the Employer or an Affiliate in which a Key Employee is a member to satisfy Sections 401(a)(4) or 410 of the Code. In addition, the TPA, at the direction of the Plan Administrator, may choose to treat any other qualified retirement plan as a member of the Aggregation Group if such Aggregation Group will continue to satisfy Sections 401(a)(4) and 410 of the Code with such plan being taken into account.

     (3) "Key Employee" shall mean a "Key Employee" as defined in Sections 416(i)(1) and (5) of the Code and the IRS Regulations thereunder. For purposes of Section 416 of the Code and for purposes of determining who is a Key Employee, an Employer which is not a corporation may have "officers" only for Plan Years beginning after December 31, 1985. For purposes of determining who is a Key Employee pursuant to this Subparagraph (3), compensation shall have the meaning prescribed in
          Section 414(s) of the Code, or to the
          extent required by the Code or the IRS Regulations, Section 1.415-2(d) of the IRS Regulations.

     (4)  "Non-Key  Employee"  shall  mean a  "Non-Key  Employee"  as defined in
          Section 416(i)(2) of the Code and the IRS Regulations thereunder.

     (5) "Top Heavy Plan" shall mean a "Top Heavy Plan" as defined in Section 416(g) of the Code and the IRS Regulations thereunder.

(B) Subject to the provisions of Paragraph (D) below, for each Plan Year that the Plan is a Top Heavy Plan, the Employer's contribution (including contributions attributable to salary reduction or similar arrangements) allocable to each Employee (other than a Key Employee) who has satisfied the eligibility requirement(s) of Article II, Section 2, and who is in service at the end of the Plan Year, shall not be less than the lesser of
     (i) 3% of such eligible Employee's compensation (as defined in Section 414(s) of the Code or to the extent required by the Code or the IRS Regulations, Section 1.415-2(d) of the Regulations), or (ii) the percentage at which Employer contributions for such Plan Year are made and allocated on behalf of the Key Employee for whom such percentage is the highest. For the purpose of determining the appropriate percentage under clause (ii), all defined contribution plans required to be included in an Aggregation Group shall be treated as one plan. Clause (ii) shall not apply if the Plan is required to be included in an Aggregation Group which enables a defined benefit plan also required to be included in said Aggregation Group to satisfy Sections 401(a)(4) or 410 of the Code.

(C) If the Plan is a Top Heavy Plan for any Plan Year, and the Employer has elected vesting Schedule 3 or 6 under Article VI, the vested interest of each Member, who is credited with at least one Hour of Employment on or after the Plan becomes a Top Heavy Plan, in the Units allocated to his Account shall not be less than the percentage determined in accordance with the following schedule:

                        Completed                           Vested
                   Years of Employment                    Percentage
                   -------------------                    ----------
                    Less than 2                                0%
                    2 but less than 3                         20%
                    3 but less than 4                         40%
                    4 but less than 5                         60%
                    5 or more                                100%

(D) (1) For each Plan Year that the Plan is a Top Heavy Plan, 1.0 shall be substituted for 1.25 as the multiplicand of the dollar limitation in determining the denominator of the defined benefit plan fraction and of the defined contribution plan fraction for purposes of Section 415(e) of the Code.

     (2)  If, after  substituting "90%" for "60%" wherever the latter appears in
          Section 416(g) of the Code, the Plan is not determined to be a Top Heavy Plan, the provisions of Subparagraph (1) of this Paragraph (D) shall not be applicable if the minimum Employer contribution allocable to any Member who is a Non-Key Employee as specified in Paragraph (B) of this Section is determined by substituting "4%" for 3%.

(E) The TPA shall, to the maximum extent permitted by the Code and in accordance with the IRS Regulations, apply the provisions of this Section
     10.2 by taking into account the benefits payable and the contributions made under any other qualified plan maintained by the Employer, to prevent inappropriate omissions or required duplication of minimum contributions.

Section 10.3   Information and Communications

Each Employer, Member, Spouse and Beneficiary shall be required to furnish the TPA with such information and data as may be considered necessary by the TPA. All notices, instructions and other communications with respect to the Plan shall be in such form as is prescribed from time to time by the TPA, shall be mailed by first class mail or delivered personally, and shall be deemed to have been duly given and delivered only upon actual receipt thereof by the TPA. All information and data submitted by an Employer or a Member, including a Member's birth date, marital status, salary and circumstances of his Employment and termination thereof, may be accepted and relied upon by the TPA. All communications from the Employer or the Trustee to a Member, Spouse or Beneficiary shall be deemed to have been duly given if mailed by first class mail to the address of such person as last shown on the records of the Plan.

Section 10.4   Small Account Balances

Notwithstanding the foregoing provisions of the Plan, if the value of all portions of a Member's Account under the Plan, when aggregated, is equal to or exceeds $3,500, then the Account will not be distributed without the consent of the Member prior to age 65 (at the earliest), but if the aggregate value of all portions of his Account is less than $3,500, then his Account will be distributed as soon as practicable following the termination of Employment by the Member.

Section 10.5   Amounts Payable to Incompetents, Minors or Estates

If the Plan Administrator shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due him or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may be paid to his Spouse, relative or any other person deemed by the Plan Administrator to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Trust Fund therefor.

Section 10.6   Non-alienation of Amounts Payable

Except insofar as may otherwise be required by applicable law, or Article VIII, or pursuant to the terms of a Qualified Domestic Relations Order, no amount payable under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to so alienate shall be void; nor shall the Trust Fund in any manner be liable for or subject to the debts or liabilities of any person entitled to any such amount payable; and further, if for any reason any amount payable under the Plan would not devolve upon such person entitled thereto, then the Employer, in its discretion, may terminate his interest and hold or apply such amount for the benefit of such person or his dependents as it may deem proper. For the purposes of the Plan, a "Qualified Domestic Relations Order" means any judgment, decree or order (including approval of a property settlement agreement) which has been determined by the Plan Administrator, in accordance with procedures established under the Plan, to constitute a Qualified Domestic Relations Order within the meaning of Section 414(p)(1) of the Code. No amounts may be withdrawn under Article VII, and no loans granted under Article VIII, if the TPA has received a document which may be determined following its receipt to be a Qualified Domestic Relations Order prior to completion of review of such order by the Plan Administrator within the time period prescribed for such review by the IRS Regulations.

Section 10.7   Unclaimed Amounts Payable

If the TPA cannot ascertain the whereabouts of any person to whom an amount is payable under the Plan, and if, after 5 years from the date such payment is due, a notice of such payment due is mailed to the address of such person, as last shown on the records of the Plan, and within 3 months after such mailing such person has not filed with the TPA or Plan Administrator written claim therefor, the Plan Administrator may direct in accordance with ERISA that the payment (including the amount allocable to the Member's contributions) be cancelled, and used in abatement of the Plan's administrative expenses, provided that appropriate provision is made for recrediting the payment if such person subsequently makes a claim therefor.

Section 10.8   Leaves of Absence

(A) If the Employer's personnel policies allow leaves of absence for all similarly situated Employees on a uniformly available basis under the circumstances described in Paragraphs (B)(1)-(4) below, then contribution allocations and vesting service will continue to the extent provided in Paragraphs (B)(1)-(4).

(B)  For purposes of the Plan,  there are only four types of approved  Leaves of
     Absence:

     (1) Non-military leave granted to a Member for a period not in excess of one year during which service is recognized for vesting purposes and the Member is entitled to share in any supplemental contributions under Article III or forfeitures under Article VI, if any, on a pro-rata basis, determined by the Salary earned during the Plan Year or Contribution Determination Period; or

     (2) Non-military leave or layoff granted to a Member for a period not in excess of one year during which service is recognized for vesting purposes, but the Member is not entitled to share in any contributions or forfeitures as defined under (1) above, if any, during the period of the leave; or

     (3) To the extent not otherwise required by applicable law, military or other governmental service leave granted to a Member from which he returns directly to the service of the Employer. Under this leave, a Member may not share in any contributions or forfeitures as defined under (1) above, if any, during the period of the leave, but vesting service will continue to accrue; or

     (4) To the extent not otherwise required by applicable law, a military leave granted at the option of the Employer to a Member who is subject to military service pursuant to an involuntary call-up in the Reserves of the U.S. Armed Services from which he returns to the service of the Employer within 90 days of his discharge from such military service. Under this leave, a Member is entitled to share in any contributions or forfeitures as defined under (1) above, if any, and vesting service will continue to accrue. Notwithstanding any provision of the Plan to the contrary, if a Member has one or more loans outstanding at the time of this leave, repayments on such loan(s) may be suspended, if the Member so elects, until such time as the Member returns to the service of the Employer or the end of the leave, if earlier.

Section 10.9   Return of Contributions to Employer

(A) In the case of a contribution that is made by an Employer by reason of a mistake of fact, the Employer may request the return to it of such contribution within one year after the payment of the contribution, provided such refund is made within one year after the payment of the contribution.

(B) In the case of a contribution made by an Employer or a contribution otherwise deemed to be an Employer contribution under the Code, such contribution shall be conditioned upon the deductibility of the contribution by the Employer under Section 404 of the Code. To the extent the deduction for such contribution is disallowed, in accordance with IRS Regulations, the Employer may request the return to it of such contribution within one year after the disallowance of the deduction.

(C) In the event that the IRS determines that the Plan is not initially qualified under the Code, any contribution made incident to that initial qualification by the Employer must be returned to the Employer within one year after the date the initial qualification is denied, but only if the application for the qualification is made by the time prescribed by law for filing the Employer's return for the taxable year in which the Plan is adopted, or such later date as the Secretary of the Treasury may prescribe.

The contributions returned under (A), (B) or (C) above may not include any gains on such excess contributions, but must be reduced by any losses.

Section 10.10   Controlling Law

The Plan and all rights thereunder shall be governed by and construed in accordance with ERISA and the laws of the State of New York.

                                   ARTICLE XI
                             AMENDMENT & TERMINATION

Section 11.1   General

While the Plan is intended to be permanent, the Plan may be amended or terminated completely by the Employer at any time at the discretion of its Board of Directors. Except where necessary to qualify the Plan or to maintain qualification of the Plan, no amendment shall reduce any interest of a Member existing prior to such amendment. Subject to the terms of the Adoption Agreement, written notice of such amendment or termination as resolved by the Board shall be given to the Trustee, the Plan Administrator and the TPA. Such notice shall set forth the effective date of the amendment or termination or cessation of contributions.

Section 11.2   Termination of Plan and Trust

This Plan and any related Trust Agreement shall in any event terminate whenever all property held by the Trustee shall have been distributed in accordance with the terms hereof.

Section 11.3   Liquidation of Trust Assets in the Event of Termination

In the event that the Employer's Board of Directors shall decide to terminate the Plan, or, in the event of complete cessation of Employer contributions, the rights of Members to the amounts standing to their credit in their Accounts shall be deemed fully vested and the Plan Administrator shall direct the Trustee to either continue the Trust in full force and effect and continue so much of the Plan in full force and effect as is necessary to carry out the orderly distribution of benefits to Members and their Beneficiaries upon retirement, Disability, death or termination of Employment; or (a) reduce to cash such part or all of the Plan assets as the Plan Administrator may deem appropriate; (b) pay the liabilities, if any, of the Plan; (c) value the remaining assets of the Plan as of the date of notification of termination and proportionately adjust Members' Account balances; (d) distribute such assets in cash to the credit of their respective Accounts as of the notification of the termination date; and
(e) distribute all balances which have been segregated into a separate fund to the persons entitled thereto; provided that no person in the event of termination shall be required to accept distribution in any form other than cash.

Section 11.4   Partial Termination

The Employer may terminate the Plan in part without causing a complete termination of the Plan. In the event a partial termination occurs, the Plan Administrator shall determine the portion of the Plan assets attributable to the Members affected by such partial termination and the provisions of Section 11.3 shall apply with respect to such portion as if it were a separate fund.

Section 11.5   Power to Amend

(A) Subject to Section 11.6, the Employer, through its Board of Directors, shall have the power to amend the Plan in any manner which it deems desirable, including, but not by way of limitation, the right to change or modify the method of allocation of such contributions, to change any provision relating to the distribution of payment, or both, of any of the assets of the Trust Fund. Further, the Employer may (i) change the choice of options in the Adoption Agreement; (ii) add overriding language in the Adoption Agreement when such language is necessary to satisfy Section 415 or Section 416 of the Code because of the required aggregation of multiple plans; and (iii) add certain model amendments published by the IRS which specifically provide that their adoption will not cause the Plan to be treated as individually designed. An Employer that amends the Plan for any other reason, including a waiver of the minimum funding requirement under
     Section 412(d) of the Code, will be considered to have an individually designed plan.

     Any amendment shall become effective upon the vote of the Board of Directors of the Employer, unless such vote of the Board of Directors of the Employer specifies the effective date of the amendment.

     Such effective date of the amendment may be made retroactive to the vote of the Board of Directors, to the extent permitted by law.

(B) The Employer expressly recognizes the authority of the Sponsor, Pentegra Services, Inc., to amend the Plan from time to time, except with respect to elections of the Employer in the Adoption Agreement, and the Employer shall be deemed to have consented to any such amendment. The Employer shall receive a written instrument indicating the amendment of the Plan and such amendment shall become effective as of the date of such instrument. No such amendment shall in any way impair, reduce or affect any Member's vested and nonforfeitable rights in the Plan and Trust.

Section 11.6 Solely for Benefit of Members, Terminated Members and their Beneficiaries

No changes may be made in the Plan which shall vest in the Employer, directly or indirectly, any interest, ownership or control in any of the present or subsequent assets of the Trust Fund.

No part of the funds of the Trust other than such part as may be required to pay taxes, administration expenses and fees, shall be reduced by any amendment or be otherwise used for or diverted to purposes other than the exclusive benefit of Members, retired Members, Former Members, and their Beneficiaries, except as otherwise provided in Section 10.9 and under applicable law.

No amendment shall become effective which reduces the nonforfeitable percentage of benefit that would be payable to any Member if his Employment were to terminate and no amendment which modifies the method of determining that percentage shall be made effective with respect to any Member with at least three Years of Service unless such member is permitted to elect, within a reasonable period after the adoption of such amendment, to have that percentage determined without regard to such amendment.

Section 11.7   Successor to Business of the Employer

Unless this Plan and the related Trust Agreement be sooner terminated, a successor to the business of the Employer by whatever form or manner resulting may continue the Plan and the related Trust Agreement by executing appropriate supplementary agreements and such successor shall thereupon succeed to all the rights, powers and duties of the Employer hereunder. The Employment of any Employee who has continued in the employ of such successor shall not be deemed to have terminated or severed for any purpose hereunder if such supplemental agreement so provides.

Section 11.8   Merger, Consolidation and Transfer

The Plan shall not be merged or consolidated, in whole or in part, with any other plan, nor shall any assets or liabilities of the Plan be transferred to any other plan unless the benefit that would be payable to any affected Member under such plan if it terminated immediately after the merger, consolidation or transfer, is equal to or greater than the benefit that would be payable to the affected Member under this Plan if it terminated immediately before the merger, consolidation or transfer.

Section 11.9   Revocability

This Plan is based upon the condition precedent that it shall be approved by the Internal Revenue Service as qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code. Accordingly, notwithstanding anything herein to the contrary, if a final ruling shall be received in writing from the IRS that the Plan does not initially qualify under the terms of Sections 401(a) and 501(a) of the Code, there shall be no vesting in any Member of assets contributed by the Employer and held by the Trustee under the Plan. Upon receipt of notification from the IRS that the Plan fails to qualify as aforesaid, the Employer reserves the right, at its option, to either amend the Plan in such manner as may be necessary or advisable so that the Plan may so qualify, or to withdraw and terminate the Plan.

Upon the event of withdrawal and termination, the Employer shall notify the Trustee and provide the Trustee with a copy of such ruling and the Trustee shall transfer and pay over to the Employer all of the net assets contributed by the Employer pursuant to the Plan which remain after deducting the proper expense of termination and the Trust Agreement shall thereupon terminate. For purposes of this Article XI, "final ruling" shall mean either (1) the initial letter ruling from the District Director in response to the Employer's original application for such a ruling, or (2) if such letter ruling is unfavorable and a written appeal is taken or protest filed within 60 days of the date of such letter ruling, it shall mean the ruling received in response to such appeal or protest.

If the Plan is terminated, the Plan Administrator shall promptly notify the IRS and such other appropriate governmental authority as applicable law may require. Neither the Employer nor its Employees shall make any further contributions under the Plan after the termination date, except that the Employer shall remit to the TPA a reasonable administrative fee to be determined by the TPA for each Member with a balance in his Account to defray the cost of implementing its termination. Where the Employer has terminated the Plan pursuant to this Article, the Employer may elect to transfer assets from the Plan to a successor plan qualified under Section 401(a) of the Code in which event the Employer shall remit to the TPA an additional administrative fee to be determined by the TPA to defray the cost of such transfer transaction.

                        TRUSTS ESTABLISHED UNDER THE PLAN


Assets of the Plan are held in trust under separate Trust Agreements with the Trustee or Trustees. Any Eligible Employee or Member may obtain a copy of these Trust Agreements from the Plan Administrator.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the Plan by the Employer, the Employer has caused these presents to be executed on its behalf and its corporate seal to be hereunder affixed as of the day of , 19 .


ATTEST:


                                       By

                Clerk

                             ADOPTION AGREEMENT
                                    FOR
                          [  NAME OF EMPLOYER  ]
              EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST




Name of Employer:
                 ---------------------------------------------------------------

Address:
                 ---------------------------------------------------------------

Telephone Number:
                 ---------------------------------------------------------------

Contact Person:
                 ---------------------------------------------------------------

Name of Plan:    [  Name of Employer  ] Employees' Savings & Profit Sharing Plan
                 ---------------------------------------------------------------
                 and Trust
                 ---------------------------------------------------------------


THIS ADOPTION AGREEMENT, upon execution by the Employer and the Trustee, and subsequent approval by a duly authorized representative of Pentegra Services, Inc. (the "Sponsor"), together with the Sponsor's Employees' Savings & Profit Sharing Plan and Trust Agreement (the "Agreement"), shall constitute the [ Name of Employer ] Employees' Savings & Profit Sharing Plan and Trust (the "Plan"). The terms and provisions of the Agreement are hereby incorporated herein by this reference; provided, however, that if there is any conflict between the Adoption Agreement and the Agreement, this Adoption Agreement shall control.

The elections hereinafter made by the Employer in this Adoption Agreement may be changed by the Employer from time to time by written instrument executed by a duly authorized representative thereof; but if any other provision hereof or any provision of the Agreement is changed by the Employer other than to satisfy the requirements of Section 415 or 416 of the Internal Revenue Code of 1986, as amended (the "Code"), because of the required aggregation of multiple plans, or if as a result of any change by the Employer the Plan fails to obtain or retain its tax-qualified status under Section 401(a) of the Code, the Employer shall be deemed to have amended the Plan evidenced hereby and by the Agreement into an individually designed plan, in which event the Sponsor shall thereafter have no further responsibility for the tax-qualified status of the Plan. However, the Sponsor may amend any term, provision or definition of this Adoption Agreement or the Agreement in such manner as the Sponsor may deem necessary or advisable from time to time and the Employer and the Trustee, by execution hereof, acknowledge and consent thereto. Notwithstanding the foregoing, no amendment of this Adoption Agreement or of the Agreement shall increase the duties or responsibilities of the Trustee without the written consent thereof.

 I.  Effect of Execution of Adoption Agreement

     The Employer, upon execution of this Adoption Agreement by a duly authorized representative thereof, (choose 1 or 2):

     1. ___ Establishes as a new plan the  [  Name  of  Employer  ]   Employees'
            Savings & Profit Sharing Plan and Trust, effective ___________, 19__ (the "Effective Date").

     2. ___ Amends its existing defined contribution plan and trust (____________[ Name of Plan ]____________) dated _______, 19__, in its entirety into the [ Name of Employer ] Employees' Savings & Profit Sharing Plan and Trust, effective ___________, 19__, except as otherwise provided herein or in the Agreement (the "Effective Date").

II.  Definitions

     A.    Employer

           1. "Employer," for purposes of the Plan, shall mean:

                                      [  Name of Employer  ]
              ------------------------------------------------------------------

           2. The Employer is (choose whichever may apply):

              (a) ___ A member  of  a  controlled  group  of  corporations under
                      Section 414(b) of the Code.

              (b) ___ A member of a group of entities under common control under
                      Section 414(c) of the Code.

              (c) ___ A member of  an  affiliated  service  group  under Section
                      414(m) of the Code.

              (d) ___ A corporation.

              (e) ___ A sole proprietorship or partnership.

              (f) ___ A Subchapter S corporation.

           3. Employer's Taxable Year Ends on ____________________.

           4. Employer's Federal Taxpayer Identification Number is ____-_______.

           5. Employer's Plan Number is (enter 3-digit number) .

     B.    "Entry Date" means the first day of the (choose 1 or 2):

           1. ___ Calendar month coinciding with or next following the date the Employee satisfies the Eligibility requirements described in
                  Section III.

           2. ___ Calendar quarter (January 1, April 1, July 1, October 1) coinciding with or next following the date the Employee satisfies the Eligibility requirements described in Section III.

     C.    "Member" means an Employee enrolled in the membership of the Plan.

     D.    "Normal Retirement Age" means (choose 1 or 2):

           1. ___ Attainment of age ___ (select an age not less than 55 and not greater than 65).

           2. ___ Later of: (i)attainment of age 65 or (ii)the fifth anniversary of the date the Member commenced participation in the Plan.

     E. "Normal Retirement Date" means the first day of the first calendar month coincident with or next following the date upon which a Member attains his or her Normal Retirement Age.

     F. "Plan Year" means the twelve (12) consecutive month period ending on (month/day).

     G.   "Salary" for benefit purposes under the Plan means (choose 1, 2 or 3):

           1. ___ Total taxable compensation as reported on Form W-2 (exclusive of any compensation deferred from a prior year).

           2. ___ Basic Salary only.

           3. ___ Basic Salary plus one or more of the following (if 3 is chosen, then choose (a), (b), (c) or (d), whichever shall apply):

                  (a) ___ Commissions not in excess of $______________

                  (b) ___ Commissions  to  the  extent  that  Basic  Salary plus
                          Commissions do not exceed $_______________

                  (c) ___ Overtime

                  (d) ___ Overtime and bonuses

           Note: Member pre-tax contributions to a Section 401(k) plan are always included in Plan Salary.

                  Member pre-tax contributions to a Section 125 cafeteria plan are also to be included in Plan Salary, unless the Employer elects to exclude such amounts by checking this line .

III. Eligibility Requirements

     A. All Employees shall be eligible to participate in the Plan in accordance with the provisions of Article II of the Plan, except the following Employees shall be excluded (choose whichever shall apply):

           1. ___ Employees who have not attained age 21.

           2. ___ Employees who have not, during the __ consecutive month period (1-11, 12 or 24) beginning with an Employee's Date of Employment, Date of __________ Reemployment or any anniversary thereof, completed ____ number of Hours of Service (determined by multiplying the number of months above by 831/3).

                  Note: Employers which permit Members to make pre-tax elective deferrals to the Plan (see V.A.3.) may not elect a 24 month eligibility period.

           3. ___ Employees included in a unit of Employees covered by a collective bargaining agreement, if retirement benefits were the subject of good faith bargaining between the Employer and Employee representatives.

           4. ___ Employees who are nonresident aliens and who receive no earned income from the Employer which constitutes income from sources within the United States.

           5. ___ Employees included in the following job classifications:

                  (a) ___ Hourly Employees
                  (b) ___ Salaried Employees

           6. ___ Employees of the following employers which are aggregated under Section 414(b), 414(c) or 414(m) of the Code:

                  ______________________________________________________________
                  ______________________________________________________________
                  ______________________________________________________________


     Note: If no entries are made above, all Employees shall be eligible to participate in the Plan on the later of: (i) the Effective Date or
           (ii) the first day of the calendar month or calendar quarter (as designated by the Employer in Section II.D.) coinciding with or immediately following the Employee's Date of Employment or, as applicable, Date of Reemployment.

     B.    Such Eligibility   Computation  Period  established  above  shall  be
           applicable to (choose 1 or 2):

           1. ___ Both present and future Employees.

           2. ___ Future Employees only.

     C. Such Eligibility requirements established above shall be (choose 1 or 2):

           1. ___ Applied to the designated Employee group on and after the Effective Date of the Plan.

           2. ___ Waived for the ____ consecutive monthly period (may not exceed
                  12) beginning on the Effective Date of the Plan.

IV.  Hours of Employment and Prior Employment Credit

     A. The number of Hours of Employment with which an Employee or Member is credited shall be (choose 1 or 2):

           1. ___ The actual number of Hours of Employment. (Hour of Service Method)

           2. ___ 83 1/3 Hours of Employment for every month of Employment. (Elapsed Time Method)

           Note: This election is relevant if you selected an eligibility requirement under III.A.2. or a vesting schedule under VIII.A. other than immediate vesting.

     B.    Prior Employment Credit:

              ___ Employment with the following  entity  or  entities  shall  be included for eligibility and vesting purposes:

           Note: If this Plan is a continuation of a Predecessor Plan, service under the Predecessor Plan shall be counted as Employment under this Plan.

           _____________________________________________________________________
           _____________________________________________________________________
           _____________________________________________________________________

V.   Contributions

     Note: Annual Member   pre-tax   elective   deferrals,   Employer   matching
           contributions, Employer basic contributions, Employer supplemental contributions, Employer profit sharing contributions and Employer Qualified Non-Elective contributions, in the aggregate, may not exceed 15% of all Members' Salary (excluding from Salary Member pre-tax elective deferrals).

     A. Employee Contributions (fill in 1 and/or 6 if applicable; choose 2 or 3; 4 or 5):

           1. ___ The maximum amount of monthly contributions a Member may make to the Plan is ___% (1-20) of the Member's monthly Salary.

           2. ___A Member may make pre-tax elective deferrals to the Plan, based on multiples of 1% of monthly Salary.

           3. ___ A Member may not make pre-tax elective deferrals to the Plan.

           4. ___ A Member may make after-tax contributions to the Plan, based on multiples of 1% of monthly Salary.

           5. ___ A Member may not make after-tax contributions to the Plan.

           6. ___ An Employee may allocate a rollover contribution to the Plan prior to satisfying the Eligibility requirements described above.

     B.    A Member may change his or her contribution rate (choose 1, 2 or 3):

           1. ___ 1 time per pay period.

           2. ___ 1 time per calendar month

           3. ___ 1 time per calendar quarter.


     C. Employer Matching Contributions (fill in 1 if applicable; and choose 2, 3, 4 or 5):

           1. ___ The Employer matching contributions under 2, 3 or 4 below shall based on the Member's contributions not in excess of__% (1-20 but not in excess of the percentage specified in A.1. above) of the Member's Salary.

           2. ___ The Employer shall allocate to each contributing Member's Account an amount equal to ____% (based on 1% increments not to exceed 200%) of the Member's contributions for that month.

           3. ___ The Employer shall allocate to each contributing Member's Account an amount determined in accordance with the following schedule:

                      Years of Employment                     Matching %
                      -------------------                     ----------
                      Less than 3                                 50%
                      At least 3, but less than 5                 75%
                      5 or more                                  100%

           4. ___ The Employer shall allocate to each contributing Member's Account an amount determined in accordance with the following schedule:

                      Years of Employment                     Matching %
                      -------------------                     ----------
                      Less than 3                                100%
                      At least 3, but less than 5                150%
                      5 or more                                  200%

           5. ___ No Employer matching contributions will be made to the Plan.


     D.    Employer Basic Contributions (choose 1 or 2):

           1. ___ The Employer shall allocate an amount equal to ____% (based on 1% increments not to exceed 15%) of Member's Salary for the month to (choose (a) or (b)):

                  (a) ___ The Accounts of all Members

                  (b) ___ The Accounts of all Members who were employed with the
                          Employer on the last day of such month.

           2. ___ No Employer basic contributions will be made to the Plan.

     E.    Employer Supplemental Contributions:

           The Employer may make supplemental contributions for any Plan Year in accordance with Section 3.7 of the Plan.

     F.    Employer Profit Sharing Contributions (Choose 1, 2, 3, 4, or 5):

           1. ___ No Employer Profit Sharing Contributions will be made to the Plan.

           Non-Integrated Formula
           ----------------------

           2. ___ Profit sharing contributions shall be allocated to each Member in the same ratio as each Member's Salary during such Contribution Determination Period bears to the total of such Salary of all Members.

           3. ___ Profit sharing contributions shall be allocated to each Member in the same ratio as each Member's Salary for the portion of the Contribution Determination Period during which the Member satisfied the Employer's eligibility requirement(s) bears to the total of such Salary of all Members.

           Integrated Formula
           ------------------

           4. ___ Profit sharing contributions shall be allocated to each Member's Account in a uniform percentage (specified by the Employer as _____%) of each Member's Salary during the Contribution Determination Period up to the Social Security Taxable Wage Base as defined in Section ___ of the Plan ("Base Salary") for the Plan Year that includes such Contribution Determination Period, plus a uniform percentage(specified by the Employer as _____%) of each Member's Salary for the Contribution Determination Period in excess of the Social Security Taxable Wage Base ("Excess Salary") for the Plan Year that includes such Contribution Determination Period, in accordance with Article III of the Plan.

           5. ___ Profit sharing contributions shall be allocated to each Member's Account in a uniform percentage (specified by the Employer as _____%) of each Member's Salary for the portion of the Contribution Determination Period during which the Member satisfied the Employer's eligibility requirement(s), if any, up to the Base Salary for the Plan Year that includes such Contribution Determination Period, plus a uniform percentage (specified by the Employer as ____%) of each Member's Excess Salary for the portion of the Contribution Determination
                  Period during which the Member satisfied the Employer's eligibility requirement(s) in accordance with Article III of the Plan.

     G.    Allocation of Employer Profit Sharing Contributions:

           In accordance with Section V, G above, a Member shall be eligible to share in Employer Profit Sharing Contributions, if any, as follows (choose 1 or 2):

          1. ___ A Member shall be eligible for an allocation of Employer Profit Sharing Contributions for a Contribution Determination Period in all events.

           2. ___ A Member shall be eligible for an allocation of Employer Profit Sharing Contributions for a Contribution Determination Period only if he or she (choose (a), (b) or (c) whichever shall apply):

                  (a) ___ is  employed  on  the  last  day  of  the Contribution
                          Determination Period or retired, died or became totally and permanently disabled prior to the last day of the Contribution Determination Period.

                  (b) ___completed 1,000 Hours of Employment if the Contribution
                          Determination Period is a period of 12 months (250 Hours of Employment if the Contribution Determination Period is a period of 3 months) or retired, died or became totally and permanently disabled prior to the last day of the Contribution Determination Period.

                  (c) ___ is  employed  on  the  last  day  of  the Contribution
                          Determination Period and, if such period is 12 months, completed 1,000 Hours of Employment (250 Hours of Employment if the Contribution Determination Period is a period of 3 months) or retired, died or became totally and permanently disabled prior to the last day of the Contribution Determination Period.

     H. "Contribution Determination Period" for purposes of determining and allocating Employer profit sharing contributions means (choose 1,2, 3 or 4):

           1. ___ The Plan Year.

           2. ___ The Employer's Fiscal Year (defined as the Plan's "limitation year") being the twelve (12) consecutive month period commencing _______ (month/day) and ending _______ (month/day).

           3. ___ The three (3) consecutive monthly periods that comprise each of the Plan Year quarters.

           4. ___ The three (3) consecutive monthly periods that comprise each of the Employer's Fiscal Year quarters.(Employer's Fiscal Year is the twelve (12) consecutive month period commencing _______ (month/day) and ending _______ (month/day).)

     I.    Employer Qualified Nonelective Contributions:

           The Employer may make qualified nonelective contributions for any Plan Year in accordance with Section 3.9 of the Plan.

VI.  Investment Funds

     The Employer hereby appoints Barclays Global Investors, N.A. to serve as Investment Manager under the Plan.

      The Employer hereby selects the following Investment Funds to be made available under the Plan (choose whichever shall apply) and consent to the lending of securities by such funds to brokers and other borrowers. The Employer agrees and acknowledges that the selection of Investment Funds made in this Section VI is solely its responsibility, and no other person, including the Sponsor or Investment Manager, has any discretionary authority or control with respect to such selection process. The Employer hereby holds Investment Manager harmless from, and indemnifies it against, any liability Investment Manager may incur with respect to such Investment Funds so long as Investment Manager is not negligent and has not breached its fiduciary duties.

      1.                 S&P 500 Stock Fund
           -----
      2.                 Stable Value Fund
           -----
      3.                 S&P MidCap Stock Fund
           -----
      4.                 Money Market Fund
           -----
      5.                 Government Bond Fund
           -----
      6.                 International Stock Fund
           -----
      7.                 Asset Allocation Funds (3)
           -----
                  o   Income Plus
                  o   Growth & Income
                  o   Growth
      8.             (Name of Employer) Stock Fund (the "Employer Stock Fund")
           -----
      9.             (Name of Employer) Certificate of Deposit Fund
           -----


VII. Employer Securities

      A.   If the Employer  makes  available an Employer  Stock Fund pursuant to
           Section VI of this Adoption Agreement, then voting and tender offer rights with respect to Employer Stock shall be delegated and exercised as follows (choose 1 or 2):

           1. ___ Each Member shall be entitled to direct the Plan Administrator as to the voting and tender offer rights involving Employer Stock held in such Member's Account, and the Plan Administrator shall follow or cause the Trustee to follow such directions. If a Member fails to provide the Plan Administrator with directions as to voting or tender offer rights, the Plan Administrator shall exercise those rights as it determines in its discretion and shall direct the Trustee accordingly.

           2. ___ The Plan Administrator shall direct the Trustee as to the voting of all Employer Stock and as to all rights in the event of a tender offer involving such Employer Stock.

VIII. Investment Direction

      A. Members shall be entitled to designate what percentage of employee contributions and employer contributions made on their behalf will be invested in the various Investment Funds offered by the Employer as specified in Section VI of this Adoption Agreement; provided, however, that the following portions of a Member's Account must be invested in the Employer Stock Fund or, if applicable, the Employer Certificate of Deposit Fund (choose whichever shall apply):

           1. ___ Employer Profit Sharing Contributions

           2. ___ Employer Matching Contributions

           3. ___ Employer Basic Contributions

           4. ___ Employer Supplemental Contributions

           5. ___ Employer Qualified Nonelective Contributions

      B. Amounts invested in the Employer Stock Fund or, if applicable, the Employer Certificate of Deposit Fund may not be transferred to any other Investment Fund.

           1. ___ Notwithstanding this election in B, a Member may transfer such amounts upon (choose whichever may apply):

                  (a) ___ the attainment of age ____ (insert 45 or greater)

                  (b) ___ the completion of ____ (insert 10 or greater) years of employment

                  (c) ___ the  attainment  of age plus years of employment equal to _____ (insert 55 or greater)

      C. A Member may change his or her investment direction (choose 1, 2, or 3):

           1.            1 time per business day.
                -----
           2.            1 time per calendar month.
                -----
           3.            1 time per calendar quarter.
                -----

      D.   If a Member  fails to make an  effective  investment  direction,  the
           Member's contributions and employer contributions made on the Member's behalf shall be invested in ________________________________
           (insert one of the Investment Funds selected in Section VI of this Adoption Agreement).

IX.   Vesting Schedules; Years of Employment for Vesting Purposes

      A.   (Choose 1, 2, 3, 4, 5, 6 or 7)

                     Schedule       Years of Employment           Vested %
                     --------       -------------------           --------
           1. ___   Immediate        Upon Enrollment               100%

                     Schedule       Years of Employment        Vested %
                     --------       -------------------        --------
           2. ___  2-6 Year Graded   Less than 2                    0%
                                     2 but less than 3             20%
                                     3 but less than 4             40%
                                     4 but less than 5             60%
                                     5 but less than 6             80%
                                     6 or more                    100%

           3. ___  5-Year Cliff      Less than 5                    0%
                                     5 or more                    100%

           4. ___  3-Year Cliff     Less than 3                    0%
                                     3 or more                   100%

           5. ___  4-Year Graded    Less than 1                    0%
                                     1 but less than 2            25%
                                     2 but less than 3            50%
                                     3 but less than 4            75%
                                     4 or more                   100%

           6. ___  3-7 Year Graded   Less than 3                   0%
                                     3 but less than 4            20%
                                     4 but less than 5            40%
                                     5 but less than 6            60%
                                     6 but less than 7            80%
                                     7 or more                   100%

           7. ___  Other             Less than______               0%
                                     ___ but less than ____      ___%
                                     ___ but less than ____      ___%
                                     ___ but less than ____      ___%
                                     ___ but less than ____      ___%
                                     ___ or more                 100%

     B. With respect to the schedules listed above, the Employer elects (choose 1, 2, 3 and 4; or 5):

           1. Schedule ___ solely with respect to Employer matching
                           contributions.
           2. Schedule ___ solely with respect to Employer basic contributions.
           3. Schedule ___ solely with respect to Employer supplemental contributions.
           4. Schedule ___ solely with respect to Employer profit sharing contributions.
           5. Schedule ___ with respect to all Employer contributions.

           NOTE: Notwithstanding any election by the Employer to the contrary, each Member shall acquire a 100% vested interest in his Account attributable to all Employer contributions made to the Plan upon the earlier of (i) attainment of Normal Retirement Age, (ii) approval for disability or (iii) death. In addition, a Member shall at all times have a 100% vested interest in the Employer Qualified Non-Elective Contributions, if any, and in the pre-tax elective deferrals and nondeductible after-tax Member Contributions.

      C.   Years of Employment Excluded for Vesting Purposes

           The following Years of Employment shall be disregarded for vesting purposes (choose whichever shall apply):

           1. ___ Years of Employment during any period in which neither the Plan nor any predecessor plan was maintained by the Employer.

           2. ___ Years of Employment of a Member prior to attaining age 18.

 X.   Withdrawal Provisions

      A. The following portions of a Member's Account will be eligible for in-service withdrawals, subject to the provisions of Article VII of the Plan (choose whichever shall apply):

           1. ___ Employee after-tax contributions and the earnings thereon. In-service withdrawals permitted only in the event of (choose whichever shall apply):

                  (a) ___ Hardship.
                  (b) ___ Attainment of age 59 1/2.


           2. ___ Employee pre-tax elective deferrals and the earnings  thereon.

                  Note: In-service withdrawals of all employee pre-tax elective deferrals and earnings thereon as of December 31, 1988 are permitted only in the event of hardship or attainment of age 59 1/2. In-service withdrawals of earnings after December 31, 1988 are permitted only in the event of attainment of age 59 1/2.

           3. ___ Employee rollover  contributions  and  the  earnings  thereon.

                  In-service withdrawals permitted only in the event of (choose whichever shall apply):

                  (a) ___ Hardship.
                  (b) ___ Attainment of age 59 1/2.

           4. ___ Employer  matching  contributions  and  the  earnings thereon.

                  In-service withdrawals permitted only in the event of (choose whichever shall apply):

                  (a) ___ Hardship.
                  (b) ___ Attainment of age 59 1/2.

           5. ___ Employer basic contributions and the earnings thereon.

                  In-service withdrawals permitted only in the event of (choose whichever shall apply):

                  (a) ___ Hardship.
                  (b) ___ Attainment of age 59 1/2.

           6. ___ Employer supplemental contributions and the earnings thereon.

                  In-service withdrawals permitted only in the event of (choose whichever shall apply):

                  (a) ___ Hardship.
                  (b) ___ Attainment of age 59 1/2.

           7. ___ Employer profit sharing contributions and the earnings thereon.

                  In-service withdrawals permitted only in the event of (choose whichever shall apply):

                  (a) ___ Hardship.
                  (b) ___ Attainment of age 59 1/2.

           8. ___ Employer qualified nonelective contributions and earnings thereon.

                  Note: In-service withdrawals of all employer qualified nonelective contributions and earnings thereon are permitted only in the event of attainment of age 59 1/2

           9. ___ No in-service withdrawals shall be allowed.

     B. Notwithstanding any elections made in Subsection A of this Section X above, the following portions of a Member's Account shall be excluded from eligibility for in-service withdrawals (choose whichever shall apply):

           1. ___ Employer contributions, and the earnings thereon, credited to the Employer Stock Fund or, if applicable, the Employer Certificate of Deposit Fund.

           2. ___ All contributions and/or deferrals, and the earnings thereon, credited to the Employer Stock Fund or, if applicable, the Employer Certificate of Deposit Fund.

           3. ___ Other: _______________________________________________________

XI.  Distribution Option (choose whichever shall apply)

     1. ___ Lump Sum and partial lump sum payments only.

     2. ___ Lump Sum and partial lump sum payments plus one or more of the following (choose (a) and /or (b)):

            (a) ___ Installment payments.
            (b) ___ Annuity payments.

     3. ___ Distributions in kind of Employer Stock.

XII. Loan Program (choose 1, 2 or 3)

     1. ___ No loans will be permitted from the Plan.

     2. ___ Loans will be permitted from the Member's Account.

     3. ___ Loans will be permitted from the Member's Account, excluding (choose whichever shall apply):

                  (a) Employer Profit sharing  contributions  and  the  earnings thereon.

                  (b) Employer matching contributions and the earnings thereon.

                  (c) Employer basic contributions and the earnings thereon.

                  (d) Employer  supplemental  contributions  and   the  earnings
                      thereon.

                  (e) Employee after-tax contributions and the earnings thereon.

                  (f) Employee  pre-tax  elective  deferrals  and  the  earnings thereon.

                  (g) Employee rollover contributions and the earnings thereon.

                  (h) Employer  qualified   nonelective  contributions  and  the
                      earnings thereon.

                  (i) Any amounts to the extent  invested in the Employer  stock fund.

XIII. Additional Information

      If additional space is needed to select or describe an elective feature of the Plan, the Employer should attach additional pages and use the following format:

      The following is hereby made a part of Section --- of the Adoption Agreement and is thus incorporated into and made a part of the [Plan Name]

      Signature of Employer's Authorized Representative_________________________

      Signature of Trustee______________________________________________________

      Supplementary Page _____ of [total number of pages].

XIV.  Plan Administrator

      The Named Plan Administrator under the Plan shall be the (choose 1, 2, 3 or 4):

      Note:    Pentegra Services, Inc. may not be appointed Plan Administrator.

      1. ___ Employer

      2. ___ Employer's Board of Directors

      3. ___ Plan's Administrative Committee

      4. ___ Other (if chosen, then provide the following information)

                 Name:________________________________________________
                 Address:_____________________________________________
                 Tel No:______________________________________________
                 Contact:_____________________________________________

             Note: If no Named Plan Administrator is designated above, the Employer shall be deemed the Named Plan Administrator.

XV.   Trustee

      The Employer hereby appoints The Bank of New York to serve as Trustee for all Investment Funds under the Plan except the Employer Stock Fund.

      The Employer hereby appoints the following person or entity to serve as Trustee under the Plan for the Employer Stock Fund.*

      Name:_____________________________________________________________________
      Address:__________________________________________________________________
      Telephone No:__________________ Contact:__________________________________


                    ____________________________________________________________
                                         Signature of Trustee
                   (Required only if the Employer is serving as its own Trustee)

      * Subject to approval by The Bank of New York, if The Bank of New York is appointed as Trustee for the Employer Stock Fund.

      The Employer hereby appoints The Bank of New York to serve as Custodian under the Plan for the Employer Stock Fund in the event The Bank of New York does not serve as Trustee for such Fund.

                       EXECUTION OF ADOPTION AGREEMENT


By execution of this Adoption Agreement by a duly authorized representative of the Employer, the Employer acknowledges that it has established or, as the case may be, amended a tax-qualified retirement plan into the [ Name of Employer ] Employees' Savings & Profit Sharing Plan and Trust (the "Plan"). The Employer hereby represents and agrees that it will assume full fiduciary responsibility for the operation of the Plan and for complying with all duties and requirements imposed under applicable law, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended. In addition, the Employer represents and agrees that it will accept full responsibility of complying with any applicable requirements of federal or state securities law as such laws may apply to the Plan and to any investments thereunder. The Employer further acknowledges that any opinion letter issued with respect to the Adoption Agreement and the Agreement by the Internal Revenue Service ("IRS") to Pentegra Services, Inc., as sponsor of the Employees' Savings & Profit Sharing Plan, does not constitute a ruling or a determination with respect to the tax-qualified status of the Plan and that the appropriate application must be submitted to the IRS in order to obtain such a ruling or determination with respect to the Plan.

The  failure  to  properly  complete  the  Adoption   Agreement  may  result  in
disqualification of the Plan and Trust evidenced thereby.

The Sponsor will inform the Employer of any amendments to the Plan or Trust Agreement or of the discontinuance or abandonment of the Plan or Trust.

Any inquiries regarding the adoption of the Plan should be directed to the Sponsor as follows:

                                     Pentegra Services, Inc.
                                     108 Corporate Park Drive
                                     White Plains, New York  10604
                                     (914) 694-1300

IN WITNESS WHEREOF, the Employer has caused this Adoption Agreement to be executed by its duly authorized officer this ___ day of ________________, 19___.


                                                    [  Name of Employer  ]


                                                    By:_________________________

                                                    Name:_______________________

                                                    Title:______________________






8/27/97

Exhibit B
                 Annual Return/Report of Employee Benefit Plan
                        (With 100 or more participants)
 This form is required to be filed under sections 104 and 4065 of the Employee Retirement Income Security Act of 1974 and sections, 6039D, 6047(e), 6057(b), and 6058(a) of the Internal Revenue Code, referred to as the Code.
                         -- See separate instructions.

             Form 5500                                       OMB Nos. 1210-0016
     Department of the Treasury                                       1210-0089
      Internal Revenue Service                              --------------------
           --------------
        Department of Labor                                         1996
    Pension and Welfare Benefits
           Administration                                   --------------------
           --------------                                   This Form Is Open to
Pension Benefit Guaranty Corporation                         Public Inspection.
--------------------------------------------------------------------------------
For the calendar  plan year 1996 or fiscal plan year beginning           , 1996,
                           and ending            , 19
--------------------------------------------------------------------------------
If A(l) through A(4), B, C, and/or D, do not apply to     For IRS Use Only
this year's return/report, leave the boxes unmarked.      EP-ID
                                                          ----------------------
A  This return/report is: (1) [ ] the first return/report filed for the plan;
                          (2) [ ] an amended raturn/report;
                          (3) [ ] the final return/report filed for the plan; or
                          (4) [ ] a short plan year return/report (less than
                                  12 months).

   IF ANY INFORMATION ON A PREPRINTED PAGE 1 IS INCORRECT, CORRECT IT. IF ANY INFORMATION IS MISSING, ADD IT. PLEASE USE RFD INK WHEN MAKING THESE CHANGES AND INCLUDE THE PREPRINTED PAGE 1 WITH YOUR COMPLETED RETURN/REPORT.

B  Check here if any information reported in 1a, 2a, 2b, or 5a changed since the last return/report for this plan . . . . . . . . . . . . . . -- [ ]
C If your plan year changed since the last return/report check here. . . -- [ ] D If you filed for an extension of time to file this return/report, check here and attach a copy of the approved extension . . . . . . . . -- [ ]
--------------------------------------------------------------------------------
la Name and address of plan sponsor (employer,    1b  Employer Identification
   if for a single-employer plan)                     number (EIN)
   (Address should include room or suite no.)                13 632-1489
                                                  ------------------------------
                                                  1c  Sponsor's telephone number
                                                            (914) 694-1300
   Board of Directors Financial Institutions      ------------------------------
   Thrift Plan                                    1d  Business code (see
   108 Corporate Park Drive                           instructions, page 20)
   White Plains, New York 10604                                  9319
                                                  ------------------------------
                                                  1e  CUSIP issuer number
                                                                 N/A
--------------------------------------------------------------------------------
2a Name and address of plan administrator         2b  Administrator's EIN
   (if same as plan sponsor, enter "Same")                   13 338-1592
   Mr. Michael J. Reynolds, President of          ------------------------------
   The Financial Institutions Thrift Plan         2c  Administrattor's telephone
   108 Corporate Park Drive                           number
   White Plains, New York 10604                             (914) 694-1300
--------------------------------------------------------------------------------
3 If you are filing this page without the preprinted historical plan information and the name, address, and EIN of the plan sponsor or plan administrator has changed since the last return/report filed for this plan, enter the information from the last return/report in line 3a and/or line 3b and complete line 3c.
 a Sponsor .................................EIN...........Plan number...........
 b Administrator............................EIN.................................
 c If line 3a indicates  a change in  the sponsor's name,  address,  and EIN, is this a change in sponsorship only? (See line 3c on page 8 of the Instructions for the definition of sponsorship.) Enter "Yes" or "No." --
--------------------------------------------------------------------------------
4  ENTITY CODE (if not shown, enter the applicable
   code from Page 8 of the instructions) --           E
--------------------------------------------------------------------------------
5a Name of plan -- Financial Institutions .....   5b  Effective date of plan
   ............... Thrift Plan ................       (mo., day, yr.)
   ............................................              July 1, 1970
--------------------------------------------------------------------------------
   All filers must complete 6a through 6d, as     5c  Three-digit
   applicable.                                        plan number --  333
6a [ ] Welfare benefit plan                       ------------------------------
6b [X] Pension benefit plan                       6    |   |   |   |   |   |   |
   (If the correct codes are not preprinted       ------------------------------
   below, enter the applicable codes from page 8       |   |   |   |   |   |   |
   of the instructions in the boxes.)             ------------------------------

   Multiple Employer Plan -- Other Defined Contribution

6c Pension plan features. (If the correct codes
   are not preprinted below, enter the applicable ------------------------------ pension plan feature codes from page 8 of the C | G | | | | | |
   Instructions In the boxes.)                    ------------------------------

6d [ ] Fringe benefit plan. Attach Schedule F (Form 5500). See Instructions.
--------------------------------------------------------------------------------
Caution: A penalty for the late or incomplete filing of this return/report will be assessed unless reasonable cause is established.
--------------------------------------------------------------------------------
Under penalties of perjury and other penalties set forth in the instructions, I declare that I have examined this return/report, including accompanying schedules and statements, and to the best of my knowledge and belief, it is true, correct, and complete.

Signature of employer/plan sponsor -- ....................... Date -- ..........
Type or print name of individual signing above .................................
Signature of plan administrator -- /s/ Michael J. Reynolds... Date -- ..7/29/97.
Type or print name of individual signing above ...Michael J. Reynolds ..........
--------------------------------------------------------------------------------
For Paperwork Reduction Act Notice, see page 1 of the Instructions.     MGA
                                                                Form 5500 (1996)

Form 5500 (1996)                                                          Page 2
--------------------------------------------------------------------------------
6e Check all applicable investment arrangements below
   (see Instructions on page 9):
   (1) [ ] Master trust                (2) [ ] 103-12 investment entity
   (3) [X] Common/collective trust     (4) [ ] Pooled separate account
   .............................................................................
   .............................................................................
   .............................................................................
   .............................................................................
 f Single-employer plans enter the tax year end of
   the employer in which this plan year ends --    Month .... Day .... Year ....
 g Is any part of this plan funded by an insurance
   contract described in Code section 412(i)? .................. [ ] Yes  [X] No
 h If line 6g is "Yes," was the part subject to the minimum
   funding standards for either of the prior 2 plan years? ..... [ ] Yes  [ ] No
--------------------------------------------------------------------------------
7 Number of participants as of the end of the plan year (welfare plans complete only lines 7a(4), 7b, 7c, and 7d):
 a Active participants: (1) Number fully vested ........ a(1) 11,364
                                                         -----------
                        (2) Number partially vested .... a(2)    647
                                                         -----------
                        (3) Number nonvested ........... a(3)    950
                                                         -----------------------
                        (4) Total ................................. a(4)  12,961
                                                                    ------------
 b Retired or separated participants receiving benefits ...........  b        74
                                                                    ------------
 c Retired or separated participants entitled to future benefits ..  c     5,445
                                                                    ------------
 d Subtotal. Add lines 7a(4), 7b, and 7c ..........................  d    18,480
 e Deceased participants whose beneficiaries are receiving          ------------
   or are entitled to receive benefits ............................  e        12
                                                                    ------------
 f Total. Add lines 7d and 7c .....................................  f    18,492
 g Number of participants with account balances. (Defined           ------------
   benefit plans do not complete this line item.) .................  g    15,563
 h Number of participants that terminated employment during the     ------------
   plan year with accrued benefits that were less than 100% vested   h         0
                                                                    ------------
 i (1) Was any participant(s) separated from service with a deferred     Yes  No
       vested benefit for which a Schedule SSA (Form 5500)          ------------
       is required to be attached? (See instructions.) ............ i(1)       X
   (2) If "Yes," enter the number of separated participants         ------------
       required to be reported --
--------------------------------------------------------------------------------
8a Was this plan ever amended since its effective date?
   If "Yes," complete line 8b ..................................... 8a    X
   If the amendment was adopted in this plan year,                  ------------
   complete lines 8c through 8e.
 b If line 8a is "Yes," enter the date the most recent amendment
   was adopted -- Month ....1... Day ...20... Year ...97...         ------------
 c Did any amendment during the current plan year result in the
   retroactive reduction of accrued benefits for any participants?   c         X
 d During this plan year did any amendment change the information   ------------
   contained in the latest summary plan descriptions or summary
   description of modifications available at the time of amendment?  d    X
 e If line 8d is "Yes," has a summary plan description or summary   ------------
   description of modifications that reflects the plan amendments referred to on line 8d been both furnished to participants
   and filed with the Department of Labor? ........................  e    X
--------------------------------------------------------------------------------
9a Was this plan terminated during this plan year or any prior
   plan year?  If "Yes," enter the year --                          9a         X
 b Were all the plan assets either distributed to participants or   ------------
   beneficiaries, transferred to another plan, or brought under
   the control of PBGC? ...........................................  b         X
 c Was a resolution to terminate this plan adopted during this      ------------
   plan year at any prior plan year? ..............................  c         X
 d If line 9a or line 9c is "Yes," have you received a favorable    ------------
   determination letter from the IRS for the termination? .........  d
 e If line 9d is "No," has a determination letter been requested    ------------
   from the IRS? ..................................................  e
 f If line 9a or line 9c is "Yes," have participants and            ------------
   beneficiaries been notified of the termination or the proposed termination? ...................................................  f
 g If line 9a is "Yes" and the plan is covered by PBGC, is the plan ------------
   continuing to file a PBGC Form 1 and pay premiums until the end of the plan year in which assets are distributed or brought under the control at PBGC? .....................................  g
 h During this plan year, did any trust assets revert to the        ------------
   employer for which the Code section 4980 excise tax is due? ....  h         X
 i If line 9h is "Yes," enter the amount of tax paid with           ------------
   Form 5330 -- $
--------------------------------------------------------------------------------
10a In this plan year, was this plan merged or consolidated into another plan(s), or were assets or liabilities transferred to another plan(s)?
    If "Yes," complete lines 10b through 10e ................ -- [ ] Yes  [X] No
    If "Yes," identify other plan(s)
                         c Employer Identification number(s)    d Plan number(s)
  b Name of plan(s) -- .........................................................
    ............................................................................
  e If required, has a Form 5310-A been filed? .............. -- [ ] Yes  [ ] No
--------------------------------------------------------------------------------
11  Enter the plan funding arrangement    12  Enter the plan benefit arrangement
    code from page 10 of the                  code from page 10 of the
    instructions ................ -- 1        instructions ................ -- 1
--------------------------------------------------------------------------------
                                                                         Yes  No
13a Is this a plan established or maintained pursuant to one        ------------
    or more collective bargaining agreements? ..................... 13a        X
  b If line 13a is "Yes," enter the appropriate six-digit           ------------
    LM number(s) of the sponsoring labor organization(s) (see
    instructions): (1)                    (2)                    (3)
--------------------------------------------------------------------------------
14 If any benefits are provided by an insurance company, insurance service, or similiar organization, enter the number of Schedules A (Form 5500), Insurance Information, attached.
    If none, enter "-0-."

Form 5500 (1996)                                                          Page 3
--------------------------------------------------------------------------------
Welfare Plans Do Not Complete Lines 15 Through 24. Go To Line 25 On Page 4.
--------------------------------------------------------------------------------
15a If this is a defined benefft plan subject to the Minimum             Yes  No
    funding standards for this plan year, is Schedule B (Form 5500) ------------
    required to be attached? (If this is a defined contribution     15a
    plan, leave blank.) ........................................... ------------
  b If this is a defined contribution plan (i.e., money purchase or target benefit), is it subject to the minimum funding
    standards? (If a waiver was granted, see instructions.) (If     ------------
    this is a defined benefit plan, leave blank.) .................   b        X
    If "Yes," complete (1), (2), and (3) below:                     ------------
    (1) Amount of employer contribution required for   ------------
        the plan year under Code section 412 ......... b(l) $
    (2) Amount of contribution paid by the employer    ------------
        for the plan year ............................ b(2) $
        Enter date of last payment by employer --      ------------
        Month ...... Day ...... Year ......
    (3) If (1) is greater than (2), subtract (2) from
        (1) and enter the funding deficiency here;
        otherwise, enter -0-. (If you have a funding   ------------
        deficiency, file Form 5330.)                   b(3) $
--------------------------------------------------------------------------------
16  Has the annual compensation of each participant taken into account under the current plan year been limited as required
    by section 401(a)(17)? (See instructions.) .................... 16    X
--------------------------------------------------------------------------------
17a (1) Did the plan distribute any annuity contracts this year?
        (See instructions.) ....................................... a(1)       X
    (2) If (1) is "Yes," did these contracts contain a requirement that the spouse consent before any distributions under the ------------ contract are made in a form other than a qualified joint and survivor annuity? ..................................... a(2)
  b Did the plan make distributions or loans to married
    participants and beneficiaries without the required consent     ------------
    of the participant's spouse? ..................................  b         X
  c Upon plan amendment or termination, do the accrued benefits
    of every participant include the subsidized benefits that the   ------------
    participant may become entitled to receive subsequent to the
    plan amendment or termination? ................................  c    X
--------------------------------------------------------------------------------
18  Is the plan administrator making an election under section
    412(c)(8) for an amendment adopted after the end of the plan
    year? (See instructions.) ..................................... 18         X
19  If a change in the actuarial funding method was made for the
    plan year pursuant to a Revenue Procedure providing automatic   ------------
    approval for the change, indicate whether the plan sponsor agrees to the change .......................................... 19 N
20  Is the employer electing to compute minimum funding for the     ------------
    plan year using the Transition rule of Code section 412(1)(11)? 20 N
--------------------------------------------------------------------------------
21  Check it you are applying the substantiation guidelines from
    Revenue Procedure 93-42, in completing lines 21a through 21o
    (see instructions) ......................................... [ ]
    If you checked the box, enter the first day of the plan year for which date is being submitted --  Month ... Day ... Year ...
  a Does the employer apply the separate line of business rules of
    Code section 414(r) when testing this plan for the coverage     ------------
    and discrimination tests of Code sections 410(b) and 401(a)(4)? 21a
  b If line 21a is "Yes," enter the total number of separate lines  ------------
    of business claimed by the employer -- ........................
    If more than one separate line of business, see instructions for additional information to attach.
  c Does the employer apply the mandatory disaggregation rules      ------------
    under Income Tax Regulations section 1.41(b)-7(c)? ............  c
    If "Yes," see instructions for additional information to attach.------------ d In testing whether this plan satisfies the coverage and discrimination tests of Code sections 410(b) and 401(a), does the employer aggregate plans? .................................  d
  e Does the employer restructure the plan into component plans to  ------------
    satisfy the coverage and discrimination teats of Code sections
    410(b) and 401(a)(4)? .........................................  e
  f If you meet either of the following exceptions, check the       ------------
    applicable box to tell us which exception you meet and do
    NOT complete the rest of question 21:
    (1) [ ] No highly compensated employee benefited under the plan at any time during the plan year;
    (2) [ ] This is a collectively bargained plan that benefits only collectively bargained employees, no more than 2% of
            whom are professional employees.                        ------------
  g Did any leased employee perform services for the employer at any time during the plan year? ................................  g
  h Enter the total number of employees of the employer. Employer   ------------
    includes entities aggregated with the employer under Code            Number
    section 414(b), (c), or (m). Include leased employees and       ------------
    self-employed individuals .....................................  h
  i Enter the total number of employees excludable because of:      ------------
    (1) failure to meet requirements for minimum age and years of service; (2) cotectively bargained employees; (3) nonresident aliens who receive no earned income from U.S. sources; and
    (4) 500 hours of service/last day rule ........................  i
  j Enter the number of nonexcludable employees. Subtract line 21i  ------------
    from line 21h .................................................  j
  k Do 100% of the nonexcludable employees entered on line 21j      ------------
    benefit under the plan? ....................... [ ] Yes  [ ] No
    If line 21k is "Yes," do NOT complete lines 211 through 21o.    ------------
  l Enter the number of nonexcludable employees (line 21j) who are highly compensated employees ..................................  l
  m Enter the number of nonexcludable employees (line 21j) who      ------------
    benefit under the plan ........................................  m
  n Enter the number of employees entered on line 21m who are       ------------
    highly compensated employees ..................................  n
  o This plan satisfies the coverage requirements on the basis of   ------------
    (check one):
    (1) [ ] The average benefits test
    (2) [ ] The ratio percentage test--Enter percentage--| | | |.|%
--------------------------------------------------------------------------------
Form 5500 (1996)                                                          Page 4
--------------------------------------------------------------------------------
Welfare Plans Go To Line 25 On This Page.                                Yes  No
--------------------------------------------------------------------------------
22a Is it or was it ever intended that this plan qualify under
    Code section 401(a)? If "Yes," complete lines 22b and 22c ..... 22a   X
  b Enter the date of the most recent IRS determination letter      ------------
    -- Month ...August...  Year ...1995...
  c Is a determination letter request pending with the IRS? .......  c         X
--------------------------------------------------------------------------------
23a Does the plan hold any assets that have a fair market value that is not readily determinable on an established market?
    (If "Yes," complete line 23b) (See instructions) .............. 23a        X
  b Were all the assets referred to in line 23a valued for the 1996 ------------
    plan year by an independent third-party appraiser? ............  b
  c If line 23b is "No," enter the value of the assets that were    ------------
    not valued by an independent third-party appraiser for the
    1996 plan year. -- ..................
  d Enter the most recent date the assets on line 23c were valued by an independent third-party appraiser. (If more than one asset, see instructions.) -- Month ...... Day ...... Year ......
    (If this plan does not have ESOP features leave line 23e blank and go to line 24.)
  e If dividends paid on employer securities held by the ESOP were used to make payments on ESOP loans, enter the amount of the
    dividends used to make the payments ...... | 23e |
--------------------------------------------------------------------------------
24  Does the employer/sponsor listed on line 1a of this form
    maintain other qualified pension benefit plans? ............... 24         X
    If "Yes," enter the total number of plans, including this
    plan --
--------------------------------------------------------------------------------
25a Did any person who rendered services to the plan receive directly or indirectly  $5,000 or more in compensation from the plan during the plan year (except for employees of the
    plan who were paid less than $1,000 in each month)? ........... 25a   X
    If "Yes," complete Part I of Schedule C (Form 5500).            ------------
  b Did the plan have any trustees who must be listed in Part II
    of Schedule C (Form 5500)? ....................................  b    X
  c Has there been a termination in the appointment of any person   ------------
    listed on line 25d below? .....................................  c    X
  d If line 25c is "Yes," check the appropriate box(es), answer     ------------
    lines 25e and 25f, and complete Part III of Schedule C (Form 5500):
    (1) [ ] Accountant  (2) [ ] Enrolled actuary  (3) [ ] Insurance carrier
    (4) [ ] Custodian   (5) [ ] Adminisitator     (6) [X] Investment manager
    (7) [ ] Trustee
  e Have there been any outstanding material disputes or matters     -----------
    of disagreement concerning the above termimation? .............   e        X
  f If an accountant or enrolled actuary has been terminated         -----------
    during the plan year, has the terminated accountant/actuary, been provided a copy of the explanation required by Part III of Schedule C (Form 5500) with a notice advising them of their opportunity to submit comments on the explanation directly
    to the DOL? ...................................................   f
  g Enter the number of Schedules C (Form 5500) that are attached.   -----------
    If none, enter -0- --   1
--------------------------------------------------------------------------------
26a Is this plan exempt from the requirement to engage an
    independent qualified public accountant? (see instructions) ...  26a       X
  b If line 26a is "No," attach the accountant's opinion to this     -----------
    return/report and check the appropriate box. This opinion is:
    (1) [X] Unqualified
    (2) [ ] Qualified/disclaimer per Department of LaborRegulations
            29 CFR 2520, 103-8 and/or 2520, 103-12(d)
    (3) [ ] Qualified/disclaimer other
    (4) Adverse
    (5) [ ] Other (explain) .......................................
            .......................................................
            .......................................................
  c If line 26a in "No," does the  accountant's report, including the financial statements and/or notes required to be atached to this return/report disclose (1) errors or irregularities;
    (2) illegal acts; (3) material internal control weaknesses;
    (4) a los contingency indicating that assets are impaired or a liability incurred; (5) significant real estate or other transactions in which the plan and (A) the sponsor, (B) the plan administrator, (C) the employer(s), or (D) the employee organization(s) are jointly involved; (6) that the plan has participated in any related party transactions; or (7) any unusual or infrequent events or transactions occurring
    subsequent to the plan year end that might significantly
    affect the usefulness of the financial statements in assessing   -----------
    the plan's present or future ability to pay benefits? .........   c        X
  d If line 26c, is "Yes," provide the total amount involved in      -----------
    such disclosure --
--------------------------------------------------------------------------------
27  If line 26a is "No," complete the following questions. (You may NOT use "N/A" in response to lines 27a through 27i): If line 27a, 27b, 27c, 27d, 27e, or 27f is checked "Yes," schedules of these items in the format set forth in the instructions are required to be attached to this return/report. Schedule G
    (Form 5500) may be used as specified in the instructions.
    During the plan year:
  a Did the plan have assets held for invement? ...See Rider "A"...  27a  X
  b Were any loans by the plan or fixed income obligations due       -----------
    the plan in default as of the close of the plan year or
    classified during the year as uncollectible? ..................   b        X
  c Were any leases to which the plan was a party in default or      -----------
    classified during the year as uncollectible? ..................   c        X
  d Were any plan transactions or series of transactions in excess   -----------
    of 5% of the content value of plan assets? ....................   d        X
  e Do the notes to the financial statements accompanying the        -----------
    accountant's opinion disclose any nonexempt transactions
    with parties-in-interest? .....................................   e        X
  f Did the plan engage in any nonexempt transactions with           -----------
    parties-in-interest not reported on line 27e? .................   f        X
  g Did the plan hold qualifying employer securities that are not    -----------
    publicly traded? ..............................................   g        X
  h Did the plan purchase or receive any nonpublicly traded          -----------
    securities that ware not appraised in writing by an unrelated
    third party within 3 months prior to their receipt? ...........   h        X
  i Did any person manage plan assets who had a financial interest   -----------
    worth more than 10% in any party providing services to the plan or receive anything of value from any party providing services
    to the plan? ..................................................   i        X
--------------------------------------------------------------------------------

Form 5500 (1996)                                                          Page 5
--------------------------------------------------------------------------------
                                                                         Yes  No
28  Did the Plan acquire individual whole life insurance contracts  ------------
    during the plan year? ......................................... 28         X
--------------------------------------------------------------------------------
29  During the plan year:
  a (1) Was this plan covered by a fidelity bond? If "Yes,"
        complete lines 29a(2) and 29a(3) .......................... 29a(1) X
    (2) Enter amount of bond -- $...500,000........................ ------------
    (3) Enter the name of the surety company -- ...Chubb Group of..
        ........................................Insurance Companies
  b (1) Was there any loss to the plan, whether or not reimbursed,
        caused by fraud or dishonesty? ............................ 29b(1)     X
    (2) If line 29b(l) Is "Yes," enter amount of loss-- $
--------------------------------------------------------------------------------
30a Is the plan covered under the Pension Benefit Guaranty Corporation termination insurance program?
    [ ] Yes       [X] No       [ ] Not determined
  b If line 30a is "Yes" or "Not determined," enter the employer identification number and the plan number used to identify it.
    Employer identification number --               Plan number --
--------------------------------------------------------------------------------
31 Current value of plan assets and liabilities at the beginning and end of the plan year. Combine the value of plan assets held in more than one trust. Allocate the value of the plan's interest in a commingled trust containing the assets of more than one plan on a line-by-line basis unless the trust meets one of the specific exceptions described in the instructions. Do not enter the value of that portion of an insurance contract that guarantees, during this plan year, to pay a specific dollar benefit, at a future date. Round off amounts to the nearest dollar; any other amounts are subject to rejection. Plans with no assets at the beginning and the end of the plan year, enter -0- on line 31f.
--------------------------------------------------------------------------------
                                                      (a) Beginning    (b) End
                 Assets                                  of Year       of Year
                                               ---------------------------------
  a Total noninterest-bearing cash ...........   a      (1,754,122)  (1,019,556)
                                               ---------------------------------
  b Receivables: (1) Employer contributions .. b(1)        829,062
                                               ---------------------------------
    (2) Participant contributions ............  (2)
                                               ---------------------------------
    (3) Income ...............................  (3)
                                               ---------------------------------
    (4) Other ................................  (4)        (14,274)     197,555
                                               ---------------------------------
    (5) Less allowance for doubtful accounts .  (5)
                                               ---------------------------------
    (6) Total. Add lines 31b(1) through 31b(4)
        and subtract line 31b(5) ...........--  (6)         14,788      197,555
                                               ---------------------------------
  c General Investments: (1) Interest-bearing
    cash (including money market funds) ...... c(1)     39,388,366    3,001,485
                                               ---------------------------------
    (2) Certificates of deposit ..............  (2)        108,577            0
                                               ---------------------------------
    (3) U.S. Government securities ...........  (3)
                                               ---------------------------------
    (4) Corporate debt instruments:
        (A) Preferred ........................  (4)(A)
                                               ---------------------------------
        (B) All other ........................  (4)(B)
                                               ---------------------------------
    (5) Corporate stocks: (A) Preferned ......  (5)(A)
                                               ---------------------------------
        (B) Common ...........................  (5)(B)
                                               ---------------------------------
    (6) Partnership/joint venture interests ..  (6)
                                               ---------------------------------
    (7) Real estate: (A) Income-producing ....  (7)(A)
                                               ---------------------------------
        (B) Nonincome-producing ..............  (7)(B)
                                               ---------------------------------
    (8) Loans (other than to participants)
        secured by mongages: (A) Residential .  (8)(A)
                                               ---------------------------------
        (B) Commercial .......................  (8)(B)
                                               ---------------------------------
    (9) Loans to participants: (A) Mortgages .  (9)(A)
                                               ---------------------------------
        (B) Other ............................  (9)(B)  13,653,138   15,474,844
                                               ---------------------------------
   (10) Other loans .......................... (10)
                                               ---------------------------------
   (11) Value of interest in common/collective
        trusts ............................... (11)    187,669,766  466,060,713
                                               ---------------------------------
   (12) Value of interest in pooled separate
        accounts ............................. (12)
                                               ---------------------------------
   (13) Value of interest in master trusts ... (13)
                                               ---------------------------------
   (14) Value of interest in 103-12
        investment entities .................. (14)
                                               ---------------------------------
   (15) Value of interest in registered
        investment companies ................. (15)
                                               ---------------------------------
   (16) Value of funds held in insurance
        company general account (unallocated
        contracts) ........................... (16)    188,749,269            0
                                               ---------------------------------
   (17) Other ................................ (17)
                                               ---------------------------------
   (18) Total. Add lines 31c(1) through
        31c(17) ............................-- (18)    429,569,116  484,537,042
                                               ---------------------------------
  d Employer-related investments:
    (1) Employer securities .................. d(1)
                                               ---------------------------------
    (2) Employer real property ...............  (2)
                                               ---------------------------------
  e Buildings and other property used in plan
    operation ................................  e
                                               ---------------------------------
  f Total assets. Add lines 31a, 3lb(6),
    31c(18), 31d(1), 31d(2), and 31e .......--  f      428,629,782  483,715,041
                                               ---------------------------------
                 Liabilities
                                               ---------------------------------
  g Benefit claims payable ...................  g        2,187,141    4,787,020
                                               ---------------------------------
  h Operating payables .......................  h          300,146      305,855
                                               ---------------------------------
  i Acquisition indebtedness .................  i
                                               ---------------------------------
  j Other liabilities ........................  j          560,624    1,286,136
                                               ---------------------------------
  k Total liabilities. Add lines 31g through
    31j ....................................--  k        3,047,911    6,379,011
                                               ---------------------------------
                 Net Assets
                                               ---------------------------------
  l Subtract line 31k from line 31f ........--  l      425,581,871  477,336,030
--------------------------------------------------------------------------------
                        SEE NOTES TO FINANCIAL STATEMENTS

Form 5500 (1996)                                                          Page 5
--------------------------------------------------------------------------------
32 Plan income, expenses, and changes in net assets for the plan year. Include all income and expenses of the plan, including any trust(s) or separately maintained fund(s), and any payments/receipts to/from insurance carriers. Round off amounts to the nearest dollar; any other amounts are subject to rejection.
--------------------------------------------------------------------------------
                 Income                                (a) Amount    (b) Total
                                               ---------------------------------
  a Contributions:
    (1) Received or receivable from:
        (A) Employers ........................ a(1)(A) 14,593,024
        (B) Participants . ...................     (B) 30,139,779
        (C) Others ...........................     (C)  2,964,554
    (2) Noncash contributions ................  (2)
    (3) Total contributions. Add lines
        32a(l)(A), (B), (C) and line 32a(2) --  (3)                  47,697,357
  b Earnings on Investments:
    (1) Interest
        (A) Interest-bearing cash (including
            money market funds) .............. b(1)(A)  1,514,922
        (B) Certificates of deposit ..........     (B)
        (C) U.S. Government securities .......     (C)
        (D) Corporate debt instruments .......     (D)
        (E) Mortgage loans ...................     (E)
        (F) Other loans ......................     (F)
        (G) Other interest ...................     (G)
        (H) Total interest. Add lines 32b(1)(A)
            through (G) ......................     (H)                1,514,922
    (2) Dividends: (A) Preferred stock ....... b(2)(A)
        (B) Common stock .....................     (B)  4,600,412
        (C) Total dividends. Add lines
            32b(2)(A) and (B) ..............--     (C)                4,600,412
    (3) Rents ................................  (3)
    (4) Net gain (loss) on sale of assets:
        (A) Aggregate proceeds ...............  (4)(A)
        (B) Aggregate carrying amount (see
            Instructions) ....................     (B)
        (C) Subtract (B) from (A) and enter
           result ............................     (C)
    (5) Unrealized appreciation (depreciation)
        of assets ............................  (5)
    (6) Net Investment gain (loss) from
        common/collective trusts .............  (6)                  47,981,345
    (7) Net investment gain (loss) from pooled
        separate accounts ....................  (7)
    (8) Net investment gain (loss) from master
        trusts ...............................  (8)
    (9) Net investment gain(lost) from 103-12
        investment entities ..................  (9)
   (10) Net investment gain(loss) from
        registered investment companies ...... (10)
  c Other income ............................. c
  d Total income. Add all amounts in
    column (b) and enter total .............-- d                    101,794,036
                 Expenses
  e Benefit payment and payments to provide
    benefits:
    (1) Directly to participants or
        beneficiaries ........................ e(1)    31,106,792
    (2) To Insurance carriers for the
        provision of benefft .................  (2)
    (3) Other ................................  (3)
    (4) Toted payments. Add lines 32e(l)
        through 32e(3) .....................--  (4)                  31,106,792
  f Interest expense ......................... f                      11'
  g Administrative expenses: (1) Salaries
    and allowances ........................... g(1)
    (2) Accounting fees ......................  (2)        34,579
    (3) Actuarial fees .......................  (3)
    (4) Contract administrator fees ..........  (4)
    (5) Investment advisory and management
        fees .................................  (5)      1,983,714
    (6) Legal fees ...........................  (6)         18,538
    (7) Valuation/appraltal fees .............  (7)
    (8) Trustees fees/expenses (Including
        travel, serninats, meetings, etc.) ...  (8)          11,772
    (9) Other (See Rider B) ..................  (9)
   (10) Total admInistrative expenses, Add
        lines 329(1) through 329(9) . . . . .
   h Total expenses. Add lines 32e(4). 32f,
    and 329(10) . . . . . . . . . fi~         h               6  0 5 5 0 6 0
  i Not Income Iloss). Sul;tram line 32h from
    line 32d . . . . . . . . . . 1,        1                 5    73 8 '9 7 (;
  j Transfers to (from) the plan (see
    inaltuctions) . . . . . . . . . . . .          1          3     9 8 4 8 7 1
  k Net assets at beginning of year (Ene 311, column (a)) .   4 2 5, 5 8    871
  l Net assets at end of year (line 311, column (b)) . . . .       477 336,030

No 'J~ no X 33 Did any employer sponsoring the plan pay any of the administrative expenses of the plan that were not roporied on line 329?

                                      SEE NOTES TO FINANCIAL STATEMENTS

Prospectus
 [LOGO]

                         WYMAN PARK BANCORPORATION, INC.
  (Proposed Holding Company for Wyman Park Federal Savings & Loan Association)


                                $10.00 Per Share
                         879,750 Shares of Common Stock
                              (Anticipated Maximum)

     Wyman Park Bancorporation, Inc. (the "Holding Company") is offering up to 879,750 shares of common stock, par value $0.01 per share (the "Common Stock"), in connection with the conversion of Wyman Park Federal Savings & Loan Association, Lutherville, Maryland ("Wyman Park" or the "Association") from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association and the issuance of all of Wyman Park's outstanding stock to the Holding Company (the "Conversion"). Pursuant to the Association's plan of conversion (the "Plan of Conversion" or the "Plan"), non-transferable rights to subscribe for the Common Stock ("Subscription Rights") have been given, in order or priority, to (i) Wyman Park's depositors with a qualifying minimum deposit of at least $50.00, as of March 31, 1996 ("Eligible Account Holders"), (ii) tax-qualified employee plans of Wyman Park and the Holding Company ("Tax-Qualified Employee Plans") including the Holding Company's Employee Stock Ownership Plan (the "ESOP"), provided, however, that the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range as defined below, (iii) Wyman Park's depositors as of September 30, 1997 ("Supplemental Eligible Account Holders"), (iv) depositors as of ________, 1997 and certain borrowers ("Other Members"), and (v) its employees, officers and directors (the "Subscription Offering").
                                                        (continued on next page)


                                   ----------

               FOR INFORMATION ON HOW TO SUBSCRIBE, CALL THE STOCK
                     INFORMATION CENTER AT (410) ___-____.

                                   ----------

    FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED, SEE "RISK FACTORS"
                              BEGINNING ON PAGE __.

                                   ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION, ANY STATE SECURITIES REGULATOR, THE OFFICE OF THRIFT
    SUPERVISION OR THE FEDERAL DEPOSIT INSURANCE CORPORATION, NOR HAS SUCH
     COMMISSION, REGULATOR, OFFICE OR CORPORATION PASSED UPON THE ACCURACY
       OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
        IS A CRIMINAL OFFENSE. THE SHARES OF COMMON STOCK OFFERED HEREBY
            ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT
              INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
                         OR ANY OTHER GOVERNMENT AGENCY.



================================================================================
                                                Estimated
                                               Underwriting
                                                   Fees
                                                Commissions
                                                    and       Estimated Net
                                  Purchase         Other        Conversion
                                  Price(1)      Expenses(2)    Proceeds(3)
                                  --------      -----------    -----------
Per Share(4) .................         $10.00          $.55           $9.45
Minimum Total ................  $6,502,500.00   $405,000.00   $6,097,500.00
Midpoint Total ...............  $7,650,000.00   $425,000.00   $7,225,500.00
Maximum Total ................  $8,797,500.00   $445,000.00   $8,352,500.00
Maximum Total, As Adjusted(5)  $10,117,130.00   $465,000.00   $9,652,130.00
================================================================================
----------

(1) Determined on the basis of an appraisal prepared by Ferguson & Company, Inc. ("Ferguson") dated as of August 22, 1997 and updated as of October 28, 1997, which states that the estimated pro forma market value of the Common Stock ranged from $6,502,500 to $8,797,500 or between 650,250 shares and 879,750 shares, of Common Stock at $10.00 per share. See "The Conversion - Stock Pricing and Number of Shares to be Issued."

(2) Consists of estimated costs to the Association and the Holding Company in the Conversion, including commissions payable to Trident Securities, Inc. ("Trident Securities") estimated to be $405,000 and $445,000, respectively, based on the minimum and the maximum of the Estimated Valuation Range, in connection with the Subscription and Community Offering. Trident Securities has no obligation to purchase the Common Stock. Such fees and commissions to selected dealers, if any, may be deemed to be underwriting fees. See "Pro Forma Data" and "The Conversion - Stock Price and Number of Shares to be Issued" for information regarding such fees and expenses. The Holding Company has agreed to indemnify Trident Securities against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Act"). Actual expenses and thus net proceeds, may be more or less than estimated amounts.

(3) Net Conversion proceeds may vary from the estimated amounts, depending on the number of shares issued and the number of shares sold subject to commissions. The actual number of shares of Common Stock to be issued in the Conversion will not be determined until after the close of the offering.

(4) Assumes the sale of the midpoint number of shares. If the minimum, maximum or 15% above the maximum number of shares are sold, estimated expenses per share would be $.62, $.50 or $.45, respectively, resulting in estimated net Conversion proceeds per share of $9.38, $9.50 or $9.55, respectively.

(5) As adjusted to give effect to the sale of up to an additional 131,963 shares (15% above the maximum of the Estimated Valuation Range) which may be offered in the Conversion without the resolicitation of subscribers or any right of cancellation, to reflect changes in market and financial conditions following the commencement of the Offering. See "Pro Forma Data," and "The Conversion - Stock Pricing and Number of Shares to be Issued."

                            TRIDENT SECURITIES, INC.
                  The date of this Prospectus is ________, 1997

(continued from prior page)

   Subject to the prior rights of holders of Subscription Rights, the Holding Company may offer the Common Stock for sale in a direct community offering to members of the general public, with a first preference to natural persons residing in Baltimore and Anne Arundel Counties, Maryland (the "Community Offering" and when combined with the Subscription Offering are referred collectively as the "Subscription and Community Offering"). The Association and the Holding Company reserve the right, in their absolute discretion, to accept or reject, in whole or in part, any or all orders in the Community Offering. Subscription Rights are non- transferrable. Persons found to be selling or otherwise transferring their right to purchase stock in the Subscription Offering or purchasing Common Stock on behalf of another person will be subject to forfeiture of such rights and possible further sanctions and penalties imposed by the Office of Thrift Supervision (the "OTS"), an agency of the United States Government.


   The total number of shares to be issued in the Conversion will be based upon an appraised valuation of the estimated aggregate pro forma market value of the Holding Company and the Association as converted. The purchase price per share ("Purchase Price") has been fixed at $10.00. Based on the current aggregate valuation range of $6.50 million to $8.79 million (the "Estimated Valuation Range"), the Holding Company is offering for sale up to 879,750 shares. Depending upon the market and financial conditions at the time of the completion of the offering, if any, the total number of shares to be issued in the Conversion may be increased or decreased from the 879,750 shares offered hereby, provided that the product of the total number of shares multiplied by the price per share remains within, or does not exceed by more than 15% the maximum of the Estimated Valuation Range. If the aggregate Purchase Price of the Common Stock sold in the Conversion is below $6,502,500 or above $10,117,130, or if the offering is extended beyond __________, 1997, subscribers will be permitted to modify or cancel their subscriptions and to have their subscription funds returned promptly with interest. Under such circumstances, if subscribers take no action, their subscription funds will be promptly returned to them with interest. In all other circumstances, subscriptions are irrevocable by subscribers. See "The Conversion - Offering of Holding Company Common Stock."


   With the exception of the Tax-Qualified Employee Plans and certain large depositors, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may purchase in their capacity as such in the Subscription Offering more than $100,000 of Common Stock. In the aggregate, no person, together with associates of and persons acting in concert with such person or persons on a single account, may purchase more than $100,000 of Common Stock offered in the Conversion based on the Estimated Valuation Range. Under certain circumstances, the maximum purchase limitations may be increased or decreased at the sole discretion of the Association and the Holding Company up to 9.99% of the total number of shares of Common Stock sold in the Conversion or to one percent of shares of Common Stock offered in the Conversion. The minimum purchase is 25 shares. See "The Conversion - Additional Purchase Restrictions."

   The Holding Company must receive an order form and certification form (together referred to as the "Order Form"), together with full payment at $10.00 per share (or appropriate instructions authorizing a withdrawal from a deposit account at the Association) for all shares for which subscription is made, at any office of the Association, by 12:00 noon, Lutherville, Maryland time, on ________, 1997, unless the Subscription and Community Offering is extended, at the discretion of the Board of Directors, up to an additional 45 days with the approval of the OTS, if necessary, but without additional notice to subscribers (the "Expiration Date"). See "The Conver sion - Offering of Holding Company Common Stock." Subscriptions paid by check, bank draft or money order will be placed in a segregated account at the Association and will earn interest at the Association's passbook rate from the date of receipt until completion or termination of the Conversion. Payments authorized by withdrawal from deposit accounts at the Association will continue to earn interest at the contractual rate until the Conversion is completed or terminated; these funds will be otherwise unavailable to the depositor until such time. Authorized withdrawals from certificate accounts for the purchase of Common Stock will be permitted without the imposition of early withdrawal penalties or loss of interest.

   Following the completion of the offering, it is anticipated that the common stock will be traded on the over-the-counter market with quotations available through the OTC Electronic Bulletin Board ("OTC Bulletin Board"). If the common stock cannot be quoted and traded on the Bulletin Board it is expected that the transactions in the common stock will be reported in the pink sheets published by the National Quotation Bureau, Inc. Prior to this offering there has not been a public market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop or that resales of the Common Stock can be made at or above the Purchase Price. See
"Market for Common Stock" and "The Conversion - Stock Pricing and Number of Shares to be Issued."

                                  [MAP TO COME]

                               PROSPECTUS SUMMARY


         The following summary does not purport to be complete and is qualified in its entirety by the detailed information and financial statements appearing elsewhere herein.

Wyman Park Bancorporation, Inc.

         The Holding Company, Wyman Park Bancorporation, Inc., was formed in 1997 by Wyman Park under the laws of Delaware for the purpose of becoming a savings and loan holding company which will own all of the outstanding capital stock that Wyman Park will issue in connection with the Conversion. Immediately following the Conversion, the only significant assets of the Holding Company will be the capital stock of Wyman Park and up to approximately 50% of the net proceeds from the Conversion, a portion of which is expected to be used to fund the Holding Company's loan to its Employee Stock Ownership Plan ("ESOP"). See "Use of Proceeds." Upon completion of the Conversion, the Holding Company's business initially will consist only of the business of Wyman Park.

         The executive office of the Holding Company is located at 11 West Ridgely Road, Lutherville, Maryland 21093 and its telephone number at that address is (410) 252-6450. See "Wyman Park Bancorporation, Inc."

Wyman Park


         Wyman Park was founded in 1914 as an Maryland-chartered mutual association and converted to a federally chartered association in 1937. Wyman Park serves the financial needs of families and local businesses in its primary market area through its main office located in central Baltimore County and through its branch office located in northern Anne Arundel County, Maryland. Its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC"). At June 30, 1997, Wyman Park had total assets of $62.2 million, deposits of $56.1 million and retained earnings of $4.8 million (or 7.6% of total assets).


         Wyman Park's business involves attracting deposits from the general public and using such deposits to originate one- to four-family permanent and construction residential mortgage and, to a lesser extent, commercial real estate, multi-family, consumer (secured and unsecured), land and second mortgage loans in its market area. The Association also invests in investment securities consisting primarily of U.S. government obligations and various types of short-term liquid assets.
See "Business."

         The Association's basic mission is to maintain its focus as an independent, community- oriented financial institution serving customers in its primary market area. The Board of Directors has sought to accomplish this mission through the adoption of a strategy designed to improve its capital position and maintain its high asset quality, manage the Association's sensitivity to changes in interest rates and improve the Association's net interest margin. The Association has attempted to effect its strategy by (i) continuing to emphasize one- to four-family permanent and construction residential mortgage lending, (ii) supplementing residential lending with investments in commercial real estate, consumer and other loans, (iii) emphasizing the origination of adjustable rate and short-and medium-term (up to 15 years) loans and investments; and (iv) maintaining a low overhead.

         Financial highlights of the Association include the following:


          o Capital Position. - At June 30, 1997, the Association had retained earnings of $4.8 million (7.6 of total assets). Wyman Park's regulatory capital exceeds all regulatory capital requirements. At June 30, 1997, Wyman Park's risk-based capital totaled $5.0 million which was approximately $2.3 million above the Association's capital requirement at such date. Assuming on a pro forma basis that $8.05 million of shares, the maximum of the Estimated Valuation Range, were sold in the Conversion and approximately 50% of the net Conversion proceeds were contributed to Wyman Park by the Holding Company, as of June 30, 1997, the Association's risk-based capital would have been $7.9 million (22.5% of risk adjusted total assets). See "Regulation - Regulatory Capital Requirements."


          o Asset Quality. - The Association's ratio of non-performing assets to total assets was .28% at June 30, 1997. The Association's non-performing assets primarily consist of one- to four-family mortgage loans. See "Business - Delinquencies and Non- Performing Assets."

         The information set forth above should be considered in light of the factors described under the caption "Risk Factors." For additional information regarding the implementation of the Association's business strategy, see
"Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."

Forward-Looking Statements


         In connection with this initial public offering, when used in this Prospectus, in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements." Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in the Holding Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Holding Company's market area and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Holding Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made and are subject to the above-stated qualifications in any event. The Holding Company wishes to advise readers that the factors listed above could affect the Holding Company's financial performance and could cause the Holding Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         The Holding Company does not undertake--and specifically declines any obligation--to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


The Conversion

         Plan of Conversion. Under the Plan of Conversion, the Conversion is subject to certain conditions, including the prior approval of the Plan by the Association's members at a Special Meeting to be held on __________, 1997. After the Conversion, the Association's current voting members (who include certain deposit account holders and certain borrowers) will have no voting rights in Wyman Park and will have no voting rights in the Holding Company unless they become Holding Company stockholders. Eligible Account Holders and Supplemental Eligible Account Holders, however, will have certain liquidation rights in the Association. See "The Conversion Effects of Conversion to Stock Form on Depositors and Borrowers of the Association - Liquidation Rights."

         The Subscription and Community Offering. The shares of Common Stock to be issued in the Conversion are being offered at a Purchase Price of $10.00 per share in the Subscription Offering pursuant to nontransferable Subscription Rights in the following order of priority: (i) Eligible Account Holders (i.e., depositors in the Association on March 31, 1996); (ii) Tax-Qualified Employee
Plans (in this case, the Holding Company's ESOP); provided, however, that the Tax- Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range; (iii) Supplemental Eligible Account Holders (i.e., depositors in the Association on September 30, 1997); (iv) Other Members (e.g., depositors of the Association as of _________, 1997); and (v) employees, officers and directors of the Association. Subscription Rights received in any of the foregoing categories will be subordinated to the Subscription Rights received by those in a prior category. Subscription Rights will expire if not exercised by _:__ _.m.,
Lutherville, Maryland time, on __________, 1997, unless extended (the "Expiration Date").

         Concurrently, and subject to the prior rights of holders of Subscription Rights, any shares of Common Stock not subscribed for in the Subscription Offering are being offered at the same price in the Community Offering to members of the general public, with a preference given to natural persons residing in Baltimore and Anne Arundel Counties, Maryland. The Association and the Holding Company have engaged Trident Securities as financial advisor and to assist in the distribution of shares of Common stock. Depending on market conditions and subject to the prior rights of holders of Subscription Rights, the Common Stock may be offered for sale to the general public on a best efforts basis in the Community Offering through a selected dealers arrangement to be coordinated by Trident Securities.

         The Association has established a Stock Information Center, managed by Trident Securities, to coordinate the Subscription and Community Offering, including tabulating orders and answering questions about the Subscription and Community Offering received by telephone. All subscribers will be instructed to mail payment to the Stock Information Center or deliver payment directly to the Association's office. Payment for shares of Common Stock may be made by cash (if delivered in person), check or money order or by authorization of withdrawal from deposit accounts maintained with the Association. Such funds will not be available for withdrawal and will not be released until the Conversion is completed or terminated. The Association will not accept wire transfers for the payment of stock for any reason. See "The Conversion - Method of Payment for Subscriptions."

         Purchase Limitations. The Plan of Conversion places limitations on the number of shares which may be purchased in the Conversion by various categories of persons. With the exception of the Tax-Qualified Employee Plans and certain large depositors, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may purchase in their capacity as such in the Subscription Offering more than $100,000 of Common Stock offered in the Conversion. In the aggregate, no person or group of persons acting in concert (other than the Tax-Qualified Employee Plans) or persons on a single account may purchase more than $100,000 of Common Stock offered in the Conversion. These purchase limits may be increased or decreased consistent with OTS regulations at the sole discretion of the Holding Company and the Association. See "The Con version - Offering of Holding Company Common Stock."

         Prospectus Delivery and Procedure for Purchasing Shares. To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. The Association will accept for processing orders submitted on original order forms with an executed certification. Photocopies or facsimile copies of order forms or the form of certification will not be accepted. Payment by cash, check, money order, bank draft or debit authorization to an existing account at the Association must accompany the order form. No wire transfers will be accepted. See "The Conversion - Method of Payment for Subscriptions."

         In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members receive their stock purchase priorities, depositors must list all accounts on the Order Form, giving all names on each account and the account number as of the applicable record date.

         Restrictions on Transfer of Subscription Rights. Prior to the completion of the Conversion, no person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the Subscription Rights or the shares of Common Stock to be issued upon their exercise. Each person exercising Subscription Rights will be required to certify that a purchase of Common Stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares. Persons found to be selling or otherwise transferring their right to purchase stock in the Subscription Offering or purchasing Common Stock on behalf of another person will be subject to forfeiture of such rights and possible federal penalties and sanctions. See "The Conversion - Restrictions on Transfer of Subscription Rights and Shares."


         Stock Pricing. The price of the Common Stock is $10.00 per share and is the same for all purchasers, including insiders. The aggregate pro forma market value of the Holding Company and Wyman Park, as converted, was estimated by Ferguson, a firm experienced in appraising converting thrift institutions, to range from $6,502,500 to $8,797,500 at August 22, 1997 (the "Estimated Valuation Range"). Depending on market and financial conditions at the completion of the Subscription and Community Offering, the number of shares of Common Stock to be issued in the Conversion may be increased or decreased significantly from the 879,750 shares offered hereby and the price per share may be decreased. However, subscribers will be permitted to modify or rescind their subscriptions if the product of the number of shares to be issued multiplied by the price per share is less than $6,502,500 or more than $10,117,130. See "Pro Forma Data" and "The Conversion - Stock Pricing and Number of Shares to be Issued" for a description of the manner in which such valuation was made and the limitations on its use.


          The Ferguson appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the Conversion or of purchasing shares of Common Stock. The appraisal considers Wyman Park and the Holding Company only as going concerns and should not be considered as any indication of the liquidation value of Wyman Park or the Holding Company. Moreover, the appraisal is necessarily based on many factors which change from time to time. There can be no assurance that persons who purchase shares in the Conversion will be able to sell such shares at prices at or above the Purchase Price.

Purchases by Directors and Officers


         The directors and officers of Wyman Park intend to purchase, in the Subscription Offering for investment purposes and at the same price as the shares are sold to other investors in the Conversion, approximately $600,000 of Common Stock or 7.8% of the shares to be issued in the Conversion at the midpoint of the Estimated Valuation Range (exclusive of an aggregate of 8% of the shares to be issued in the Conversion which are anticipated to be purchased by the ESOP). See "The Conversion - Participation by the Board."


Potential Benefits of Conversion to Directors and Executive Officers

         Employee Stock Ownership Plan. The Board of Directors of the Association has adopted an ESOP, a tax-qualified employee benefit plan for officers and employees of the Holding Company and the Association. All employees of the Association are eligible to participate in the ESOP after they attain age 21 and complete one year of service. The Association contribution to the ESOP is allocated among participants on the basis of their relative compensation. Each participant's account will be credited with cash and shares of the Holding Company's Common Stock based upon compensation earned during the year with respect to which the contribution is made. The ESOP intends to buy up to 8% of the Common Stock issued in the Conversion (approximately $520,200 to $703,800 of the Common Stock based on the issuance of the minimum and the maximum of the Estimated Valuation Range and the $10.00 per share Purchase Price). The ESOP will purchase the shares with funds borrowed from the Holding Company, and it is anticipated that the ESOP will repay the loans through periodic tax-deductible contributions from the Association over a ten-year period. These contributions will increase the compensation expense of the Association. See "Management - Benefit Plans - Employee Stock Ownership Plan" for a description of this plan.

         Employment   Agreement.   The  Association  has  had,  since  1989,  an
employment contract with its President, Ernest A. Moretti. The agreement provides for a salary equal to Mr. Moretti's current salary, contains bonus provisions tied to the Association's performance, and has a term of three years (subject to an annual extension for an additional year following an annual performance review). The key terms of this agreement are expected to be incorporated into a new agreement which also provides that under certain circumstances, including a change in control, Mr. Moretti would be entitled, subject to certain limitations, to a severance payment equal to 299% of his base amount of compensation, as defined in the agreement. Assuming the proposed contract was in effect and a change in control occured as of June 30, 1997, Mr. Moretti would have received approximately $360,836 pursuant to this change in control provision. See "Management - Employment Agreement" for a more detailed description of this agreement.

         Other Stock Benefit Plans. In addition to the ESOP and the employment agreements, in the future the Holding Company may consider the implementation of a stock option plan ("Stock Option Plan") and recognition and retention plan ("RRP") for the benefit of selected directors, officers and employees of the Holding Company and the Association. Any such Stock Option Plan or RRP will not be implemented within one year of the date of the consummation of the Conversion, subject to continuing OTS jurisdiction. It is anticipated that the Stock Option Plan and RRP will be comprised of at least 10% and 4%, respectively, of the Holding Company stock sold in the Conversion. Grants of common stock pursuant to the RRP will be issued without cost to the recipient. If a determination is made to implement a Stock Option Plan or RRP, it is anticipated that any such plans will be submitted to stockholders for their consideration at which time stockholders would be provided with detailed information regarding such plan. If such plans are approved, they will affect the Holding Company's net income and stockholders' equity, although the actual results cannot be determined until such plans are implemented.

Use of Proceeds

         The net proceeds from the sale of Common Stock in the Conversion (estimated at $6.1 million, $7.2 million, $8.4 million and $9.7 million based on the minimum, midpoint, maximum and 15% above the maximum respectively, number of shares, respectively) will substantially increase the capital of Wyman Park. See "Pro Forma Data." The Holding Company will utilize approximately 50% of the net proceeds from the issuance of the Common Stock to purchase all of the common stock of Wyman Park to be issued upon Conversion and will retain approximately 50% of the net proceeds. The proceeds retained by the Holding Company will be invested initially in short-term securities of a type similar to those invested in by the Association. In addition, the Holding Company, subject to regulatory approval, is expected to fund the ESOP loan. Such proceeds will also be available for general corporate purposes, including the possible repurchase of shares of the Common Stock, as permitted by applicable regulation. The Holding Company currently has no specific plan to make any such repurchases of any of its Common Stock. The net proceeds received by Wyman Park will become part of Wyman Park's general funds for use in its business, subject to applicable regulatory restrictions, and will be available to use for the acquisition of deposits or assets or both from other institutions, although no such acquisitions are being contemplated at this time, or for other corporate purposes. See "Use of Proceeds" for additional information on the utilization of the offering proceeds as well as on the OTS restrictions on repurchases of the Holding Company's stock.

Dividends


         The Holding Company does not anticipate initially paying a dividend on the Common Stock. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Holding Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. See "Dividends," "Regulation - Regulatory Capital Requirements" and "- Limitations on Dividends and Other Capital Distributions."


         The Holding Company currently has no intention to initiate, and will not initiate for a period of at least one year following completion of the Stock Conversion, any action which leads to a return of capital (as distinguished from a dividend) to stockholders of the Holding Company.

Market For Common Stock

         The Holding Company has never issued capital stock to the public and, consequently, there is no existing market for the Common Stock. Following the completion of the offering, it is anticipated that the common stock will be traded on the over-the-counter market with quotations available through the OTC Bulletin Board. Trident Securities has indicated its intention to make a market in the Common Stock If the common stock cannot be quoted and traded on the OTC Bulletin Board it is expected that the transactions in the common stock will be reported in the pink sheets published by the National Quotation Bureau, Inc. Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Trident will not be subject to any obligation with respect to such efforts.

         There can be no assurance that an active or liquid trading market will develop for the Common Stock, or if a market develops, that it will continue. A public market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time, which is not within the control of the Holding Company or any market maker. Accordingly, there can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price. See "Market for Common Stock."

Risk Factors

         Special attention should be given to the following factors discussed under "Risk Factors": lending activities; vulnerability to changes in interest rates; competition; geographical concentration of loans; certain anti-takeover provisions; voting control of shares by the Board, management, and employee plans; low return on equity and low net interest margin; ESOP compensation expense; absence of prior market for common stock; proposed federal legislation; and risk of delay.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION



                                                    June 30,
                                      ------------------------------------------
                                      1997     1996     1995     1994      1993
                                      ----     ----     ----     ----      ----
                                                  (In Thousands)
Selected Financial Condition Data:
----------------------------------
Total assets ......................  $62,241  $63,866  $64,258  $64,666  $65,405
Loans receivable, net .............   55,189   53,244   54,403   52,093   48,724
Mortgage-backed securities ........      356      424      520      605    4,912
Investment securities .............    2,993    2,964    5,920    7,935    8,300
Deposits ..........................   56,095   57,871   58,474   59,389   59,765
  Total equity ....................    4,750    4,599    4,277    3,854    3,634



                                                  Year Ended June 30,
                                      ------------------------------------------
                                      1997     1996     1995      1994     1993
                                      ----     ----     ----      ----     ----
                                                    (In Thousands)
Selected Operations Data:
-------------------------
Total interest income ............  $ 4,658  $ 4,725  $ 4,788   $ 4,537  $ 4,988
Total interest expense ...........    2,756    3,073    2,891     2,777    3,202
                                    -------  -------  -------   -------  -------
   Net interest income ...........    1,902    1,652    1,897     1,760    1,786
Provision for (recovery of)
 loan losses .....................      145       25      (88)      183      133
                                    -------  -------  -------   -------  -------
Net interest income after
 provision for loan losses .......    1,757    1,627    1,985     1,577    1,653
Fees and service charges .........       48       47       36        28       23
Gain on sales of loans,
 mortgage-backed securities
 and investment securities .......        6       20       23       442      354
Other non-interest income ........       24       39       26       177      135
                                    -------  -------  -------   -------  -------
Total non-interest income ........       78      106       85       647      512
Total non-interest expense .......    1,614    1,278    1,361     1,411    1,222
                                    -------  -------  -------   -------  -------
Income before taxes and
 cumulative effect of
 accounting change ...............      221      455      709       813      943
Income tax provision .............       87      161      276       315      370
Cumulative effect of
 accounting change ...............       --       --       --        --       69
                                    -------  -------  -------   -------  -------
Net income .......................  $   134  $   294  $   433   $   498  $   642
                                    =======  =======  =======   =======  =======

                                                                                            Year Ended June 30,
                                                                         -------------------------------------------------------
                                                                         1997         1996         1995        1994         1993
                                                                         ----         ----         ----        ----         ----
Selected Financial Ratios and Other Data:
-----------------------------------------
Performance Ratios:
  Return on assets (ratio of net income to average total
    assets) .......................................................       .22%         .46%         .67%         .80%         .99%
  Return on retained earnings (ratio of net income to
    average equity) ...............................................      2.87         6.56        10.52        13.22        21.02
  Interest rate spread information:
   Average during period ..........................................      2.76         2.26         2.70         2.46         2.54
   End of period ..................................................      2.77         2.19         2.25         2.93         2.86
  Net interest margin(1) ..........................................      3.14         2.63         2.98         2.75         2.81
  Ratio of operating expense to average total assets ..............      2.62         2.01         2.11         2.27         1.89
  Ratio of average interest-earning assets to average
    interest-bearing liabilities ..................................    108.40       107.66       106.24       106.66       105.31
  Loans as a percentage of total assets ...........................     88.67        83.37        84.66        80.56        74.50

Quality Ratios:
 Non-performing assets to total assets at end of period ...........       .28          .04          .30          .25          .28
 Allowance for loan losses to non-performing loans ................    153.11       456.89        51.89       196.32       234.46
 Allowance for loan losses to loans receivable, net ...............       .49          .24          .18          .60          .87

Capital Ratios:
 Retained earnings to total assets at end of period ...............      7.64         7.24         6.73         6.02         5.19
 Average retained earnings to average assets ......................      7.58         7.04         6.36         6.05         4.71

Other Data:
 Number of full-service offices ...................................      2            2            2            2            2

-----------

(1)  Net interest income divided by average interest earning assets.

                             RECENT FINANCIAL DATA


                   SELECTED CONSOLIDATED FINANCIAL INFORMATION


                                                            At             At
                                                       September 30,    June 30,
                                                       -------------    --------
                                                           1997           1997
                                                           ----           ----
                                                              (In Thousands)
Selected Financial Condition Data:
----------------------------------
Total assets ........................................     $63,391        $62,241
Loans receivable, net ...............................      57,787         55,189
Mortgage-backed securities ..........................         334            356
Investment securities ...............................       2,000          2,993
Deposits ............................................      55,898         56,095
  Total borrowings ..................................       2,000            ---
Total equity ........................................       4,755          4,750


                                                            Three Months Ended
                                                               September 30,
                                                            ------------------
                                                            1997          1996
                                                            ----          ----
                                                               (In Thousands)
Selected Operations Data:
-------------------------
Total interest income ...............................     $ 1,200       $ 1,169
Total interest expense ..............................         695           734
                                                          -------       -------
  Net interest income ...............................         505           435
Provision for loan losses ...........................           3             4
                                                          -------       -------
Net interest income after provision for loan losses .         502           431
Fees and service charges ............................          14            13
Gain on sales of loans ..............................         ---             2
Other non-interest income ...........................           6             6
                                                          -------       -------
  Total non-interest income .........................          20            21
  Total non-interest expense ........................         520           662
                                                          -------       -------
Income (loss) before tax provision (benefit) ........           2          (210)
Income tax provision (benefit) ......................           1           (82)
                                                          -------       -------
Net income ..........................................     $     1       $  (128)
                                                          =======       =======

                                                            Three Months Ended
                                                               September 30,
                                                            ------------------
                                                            1997          1996
                                                            ----          ----
Selected Financial Ratios and Other Data:
-----------------------------------------
Performance Ratios:
  Return on assets (ratio of net income (loss)
    to average total assets) ........................         .01%        (.82)%
  Return on retained earnings (ratio of net income
    (loss) to average equity) .......................         .07        (11.13)
  Interest rate spread information:
   Average during period ............................        2.90          2.46
   End of period ....................................        2.65          2.35
  Net interest margin(1) ............................        3.28          2.84
  Ratio of operating expense to average total assets.        3.33          4.26
  Ratio of average interest-earning assets to average
    interest-bearing liabilities ....................      108.27        107.78
  Loans as a percentage of total assets .............       91.16         89.64

Quality Ratios:
 Non-performing assets to total assets
   at end of period .................................         .24           .04
 Allowance for loan losses to non-performing loans ..      183.40        549.52
 Allowance for loan losses to loans receivable, net .         .47           .24

Capital Ratios:
 Retained earnings to total assets at end of period .        7.50          7.30
 Average retained earnings to average assets ........        7.70          7.41

Other Data:
 Number of full-service offices .....................           2             2

-----------

(1)  Net interest income divided by average interest earning assets.

                MANAGEMENT'S DISCUSSION OF RECENT FINANCIAL DATA

         The Association's total assets increased by approximately $1.2 million or 1.8% from $62.2 million at June 30, 1997 to $63.4 million at September 30, 1997. The increase in total assets for the three months ended September 30, 1997, was primarily attributable to an increase of $2.6 million or 4.7% in loans receivable, net, from $55.2 million to $57.8 million, which was partially offset by a decrease in cash and cash equivalents of $480,000 and a decrease in investment securities of $993,000. The increase in total assets was primarily funded by borrowing $2.0 million from the Federal Home Loan Bank of Atlanta. This funding was more than offset by a decrease of $197,000 or .4% in deposits and a decrease of $921,000 or 74.2% in advance payments by borrowers for taxes and insurance, while other liabilities increased by $263,000. The increase in loans receivable, net, consisted primarily of a $2.2 million increase in residential mortgage loans and a $362,000 increase in participation loans. The increase in residential mortgage loans was the result of a favorable interest rate environment and increased refinancing activity.

         At September 30, 1997, the Association exceeded all regulatory capital requirements, with tangible capital of $4.8 million (7.5% of adjusted total assets), core capital or $4.8 million (7.5% of adjusted total assets) and risk-based capital of $5.0 million (14.2% of risk-weighted assets).

         The Association reported net income of $1,000 for the three months ended September 30, 1997, as compared to a net loss of $128,000 for the three months ended September 30, 1996. The $129,000 improvement in earnings was primarily attributable to a $70,000 or 16.1% increase in net interest income and a $142,000 or 21.5% decrease in non-interest expense; both of which were partially offset by an $83,000 change in the income taxes from an $82,000 income tax benefit for the three months ended September 30, 1996 to a $1,000 provision for income taxes for the three months ended September 30, 1997.

         The $70,000 increase in net interest income consisted of a $31,000 or 2.7% increase in total interest income and a $39,000 or 5.3% decrease in total interest expense. The increase in total interest income was primarily attributable to a $3.1 million increase in average loans receivable for the three months ended September 30, 1997 compared to the three months ended September 30, 1996; offset by a $3.0 million decrease in average other investments for the same periods, respectively. This change in investment mix resulted in an improvement in the Association's yield on interest earning assets to 7.79% for the three months ended September 30, 1997 from 7.63% for the three months ended September 30, 1996. The decrease in total interest expense was primarily attributable to a continuing decrease in rates paid on certificate accounts which resulted in an improvement in the cost of interest-bearing liabilities to 4.89% for the three months ended September 30, 1997 from 5.17% for the three months ended September 30, 1996. Average interest rate spread was 2.90% for the three months ended September 30, 1997 compared to 2.46% for the three months ended September 30, 1996 and net interest margin was 3.28% and 2.84% for the same periods, respectively.

         The $142,000 decrease in non-interest expense was primarily attributable to a $408,000 decrease in federal deposit insurance premium expenses for the three months ended September 30, 1997 compared to the three months ended September 30, 1996 which was partially offset by a $266,000 increase in compensation expense for the same periods, respectively. The decrease in federal deposit insurance premiums expense was primarily the result of the one time assessment to all associations during the three months ended September 30, 1996 by the Savings Association Insurance Fund to recapitalize that fund. The Association's portion of that assessment was approximately $383,000. The remaining decrease in the expense was the result of reduced insurance premiums in 1997 pursuant to that recapitalization. The increase in compensation expense was primarily due to the establishment of a non-qualified supplemental executive retirement plan for the benefit of the Association's President and Chief Executive Officer during the three months ended September 30, 1997.

         The $83,000 change in income taxes was primarily the result of applying the combined effective federal and state tax rate of 38.6% to the income (loss) before income taxes of $2,000 for the three months ended September 30, 1997 and ($210,000) for the three months ended September 30, 1996.

                                  RISK FACTORS


         The following factors, in addition to those discussed elsewhere in this Prospectus, should be considered by investors before deciding whether to purchase the Common Stock offered in the Subscription and Community Offering.

Vulnerability to Changes in Interest Rates


         The Association's profitability, like that of many financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice (for example, if mortgage loans pre-pay) more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. At June 30, 1997, fixed-rate loans totaled $35.4 million or 63.4% of the Association's loan portfolio while adjustable-rate loans totaled $20.5 million or 36.6% of the Association's loan portfolio. It is likely that, in the event of an increase in interest rates, the Association would experience a decline in profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management."


Geographical Concentration of Loans

         At June 30, 1997, substantially all of the Association's real estate mortgage loans were secured by properties located in the Association's market area of Baltimore County and its contiguous counties in Maryland. While the Association currently believes that its loans are adequately secured or reserved for, in the event that real estate prices in the Association's market area substantially weaken or economic conditions in its market area deteriorate, some borrowers may default and the value of the real estate collateral may be insufficient to fully secure the loan. In such events, the Association may experience increased levels of delinquencies and related losses having an adverse impact on net income.


Low Return on Equity and Low Net Interest Margin

         As a result of the Association's high capital levels and the additional capital that will be raised in the Conversion, its ability to leverage quickly the net proceeds from the Conversion is highly likely to be limited. In addition, recent policy changes may limit the amount of repurchases of common stock that can be effected by the Holding Company. Further, in comparison to its peers, the Association has a low net interest margin due in part to a high relative balance of certificate accounts compared to transaction accounts, the latter of which typically pay lower interest rates. Specifically, at June 30, 1997, the Association had $40.2 million in certificate accounts and $15.9 million in transaction accounts. Certificate accounts are traditionally believed to be subject to more rate competition than are transaction accounts, which can result in an otherwise higher cost of funds. Accordingly, it is anticipated that, for severl years, net interest margin and return on equity are likely to be low in comparison to the Association's peers.

ESOP Compensation Expense

         In November, 1993, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). SOP 93-6 requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan. Assuming shares of Common Stock appreciate in value over time, the adoption of SOP 93-6 will increase compensation expense relating to the ESOP to be established in connection with the Conversion. It is impossible to determine at this time the extent of such impact on future net income.

Voting Control of Shares by the Board, Management and Employee Plans

         The proposed purchases by the Board of Directors, management and employees in the Subscription and Community Offering could render it more difficult to obtain majority support for stockholder proposals opposed by the Board and management. Assuming the sale of shares at the minimum, midpoint and maximum of the Estimated Valuation Range, the proposed purchases of $600,000 of shares of the Common Stock by the Board and the executive officers would represent 9.2%, 7.8% and 6.8%, respectively, of the shares to be outstanding upon completion of the Stock Conversion. In addition, the ESOP intends to purchase 8% of the shares of Common Stock sold in the Subscription and Community Offering. (Prior to allocation, shares held by the ESOP will be voted by the independent trustee in its sole discretion.) See "Management - Benefit Plans," "Description of Capital Stock" and "Takeover Defensive Provisions."

Absence of Prior Market for Common Stock

         Wyman Park, as a mutual thrift institution, and the Holding Company, as a newly organized company, have never issued capital stock. Consequently, there is not at this time an existing market for the Common Stock. Following the completion of the offering, it is anticipated that the common stock will be traded on the over-the-counter market with quotations available through the OTC Bulletin Board. If the common stock cannot be quoted and traded on the OTC Bulletin Board it is expected that the transactions in the common stock will be reported in the pink sheets published by the National Quotation Bureau, Inc. Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Trident will not be subject to any obligation with respect to such efforts.

         There can be no assurance that an active and liquid market for the Common Stock will develop or be maintained, or that resales of the Common Stock can be made at or above the conversion offering price after the completion of the Conversion. See "Market for Common Stock."

         A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time. Accordingly, there can be no assurance that an active and liquid market for the Common Stock will develop or be maintined or that resales of the Common Stock can be made at or above the Purchase Price. See "Market for Common Stock" and "The Conversion - Stock Pricing and Number of Shares to be Issued."

Risk of Delay in Completion of the Offering

         The Subscription and Community Offering will expire at 12:00 noon, Lutherville, Maryland time on __________, 1997 unless extended by the Association and the Holding Company. However, unless waived by the Holding Company or the Association, all orders will be irrevocable unless the Conversion is not completed by _________, 1997. In the event the Conversion is not completed by ___________, 1997, subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest.

Competition

         The Association experiences strong competition in its local market area in both originating loans and attracting deposits. This competition arises from a highly competitive market area with numerous savings institutions and commercial banks, as well as credit unions, mortgage bankers and, with respect to deposits, banking institutions and other financial intermediaries. The Association recognizes its need to monitor competition and modify its products and services as necessary and possible, taking into considerating the cost impact. As a result, such competition may limit Wyman Park's growth and profitability in the future. See "Business - Competition" and "- Orginations, Purchases and Sales of Loans."


Certain Anti-Takeover Provisions

         Certain provisions of the Holding Company's certificate of incorporation and bylaws, including a provision limiting voting rights of beneficial owners of more than 10% of the Common Stock, and Wyman Park's stock charter and bylaws as well as certain Delaware laws and regulations, will assist the Holding Company in maintaining its status as an independent publicly owned corporation and may have certain anti-takeover effects. See "Restrictions on Acquisition of Stock and Related Takeover Defensive Provisions."

         Certificate of Incorporation and Bylaws of the Holding Company. The Holding Company's certificate of incorporation and bylaws provide for, among other things, a limit on voting more than 10% of the Common Stock described above, staggered terms for members of its Board of Directors, noncumulative voting for directors, limits on the calling of special meetings of stockholders and director nominations, a fair price or supermajority stockholder approval requirement for certain business combinations and certain shareholder proposal notice requirements.

         Federal Stock Charter of the Association. Provisions in Wyman Park's federal stock charter that have an anti-takeover effect could also be applicable to changes in control of the Holding Company as the sole shareholder of the Association. Wyman Park's federal stock charter will include a provision applicable for five years which prohibits the acquisition or offer to acquire directly or indirectly the beneficial ownership of more than 10% of Wyman Park's securities by any person or entity other than the Holding Company. Any person violating this restriction may not vote Wyman Park's securities in excess of 10%.

         These provisions in the Holding Company's and Wyman Park's governing instruments may discourage potential proxy contests and other takeover attempts by making the Holding Company less attractive to a potential acquiror, particularly those takeover attempts which have not been negotiated with the Board of Directors of the Holding Company and/or Wyman Park, as the case may be. These provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Holding Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. In addition, certain of these provisions that limit the ability of persons (including management or others) owning more than 10% of the shares to vote their shares will be enforced by the Board of Directors of the Holding Company or Wyman Park, as the case may be, to limit the voting rights of 10% or greater stockholders and thus could have the effect in a proxy contest or other solicitation to defeat a proposal that is desired by the holders of a majority of the shares of Common Stock.

         Federal Law and Regulations. Federal law also requires OTS approval prior to the acquisition of "control" (as defined in OTS regulations) of an insured institution, including a holding company thereof. In the event any person or group of persons acquires shares in violation of these limitations, such person or group may be restricted from voting his shares in excess of 10% of the outstanding Common Stock. Such laws and regulations may also limit a person's ability without regulatory approval to solicit proxies enabling him to elect one third or more of the Holding Company's Board of Directors or exert a controlling influence on the operations of Wyman Park or the Holding Company.

         In addition, certain of these provisions may limit the ability of persons (including management or others) owning more than 10% of the shares to vote their shares (by proxy or otherwise) for proposals that they believe to be in the best interests of shareholders. See "Management of the Association - Benefit Plans," "Description of Capital Stock" and "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions."


Proposed Federal Legislation

         The United States Congress is considering legislation that would require all federal thrift institutions, such as Wyman Park, to either convert to a national bank or a state chartered financial institution by a specified date to be determined. Under proposed legislation the Holding Company likely would not be regulated as a thrift holding company, but rather as a bank holding company, and, as such, would be subject to the limitations of the Bank Holding Company Act of 1956, as amended. The OTS would also be abolished and its functions transferred among the other federal banking regulators. Accordingly, Wyman Park could be supervised by a regulator that is unfamiliar with the institution. Certain aspects of the legislation remain to be resolved and therefore no assurance can be given as to whether or in what form the legislation will be enacted or its effect on the Holding Company and the Association.


                                 USE OF PROCEEDS



         Although  the actual  net  proceeds  from the sale of the Common  Stock cannot be determined until the Conversion is completed, it is presently anticipated that such net proceeds will be between $6.1 million and $8.4 million (or up to $9.7 million in the event of an increase in the aggregate pro forma market value of the Common Stock of up to 15% above the maximum of the Estimated Valuation Range). See "Pro Forma Data" and "The Conversion - Stock Pricing and Number of Shares to be Issued" as to the assumptions used to arrive at such amounts.


         The net proceeds from the sale of the Common Stock in the Conversion will substantially increase the capital of Wyman Park and will be used for general corporate purposes including its lending and investment activities. For information on the amount of pro forma net proceeds assuming the sale of various amounts of Common Stock, see "Pro Forma Data."

         In exchange for all of the common stock of Wyman Park issued upon conversion, the Holding Company will contribute to Wyman Park approximately 50% of the net proceeds from the sale of the Holding Company's Common Stock and the Holding Company will retain the remaining 50% of the net proceeds. On an interim basis, the proceeds will be invested by the Holding Company and Wyman Park in short-term investments or to repay borrowings. Such short-term investments are generally anticipated to be similar to those currently contained in the Association's portfolio. The specific types and amounts of short-term assets will be determined based on market conditions at the time of the completion of the Conversion. In addition, the Holding Company, subject to regulatory approval, is expected to provide the funding for the ESOP loan. See "Business - Lending Activities" and " - Investment Activities" and "Management of the Association - Benefit Plans - Employee Stock Ownership Plan."

         While the new capital resulting from the Conversion could increase the Association's return on assets (as a result of the earnings on the new capital), it will probably result in a decline in return on equity because it is unlikely that the Association will quickly be able to (i) invest the new capital in assets with rates equal to the average rates earned on the Association's seasoned asset portfolio and (ii) leverage the new capital by increasing liabilities to fund asset growth. See "Risk Factors Low Return on Equity and Low Net Interest Margin."

         In the future the Holding Company may consider the adoption of a restricted stock plan (i.e., the RRP) at the earliest, one year following the Conversion and subject to stockholder ratification.

If such a plan is implemented, the Holding Company may use a portion of the net proceeds to fund the purchase by the plan of the Holding Company's Common Stock.


         After the completion of the Conversion, it is anticipated that the Association will reinvest the proceeds of the interim short-term investments in loans and investment securities. Proceeds reinvested in loans are anticipated to be allocated among the Association's loan programs in proportions similar to recent lending volumes, provided suitable opportunities are available to the Association. Investment securities are anticipated to be similar to those in the Association's current portfolio. However, the reinvestment of the proceeds will be based on market conditions and investment opportunities. The timing and amount of such investments cannot now be determined nor can the Association identify the specific assets in which investments will be made.


         The proceeds may also be utilized by the Holding Company to repurchase (at prices which may be above or below the initial offering price) shares of the Common Stock through an open market repurchase program available to all stockholders subject to regulatory limitations, although the Holding Company currently has no specific plan to repurchase any of its stock. In the future, the Board of Directors of the Holding Company will make decisions on the repurchase of the Common Stock based on its view of the appropriateness of the price of the Common Stock as well as the Holding Company's and the Association's investment opportunities and capital needs. Under current OTS regulations, no repurchases may be made within the first year following Conversion except with OTS approval under "exceptional circumstances." During the second and third years following Conversion, OTS regulations permit, subject to certain limitations, the repurchase of up to 5% of the outstanding shares of stock during each twelve-month period with a greater amount permitted with OTS approval. In general, the OTS regulations do not restrict repurchases thereafter other than indirectly by virtue of limits on the Association's ability to pay dividends to the Holding Company which may be necessary to fund the repurchase. For a description of the restrictions on the Association's ability to provide the Holding Company with funds through dividends or other distributions, see "Dividends" and "The Conversion -Restrictions on Repurchase of Stock."

         The Holding Company or Wyman Park may consider expansion through the acquisition of other financial services providers (or branches, deposits or assets thereof) or through the expansion of banking services through Wyman Park's internet web site (www.wymanpark.com), although there are no specific plans, negotiations or written or oral agreements regarding any acquisitions at this time. In general, the Board will evaluate acquisition and diversification opportunities, if any, by whether they would enhance the Holding Company's and the Association's ability to fulfill their financial goals. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Holding Company may use remaining net proceeds to engage in activities not permissible for the Association. See "Regulation - Holding Company Regulation."

                                    DIVIDENDS



         The Holding Company does not anticipate initially paying a dividend on the Common Stock. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Holding Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. See "Dividends," "Regulation - Regulatory Capital Requirements" and "- Limitations on Dividends and Other Capital Distributions."


         The Holding Company currently has no intention to initiate, and will not initiate for a period of at least one year following completion of the Stock Conversion, any action which leads to a return of capital (as distinguished from a dividend) to stockholders of the Holding Company.


                             MARKET FOR COMMON STOCK


         The Holding Company has never issued capital stock to the public and, consequently, there is no existing market for the Common Stock. Following the completion of the offering, it is anticipated that the common stock will be traded on the over-the-counter market with quotations available through the OTC Bulletin Board. Trident Securities has indicated its intention to make a market in the Common Stock If the common stock cannot be quoted and traded on the OTC Bulletin Board it is expected that the transactions in the common stock will be reported in the pink sheets published by the National Quotation Bureau, Inc. Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Trident will not be subject to any obligation with respect to such efforts.

         There can be no assurance that an active or liquid trading market will develop for the Common Stock, or if a market develops, that it will continue. A public market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time, which is not within the control of the Holding Company or any market maker. Accordingly, there can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price. See "Market for Common Stock."

                         WYMAN PARK BANCORPORATION, INC.


         The Holding Company was incorporated by Wyman Park under the laws of the State of Delaware in September 1997 for the purpose of owning all of the outstanding stock of Wyman Park issued in the Conversion. The Holding Company has applied to the OTS to acquire all of the common stock of Wyman Park which will be outstanding upon completion of the Conversion.

         As a Delaware corporation, the Holding Company is authorized to engage in any activity that is permitted by the Delaware General Corporation Law. The Board of Directors of the Holding Company anticipates that, after completion of the Conversion, the Holding Company will conduct its business as a savings and loan holding company. The holding company structure will provide the Holding Company with greater flexibility than the Association by itself would have to diversify its business activities, through existing or newly formed subsidiaries, or through acquisitions or mergers of both mutual and stock thrift institutions as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such acquisition, the Holding Company will be in a position after the Conversion to take advantage of any favorable acquisition opportunities that may arise, subject to regulatory restrictions.

         The assets of the Holding Company will initially consist of the stock of Wyman Park and approximately 50% of the net proceeds from the Conversion. The initial activities of the Holding Company are anticipated to be funded by such retained proceeds and the income thereon. Thereafter, activities of the Holding Company may also be funded through dividends from Wyman Park, if any, sales of additional securities, borrowings and income generated by other activities of the Holding Company. At this time, there are no plans regarding such activities. See "Dividends" and "Regulation-Holding Company Regulation."


                  WYMAN PARK FEDERAL SAVINGS & LOAN ASSOCIATION


         Wyman Park's business involves attracting deposits from the general public and using such deposits to originate one- to four-family permanent and construction residential mortgage and, to a lesser extent, commercial real estate, multi-family, consumer (secured and unsecured), land and second mortgage loans in its market area. The Association also invests in investment securities consisting primarily of U.S. government obligations and various types of short-term liquid assets.
See "Business."

         The Association's basic mission is to maintain its focus as an independent, community- oriented financial institution serving customers in its primary market area. The Board of Directors has sought to accomplish this mission through the adoption of a strategy designed to improve its capital position and maintain its high asset quality, manage the Association's sensitivity to changes in interest rates and improve the Association's net interest margin. The Association has attempted to effect its strategy by (i) continuing to emphasize one- to four-family permanent and construction residential mortgage lending, (ii) supplementing residential lending with investments in commercial real estate, consumer and other loans, (iii) emphasizing the origination of adjustable rate and short-and medium-term (up to 15 years) loans and investments; and (iv) maintaining a low overhead.


                                 PRO FORMA DATA



         The following table sets forth the historical net income and retained earnings of Wyman Park at and for the year ended June 30, 1997 and, after giving effect to the Conversion, the pro forma consolidated net income, capital stock and stockholders' equity of the Holding Company at and for the year ended June 30, 1997. The pro forma data is computed on the assumptions that (i) the specified number of shares of Common Stock was sold at the beginning of the specified periods and yielded net proceeds to the Holding Company as indicated,
(ii) 50% of such net proceeds were retained by the Holding Company and the remainder were used to purchase all of the stock of Wyman Park, and (iii) such net proceeds, less the amount of the ESOP funding, were invested by the Association and Holding Company at the beginning of the periods to yield a net after-tax return of 3.5% for the year ended June 30, 1997. The assumed return is based on the one year treasury bills, as adjusted for applicable federal taxes totaling 38.0% of such assumed returns. The use of this current rate is viewed to be more relevant in the current low rate environment than the use of an arithmetic average of the weighted average yield earned by the Association on its interest-earning assets and the weighted average rate paid on its deposits during such periods. In calculating the underwriting fees, the table assumes that (i) no commission was paid on $600,000 of shares sold to directors and officers and (ii) 8% of the total shares sold in the Conversion were sold to the ESOP at no commission. Total expenses are estimated to be $425,000 at the Midpoint of the Estimated Valuation Range. Actual Conversion expenses may be more or less than those estimated because the fees paid to Trident Securities and other brokers will depend upon the categories of purchasers, the Purchase Price and market conditions and other factors. The pro forma net income amounts derived from the assumptions set forth herein should not be considered indicative of the actual results of operations of the Holding Company that would have been attained for any period if the Conversion had been actually consummated at the beginning of such period, and the assumptions regarding investment yields should not be considered indicative of the actual yields expected to be achieved during any future period.

         The total number of shares to be issued in the Conversion may be increased or decreased significantly, and/or the price per share decreased, to reflect changes in market and financial conditions prior to the close of the Subscription and Community Offering. However, if the aggregate Purchase Price of the Common Stock sold in the Conversion is below $6.5 million (the minimum of the Estimated Valuation Range) or more than $10.1 million (15% above the Estimated Valuation Range), subscribers will be offered the opportunity to modify or cancel their subscriptions. See "The Conversion - Stock Pricing and Number of Shares to be Issued."



                                              At or For the Year Ended June 30, 1997
                                        -------------------------------------------------
                                          650,250      765,000      879,750    1,011,713
                                          Shares        Shares       Shares     Shares
                                          $10.00        $10.00       $10.00     $10.00
                                         per Share     per Share    per Share   per Share
                                         (Minimum      (Midpoint    (Maximum   (Supermax
                                         of Range)     of Range)    of Range)   of Range)
                                         ---------     ---------    ---------   ---------
                                         (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds .......................  $   6,503    $   7,650    $   8,798    $  10,117
Less offering expenses and
 commissions .........................       (405)        (425)        (445)        (465)
                                        ---------    ---------    ---------    ---------
 Estimated net conversion proceeds ...      6,098        7,225        8,353        9,652
 Less common stock acquired by ESOP(2)       (520)        (612)        (704)        (809)
 Less common stock acquired by RRP(3)        (260)        (306)        (352)        (405)
                                        ---------    ---------    ---------    ---------
 Estimated proceeds available for
  investment .........................  $   5,318    $   6,307    $   7,297    $   8,438
                                        =========    =========    =========    =========

Net Income:
  Historical .........................  $     134    $     134    $     134    $     134
Pro Forma Adjustments:
   Net income from proceeds(2) .......        186          221          256          296
   ESOP(2) ...........................        (32)         (38)         (44)         (50)
   RRP(3) ............................        (32)         (38)         (44)         (50)
                                        ---------    ---------    ---------    ---------
     Pro forma .......................  $     256    $     279    $     302    $     330
                                        =========    =========    =========    =========

Per Share:
    Historical(4) ....................  $     .21    $     .18    $     .16    $     .14
Pro forma Adjustments:
     Net income from proceeds ........        .31          .31          .31          .31
     ESOP(2) .........................       (.05)        (.05)        (.05)        (.05)
     RRP(3) ..........................       (.05)        (.05)        (.05)        (.05)
                                        ---------    ---------    ---------    ---------
         Pro forma(8) ................  $     .42    $     .39    $     .37    $     .35
                                        =========    =========    =========    =========

Pro forma price to earnings
 (P/E ratio)(1)(7) ...................      23.8x        25.6x        27.0x        28.6x

Number of shares used in calculating
 earnings per share ..................    603,432      709,920      816,408      938,869

Stockholders' Equity (Book Value)(5):
  Historical .........................  $   4,750    $   4,750    $   4,750    $   4,750
  Estimated net Conversion proceeds ..      6,098        7,225        8,353        9,652
  Less common stock acquired by:
   ESOP(2) ...........................       (520)        (612)        (704)        (809)
   RRP(3) ............................       (260)        (306)        (352)        (405)
                                        ---------    ---------    ---------    ---------
       Pro forma(6) ..................  $  10,068    $  11,057    $  12,047    $  13,188
                                        =========    =========    =========    =========

Per Share(4):
  Historical(4) ......................  $    7.30    $    6.21    $    5.40    $    4.70
  Estimated net conversion proceeds ..       9.38         9.44         9.49         9.54
Less common stock acquired by:
   ESOP(2) ...........................       (.80)        (.80)        (.80)        (.80)
   RRP(3) ............................       (.40)        (.40)        (.40)        (.40)
                                        ---------    ---------    ---------    ---------
       Pro forma(6)(8) ...............  $   15.48    $   14.45    $   13.69    $   13.04
                                        =========    =========    =========    =========

Pro forma price to book value ........       64.6%        69.2%        73.0%        76.7%
Number of shares used in calculating
 equity per share ....................    650,250      765,000      879,750    1,011,713


---------------------


(1) Net income includes an after-tax charge of approximately $235,000 taken during the year ended June 30, 1997, representing a special assessment of
     65.7 basis points on the Association's deposits at March 31, 1995, pursuant to legislation enacted to recapitalize SAIF. Excluding that charge, based on the other assumptions as reflected in this table, management estimates that pro forma earnings per share would have been $.81, $.72, $.66 and $.60, and the price to earnings ratio would have been 12.35, 13.89, 15.15 and 16.67 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.


(2) It is assumed that 8% of the shares of Common Stock offered in the Conversion will be purchased by the ESOP. The funds used to acquire such shares will be borrowed by the ESOP from the net proceeds from the Conversion retained by the Holding Company. The Association intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt. The Association's payment of the ESOP debt is based upon equal installments of principal over a ten-year period plus interest. Interest income earned by the Holding Company on the ESOP debt offsets the interest paid by the Association on the ESOP loan. Accordingly, only the principal payments on the ESOP debt are recorded as an expense (tax-effected) to the Holding Company on a consolidated basis. The amount borrowed is reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the ESOP. The ESOP expense has been computed based on the requirements of SOP 93-6 which requires recognition of expense based upon the average market price of shares committed to be released during the year and the exclusion of unallocated shares from earnings per share computations. The valuation of shares committed to be released is based upon the average market value of the shares during the year, which, for purposes of this calculation, is assumed to be equal to the $10.00 per share offering price. In computing earnings per share, 10% of the ESOP shares purchased in the conversion are assumed to be committed to be released. See "Management - Benefit Plans - Employee Stock Ownership Plan."


(3) Assumes a number of shares of Common Stock equal to 4% of the Common Stock to be sold in the Conversion will be purchased by the RRP in the open market following conversion. The dollar amount of the Common Stock to be purchased by the RRP is based on the Purchase Price in the Conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price in the Conversion. As the Association accrues compensation expense to reflect the vesting of such shares pursuant to the RRP, the charge against capital will be reduced accordingly. RRP expense is based on amortization of the RRP over five years. Implementation of the RRP will require stockholder approval. For purposes of these tables, it is assumed that the RRP will be adopted by the Association's Board of Directors and approved by the Company's stockholders, and that the RRP will purchase the shares in the open market. If the shares to be purchased by the RRP are assumed to be newly issued shares purchased from the Company by the RRP at the Purchase Price, at the minimum, midpoint, maximum and 15% above of the maximum of the Estimated Valuation Range, the offering price to pro forma stockholders' equity per share would be 65.5%, 70.0%, 73.8% and 77.4%, for the year ended June 30, 1997. Assuming that all RRP shares are awarded through the use of authorized but unissued common stock, stockholders would be diluted by approximately 3.85%. See "Prospectus Summary - Benefits of Stock Conversion to Directors and Executive Officers -- Other Stock Benefit Plans."


(4) Historical per share amounts have been computed as if the shares of Common Stock expected to be issued in the Conversion had been outstanding during the period or on the dates shown, but without any adjustment of historical net income or historical equity capital to reflect the investment of the estimated net proceeds of the sale of shares in the Conversion or the additional ESOP expense as described above.

(5) "Book value" represents the difference between the stated amounts of the Association's assets and liabilities. The amounts shown do not reflect the effect of the Liquidation Account which will be established for the benefit of Eligible and Supplemental Eligible Account Holders in the Conversion and the tax bad debt reserves. See "The Conversion Effects of Conversion to Stock Form on Depositors and Borrowers of the Association" and "Regulation
     - Federal and State Taxation." The amounts shown for book value do not represent fair market values or amounts distributable to shareholders in the unlikely event of liquidation.

(6)  Does not represent possible future price appreciation or depreciation.

(7) The pro forma price to earnings ratio for the year ended June 30, 1997 is determined by dividing the $10.00 Purchase Price by the annualized pro forma earnings per share. The annualized pro forma earnings per shares is determined by multiplying the pro forma earnings per share by six.


(8) In the future the Holding Company may consider the implementation of a stock option plan for the benefit of selected directors, officers and employees of the Holding Company and the Association. Any such stock option plan will be implemented no earlier than one year after the date of the consummation of the Stock Conversion. If a determination is made to implement a stock option plan, it is anticipated that any such plan will be submitted to stockholders for their consideration at which time stockholders would be provided with detailed information regarding such plan. Assuming that such plan is approved and assuming that options are granted to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion at exercise prices equal to the market price of the Common Stock on the date of grant, then in the event the shares issued under the plan consist of newly issued shares of Common Stock and all options available for award under the plan were awarded, the interests of existing stockholders would be diluted. At the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, if all shares under the plan were equal to the Purchase Price in the Conversion, the additional shares issued would be 65,025, 76,500, 87,975 and 101,171, respectively, stockholders' equity per share at June 30, 1997 would be $14.98, $14.05, $13.36 and $12.76 respectively, net income per share for the year ended June 30, 1997 would be $.42, $.39, $.37 and $.35.

                      PRO FORMA REGULATORY CAPITAL ANALYSIS


          At June 30, 1997, the Association exceeded each of the three OTS capital requirements. Set forth below is a summary of the Association's compliance with the OTS capital standards as of June 30, 1997 on a historical basis, in accordance with generally accepted accounting principles ("GAAP"), and on a pro forma basis using the assumptions contained under the caption "Pro Forma Data" and assuming that the indicated number of shares were sold as of such date.


                                                                                    Pro Forma at June 30, 1997
                                                            ------------------------------------------------------------------------
                                                                                                                   1,011,713 Shares
                                                             650,250 Shares     765,000 Shares    879,750 Shares       15% above
                                            Historical           Minimum           Midpoint           Maximum           Maximum
                                         ----------------   -----------------  ----------------  ----------------  -----------------
                                         Amount Percent(1)  Amount  Percent(1) Amount Percent(1) Amount Percent(1) Amount Percent(1)
                                         ------ ---------   ------  ---------- ------ ---------- ------ ---------- ------ ----------
                                                                             (Dollars in Thousands)
GAAP Capital(2) .....................    $4,750    7.6%     $7,019    10.8%    $7,445   11.4%     $7,871    11.9%    $8,362    12.5%
                                         ======   ====      ======    ====     ======   ====      ======    ====     ======    ====
Tangible Capital:
  Capital level .....................     4,755    7.6       7,024    10.8      7,450   11.4       7,876    11.9      8,367    12.5
  Requirement .......................       934    1.5         976     1.5        983    1.5         991     1.5      1,000     1.5
                                         ------   ----      ------    ----     ------   ----      ------    ----     ------    ----
  Excess ............................     3,821    6.1       6,048     9.3      6,467    9.9       6,885    10.4      7,367    11.0
                                         ======   ====      ======    ====     ======   ====      ======    ====     ======    ====

Core Capital:
  Capital level .....................     4,755    7.6       7,024    10.8      7,450   11.4       7,876    11.9      8,367    12.5
  Requirement .......................     1,867    3.0       1,951     3.0      1,967    3.0       1,982     3.0      2,000     3.0
                                         ------   ----      ------    ----     ------   ----      ------    ----     ------    ----
  Excess ............................     2,888    4.6       5,073     7.8      5,483    8.4       5,894     8.9      6,367     9.5
                                         ======   ====      ======    ====     ======   ====      ======    ====     ======    ====

Risk-Based Capital:
  Capital level(3) ..................     5,025   14.6       7,294    20.9      7,720   22.1       8,146    23.2      8,637    24.5
  Requirement(4) ....................     2,748    8.0       2,792     8.0      2,800    8.0       2,809     8.0      2,818     8.0
                                         ------   ----      ------    ----     ------   ----      ------    ----     ------    ----
  Excess ............................    $2,277    6.6%     $4,502    12.9%    $4,920   14.1%     $5,337    15.2%    $5,819    16.5%
                                         ======   ====      ======    ====     ======   ====      ======    ====     ======    ====

--------------



(1) Tangible and core capital levels are shown as a percentage of adjusted total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

(2) Total retained earnings as calculated under GAAP. Assumes that the Association receives 50% of the net proceeds, offset in part by the aggregate purchase price of Common Stock acquired at $10.00 per share by the ESOP in the Conversion. The amount expected to be borrowed by the ESOP is deducted from pro forma capital to illustrate the possible impact on the Association.


(3) Includes $270,000 of general valuation allowances, all of which qualify as supplementary capital. See "Regulation - Regulatory Capital Requirements."


(4)  Assumes reinvestment of net proceeds in 20% risk-weighted assets.

                                 CAPITALIZATION

          Set forth below is the capitalization, including deposits, of Wyman Park as of June 30, 1997, and the pro forma capitalization of the Holding Company at the minimum, the midpoint, the maximum and 15% above the maximum of the Estimated Valuation Range, after giving effect to the Conversion and based on other assumptions set forth in the table and under the caption "Pro Forma Data."


                                                                                                 Pro Forma Based
                                                                                        Upon Sale at $10.00 Per Share of
                                                                          --------------------------------------------------------
                                                                           595,000        700,000         805,000         925,750
                                                          Historical       Shares          Shares          Shares          Shares
                                                          ----------       ------          ------          ------          ------
                                                                                    (Dollars in thousands)
Deposits(1) .........................................      $ 56,095       $ 56,095        $ 56,095        $ 56,095        $ 56,095
Borrowed funds(3) ...................................            --             --              --              --              --
                                                           --------       --------        --------        --------        --------
Total deposits and borrowed funds ...................      $ 56,095       $ 56,095        $ 56,095        $ 56,095        $ 56,095
                                                           ========       ========        ========        ========        ========

Stockholders' Equity:
   Serial Preferred Stock ($.01 par value)
   Authorized - 500,000 shares; none to
   be outstanding ...................................            --             --              --              --              --

 Common Stock ($.01 par value)
   Authorized - 2,000,000 shares; to be
   outstanding - (as shown)(4)(5) ...................            --              6               7               8               9
 Additional paid-in capital .........................            --          5,552           6,583           7,614           8,800
 Retained earnings, substantially
   restricted(2) ....................................         4,755          4,755           4,755           4,755           4,755
 Unrealized loss on securities available
   for sale, net of income taxes ....................            (5)            (5)             (5)             (5)             (5)

 Less common stock acquired by:
   ESOP(3) ..........................................            --           (476)           (560)           (644)           (741)
   RRP(4) ...........................................            --           (238)           (280)           (322)           (370)
                                                           --------       --------        --------        --------        --------
     Total stockholders' equity .....................      $  4,750       $ 10,068        $ 10,500        $ 11,406        $ 12,448
                                                           ========       ========        ========        ========        ========
Total stockholders equity as a percent of
 total assets .......................................           7.6%          14.8%           16.0%           17.2%           18.5%
                                                           ========       ========        ========        ========        ========

----------------

(1) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Stock in the Stock Conversion. Any such
     withdrawals   will  reduce  pro  forma  deposits  by  the  amount  of  such withdrawals.

(2) See "Dividends" and "Regulation - Limitations on Dividends and Other Capital Distributions" regarding restrictions on future dividend payments and "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Association" regarding the liquidation account to be established upon the Stock Conversion.

(3) Assumes that 8.0% of the shares issued in the Stock Conversion will be acquired by the ESOP and that the ESOP will be funded by the Holding
     Company. The Association intends to make contributions to the ESOP sufficient to service and ultimately retire its debt. Since the Holding Company will finance the ESOP debt, the ESOP debt will be eliminated through consolidation and no liability will be reflected on the Holding Company's consolidated financial statements. Accordingly, the amount of stock acquired by the ESOP is shown in this table as a reduction of total stockholders' equity. See "Management - Benefit Plans - Employee Stock Ownership Plan."

(4) Assumes a number of shares of Common Stock equal to 4% of the Common Stock to be sold in the Conversion will be purchased by the RRP in open market purchases. The dollar amount of Common Stock to be purchased is based on the $10.00 per share Purchase Price in the Conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price in the Conversion. As the
     Association accrues compensation expense to reflect the vesting of such shares pursuant to the RRP, the charge against capital will be reduced accordingly. Implementation of the RRP will require stockholder approval. If the shares to fund the RRP are assumed to come from authorized but unissued shares purchased by the RRP from the Company at the Purchase price, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, the number of outstanding shares would be
     618,800,   728,000,   837,200   and   962,780,   respectively,   and  total
     stockholders' equity would be $9.8 million, $10.8 million, $11.7 million and $12.8 million, respectively, at June 30, 1997. As a result of the RRP acquiring authorized but unissued shares from the Company, stockholders' ownership in the Company would be diluted by approximately 3.85%. See "Prospectus Summary - Benefits of Stock Conversion to Directors and Executive Officers -- Other Stock Benefit Plans."

(5) Does not include additional shares of Common Stock that possibly could be purchased by participants in the Option Plan, if implemented, under which directors, executive officers and other employees could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion (70,000 shares at the midpoint of the Estimated Valuation Range) at exercise prices equal to the market price of the Common Stock on the date of grant. Implementation of the Option Plan may require stockholder approval. See "Prospectus Summary - Benefits of Stock Conversion to Directors and Executive Officers -- Other Stock Benefit Plans."



                      CONSOLIDATED STATEMENTS OF OPERATIONS


         The following Consolidated Statements of Operations of Wyman Park for each of the years in the three year period ended June 30, 1997 have been audited by Wooden & Benson, Chartered, independent certified public accountants, whose report thereon appears elsewhere herein. The Statements of Income should be read in conjunction with the Consolidated Financial Statements and related Notes included elsewhere herein.

                 WYMAN PARK FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY
                              Lutherville, Maryland

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED JUNE 30, 1997 AND 1996


                                                         1997            1996
                                                         ----            ----
Interest and fees on loans receivable                 $4,250,470      $4,157,290
Interest on mortgage-backed securities                    26,733          35,236
Interest on investment securities                        140,065         306,709
Interest on other investments                            240,959         226,328
                                                      ----------      ----------
Total interest income                                  4,658,227       4,725,563

Interest on saving deposits                            2,749,541       3,064,802
Interest on escrow deposits                                6,424           8,481
                                                      ----------      ----------
Total interest expense                                 2,755,965       3,073,283

Net interest income before provision
 for loan losses                                       1,902,262       1,652,280
Provision for loan losses (Notes 1
 and 4)                                                  145,000          25,000
                                                      ----------      ----------
Net interest income                                    1,757,262       1,627,280

Other income
------------
 Loan fees and service charges                            48,284          46,937
 Gain on sales of loans receivable                         5,816          19,888
 Other                                                    24,411          39,303
                                                      ----------      ----------
Total other income                                        78,511         106,128

General and Administrative Expenses
-----------------------------------
 Salaries and employee benefits                          620,513         602,958
 Occupancy costs                                          91,219          96,340
 Federal deposit insurance premiums
  (Note 11)                                              461,177         134,371
 Data processing                                          67,071          65,173
 Advertising                                              63,145          68,914
 Franchise and other taxes                                44,730          46,681
 Other                                                   267,225         263,735
                                                      ----------      ----------
Total general and administrative
 expenses                                              1,615,080       1,278,172

Income before tax provision                              220,693         455,236

Provision for income taxes (Notes 1
and 8)                                                    86,888         161,119
                                                      ----------      ----------

Net income                                            $  133,805      $  294,117
                                                      ==========      ==========


The accompanying notes to financial statements are an integral part of these statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Association. The information contained in this section should be read in conjunction with the consolidated financial statements and accompanying notes thereto and other sections contained in this Prospectus. The principal business of the Association consists of accepting deposits from the general public and investing these funds primarily in loans, investment securities and short-term liquid investments. The Association's loans consist primarily of loans secured by residential real estate located in its market areas, commercial real estate loans and consumer loans.

         The Association's net income is dependent primarily on its net interest income, which is the difference between interest earned on interest-earning assets and the interest paid on interest-bearing liabilities. Net interest income is a function of the Association's "interest rate spread," which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the Association's net income also is affected by the level of general and administrative expenses and the level of other income, which primarily consists of service charges and other fees.


         The operations of the Association are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of government agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in the Association's market area. The Association has been notified by its service providers that they are addressing the year 2000 matter. Management of the Association wil continue to monitor this issue.


         Historically, the Association's mission has been to originate loans on a profitable basis to the communities it serves. In seeking to accomplish this mission, the Board of Directors and management have adopted a business strategy designed (i) to maintain the Association's capital level in excess of regulatory requirements; (ii) to maintain the Association's asset quality; (iii) to maintain, and if possible, increase the Association's earnings; and (iv) to manage the Association's exposure to changes in interest rates.

Financial Condition

June 30, 1997 compared to June 30, 1996

         Total assets decreased approximately $1.7 million or 2.5%, to $62.2 million at June 30, 1997 from $63.9 million at June 30, 1996. This decrease in total assets was primarily the result of a $3.4 million decrease in cash and cash equivalents, including short-term interest bearing deposits in other banks and federal funds sold, which more than offset a $1.9 million increase in loans receivable. The decrease in cash and cash equivalents was primarily due to management's decision during the year ended June 30, 1997 to improve the Association's net interest spread by investing excess liquid assets in higher yielding loans, as well as reducing interest expense by decreasing the level of certificate accounts. Management's strategy resulted in an increase in total loans receivable, which primarily consisted of a $769,000 increase in residential mortgage loans and a $1.4 million increase in commercial loans secured by real estate, including participating interests purchased from other lenders.


         The Association has experienced a decline in total deposits since 1993 as a result of its asset/liability management strategies and market conditions. During the same period total assets have also decreased and total loans have increased resulting in improved yield on interest-earning assets and reduced costs of funds in 1997. Management of the Association does not expect the decline in deposits to continue as marketing efforts are expanded to attract transaction accounts to replace higher costing certificate accounts; or, for there to be a negative impact on the Association's operations or liquidity.


         Total liabilities decreased approximately $1.8 million, or 3.0%, to $57.5 million at June 30, 1997 from $59.3 million at June 30, 1996. This decrease was primarily the result of a $1.8 million decrease in total deposits to approximately $56.1 million at June 30, 1997 from $57.9 million at June 30, 1996. This decrease in deposits consisted of a decrease in time deposits of approximately $2.1 million, resulting from management's decision to lower the Association's interest expense, and an increase of approximately $300,000 in other deposit accounts.

         Total equity of the Association increased approximately $151,000 to $4.75 million at June 30, 1997 from $4.60 million at June 30, 1990, due to net income of approximately $134,000 and a decrease of approximately $17,000 in unrealized losses on available-for-sale securities for the year ended June 30, 1997.

Results of Operations

Comparison of Operating Results for the Years Ended June 30, 1997 and 1996

         Performance Summary. Net income for the year ended June 30, 1997 was approximately $134,000, a decrease of $160,000, or 54.5%, from net income of $294,000 for the year ended June 30, 1996. This decrease was primarily due to an increase in non-interest expenses of $337,000, which included a one time assessment of $383,000 for federal insurance premiums; an increase in provision for loan losses of $120,000, and a decrease in non-interest income of $28,000. These items more than offset the positive effects of a $250,000 increase in net interest income, producing a decrease of $234,000 in income before provision for income taxes of $221,000 for the year ended June 30, 1997 as compared to $455,000 for the year ended June 30, 1996. For the years ended June 30, 1997 and 1996, the returns on average assets were .22% and .46%, respectively, while the returns on average equity were 2.87% and 6.56%, respectively.

         Net Interest  Income.  Net interest income  increased by  approximately
$250,000,  or  15.1%,  to  $1,902,000  for the year  ended  June 30,  1997  from
$1,652,000 for the year ended June 30, 1996. This reflects a decrease of $67,000, or 1.4%, in interest income to $4,658,000 in fiscal 1997 from $4,725,000 in fiscal 1996 while interest expense was decreasing by $317,000, or 10.3%, to $2,756,000 in fiscal 1997 from $3,073,000 in fiscal 1996. The increase in net interest margin was primarily from the decrease in both average balances and rates of interest paid on certificate accounts.

         For the year ended June 30, 1997, the average yield on interest-earning assets was 7.69% compared to 7.52% for the year ended June 30, 1996. The average cost of interest-bearing liabilities was 4.93% for the year ended June 30, 1997, a decrease from 5.26% for the year ended June 30, 1996. The average balance of interest-earning assets decreased by $2.3 million or 3.6% to $60.6 million for year ended June 30, 1997, compared to $62.9 million for the year ended June 30, 1996. The average balance of interest-bearing liabilities decreased by $2.5 million or 4.3% to $55.9 million for the year ended June 30, 1997, compared to $58.4 million for the year ended June 30, 1996.

         The average interest rate spread increased to 2.76% for the year ended June 30, 1997 from 2.26% for the year ended June 30, 1996. The average net interest income margin increased to 3.14% for the year ended June 30, 1997 from 2.63% for the year ended June 30, 1996.

Yields Earned and Rates Paid


         The following table presents for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. The use of monthly averages, rather than daily averages, does not materially affect the information in the table. Non-accruing loans have been included in the table as loans carrying a zero yield.



                                                                             Year Ended June 30,
                                        --------------------------------------------------------------------------------------------
                                                     1997                            1996                            1995
                                        ----------------------------    -----------------------------   ----------------------------
                                         Average    Interest              Average   Interest              Average   Interest
                                        Outstanding  Earned/  Yield/    Outstanding  Earned/   Yield/   Outstanding  Earned/  Yield/
                                          Balance     Paid     Rate       Balance     Paid      Rate      Balance     Paid     Rate
                                          -------     ----     ----       -------     ----      ----      -------     ----     ----
                                                                         (Dollars in Thousands)
Interest-Earning Assets:
 Loans receivable(1)................      $53,903   $4,250     7.88%     $53,033   $4,157       7.84%      $55,460   $4,325    7.80%
 Mortgage-backed securities.........          383       27     7.05          468       35       7.49           552       33    5.98
 Investment securities..............        2,402      140     5.83        5,298      307       5.79         5,845      329    5.63
 FHLB stock.........................          510       37     7.25          510       37       7.25           510       36    7.06
 Other investments..................        3,382      204     6.03        3,547      189       5.33         1,192       65    5.45
                                         --------  -------     ----      -------  -------       ----       -------   ------    ----
  Total interest-earning assets(1)..      $60,580    4,658     7.69      $62,856    4,725       7.52       $63,559    4,788    7.53
                                          =======   ------               =======   ------                  =======   ------

Interest-Earning Liabilities:
 Savings deposits...................      $ 5,856      174     2.97      $ 5,593      178       3.18       $ 5,777      204    3.53
 Demand and NOW deposits............        9,745      309     3.17        9,632      317       3.29         9,990      332    3.32
 Certificate accounts...............       40,182    2,267     5.64       43,010    2,570       5.98        42,326    2,254    5.33
 Escrow deposits....................          115        6     5.22          147        8       5.44           193       11    5.69
 Borrowings.........................          ---      ---      ---          ---      ---        ---         1,542       90    5.83
                                          -------  -------    -----      -------  -------      -----       -------  -------    ----
  Total interest-bearing liabilities      $55,898    2,756     4.93      $58,382    3,073       5.26       $59,828    2,891    4.83
                                          =======  -------               =======  -------                  =======  -------
Net interest income.................                $1,902                         $1,652                            $1,897
                                                    ======                         ======                            ======
Net interest rate spread............                           2.76%                            2.26%                          2.70%
                                                               ====                             ====                           ====
Net earning assets..................       $4,682                         $4,474                            $3,731
                                           ======                         ======                            ======
Net yield on average interest-
earning assets......................                           3.14%                            2.63%                          2.98%
                                                               ====                             ====                           ====
Average interest-earning assets to
 average interest-bearing liabilities                1.08x                           1.08x                             1.06x
                                                     =====                           =====                             =====



-----------------

(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

         The following table presents the weighted average yields earned on loans, investments and other interest-earning assets, and the weighted average rates paid on savings deposits and the resultant interest rate spreads at the dates indicated. Weighted average balances are based on monthly balances.



                                             At June 30,
                                            ------------
                                            1997    1996
                                            ----    ----
Weighted average yield on:
 Loans receivable ....................      7.89%   7.84%
 Mortgage-backed securities ..........      7.52    7.46
 Investment securities ...............      5.94    5.61
 Other interest-earning assets .......      5.95    5.53
   Combined weighted average yield on
     interest-earning  assets ........      7.71    7.50

Weighted average rate paid on:
 Savings deposits ....................      3.11    3.06
 Demand and NOW deposits .............      2.93    3.24
 Certificate accounts ................      5.71    6.07
 Other interest-bearing liabilities ..      5.50    5.50
   Combined weighted average rate paid
     on interest-bearing liabilities .      4.94    5.31

Spread ...............................      2.77    2.19



         Provision for Loan Losses. During the year ended June 30, 1997, the Association recorded a provision for loan losses of $145,000 compared to $25,000 for the year ended June 30, 1996. This provision was recorded due to significant growth of $1.4 million or 30.6% in commercial real estate loans in the year ended June 30, 1997. The increased provision for loan losses is based on the continued growth in this type of lending as well as other commercial real estate lending, including participations, which has perceived higher inherent risk and credit risk than residential real estate loans.


         During the year ended June 30, 1997, the Association's nonperforming loans increased from $27,000 to $176,000, represented by two residential loans. This increase did not have a significant effect on the Association's provision for loan losses as management expects minimal losses, if any, related to these two loans.

         Management will continue to monitor its allowance for loan losses and make additions to the allowance through the provision for loan losses as economic conditions and other factors dictate. Although the Association maintains its allowance for loan losses at a level which it considers to be adequate to provide for loan losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in the future.

         Non-Interest Income. For the year ended June 30, 1997, non-interest income decreased by approximately $28,000 or 26.0%, to $78,000 from $106,000 for the year ended June 30, 1996. This decrease is primarily from a decrease in gains on the sale of loans receivable of $14,000 and a decrease in other non-interest income of $15,000.


         Non-Interest Expense. Non-interest expense increased by approximately $337,000 or 26.4%, to $1,615,000 for the year ended June 30, 1997 from
$1,278,000 for the year ended June 30, 1996. This increase was primarily due to the increase in federal deposit insurance expense of $327,000 or 243.2% for the year ended June 30, 1997. The Savings Association Insurance Fund (the "SAIF") made a one time assessment to all associations during the year ended June 30, 1997 to recapitalize that fund. The Association's portion of that one time assessment was approximately $383,000. The rate of deposit insurance declined beginning January 1, 1997 as a result of the one time assessment, from 23 basis points per $100 of domestic deposits to zero. See "Regulation - Insurance of Accounts and Regulation by the FDIC." In addition, in the future, non-interest expense may increase due to expenses associated with the ESOP, other benefit programs and the costs of being a public company.


         Income Taxes. The provision for income taxes decreased by approximately $74,000 or 46.1% to $87,000 for the year ended June 30, 1997 from $161,000 for the year ended June 30, 1996. This decrease results from the decrease in income before the tax provision. The Association's effective tax rates were 39.4% and 35.4% for the years ended June 30, 1997 and 1996, respectively.

         The Association is generally taxed at a federal rate of 34% based on the IRS tax rate schedule for corporations. The Association is also subject to a Maryland franchise tax based on earnings at a flat rate of 7% of taxable income. This produces a combined federal and Maryland tax rate of 38.6% when the deductibility of the Maryland tax for federal purposes is considered. Variances from this rate in any given year are the result of certain items of income or expense not being included in or deducted from taxable income; and, from changes in the tax estimates of prior periods. The decrease in the provision for income taxes for the year ended June 30, 1997 is primarily the result of the corresponding $234,000 decrease in income before taxes.

Rate Volume Analysis

         The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.


                                                                      Year Ended June 30,
                                                            -----------------------------------
                                                                         1996 vs. 1997
                                                            -----------------------------------
                                                                  Increase
                                                                 (Decrease)
                                                                   Due to              Total
                                                            -------------------       Increase
                                                            Volume         Rate      (Decrease)
                                                            ------         ----      ----------
                                                                  (Dollars in Thousands)
Interest-earning assets:
 Loans receivable ....................................       $  68        $  25        $  93
  Mortgage-backed securities ..........................          (6)          (2)          (8)
  Investment securities ...............................        (169)           2         (167)
  Other ...............................................         (10)          25           15
                                                              -----        -----        -----

    Total interest-earning assets .....................       $(117)       $  50          (67)
                                                              =====        =====        -----

 Interest-bearing liabilities:
 Savings deposits ....................................       $   8        $ (12)          (4)
  Demand and NOW deposits .............................           3          (11)          (8)
  Borrowings ..........................................          --           --           --
  Certificate accounts ................................        (169)        (134)        (303)
  Escrow deposits .....................................          (2)          --           (2)

    Total interest-bearing liabilities ................       $(160)       $(157)        (317)
                                                              =====        =====        -----

 Net interest income ..................................                                 $ 250
                                                                                        =====


Asset/Liability Management

         One of the Association's principal financial objectives is to achieve long-term profitability while reducing its exposure to fluctuations in interest rates. The Association has sought to reduce exposure of its earnings to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The principal element in achieving this objective has been to increase the interest-rate sensitivity of the Association's assets by originating loans with interest rates subject to periodic repricing to market conditions. Accordingly, the Association has emphasized the origination of one- to three-year adjustable rate mortgage loans, balloon loans, short-term and adjustable-rate commercial loans, and consumer loans for retention in its portfolio.

         An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Association's assets mature or reprice more quickly or to a greater extent than its liabilities, the Association's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Association's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Association's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates.

         The Association's Board of Directors has formulated an Interest Rate Risk Management policy designed to promote long-term profitability while managing interest-rate risk. The Board of Directors has established an Asset/Liability Committee which consists primarily of the management team of the Association. This committee meets periodically and reports to the Board of Directors quarterly concerning asset/liability policies, strategies and the Association's current interest rate risk position. The committee's first priority is to structure and price the Association's assets and liabilities to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates.

         Management's principal strategy in managing the Association's interest rate risk has been to maintain short and intermediate term assets in the portfolio, including one and three year adjustable rate mortgage loans, as well as increased levels of commercial and consumer loans, which typically are for short or intermediate terms and carry higher interest rates than residential mortgage loans. In addition, in managing the Association's portfolio of investment securities and mortgage-backed and related securities, management seeks to purchase securities that mature on a basis that approximates as closely as possible the estimated maturities of the Association's liabilities or purchase securities that have adjustable rate provisions. The Association does not engage in hedging activities.

         In addition to shortening the average repricing of its assets, the Association has sought to lengthen the average maturity of its liabilities by adopting a tiered pricing program for its certificates of deposit, which provides higher rates of interest on its longer term certificates in order to encourage depositors to invest in certificates with longer maturities. This policy is blended with management's strategy for reducing the overall balance in certificate accounts in order to reduce the Association's interest expense.

         Net Portfolio Value. In order to encourage associations to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis points ("bp") change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rules provide that the OTS will calculate the IRR component quarterly for each institution. Management reviews the OTS measurements on a quarterly basis. In addition to monitoring selected measures on NPV, management also monitors effects on net interest income resulting from increases or decreases in rates. This measure is used in conjunction with NPV measures to identify excessive interest rate risk. The following table presents the Association's NPV at June 30, 1997, as calculated by the OTS, based on information provided to the OTS by the Association.


                                                                NPV as % of
                                                              Portfolio Value
                          Net Portfolio Value                    of Assets
   Change      ---------------------------------------     ---------------------
  in Rates     $ Amount       $ Change        % Change     NPV Ratio   % Change
  --------     --------       --------        --------     ---------   --------
                                 (Dollars in Thousands)
   +400         $3,154       $(3,681)           (54)%          5.39%     (5.27)%
   +300          4,150        (2,685)           (39)           6.92      (3.74)
   +200          5,143        (1,692)           (25)           8.37      (2.29)
   +100          6,072          (763)           (11)           9.66      (1.00)
  Static         6,835           ---            ---           10.66        ---
   (100)         7,273           439              6           11.18        .52
   (200)         7,270           435              6           11.07        .41
   (300)         7,075           240              4           10.71        .05
   (400)         6,979           144              2           10.48       (.18)



         In the above table, the first column on the left presents the basis points increments of yield curve shifts. The second column presents the overall dollar amount of NPV at each basis point increment. The third and fourth columns present the Association's actual position in dollar change and percentage change in NPV at each basis point increment. The remaining columns present the Association's percentage and percentage change in its NPV as a percentage of portfolio value of assets.

         Had it been subject to the IRR component at June 30, 1997 the Association would have been considered to have had a greater than normal level of interest rate exposure and a deduction from capital of $89,000 would have been required. Although the OTS has informed the Association that it is not subject to the IRR component discussed above, the Association is still subject to interest rate risk and, as can be seen above, rising interest rates will reduce the Association's NPV. The OTS has the authority to require otherwise exempt institutions to comply with the rule concerning interest rate risk. See "Regulation - Regulatory Capital Requirements."

         Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

         The Association's Board of Directors is responsible for reviewing the Association's asset and liability policies. The Board reviews interest rate risk and trends on a quarterly basis and liquidity, capital ratios and requirements, on a monthly. Management is responsible for administering the policies and determinations of the Board of Directors with respect to the Bank's assets and liability goals and strategies.

         Notwithstanding its efforts with respect to asset/liability management, the Association remains subject to IRR, and expects that its profit margin will decrease if interest rates rise.


Liquidity and Capital Resources


         The primary investment activity of the Association is originating one- to four-family residential mortgages, commercial real estate loans, and consumer loans to be held to maturity. For the fiscal years ended June 30, 1997 and 1996 the Association originated loans for its portfolio in the amount of $8.9 million and $9.0 million, respectively. For the same two fiscal years, these activities were funded from repayments of $7.2 million and $9.5 million, respectively, and sales and participations of $1.3 million and $990,000, respectively.

         The Association is required to maintain minimum levels of liquid assets under government regulations. The Association's short-term liquidity is determined by adding (1) cash on hand, (2) daily investable deposits, (3) U.S. Government agency obligations with maturities of less than one year and (4) accrued interest on unpledged liquid assets. Securities with maturities of greater than one year and less than five years are added to short-term liquidity to equal the Association's total liquidity. The Association's liquidity ratio is determined by dividing the liquidity by the average total liabilities of the preceding month.

         The Association's most liquid assets are cash and cash equivalents, which include short-term investments. At June 30, 1997 and 1996, cash and cash equivalents were $2.4 million and $5.8 million, respectively. In addition, the Association has used jumbo certificates of deposit as a source of funds. Deposits of $100,000 or more represented $5.7 million at June 30, 1997 (of which $4.2 million were jumbo certificates of deposit) and $5.2 million at June 30, 1996, or 10.1% and 8.9% of total deposits, respectively. The regulatory minimum for the Association is 1.0% short-term liquidity and 5.0% total liquidity. The Association has always met the liquidity requirements. The Association's eligible short-term liquidity ratios were 4.4% and 12.1%, respectively, at June 30, 1997 and 1996. The Association's eligible total liquidity ratios were 9.8% and 15.4%, respectively, at June 30, 1997 and 1996.


     Liquidity management for the Association is both an ongoing and long-term function of the Association's asset/liability management strategy. Excess funds, when applicable, generally are invested in overnight deposits at a correspondent bank and at the FHLB of Atlanta. Currently when the Association requires funds, beyond its ability to generate deposits, additional sources of funds are available through the FHLB of Atlanta. The Association has the ability to pledge its FHLB of Atlanta stock or certain other assets as collateral for such advances. The Association has not used FHLB advances during the past two fiscal years, but may use FHLB advances in the future to fund loan demand in excess of available funds. Management and the Board of Directors believe that due to significant amounts of adjustable rate mortgage loans that could be sold and the Association's ability to acquire funds from the FHLB of Atlanta, the Association's liquidity is adequate.

         The Association has experienced a decline in total deposits since 1993 as a result of its asset/liability management strategies and market conditions. During the same period total assets has also decreased and total loans have increased resulting in improved yield on interest-earning assets and reduced costs of funds in 1997. Management of the Association does not expect the decline in deposits to continue as marketing efforts are expanded to attract transaction accounts to replace higher costing certificate accounts; or, for there to be a negative impact on the Association's operations or liquidity. Further, certificate accounts in the amount of $20.3 million or 50.3% of total certificate accounts at June 30, 1997 mature within one year compared to $25.4 million or 59.9% at June 30, 1996. Management of the Association expects the majority of these accounts to renew with no material adverse effect on the Association's operations or liquidity.




                                                    Year Ended June 30,
                                              ----------------------------------
                                                1997         1996         1995
                                              -------      -------      --------
                                                       (In Thousands)
Net income ..............................     $   134      $   294      $   433
Adjustment to reconcile
  net income to net cash from
  operating activities ..................         118           78         (302)
                                              -------      -------      -------
Net cash from operating activities ......         252          372          131
Net cash from investing activities ......      (1,937)       4,333           (9)
Net cash from financing activities ......      (1,739)        (750)        (823)
                                              -------      -------      -------
Net change in cash and cash
  equivalents ...........................      (3,424)       3,955         (701)
Cash and cash equivalents at
  beginning of period ...................       5,801        1,846        2,547
                                              -------      -------      -------
Cash and cash equivalents at
  end of period .........................     $ 2,377      $ 5,801      $ 1,846
                                              =======      =======      =======


         The Association's principal sources of funds are deposits, loan repayments and prepayments, and other funds provided by operations. While scheduled loan repayments are relatively predictable, deposit flows and early loan prepayments are more influenced by interest rates, general economic conditions, and competition. The Association maintains investments in liquid assets based upon management's assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the asset/liability management program.

         OTS regulations presently require the Association to maintain an average daily balance of investments in United States Treasury, federal agency obligations and other investments having maturities of five years or less in an amount equal to 5% of the sum of the Association's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement, which may be changed from time to time by the OTS to reflect changing economic conditions, is intended to provide a source of relatively liquid funds upon which the Association may rely, if necessary, to fund deposit withdrawals or other short-term funding needs. At June 30, 1997, the Association's regulatory liquidity was 9.8%. For the last five fiscal years, the Association was in compliance with such requirement and management believes that the Association's liquidity is adequate. It should be noted that the Association has an immediately accessible line of credit with the FHLB Atlanta for $8.0 million. On June 30, 1997, the Association had commitments to originate fixed-rate commercial and residential loans totaling $1.8 million, and variable rate commercial and residential real estate mortgage loans totaling $49,000. Loan commitments are generally for 60 days. The Association considers its liquidity and capital reserves sufficient to meet its outstanding short- and long-term needs.

         The Association is required by OTS regulations to meet certain minimum capital requirements, which must be generally as stringent as the requirements established for banks. Current capital requirements call for tangible capital of 1.5% of adjusted total assets, core capital (which for the Association consists solely of tangible capital) of 3.0% of adjusted total assets and risk-based capital (which for the Association consists of core capital and general valuation allowances) of 8% of risk-weighted assets (assets are weighted at percentage levels ranging from 0% to 100% depending on their relative risk). The OTS has proposed to amend the core capital requirement so that those associations that do not have the highest examination rating and an acceptable level of risk will be required to maintain core capital of from 4% to 5%, depending on the association's examination rating and overall risk. The Association does not anticipate that it will be adversely affected if the core capital requirements regulations are amended as proposed.

         The following table summarizes the Association's regulatory capital requirements and actual capital at June 30, 1997. (See Note 11 of Notes to Consolidated Financial Statements for a reconciliation of capital under generally accepted accounting principles and regulatory capital amounts.)



                                                                                          Excess of Actual
                                                                                        Capital Over Current
                                    Actual Capital          Current Requirement             Requirement
                                 -------------------        -------------------        ---------------------
                                  Amount     Percent         Amount     Percent          Amount      Percent          Asset Total
                                 -------     -------        --------    -------        ----------    -------          -----------
Tangible Capital ..........      $ 4,755       7.6%          $   934     1.5%           $ 3,821        6.1%             $62,249
Core Capital ..............        4,755       7.6             1,867     3.0              2,888        4.6               62,249
Risk-based Capital ........        5,025      14.6             2,748     8.0              2,277        6.6               34,344

         At June 30, 1997, the Association had a commitment for $27,500 of capital expenditures related to computer equipment and data processing.


Impact of Inflation and Changing Prices

         The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Association is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Current Accounting Issues

         Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" was issued by the Financial Accounting Standards Board (FASB) in June 1996. This statement provides that transfers of financial assets be recognized as sales only when certain specified criteria related to the transferor surrendering control of the assets are met. These criteria are more restrictive than under previous generally accepted accounting principles. The provisions of this statement will affect the accounting for certain transactions commonly entered into by community financial institutions such as repurchase agreements, bankers acceptances and participation loans. The statement is effective for transactions occurring after December 31, 1996 and is to be applied prospectively.

         SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" was issued in December 1996. This statement defers, for one year, the effective date of Statement No. 125 for repurchase agreements, dollar-roll, securities lending and similar transactions.

         The effect, on the Association's financial position and results of operations, of implementing Statement No. 125 in 1997 was not material.

         SFAS No. 130, "Reporting Comprehensive Income" was issued in June 1997. This statement requires that comprehensive income - made up of all revenues, expenses, gains and losses - be reported and displayed in an entity's financial statements with the same prominence as its other financial statements. Currently, the only item that would be presented as a component of its net income is the change during the year in unrealized gain or loss on available for sale securities. The statement, which is effective for years beginning after December 15, 1997, will not affect the Association's financial position or its results of operations.


         SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" was also issued in June 1997. This statement requires that public business enterprises report financial and descriptive information about their reportable operating segments. Reportable operating segments are defined as components of an enterprise about which separate financial information is available and is evaluated regularly by the chief operating decision maker as a basis for allocating resources and assessing performance. It also requires those enterprises to report information about countries in which they do business and about major customers. The statement, which is effective for financial statement for periods beginning after December 15, 1997, will not affect the Association's financial position or its results of operations.

                                    BUSINESS


General

         Located in Lutherville, Maryland, the Association is a financial institution primarily engaged in the business of attracting savings deposits from the general public and investing such funds in permanent mortgage loans secured by one- to four-family residential real estate located primarily in central Baltimore County and northern Baltimore City, Maryland. Through its branch office located in Glen Burnie, a suburb to the south of Baltimore, the Association also services Anne Arundel County, Maryland. In addition to permanent mortgage loans, the Association also originates, to a lesser extent, loans for the construction of one- to four-family real estate, commercial loans secured by multi-family real estate (over four units) and nonresidential real estate, and consumer loans, including home equity lines of credit, home improvement loans, and loans secured by savings deposits. The Association invests in U.S. government obligations, interest-bearing deposits in other financial institutions, mortgage-backed securities, and other investments permitted by applicable law.

Lending Activities

         General. The principal lending activity of the Association is originating first mortgage loans secured by owner-occupied one- to four-family residential properties located in its primary market areas. In addition, in order to increase the yield and the interest rate sensitivity of its portfolio and in order to provide more comprehensive financial services to families and community businesses in the Association's primary market area, Wyman Park also originates commercial real estate, multi-family, consumer (secured and unsecured), land, and second mortgage loans. See "- Originations, Purchases and Sales of Loans." The Association reserves the right in the future to adjust or discontinue any product offerings to respond to competitive or economic factors.

         Loan Portfolio Composition. The following information concerning the composition of the Association's loan portfolios in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.


                                                  June 30,
                                 -------------------------------------------
                                       1997                      1996
                                 ------------------       -------------------
                                 Amount     Percent       Amount      Percent
                                 ------     -------       ------      -------
                                           (Dollars in Thousand)
Real Estate Loans:
 One- to four-family .......    $46,346       82.92%      $45,669       84.82%
 Multi-family ..............        211         .38           128         .24
 Commercial ................      5,806       10.39         4,448        8.26
 Construction or development        150         .27           270         .50
                                -------      ------       -------      ------
   Total real estate loans .     52,513       93.96        50,515       93.82
                                -------      ------       -------      ------

Other Loans:
 Consumer Loans:
  Deposit account loans ....        176         .31           138         .26
  Home equity ..............      3,184        5.70         3,189        5.92
  Home improvement .........         16         .03            --          --
   Total consumer loans ....      3,376        6.04         3,327        6.18
                                -------    --------       -------      ------
   Total loans, gross ......     55,889      100.00%       53,842      100.00%
                                -------    ========       -------      ======

Less:
 Loans in process ..........       (231)                     (270)
 Deferred fees and discounts       (199)                     (203)
 Allowance for losses ......       (270)                     (125)
                                -------                   -------
 Total loans receivable, net    $55,189                   $53,244
                                =======                   =======

         The following table shows the composition of the Association's loan portfolios by fixed- and adjustable-rate at the dates indicated.


                                                         June 30,
                                        ----------------------------------------
                                              1997                   1996
                                        ----------------       ----------------
                                        Amount   Percent       Amount   Percent
                                        ------   -------       ------   -------
                                                (Dollars in Thousand)
Fixed-Rate Loans:
 Real estate:
  One- to four-family ..............    $30,505    54.58%      $28,093    52.18%
  Multi-family .....................         --       --            78      .14
  Commercial .......................      4,596     8.22         3,424     6.36
  Construction or development ......        150      .27           270      .50
                                        -------   ------       -------   ------
     Total real estate loans .......     35,251    63.07        31,865    59.18
 Consumer ..........................        192      .34           138      .26
                                        -------   ------       -------   ------
     Total fixed-rate loans ........     35,443    63.41        32,003    59.44
                                        -------   ------       -------   ------

Adjustable-Rate Loans:
 Real estate:
  One- to four-family ..............     15,841    28.34        17,576    32.64
  Multi-family .....................        211      .38            50      .09
  Commercial .......................      1,210     2.17         1,024     1.90
                                        -------   ------       -------   ------
     Total real estate loans .......     17,262    30.89        18,650    34.63
 Consumer ..........................      3,184     5.70         3,189     5.93
                                        -------   ------       -------   ------
     Total adjustable-rate loans ...     20,446    36.59        21,839    40.56
                                        -------   ------       -------   ------
     Total loans ...................     55,889   100.00%       53,842   100.00%
                                        -------   ======       -------   ======

Less:
 Loans in process ..................       (231)                  (270)
 Deferred fees and discounts .......       (199)                  (203)
 Allowance for loan losses .........       (270)                  (125)
                                        -------                -------
    Total loans receivable, net ....    $55,189                $53,244
                                        =======                =======

         The following schedule illustrates the interest rate sensitivity of the Association's loan portfolio at June 30, 1997. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.



                                            Real Estate
                       ---------------------------------------------------------
                                            Multi-family and     Construction
                       One- to Four-Family     Commercial       or Development
                       -------------------  ----------------   -----------------
                                 Weighted          Weighted            Weighted
                                  Average           Average             Average
                        Amount     Rate     Amount    Rate     Amount     Rate
                        ------     ----     ------    ----     ------     ----
                                         (Dollars in Thousands)
   Due During
  Years Ending
    June 30,
------------------
1998(1) ..........     $17,811     7.53%  $   485      9.14%  $   150      8.25%
1999 and 2000 ....       5,396     7.03     1,622      9.86        --        --
2001 and 2002 ....       3,063     8.00       229      9.45        --        --
2003-2007 ........       6,138     7.61     1,210      9.92        --        --
2008-2017 ........      10,824     7.05     1,742      9.42        --        --
2018 and following       3,114     7.57       729      7.34        --        --
                       -------            -------             -------
                       $46,346     7.40   $ 6,017      9.37   $   150      8.25%
                       =======            =======             =======

                                       Consumer                Total
                                    ----------------    -------------------
                                            Weighted               Weighted
                                             Average                Average
                                    Amount     Rate      Amount       Rate
                                    ------     ----      ------       ----
Due During
Years Ending
June 30,
------------------
1998(1) ....................       $ 3,360     9.56%    $21,806       7.88%
1999 and 2000 ..............             3     9.25       7,021       7.68
2001 and 2002 ..............            13     9.52       3,305       8.11
2003-2007 ..................            --       --       7,348       7.95
2008-2017 ..................            --       --      12,566       7.38
2018 and following .........            --       --       3,843       7.53
                                   -------              -------
                                   $ 3,376     9.56     $55,889       7.74
                                   =======              =======

----------

(1)  Includes demand loans and loans having no stated maturity.


         The total amount of loans due after June 30, 1997 which have predetermined interest rates is $35,443,000 while the total amount of loans due after such dates which have floating or adjustable interest rates is $20,446,000.

         Under federal law, the aggregate amount of loans that the Association is permitted to make to any one borrower is generally limited to 15% of unimpaired capital and surplus (25% if the security for such loan has a "readily ascertainable" value or 30% for certain residential development loans). At June 30, 1997, based on the above, the Association's regulatory loan-to-one borrower limit was approximately $750,000. On the same date, the Association had no borrowers with outstanding balances in excess of this amount. As of June 30, 1997, the largest dollar amount of indebtedness to one borrower or group of related borrowers was a $630,000 loan secured by a strip shopping center. The next two largest loans had outstanding balances of $627,000 and $583,000, respectively, and were secured by warehouse and offices, and a fast food restaurant and retail establishment. Such loans are performing in accordance with their terms.

         Loan applications are accepted by salaried employees at the Association's offices. Loan applications are presented for approval to the Loan or Executive Loan Committees of the Board of Directors or to the full Board of Directors, depending on the loan amount. Generally, the Loan Committee acts with respect to loan requests equal to or less than $250,000 (except for single family loan requests conforming to certain criteria, as to which the Loan Committee may approve amounts up to $500,000, while the Executive Loan Committee acts with respect to loan requests for more than $250,000 up to $500,000). Decisions on loan applications are made on the basis of detailed applications and property valuations (consistent with the Association's written lending policy) by qualified independent appraisers. The loan applications are designed primarily to determine the borrower's ability to repay and include income, length of employment, past credit history and the amount of current indebtedness. Significant items on the application are verified through use of credit reports, financial statements, tax returns and/or confirmations. The Association is an equal opportunity lender.

One- to Four-Family Residential Real Estate Lending

         The cornerstone of the Association's lending program has long been the origination of long-term permanent loans secured by mortgages on owner-occupied one- to four-family residences. At June 30, 1997, $46.3 million, or 82.9% of the Association's gross loan portfolio consisted of permanent loans on one- to four-family residences. At that date, the average outstanding residential loan balance was approximately $73,000 and the largest outstanding residential loan had a principal balance of $382,000. Virtually all of the residential loans originated by Wyman Park are secured by properties located in the Association's market area. See "- Originations, Purchases and Sales of Loans."

         Although the Bank has generally sold its fixed-rate loan production since 1989, historically, Wyman Park originated for retention in its own portfolio 30-year fixed-rate loans secured by one- to four-family residential real estate. Beginning in the mid-1980s, in order to reduce its exposure to changes in interest rates, Wyman Park began to originate adjustable rate mortgage loans ("ARMs"), subject to market conditions and consumer preference. The Association has from time to time sold some of its ARM production, which conforms to standards promulgated by the Federal Home Loan Mortgage Corporation ("FHLMC"), and as a result of continued consumer demand, particularly during periods of relatively low interest rates, Wyman Park has also continued to originate fixed-rate residential loans in amounts and at rates and terms which are monitored for compliance with the Association's asset/liability management policy. Currently, the Association originates both conforming and jumbo construction and jumbo fixed-rate permanent loans with maturities of up to 30 years. At June 30, 1997, the Association had $30.5 million of fixed-rate permanent residential loans, constituting 54.6% of the Association's loan portfolio at such date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."

         The Association's ARM and balloon loans are offered at rates, terms and points determined in accordance with market and competitive factors. The Association's current one- to four-family residential ARMs are fully amortizing loans with contractual maturities of up to 30 years. Balloon loans also have terms of up to 30 years. Though from time to time "teaser" rates are offered, applicants are qualified pursuant to FHLMC guidelines, which permits qualifications at less than the fully indexed rate, and no ARMs allow for negative amortization. The interest rates on the ARMs originated by Wyman Park are generally subject to adjustment at one-, three- and five-year intervals based on a margin over the Treasury Securities Constant Maturity Index. Decreases or increases in the interest rate of the Association's ARMs are generally limited to 6% above the initial interest rate over the life of the loan, and up to a 2% per adjustment period per year or per adjustment period. The Association's ARMs may be convertible into fixed-rate loans, depending on the program selected, and do not contain prepayment penalties. Loans are not assumable. At June 30, 1997, the total balance of one- to four-family ARMs was $15.8 million, or 28.3% of the Association's loan portfolio.

         As a service to its older customers, the Association also has originated, and thereafter sold, reverse mortgages, enabling the "homeowner" to utilize equity values that have built up in the underlying property.

         As discussed above, the Association evaluates both the borrower's ability to make principal, interest and escrow payments and the value of the property that will secure the loan. Wyman Park originates residential mortgage loans with loan-to-value ratios up to 97%. On mortgage loans exceeding an 80% loan-to-value ratio at the time of origination, Wyman Park will generally require private mortgage insurance in an amount intended to reduce the Association's exposure to less than 80% of the appraised value of the underlying property.

         The Association requires title insurance on its mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. The Association also requires flood insurance to protect the property securing its interest when the property is located in a flood plain.

         The  Association's   residential  mortgage  loans  customarily  include
due-on-sale clauses giving the Association the right to declare the loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the property subject to the mortgage and the loan is not repaid.

Construction and Development Lending

         The Association makes construction loans to individuals for the construction of their primary or secondary residences. Loans to individuals for the construction of their residences typically run for up to nine months. The borrower pays interest only during the construction period. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans. At June 30, 1997, the Association had one construction loan with an outstanding aggregate balance of $150,000 secured by residential property.

         The Association has participated in loans to builders and developers to finance the construction of residential property. Such loans generally have adjustable interest rates based upon prime or treasury indexes with terms of 18 months. The proceeds of the loan are advanced during construction based upon the percentage of completion as determined by an inspection by the lead lender. The loan amount normally does not exceed 75% of projected completed value. Whether the Association is willing to provide permanent takeout financing to the purchaser of the home is determined independently of the construction loan by separate underwriting. In the event that upon completion the house is not sold, the builder is required to make principal and interest payments until the house is sold.

         Building lot loans, which include loans to acquire vacant or raw land, are made to individuals. All of such loans are secured by land zoned for residential developments and located within the Association's market area. Before extending credit, the Association will require percolation tests and related permits to be secured.

         Construction and development lending, through participation or direct lending, generally affords the Association an opportunity to receive interest at rates higher than those obtainable from residential lending and to receive higher origination and other loan fees. In addition, such loans are generally made for relatively short terms. Nevertheless, construction lending to persons other than owner-occupants is generally considered to involve a higher level of credit risk than one- to four-family permanent residential lending due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on construction projects, real estate developers and managers. In addition, the nature of these loans is such that they are more difficult to evaluate and monitor. The Association's risk of loss on a construction or development loan is dependent largely upon the accuracy of the initial estimate of the property's value upon completion of the project and the estimated cost (including interest) of the project. If the estimate of value proves to be inaccurate, the Association may be confronted, at or prior to the maturity of the loan, with a project with a value which is insufficient to assure full repayment and/or the possibility of having to make substantial investments to complete and sell the project. Because defaults in repayment may not occur during the construction period, it may be difficult to identify problem loans at an early stage. When loan payments become due, the cash flow from the property may not be adequate to service the debt. In such cases, the Association may be required to modify the terms of the loan.

Commercial Real Estate Lending

           The Association's commercial real estate loan portfolio consists of loans on a variety of non-residential properties including retail facilities, warehouses, small office buildings, small industrial parks and shopping centers. At June 30, 1997, the Association's largest commercial real estate loan totaled $630,000 At that date, the Association had 23 other commercial real estate loans, all totaling $5.8 million or 10.4 % of gross loans receivable. As of June 30, 1997, none of these loans were non-performing.


         The Association has originated both balloon, adjustable-rate and fixed-rate commercial real estate loans, although most current originations have balloon or adjustable rates. Commercial loans generally adjust based on a constant maturity index plus a margin. Adjustable rate loans generally have a balloon feature after one or two adjustment periods to allow the Association to re-evaluate the terms of the loan. Balloon loans mature at the end of the initial balloon term and may be modified, extended or refinanced by the Association. Commercial loans are generally underwritten in amounts of up to 75% of the appraised value of the underlying property.


         Appraisals on properties securing commercial real estate loans originated by the Association are performed by a qualified independent appraiser at the time the loan is made. In addition, the Association's underwriting procedures generally require verification of the borrower's credit history, income and financial statements, banking relationships and income projections or operating histories for the property. Personal guarantees are generally obtained for the Association's commercial real estate loans.

         Substantially all of the commercial real estate loans originated by the Association are secured by properties located within the Association's market area.

         The table below sets forth by type of security property the estimated number, loan amount and outstanding balance of Wyman Park's commercial real estate loans at June 30, 1997.





                                                                     Outstanding
                                         Number of     Original       Principal
                                           Loans      Loan Amount      Balance
                                         ---------    -----------    -----------
                                                  (Dollars in Thousands)
Office ............................          10         $1,850         $1,653
Retail ............................           4          1,725          1,641
Small industrial ..................           2            535            482
Warehouse .........................           4          1,372          1,262
Apartment .........................           1             83             59
Land ..............................           3            758            709
                                         ------         ------         ------
   Total ..........................          24         $6,323         $5,806
                                         ======         ======         ======



         Commercial real estate loans generally present a higher level of credit risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired.

Multi-Family Lending

         The Association has historically made a few permanent multi-family loans in its primary market area. As with commercial real estate loans, multi-family loans present a higher level of credit risk than do loans secured by one-to four-family residences. At June 30, 1997, loans secured by multi-family properties aggregated $211,000, or .38% of the Association's gross loans receivable.

         The Association's multi-family loan portfolio includes loans secured by five or more unit residential buildings located primarily in the Association's market area.

Consumer Lending

         Management believes that offering consumer loan products helps to expand the Association's customer base and to create stronger ties to its existing customer base. In addition, because consumer loans generally have shorter terms to maturity and carry higher rates of interest than do residential mortgage loans, they can be valuable asset/liability management tools. The Association currently originates substantially all of its consumer loans in its market area. At June 30, 1997, the Association's consumer loans totaled $3.4 million or 6.0% of the Association's gross loan portfolio.

         Wyman Park offers a variety of consumer loans, including loans secured by savings deposits and home equity lines of credit as well as unsecured home improvement loans.

         The largest component of the Association's consumer lending program is its home equity line. At June 30, 1997, home equity loans totaled $3.2 million or 5.7% of gross loans receivable. The Association also employs its standard underwriting criteria discussed above in deciding whether to extend credit. The Association's home equity lines of credit are originated in amounts which, together with the amount of the first mortgage, generally do not exceed 80% of the appraised value of the property securing the loan. At June 30, 1997, the Association had $5.5 million of funds committed, but undrawn, under such lines. Home equity loans are adjustable in nature, floating at a stated margin above prime.

         The terms of other types of consumer loans vary according to the type of collateral, length of contract and creditworthiness of the borrower. The underwriting standards employed by the Association for consumer loans include a determination of the applicant's payment history on other debts and an assessment of the borrower's ability to meet payments on the proposed loan along with his existing obligations. In addition to the creditworthiness of the applicant, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

         Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciable assets. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

Originations, Purchases and Sales of Loans

         The Association originates real estate and other loans through employees located at the Association's offices. Walk-in customers and referrals from its current customer base, advertisement, real estate brokers, mortgage loan brokers and builders are also important sources of loan originations as well as Wyman Park's internet web-site (www.wymanpark.com). The association utilized the services of mortgage or loan brokers from time to time. While generally a portfolio lender, the Association may in the future evaluate loan sale opportunities as they arise and make sales depending on market conditions.

         The following table shows the loan origination, purchase, sale and repayment activities of the Association for the periods indicated.


                                                             Year Ended June 30,
                                                             -------------------
                                                              1997        1996
                                                             ------     -------
                                                          (Dollars in Thousands)
Originations by type:
 Adjustable rate:
  Real estate - one- to four-family..................        $2,843     $ 1,314
                  - multi-family.....................            90         ---
                  - commercial.......................         1,100         190
                                                             ------     -------
         Total adjustable-rate.......................         4,033       1,504
                                                             ------     -------
 Fixed rate:
  Real estate - one- to four-family..................         3,907       6,991
                  - commercial.......................           936         550
  Non-real estate - consumer.........................            18         ---
                                                             ------     -------
         Total fixed-rate............................         4,861       7,541
                                                             ------     -------
         Total loans originated......................         8,894       9,045
                                                             ------     -------

Purchases:
  Real estate - one- to four-family..................           983         ---
                  - commercial.......................           805         300
                                                             ------     -------
         Total loans purchased.......................         1,788         300
                                                             ------     -------

Sales and Repayments:
  Real estate - one- to four-family..................           395         990
                  - commercial.......................           900         ---
                                                             ------     -------
         Total loans sold............................         1,295         990
  Principal repayments...............................         7,177       9,539
                                                             ------     -------
         Total reductions............................         8,472      10,529
Increase (decrease) in other items, net..............          (265)         24
                                                             ------     -------
         Net increase (decrease).....................        $1,945     $(1,160)
                                                             ======     =======

Delinquencies and Non-Performing Assets

         Loan Portfolio Management. When a borrower fails to make a required payment on a loan, the Association attempts to cause the delinquency to be cured by contacting the borrower. A late notice is generated on all loans over 15 and 30 days delinquent. Another late notice is sent 60 days after the due date followed by telephone contact.

         If the delinquency is not cured by the 65th day, the customer is provided written notice that the account will be referred to counsel for collection and foreclosure, if necessary. A good faith effort by the borrower at this time will defer foreclosure for a reasonable length of time depending on individual circumstances. After 90 days, foreclosure proceedings are generally instituted. The Association may agree to accept a deed in lieu of foreclosure. If it becomes necessary to foreclose, the property is sold at public sale and the Association may bid on the property to protect its interest.

         Unsecured consumer loans are charged off if they remain delinquent for 120 days unless the borrower and lender agree on a payment plan. If terms of the plan are not met, they are then subject to charge off.

         Real estate acquired by Wyman Park as a result of foreclosure is classified as real estate owned until it is sold. When property is acquired by foreclosure, it is recorded at the lower of cost or estimated fair value, less estimated selling costs, at the date of acquisition, and any write-down resulting therefrom is charged to the allowance for loan losses. Subsequent decreases in the value of the property are charged to operations through the creation of a valuation allowance. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

         The following table sets forth the Association's loan delinquencies by type, by amount and by percentage of type at June 30, 1997.


                                                                     Loans Delinquent For:
                                                 -----------------------------------------------------
                                                          60-89 Days              90 Days and Over          Total Delinquent Loans
                                                 -------------------------   -------------------------    --------------------------
                                                                   Percent                     Percent                       Percent
                                                                   of Loan                     of Loan                       of Loan
                                                 Number  Amount   Category   Number  Amount   Category     Number   Amount  Category
                                                 ------  ------   --------   ------  ------   --------     ------   ------  --------
                                                                               (Dollars in Thousands)
Real Estate:
 One- to four-family .....................         5      $178      .38%       2      $176      .38%         7      $354      .76%
                                                 ----     ----                ---     ----                  ---      ---
  Total ..................................         5      $178      .32%       2      $176      .31%         7      $354      .63%
                                                 ====     ====                ===     ====                  ===      ===

         Non-Performing Assets. The table below sets forth the amounts and categories of non-performing assets in the Association's loan portfolio. Loans are placed on non-accrual status when the collection of principal and/or interest become doubtful. Foreclosed assets include assets acquired in settlement of loans.



                                                             June 30,
                                                          ---------------
                                                          1997       1996
                                                          ----       ----
                                                      (Dollars in Thousands)

Non-accruing loans:
  One- to four family............................         $176       $ 27
                                                          ----       ----

Total non-performing assets......................         $176       $ 27
                                                          ====       ====
Total as a percentage of total assets............          .28%       .04%
                                                           ===        ===


         For the year ended June 30, 1997 gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $18,964. The amount that was included in interest income on such loans was $14,492 for the year ended June 30, 1997.

         Classification of Assets. Federal regulations require that each savings institution classify its own assets on a regular basis. In addition, in connection with examinations of savings institutions, OTS and FDIC examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: Substandard, Doubtful and Loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the Association will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of Substandard assets, with the additional characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified Loss is considered uncollectible and of such little value that continuance as an asset on the balance sheet of the institution, without establishment of a specific valuation allowance or charge-off, is not warranted. Assets classified as Substandard or Doubtful require the institution to establish prudent general allowances for loan losses. If an asset or portion thereof is classified as a Loss, the institution may charge off such amount against the loan loss allowance. If an institution does not agree with an examiner's classification of an asset, it may appeal this determination to the District Director of the OTS.

         On the basis of management's review of its assets, at June 30, 1997, the Association had two loans classified substandard with total principal of $176,000.


         Other Assets of Concern. In addition to non-performing loans and substandard loans discussed above, as of June 30, 1997, the Association had five loans totaling $178,000, which, because of known information about the possible credit problems of the borrowers or the cash flows of the security property, would cause management to have some doubts as to the ability of the borrowers to comply with present loan repayment terms and may result in the future inclusion of such assets in non-performing asset categories.

         Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to earnings based on management's evaluation of the risk inherent in its entire loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured, considers the estimated net realizable value of the underlying collateral, economic conditions, historical loan loss experience and other factors that warrant recognition in providing for an adequate allowance for loan losses. In determining the general reserves under these policies, historical charge-offs and recoveries, changes in the mix and levels of the various types of loans, net realizable values, the current loan portfolio and current economic conditions are considered. Management also considers the Association's non-performing assets in establishing its allowance for loan losses.

         As of June 30, 1997, the Association's allowance for loan losses as a percent of gross loans receivable and as a percent of non-performing loans amounted to .5% and 153%, respectively. In light of the level of non-performing assets to total assets and the nature of these assets, management believes that the allowance for loan losses is adequate. While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments to the allowance for loan losses, and net earnings could be significantly affected, if circumstances differ substantially from the assumptions used in making the final determination.

         The following table sets forth an analysis of the Association's allowance for loan losses.


                                                           Year Ended June 30,
                                                           -------------------
                                                            1997         1996
                                                            ----         ----
                                                          (Dollars in Thousands)

Balance at beginning of period....................          $125         $100

Charge-offs:
  Commercial real estate..........................            --           --
                                                            ----         ----
                                                              --           --
                                                            ----         ----

Net charge-offs...................................            --           --
Additions charged to operations...................           145           25
                                                            ----         ----
Balance at end of period..........................          $270         $125
                                                            ====         ====

Ratio of net charge-offs during the period to
 average loans outstanding during the period......            --%          --%
                                                            ====         ====

Ratio of net charge-offs during the period to
 average non-performing assets....................            --%          --%
                                                            ====         ====

         The distribution of the Association's allowance for losses on loans at the dates indicated is summarized as follows:


                                                                          June 30,
                                      --------------------------------------------------------------------------------
                                                     1997                                         1996
                                      ------------------------------------        ------------------------------------
                                                                   Percent                                     Percent
                                                                  of Loans                                    of Loans
                                                      Loan         in Each                         Loan        in Each
                                      Amount of      Amounts      Category        Amount of       Amounts     Category
                                      Loan Loss        by         to Total        Loan Loss         by        to Total
                                      Allowance     Category        Loans         Allowance      Category       Loans
                                      ---------     --------      --------        ---------      --------     --------
                                                              (Dollars in Thousands)
One- to four-family ................  $    25        $46,346        82.92%         $    22        $45,669       84.82%
Multi-family .......................       --            211          .38               --            128         .24
Commercial real estate .............       56          5,806        10.39               43          4,448        8.26
Construction or  development .......       --            150          .27               --            270         .50
Consumer ...........................       --          3,376         6.04               --          3,327        6.18
Unallocated ........................      189             --           --               59             --          --
                                      -------        -------       ------          -------        -------      ------
     Total .........................  $   270        $55,889       100.00%         $   125        $53,842      100.00%
                                      =======        =======       ======          =======        =======      ======


Investment Activities

         As part of its asset/liability management strategy and liquidity requirements, the Association invests in U.S. government and agency obligations to supplement its lending activities. The Association's investment policy also allows for investments in overnight funds, mortgage-backed securities and certificates of deposit. The Association may consider the expansion of investments into other securities if deemed appropriate. At June 30, 1997, the Association did not own any securities of a single issuer which exceeded 10% of the Association's retained earnings, other than U.S. government or federal agency obligations. See Note 3 of the Notes to the Consolidated Financial Statements for additional information regarding the Association's investment securities portfolio.

         The Association is required by federal regulations to maintain a minimum amount of liquid assets that may be invested in specified securities and is also permitted to make certain other securities investments. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations - Liquidity and Capital." Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is provided. As of June 30, 1997, the Association's liquidity ratio (liquid assets as a percentage of net withdrawable savings and current borrowings) was 9.8% as compared to the OTS requirement of 5.0%.


         All of the Association's investment securities, except mortgage-backed securities, are classified as available for sale. Mortgage-backed securities are classified as held to maturity. There were no sales of investment securities in fiscal 1997 or 1996. The Association may elect to classify investment securities acquired in the future as trading securities or as held to maturity, instead of available-for-sale, but there are no current plans to do so.

         The following table sets forth the composition of the Association's investment and mortgage-backed securities at the dates indicated.


                                                                                June 30,
                                                            ------------------------------------------------
                                                                     1997                       1996
                                                           ---------------------        --------------------
                                                            Book           % of          Book           % of
                                                           Value          Total         Value          Total
                                                           ------         ------        ------        ------
                                                                         (Dollars in Thousands)
Investment securities:
  Federal agency obligations ...........................   $2,992          85.44%       $2,964         85.32%
                                                           ------         ------        ------        ------
     Subtotal ..........................................    2,992          85.44         2,964         85.32
  FHLB stock ...........................................      510          14.56           510         14.68
                                                           ------         ------        ------        ------
     Total investment securities and FHLB stock ........   $3,502         100.00%       $3,474        100.00%
                                                           ======         ======        ======        ======
Average remaining life of investment securities ........ 1.3 years                    2.3 years

Other interest-earning assets:
  Interest-bearing deposits with banks .................   $1,093          57.05%       $3,483         60.46%
  Federal funds sold ...................................      823          42.95         2,278         39.54
                                                           ------         ------        ------        ------
     Total .............................................   $1,916         100.00%       $5,761        100.00%
                                                           ======         ======        ======        ======

Mortgage-backed securities:
  FNMA .................................................   $    2            .56%       $    3           .71%
  FHLMC ................................................      354          99.44           421         99.29
                                                           ------         ------        ------        ------
     Total mortgage-backed securities ..................   $  356         100.00%       $  424        100.00%
                                                           ======         ======        ======        ======


         At June 30, 1997, the composition and maturities of the investment securities portfolio, excluding FHLB stock, are indicated in the following table.



                                        1 to 5
                                         Years      Total Investment Securities
                                        ------      ---------------------------
                                       Book Value    Book Value   Market Value
                                       ----------    ----------   ------------
                                                 (Dollars in Thousands)

Federal agency obligations..........    $2,992        $2,992         $2,992
                                        ------        ------         ------
Total investment securities.........    $2,992        $2,992         $2,992
                                        ======        ======         ======
Weighted average yield..............     5.94%         5.94%          5.94%

         Mortgage-Backed Securities. Wyman Park has a $356,000 portfolio of mortgage-backed securities, all of which are insured or guaranteed by FHLMC or the Federal National Mortgage Association ("FNMA"). Accordingly, management believes that the Association's mortgage-backed securities are generally resistant to credit problems. Because these securities represent a passthrough of principal and interest from underlying individual thirty year mortgages, such securities do present prepayment risk. Any such individual security contains mortgages that can be prepaid at any time over the life of the security. In a rising interest rate environment the underlying mortgages are likely to extend their lives versus a stable or declining rate environment. A declining rate environment can result in rapid prepayment. There is no certainty as to the security life or speed of prepayment. The geographic makeup and correlated economic conditions of the underlying mortgages also pay an important role in determining prepayment. In addition to prepayment risk, interest rate risk is inherent in holding any debt security. As interest rates rise the value of the security declines and conversely as interest rates decline values rise. Adjustable rate mortgage-backed securities have the advantage of moving their interest rate within limits with the contractual index used, subject to the risk of prepayment. All of the adjustable rate mortgage-backed securities in the portfolio are tied to the One Year Constant Maturity Treasury Index and all are considered held for investment. The market valuation does not consequently present a direct impact on equity.

         Mortgage-backed securities can serve as collateral for borrowings and, through sales and repayments, as a source of liquidity. For information regarding the carrying and market values of Wyman Park's mortgage-backed securities portfolio, see Note 3 of the Notes to Consolidated Financial Statements. Under the Association's risk-based capital requirement, mortgage-backed securities have a risk weight of 20% in contrast to the 50% risk weight carried by residential loans. See "Regulation."

         The following table sets forth the contractual maturities of the Association's mortgage-backed securities at June 30, 1997.



                                                      Due in     June 30, 1997
                                                     10 to 20       Balance
                                                      Years        Outstanding
                                                      -----        -----------
                                                         (In Thousands)
Federal Home Loan Mortgage Corporation..........       $354          $354
Federal National Mortgage Association...........          2             2
                                                      -----          ----
     Total......................................       $356          $356
                                                       ====          ====

Sources of Funds

         General. The Association's primary sources of funds are deposits, amortization and prepayment of loan principal, maturities of investment securities, short-term investments and funds provided from operations as well as FHLB advances.

         Deposits. Wyman Park offers a variety of deposit accounts having a wide range of interest rates and terms. The Association's deposits consist of passbook and statement accounts, NOW accounts, Christmas Club and money market and certificate accounts, including Individual Retirement Accounts. The Association relies primarily on advertising, including newspaper and radio, pricing policies and customer service to attract and retain these deposits. Neither premiums nor brokered deposits are utilized.

         The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition. The Association's mix of transaction accounts and certificate accounts is less favorable than its peers, resulting in a higher cost of funds for the Association in relation to its peer group. At June 30, 1997, 28.3% of the Association's deposits were in transaction accounts, versus 71.7% in certificates. See "Risk Factors - Low Return on Equity and Low Net Interest Margin" and "-- Competition."

         The Association has become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. The Association manages the pricing of its deposits in keeping with its asset/liability management, profitability and growth objectives. Based on its experience, the Association believes that its passbook, demand and NOW accounts are relatively stable sources of deposits. However, the ability of the Association to attract and maintain certificate deposits, and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

         The following table sets forth the savings flows at the Association during the periods indicated.


                                                   Year Ended June 30,
                                                 ----------------------
                                                   1997          1996
                                                 ---------     --------
                                                 (Dollars in Thousands)

Opening balance.............................      $ 57,871     $ 58,473
Deposits....................................        53,394       43,873
Withdrawals.................................       (57,930)     (47,539)
Interest credited...........................         2,762        3,064
                                                  --------     --------

Ending balance..............................      $ 56,097     $ 57,871
                                                  ========     ========

Net decrease................................      $ (1,774)    $   (602)
                                                  ========     ========

Percent decrease............................         (3.07)%      (1.03)%
                                                  ========     ========

         The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by the Association for the periods indicated.

                                                  Year Ended June 30,
                                        --------------------------------------
                                             1997                  1996
                                        -----------------    -----------------
                                                 Percent               Percent
                                        Amount   of Total    Amount   of Total
                                        ------   --------    ------   --------
                                               (Dollars in Thousands)
Transactions and Savings Deposits:
Commercial Demand 0% ............     $   587      1.05%     $   337       .58%
Passbook Accounts 2.96% .........       6,027     10.74        5,857     10.12
NOW Accounts 1.75 % .............       1,615      2.88        1,673      2.89
Money Market Accounts 3.10% .....       7,627     13.59        7,637     13.19
                                      -------    ------      -------    ------

Total Non-Certificates ..........      15,856     28.26       15,504     26.78
                                      -------    ------      -------    ------

Certificates:

 4.00 -  5.99% ..................     $26,366     46.99%     $23,101     39.90%
 6.00 -  7.99% ..................      13,492     24.04       16,657     28.77
 8.00 -  9.99% ..................         383       .68        2,609      4.51
                                      -------    ------      -------    ------

Total Certificates ..............      40,241     71.71       42,367     73.18
                                      -------    ------      -------    ------
Accrued Interest ................          19       .03           21       .04
                                      -------    ------      -------    ------
Total Deposits ..................     $56,116    100.00%     $57,892    100.00%
                                      =======    ======      =======    ======

         The following table shows rate and maturity information for the Association's certificates of deposit as of June 30, 1997.



                                   4.00-     6.00-     8.00-            Percent
                                   5.99%     7.99%     9.99%   Total    of Total
                                   -----     -----     -----   -----    --------
                                             (Dollars in Thousands)
Certificate accounts
    maturing
in quarter ending:
------------------
September 30, 1997.............   $ 5,540   $   991     $ ---  $  6,531   16.23%
December 31, 1997..............     5,470       967       186     6,623   16.46
March 31, 1998.................     3,605       179        15     3,799    9.44
June 30, 1998..................     3,216        86       ---     3,302    8.21
September 30, 1998.............     2,910        61       163     3,134    7.79
December 31, 1998..............     2,292        53         3     2,348    5.83
March 30, 1999.................       506       451        16       973    2.42
June 30, 1999..................       492     1,079       ---     1,571    3.90
September 30, 1999.............       267     1,227       ---     1,494    3.71
December 31, 1999..............       138       900       ---     1,038    2.58
March 31, 2000.................        19     2,129       ---     2,148    5.34
Thereafter.....................     1,911     5,369       ---     7,280   18.09
                                 --------  --------     -----  --------  ------

   Total.......................   $26,366   $13,492      $383   $40,241  100.00%
                                  =======   =======      ====   =======  ======

   Percent of total............    65.52%    33.53%      .95%
                                   =====     =====       ===


         At June 30, 1997 the Association had approximately $4.2 million in certificate accounts in amounts of $100,000 or more maturing as follows:


                                                              Weighted
    Maturity Period                          Amount        Average Rate
    ---------------                          ------        ------------
                                          (Dollars in
                                           thousands)

Three months or less.....................   $   983            4.78%
Over three through six months............       449            5.48
Over six through 12 months...............       213            5.08
Over 12 months...........................     2,552            6.23
                                            -------
Total....................................    $4,197            5.75
                                            =======

         The  following  table   indicates  the  amount  of  the   Association's
certificates of deposit and other deposits by time remaining until maturity as of June 30, 1997.


                                                                 Maturity
                                                -------------------------------------------
                                                             Over       Over
                                                3 Months    3 to 6     6 to 12      Over
                                                or Less     Months      Months    12 months       Total
                                                --------    -------    -------    ---------      -------
Certificates of deposit less than $100,000      $ 5,548     $ 6,174    $ 6,888     $17,434       $36,044
Certificates of deposit of $100,000 or more         983         449        213       2,552         4,197
Total certificates of deposit .............     $ 6,531     $ 6,623    $ 7,101     $19,986       $40,241
                                                =======     =======    =======     =======       =======


         For   additional   information   regarding  the   composition   of  the
Association's   deposits,   see  Note  7  of  Notes  to  Consolidated  Financial
Statements.

         Borrowings. Wyman Park's other available sources of funds, not currently utilized, include advances from the FHLB of Atlanta and other borrowings. As a member of the FHLB of Atlanta, the Association is required to own capital stock in the FHLB of Atlanta and is authorized to apply for advances from the FHLB of Atlanta. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The FHLB of Atlanta may prescribe the acceptable uses for these advances, as well as limitations on the size of the advances and repayment provisions. The Association's immediate credit availability at the FHLB of Atlanta is approximately $8 million at June 30, 1997.

         The Association did not have any outstanding borrowings during the last two fiscal years, although the Association did borrow $1 million from the FHLB of Atlanta during the first quarter of fiscal 1998.

Service Corporations


         As a federally chartered savings association, Wyman Park is permitted by OTS regulations to invest up to 2% of its assets, or approximately $1.3 million at June 30, 1997, in the stock of, or loans to, service corporation subsidiaries. As of such date, Wyman Park had one investment in a service corporation, WP Financial Corporation, which engages in the sale of annuities. The income derived from WP Financial Corporation is not material to the Association's results of operations.


Competition

         Wyman Park experiences strong competition both in originating real estate loans and in attracting deposits. This competition arises from a highly competitive market area with numerous commercial banks and savings institutions, as well as credit unions and mortgage bankers and, with respect to deposits, banking institutions and other financial intermediaries. The Association competes for loans principally on the basis of the interest rates and loan fees it charges, the types of loans it originates and the quality of services it provides to borrowers.

         The Association attracts all of its deposits through the communities in which its offices are located; therefore, competition for those deposits is principally from other savings institutions, commercial banks, securities firms, money market and mutual funds and credit unions located in the same community. The ability of the Association to attract and retain deposits depends on its ability to provide an investment opportunity that satisfies the requirements of investors as to rate of return, liquidity, risk, convenient locations and other factors. The Association competes for these deposits by offering a variety of deposit accounts at competitive rates, convenient business hours and a customer-oriented staff. At June 30, 1997, the Association had in excess 60 financial institutions competing with it in its market area. The Association estimates its market share of savings deposits in its market area to be approximately 11.4%.

         Competition may limit Wyman Park's growth and profitability in the future. See "Risk Factors - Competition."

Employees

         At June 30, 1997, the Association had a total of 15 full-time employees and one part-time employee. None of the Association's employees are represented by any collective bargaining group.
Management considers its employee relations to be good.

Properties

         The following table sets forth information concerning the main office and a branch office of the Association at June 30, 1997. The Association believes that its current facilities are adequate.



                                                                     Net Book
                                                  Owned              Value at
                                   Year             or               June 30,
     Location                     Opened          Leased(1)            1997
     --------                     ------          ---------            ----
Main Office:

11 Ridgely Road                    1977       Land Leased;(2)
Lutherville, MD 21093                         Building Owned         $95,000

Branch Office:

7963 Baltimore/Annapolis Blvd.     1977          Leased(3)               N/A
Glen Burnie, MD 21060

---------

(1)  See Note 6 to Notes to Consolidated Financial Statements.

(2)  There are five, five-year options which expire in May 2027.

(3)  Lease expires in November, 2001.

         The Association's depositor and borrower customer files are maintained by an independent data processing company. The net book value of the data processing and computer equipment utilized by the Association at June 30, 1997 was approximately $12,000.

Legal Proceedings

         From time to time, Wyman Park is involved as plaintiff or defendant in various legal proceedings arising in the normal course of its business. While the ultimate outcome of these various legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these legal actions should not have a material effect on Wyman Park's financial position or results of operations.


                                   REGULATION


General

         Wyman Park is a federally chartered savings association, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, Wyman Park is subject to broad federal regulation and oversight extending to all its operations. Wyman Park is a member of the FHLB of Atlanta and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). As the savings and loan holding company of Wyman Park, the Holding Company also is subject to federal regulation and oversight. The purpose of the regulation of the Holding Company and other holding companies is to protect subsidiary savings associations. Wyman Park is a member of the SAIF, which together with the BIF are the two deposit insurance funds administered by the FDIC, and the deposits of Wyman Park are insured by the FDIC. As a result, the FDIC has certain regulatory and examination authority over Wyman Park.

         Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

Federal Regulation of Savings Associations

         The OTS has extensive authority over the operations of savings associations. As part of this authority, Wyman Park is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC. The last regular OTS examination of Wyman Park was as of December, 1996. Under agency scheduling guidelines, it is likely that another examination will be initiated in the near future. When these examinations are conducted by the OTS and the FDIC, the examiners may require the Association to provide for higher general or specific loan loss reserves. All savings associations are subject to a semi-annual assessment, based upon the savings association's total assets, to fund the operations of the OTS. The Association's OTS assessment for the fiscal year ended June 30, 1997 was $21,845.

         The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including Wyman Park and the Holding Company. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

         In addition, the investment, lending and branching authority of the Association is prescribed by federal laws and it is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal associations in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal savings associations are also generally authorized to branch nationwide. Wyman Park is in compliance with the noted restrictions.


        Wyman Park's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At June 30, 1997, the Association's lending limit under this restriction was $750,000. Assuming the sale of the minimum number of shares in the Conversion at June 30, 1997, that limit would be increased to $_____ million. Wyman Park is in compliance with the loans-to-one-borrower limitation.


         The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan.

Insurance of Accounts and Regulation by the FDIC

         Wyman Park is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the SAIF or the BIF. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

         The FDIC is authorized to increase assessment rates, on a semiannual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.


         In order to equalize the deposit insurance premium schedules for BIF and SAIF insured institutions, the FDIC imposed a one-time special assessment on all SAIF-assessable deposits pursuant to federal legislation passed on September 30, 1996. Wyman Park's special assessment, which was $383,000, was paid in November 1996, and included in federal deposit insurance expense in the fiscal year ended June 30, 1997. Effective January 1, 1997, the premium schedule for BIF and SAIF insured institutions ranged from 0 to 27 basis points. However, SAIF-insured institutions are required to pay a Financing Corporation (FICO) assessment, in order to fund the interest on bonds issued to resolve thrift failures in the 1980s, equal to 6.48 basis points for each $100 in domestic deposits, while BIF- insured institutions pay an assessment equal to 1.52 basis points for each $100 in domestic deposits. The assessment is expected to be reduced to 2.43 no later than January 1, 2000, when BIF insured institutions fully participate in the assessment. These assessments, which may be revised based upon the level of BIF and SAIF deposits will continue until the bonds mature in the year 2017.


         The Association will continue to be insured by the SAIF following completion of the Conversion.

Regulatory Capital Requirements

         Federally insured savings associations, such as Wyman Park, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings associations. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

         The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement. At June 30, 1997, the Association did not have any intangible assets.

         The OTS regulations establish special capitalization requirements for savings associations that own subsidiaries. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to the association's level of ownership. For excludable subsidiaries the debt and equity investments in such subsidiaries are deducted from assets and capital. Wyman Park does not have any non-includable subsidiaries.


     At June 30, 1997, Wyman Park had tangible capital of $4.8 million, or 7.6% of total assets, which is approximately $3.8 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date. Wyman Park traditionally, and as of June 30, 1997, has a lower capital ratio than its peers, although the institution is still "well-capitalized" for regulatory purposes. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion and investment of 50% of the net proceeds in assets not excluded for tangible capital purposes, Wyman Park would have had tangible capital equal to 10.8%, 11.4% and 11.9%, respectively, of adjusted total assets at June 30, 1997, which is $6.0 million, $6.5 million and $6.9 million, respectively, above the requirement.


         The capital standards also require core capital equal to at least 3% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings association must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio. At June 30, 1997, Wyman Park had no intangibles which were subject to these tests.


     At June 30, 1997, Wyman Park had core capital equal to $4.8 million, or 7.6% of adjusted total assets, which is $2.9 million above the minimum leverage ratio requirement of 3% as in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion and investment of 50% of the net proceeds in assets not excluded from core capital, Wyman Park would have had core capital equal to 10.8%, 11.4% and 11.9%, respectively, of adjusted total assets at June 30, 1997, which is $5.1 million, $5.5 million and $5.9 million, respectively, above the requirement.


          The OTS risk-based requirement requires savings associations to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The

OTS is also authorized to require a savings association to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At June 30, 1997, Wyman Park had $270,000 of general loss reserves, which was less than 1.25% of risk-weighted assets.

         Certain exclusions from capital and assets are required to be made for the purpose of calculating total capital. Such exclusions consist of equity investments (as defined by regulation) and that portion of land loans and nonresidential construction loans in excess of an 80% loan-to-value ratio and reciprocal holdings of qualifying capital instruments. Wyman Park had no such exclusions from capital and assets at June 30, 1997.

         In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or FHLMC.


         OTS regulations also require that savings associations with more than normal interest rate risk exposure deduct from its total capital, for purposes of determining compliance with such requirement, an amount equal to 50% of its interest-rate risk exposure multiplied by the present value of its assets. This exposure is a measure of the potential decline in the net portfolio value of a savings association, greater than 2% of the present value of its assets, based upon a hypothetical 200 basis point increase or decrease in interest rates (whichever results in a greater decline). Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The rule will not become effective until the OTS evaluates the process by which savings associations may appeal an interest rate risk deduction determination. It is uncertain as to when this evaluation may be completed. Any savings association with less than $300 million in assets and a total risk-based capital ratio in excess of 12% is exempt from this requirement unless the OTS determines otherwise. At the present time, the proposal is not expected to have a material impact on the Association.

     On June 30, 1997, Wyman Park had total risk-based capital of approximately $5.0 million (including $4.8 million in core capital and $270,000 in qualifying supplementary capital) and risk-weighted assets of $34.3 million; or total capital of 14.6% of risk-weighted assets. This amount was $2.3 million above the 8% requirement in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion, the infusion to the Association of 50% of the net Conversion proceeds and the investment of those proceeds in 20% risk-weighted government securities, Wyman Park would have had total risk-based capital of 20.9%, 22.1% and 23.2%, respectively, of risk-weighted assets, which is above the current 8% requirement by $4.5 million, $4.9 million and $5.3 million, respectively.

         The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against savings associations that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

          As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized association must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

         Any savings association that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%) must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the association. An association that becomes "critically undercapitalized" (i.e., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized associations. In addition, the OTS must appoint a receiver (or conservator with the concurrence of the FDIC) for a savings association, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized association is also subject to the general enforcement authority of the OTS and the FDIC, including the appointment of a conservator or a receiver.

         The OTS is also generally authorized to reclassify an association into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The imposition by the OTS or the FDIC of any of these measures on the Association may have a substantial adverse effect on its operations and profitability.

Limitations on Dividends and Other Capital Distributions

         OTS regulations impose various restrictions on savings associations with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. OTS regulations also prohibit a savings association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion. See "The Conversion--Effects of Conversion to Stock Form on Depositors and Borrowers of the Association" and "--Restrictions on Repurchase of Stock".

         Generally, savings associations, such as Wyman Park, that before and after the proposed distribution meet their capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its capital requirement for such capital component, as measured at the beginning of the calendar year, or 75% of their net income for the most recent four quarter period. However, an association deemed to be in need of more than normal supervision by the OTS may have its dividend authority restricted by the OTS. Wyman Park may pay dividends in accordance with this general authority.

         Savings associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. Savings associations that do not, or would not meet their current minimum capital requirements following a proposed capital distribution, however, must obtain OTS approval prior to making such distribution. The OTS may object to the distribution during that 30- day period notice based on safety and soundness concerns. See "- Regulatory Capital Requirements."

         The OTS has proposed regulations that would revise the current capital distribution restrictions. Under the proposal a savings association may make a capital distribution without notice to the OTS (unless it is a subsidiary of a holding company) provided that it has a CAMEL 1 or 2 rating, is not of supervisory concern, and would remain adequately capitalized (as defined in the OTS prompt corrective action regulations) following the proposed distribution. Savings associations that would remain adequately capitalized following the proposed distribution but do not meet the other noted requirements must notify the OTS 30 days prior to declaring a capital distribution. The OTS stated it will generally regard as permissible that amount of capital distributions that do not exceed 50% of the institution's excess regulatory capital plus net income to date during the calendar year. A savings association may not make a capital distribution without prior approval of the OTS and the FDIC if it is undercapitalized before, or as a result of, such a distribution. As under the current rule, the OTS may object to a capital distribution if it would constitute an unsafe or unsound practice. No assurance may be given as to whether or in what form the regulations may be adopted.

Liquidity

         All savings associations, including Wyman Park, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. For a discussion of what Wyman Park includes in liquid assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." This liquid asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At the present time, the minimum liquid asset ratio is 5%.

         In addition, short-term liquid assets (e.g., cash, certain time deposits, certain bankers acceptances and short-term United States Treasury obligations) currently must constitute at least 1% of the association's average daily balance of net withdrawable deposit accounts and current borrowings. Penalties may be imposed upon associations for violations of either liquid asset ratio requirement. At June 30, 1997, the Association was in compliance with both requirements, with an overall liquid asset ratio of 9.8% and a short-term liquid assets ratio of 4.4%.

Qualified Thrift Lender Test

         All savings associations, including Wyman Park, are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings association may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, such assets primarily consist of residential housing related loans and investments. At June 30, 1997, the Association met the test and has always met the test since its effectiveness.

         Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the BIF. If such an association has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See "- Holding Company Regulation."

Community Reinvestment Act

         Under the Community Reinvestment Act ("CRA"), every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of Wyman Park, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by Wyman Park. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS.

         The federal banking agencies, including the OTS, have recently revised the CRA regulations and the methodology for determining an institution's compliance with the CRA. Due to the heightened attention being given to the CRA in the past few years, the Association may be required to devote additional funds for investment and lending in its local community. The Association was examined for CRA compliance in September 1995 and received a rating of satisfactory.


Transactions with Affiliates

         Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association's capital. Affiliates of Wyman Park include the Holding Company and any company which is under common control with the Association. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The OTS has the discretion to treat subsidiaries of savings associations as affiliates on a case by case basis.

         Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must generally be made on terms substantially the same as for loans to unaffiliated individuals.

Holding Company Regulation

         The Holding Company will be a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Holding Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Holding Company and its non-savings association subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

         As a unitary  savings and loan  holding  company,  the Holding  Company generally is not subject to activity restrictions. If the Holding Company acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of the Holding Company and any of its subsidiaries (other than Wyman Park or any other SAIF-insured savings association) would become subject to such restrictions unless such other associations each qualify as a QTL and were acquired in a supervisory acquisition.

         If Wyman Park fails the QTL test, the Holding Company must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure the Holding Company must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "--Qualified Thrift Lender Test."

         The Holding Company must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

Federal Securities Law

         The stock of the Holding Company will be registered with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Holding Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

         Holding Company stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Holding Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Holding Company meets specified current public information requirements, each affiliate of the Holding Company is able to sell in the public market, without registration, a limited number of shares in any three-month period.

Federal Reserve System

         The Federal Reserve Board requires all depository institutions to maintain noninterest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At June 30, 1997, Wyman Park was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See "-- Liquidity."

         Savings associations are authorized to borrow from the Federal Reserve Association "discount window," but Federal Reserve Board regulations require associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Association.

Federal Home Loan Bank System

         Wyman Park is a member of the FHLB of Atlanta, which is one of 12 regional FHLBs, that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures, established by the board of directors of the FHLB, which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

         As a member, Wyman Park is required to purchase and maintain stock in the FHLB of Atlanta. At June 30, 1997, Wyman Park had $510,000 in FHLB stock, which was in compliance with this requirement. In past years, Wyman Park has received substantial dividends on its FHLB stock. Over the past five fiscal years such dividends have averaged 6.5% and were 7.3% for fiscal year 1997.

         Under federal law the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of Wyman Park's FHLB stock may result in a corresponding reduction in Wyman Park's capital.

         For the year ended June 30, 1997, dividends paid by the FHLB of Atlanta to Wyman Park totaled $37,000, which was no increase over the amount of dividends received in fiscal year 1996.

Federal and State Taxation

         Savings associations such as Wyman Park that meet certain conditions prescribed by the Internal Revenue Code of 1986, as amended (the "Code"), are permitted to establish reserves for bad debts and to make annual additions thereto which may, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction is computed under the experience method. Under the experience method, the bad debt reserve deduction is an amount determined under a formula based generally upon the bad debts actually sustained by the savings association over a period of years.

         In August 1996, legislation was enacted that repealed the percentage of taxable income method used by many thrifts, including the Association, to calculate their bad debt reserve for federal income tax purposes. As a result, small thrifts such as the Association must recapture that portion of the reserve that exceeds the amount that could have been taken under the experience method for tax years beginning after December 31, 1987. The recapture will occur over a six-year period, the commencement of which will be delayed until the first taxable year beginning after December 31, 1997, provided the institution meets certain residential lending requirements. At June 30, 1997, the Association had approximately $39,000 in bad debt reserves subject to recapture for federal income tax purposes. The deferred tax liability related to the recapture has been previously established so there will be no effect on future net income.

         In addition to the regular income tax, corporations, including savings associations such as Wyman Park, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income.

         A portion of the Association's reserves for losses on loans may not, without adverse tax consequences, be utilized for the payment of cash dividends or other distributions to a shareholder (including distributions on redemption, dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). As of June 30, 1997, the portion of Wyman Park's reserves subject to this treatment for tax purposes totaled approximately $1.8 million.

         Wyman Park files federal income tax returns on a fiscal year basis using the accrual method of accounting. The Holding Company does not anticipate filing consolidated federal income tax returns with Wyman Park. Savings associations that file federal income tax returns as part of a consolidated group are required by applicable Treasury regulations to reduce their taxable income for purposes of computing the percentage bad debt deduction for losses attributable to activities of the non-savings association members of the consolidated group that are functionally related to the activities of the savings association member.

         Wyman Park has been audited by the IRS with respect to federal income tax returns through June, 1996. With respect to years examined by the IRS, either all deficiencies have been satisfied or sufficient reserves have been established to satisfy asserted deficiencies. In the opinion of management, any examination of still open returns (including returns of subsidiaries and predecessors of, or entities merged into, Wyman Park) would not result in a deficiency which could have a material adverse effect on the financial condition of Wyman Park.

         Maryland Taxation. The State of Maryland generally imposes a franchise tax on thrift institutions computed at a rate of 7% of net earnings. For the purpose of the 7% franchise tax, net earnings are defined as the net income of the thrift institution as determined for federal corporate income tax purposes, plus (i) interest income from obligations of the United States, of any state, including Maryland, and of any country, municipal or public corporation authority, special district or political subdivision of any state, including Maryland, (ii) any profit realized from the sale or exchange of bonds issued by the State of Maryland or any of its political subdivisions, and (iii) any deduction for state income taxes.

         Delaware Taxation. As a Delaware holding company, the Holding Company is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. The Holding Company is also subject to an annual franchise tax imposed by the State of Delaware.


                                   MANAGEMENT


Directors and Executive Officers of the Holding Company

         The Board of Directors of the Holding Company currently consists of nine members, each of whom is also a director of the Association. See "Management - Directors of the Association." Each Director of the Holding Company has served as such since the Holding Company's incorporation in September 1997. Directors of the Holding Company will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The terms of the current directors of the Holding Company are the same as their terms as directors of the Association. The Holding Company may consider paying fees to directors. See "- Directors of the Association."

         The executive officers of the Holding Company are elected annually and hold office until their respective successor has been elected and qualified or until death, resignation or removal by the Board of Directors. The executive officers of the Holding Company, who have held their positions since September 1997, are set forth below.


    Name                                              Title
-------------------             ------------------------------------------------
Ernest A. Moretti               Director, President and Chief Executive Officer
Ronald W. Robinson              Chief Financial Officer
Charmaine M. Snyder             Corporate Secretary


         It is not anticipated that the executive officers of the Holding Company will receive any remuneration in their capacity as Holding Company executive officers. For information regarding compensation of directors and executive officers of the Association, see "- Compensation and Meetings of the Board of Directors of the Association" and "- Executive Compensation."

Committees of the Holding Company

         The Holding Company formed standing Audit and Nominating Committees in connection with its organization in September 1997. The Holding Company committees did not meet during fiscal 1997.

         The Audit Committee will review audit reports and related matters to ensure effective compliance with regulations and internal policies and procedures. This committee also will act on the recommendation by management of an accounting firm to perform the Holding Company's annual audit and acts as a liaison between the auditors and the Board. The current members of this committee are Directors Heaver, Marsiglia, Salkin and, ex officio, Mr. Moretti.

         The Nominating Committee will meet annually in order to nominate candidates for membership on the Board of Directors. This committee is comprised of the Board members who are not up for election.

Indemnification

         The Certificate of Incorporation of the Holding Company provides that a director or officer of the Holding Company shall be indemnified by the Holding Company to the fullest extent authorized by the Delaware General Corporation Law against all expenses, liability and loss reasonably incurred or suffered by such person in connection with his activities as a director or officer or as a director or officer of another company, if the director or officer held such position at the request of the Holding Company. Delaware law requires that such director, officer, employee or agent, in order to be indemnified, must have acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the Holding Company and, with respect to any criminal action or proceeding, either had reasonable cause to believe such conduct was lawful or did not have reasonable cause to believe his conduct was unlawful.

         The Certificate of Incorporation and Delaware law also provide that the indemnification provisions of such Certificate and the statute are not exclusive of any other right which a person seeking indemnification may have or later acquire under any statute, provision of the Certificate of Incorporation, Bylaws of the Holding Company, agreement, vote of stockholders or disinterested directors or otherwise.

         These provisions may have the effect of deterring shareholder derivative actions, since the Holding Company may ultimately be responsible for expenses for both parties to the action. A similar effect would not be expected for third-party claims.

         In addition, the Certificate of Incorporation and Delaware law also provide that the Holding Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Holding Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Holding Company has the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. The Holding Company intends to obtain such insurance.

Directors of the Association

         Upon completion of the Conversion, each of the directors of the Association will continue to serve as a director of the converted Association. The Board of Directors of the Association currently consists of nine directors. The directors are divided into three classes. Approximately one-third of the directors are elected at each annual meeting of stockholders. Because the Holding Company will own all of the issued and outstanding shares of capital stock of the Association after the Conversion, directors of the Holding Company will elect the directors of the Association.


                                                                         Term of
                                                                Director  Office
             Name          Age(1)    Position(s) Held            Since   Expires
             ----          ------    ----------------            -----   -------
Allan B. Heaver              45    Chairman of the Board          1983    1998
Ernest A. Moretti            56    Director, President and Chief  1989    1999
                                    Executive Officer
H. Douglas Huether           71    Director                       1965    1998
John K. White                65    Director                       1987    1999
John R. Beever               64    Director                       1984    1997
Albert M. Copp               62    Director                       1992    1997
Gilbert D. Marsiglia, Sr.    59    Director                       1988    1997
Jay H. Salkin                58    Director                       1995    1998
G. Scott Barhight            40    Director                       1996    1999

--------
(1)  At June 30, 1997.

         The business experience of each director is set forth below. All directors have held their present positions for at least the past five years, except as otherwise indicated.

         Allan B.  Heaver.  Since 1986,  Mr.  Heaver has served as the  Managing
General   Partner   of   Heaver    Properties,    a   commercial   real   estate
management/development company.

         Ernest A. Moretti. Mr. Moretti is President and Chief Executive Officer of the Association, a position he has held since 1989.


         M. Douglas Huether. Since 1970, Mr. Huether has served as President of Independent Can Company, a metal can manufacturing company and is currently its Chairman of the Board.


         John K. White. For over 25 years prior to his retirement, Mr. White served as Executive Vice President and is a current member of the Board of Directors of the Baltimore Life Insurance Company and Life of Maryland Insurance.


         John R. Beever. Since 1967, Mr. Beever has served as President and Chairman of the Board of John Dittmar & Sons, Inc., a manufacturer of architectural woodwork.


         Albert M. Copp.  Since  1991,  Mr.  Copp has served as the  Director of
Strategic   Business   Development  for  Whitney,   Bailey,  Cox  &  Magnani,  a
civil/structural engineering company.

         Gilbert D. Marsiglia, Sr. Mr. Marsiglia is the President of the real estate brokerage firm of Gilbert D. Marsiglia & Co., Inc., a position he has held since 1973.

         Jay H. Salkin. Since 1981, Mr. Salkin has served as Senior Vice President - Branch Manager of Advest, Inc., an investment brokerage company.

         G. Scott Barhight. Mr. Barhight has been a partner with the law firm of Whiteford, Taylor & Preston, LLP since 1992.

Executive Officers Who are not Directors

         Each of the executive officers of the Association will retain his or her office following the Conversion. Officers are elected annually by the Board of Directors of the Association. The business experience of the executive officers who are not also directors is set forth below.

         Ronald W. Robinson. Mr. Robinson, age 52, currently serves as Treasurer of the Association. Mr. Robinson has been employed by the Association since 1990.

         Charmaine M. Snyder. Ms. Snyder, age 40, serves as the Association's Corporate Secretary and Loan Servicing Manager. Ms. Snyder has been employed by the Association since 1976.

Meetings and Committees of the Board of Directors

         The Association's Board of Directors meets at least monthly. During the fiscal year ended June 30, 1997, the Board of Directors held 13 meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which such Board member served during this period.

         The  Association  has  standing  Loan,  Marketing,  Pension,  Audit and
Compensation Committees, as well as an Executive Loan Committee and Executive Committee for Strategic Planning.

         The Loan Committee meets on an as-needed basis for the purpose of reviewing and acting upon all commercial loan applications up to $250,000 and residential loan applications up to $250,000 (or up to $500,000 if the loan meets certain conditions). This committee met 2 to 3 times a week during fiscal 1997 and is comprised Offrs. Moretti and Robinson.

         The Marketing Committee meets quarterly for the purpose of reviewing and implementing marketing strategies. This committee met six times during fiscal 1997 and is comprised of Directors Beever, Copp, Heaver, Marsiglia, and Moretti.

         The Pension Committee meets on an as-needed basis for the of reviewing and discussing retirement matters effecting the Association's personnel. This committee did not meet during fiscal 1997. Its members are Directors Heaver, Huether, Moretti and White.

         The Audit Committee meets annually with the Association's accounting firm in order to review the annual audit. This committee met once in fiscal 1997 and is comprised of Directors Heaver, Marsiglia, Moretti and Salkin.

         The Compensation Committee meets on an as-needed basis, but at least once during a fiscal year for the purpose of reviewing officers' salaries and bonuses. This committee met 3 times during fiscal 1997. The members of this committee are Directors Copp, Heaver, Huether, Moretti and White.

         The Executive Loan Committee meets on an as-needed basis, but at least once a month, for the purpose of reviewing the purchase and sale of investments as well as acting upon those loan applications outside the authority of the Loan Committee. This committee met 12 times during fiscal 1997. Its members are Directors Heaver, Salkin, Moretti and White as well as two other directors on a rotating basis.

         The Executive Committee for Strategic Planning meets on an as-needed basis. This committee sets the direction of the Association's business plan and oversees the progress in meeting stated goals. This committee also decides the implementation of new products for the Association and makes other major recommendations to the Board of Directors. This committee met 3 times in fiscal 1997 and is composed of Directors Heaver, Barhight, Beever, Huether, Moretti and Salkin.

Director Compensation

         Each director of the Association is currently paid a fee of $575 for each regular meeting attended. Non-employee directors receive committee fees of $175 for each meeting attended. Employee directors do not receive fees for participation on any committees.

Executive Compensation

         The following table sets forth information concerning the compensation paid or granted to the Association's Chief Executive Officer and each executive officer who made in excess of $100,000 during fiscal 1997. No executive officer of the Holding Company received cash compensation in excess of $100,000 in fiscal 1997.


                                                   Summary Compensation Table
                                            ------------------------------------------------------
                                                                            Long-Term Compensation
                                             Annual Compensation                     Awards
                                             -------------------            -----------------------
                                                                             Restricted
   Name and Principal                                      Other Annual        Stock       Options/       All Other
         Position          Year(1)  Salary($)   Bonus($)   Compensation($)     Award($)      SARs(#)  Compensation($)(2)
   ------------------      -------  ---------   --------   ---------------     --------      -------  ------------------
Ernest A. Moretti           1997     $115,000    $23,000        $---            $ ---        ---/---        $10,550
President, Chief Executive
Officer and Director

-----------

(1) In accordance with the revised rules on executive officer and director compensation disclosure adopted by the Securities and Exchange Commission, Summary Compensation information is excluded for the years ended June 30, 1996 and 1995, as the Association was not a public company during such periods.

(2) Includes $5,000 of life, health and disability premiums paid by the Association, $3,900 paid by the Association in discretionary contributions pursuant to the Association's 401(k) Plan and the value of a car provided to Mr. Moretti of $1,650.


         Employment   Agreement.   The  Association  has  had,  since  1989,  an
employment contract with its President, Ernest A. Moretti. The agreement provides for a salary of $115,000, contains bonus provisions tied to the Association's performance and has a term of three years (subject to an annual extension for an additional year following an annual performance review). The key terms of this agreement are expected to be incorporated into a new agreement which also provides that under certain circumstances, including a change in control, Mr. Moretti would be entitled, subject to certain limitations, to a severance payment in lieu of salary equal to a percentage of his base amount of compensation, as defined. The contract provides for termination upon the employee's death, for cause or in certain events specified by OTS regulations. The employment contract is terminable by the employee upon 90 days' notice to the Association.

         In the event there is a change in control of the Association, as defined in the agreement, if employment terminates involuntarily in connection with such change in control or within 12 months thereafter, the employment contract provides for a payment equal to 299% of Mr. Moretti's base amount of compensation as defined in the Internal Revenue Code. Assuming a change in control were to take place as of June 30, 1997, the aggregate amounts payable to Mr. Moretti pursuant to this change in control provision would be approximately $360,836.

         The contract provides, among other things, for participation in an equitable manner in employee benefits applicable to executive personnel. The employment conttact may have an "anti-takeover" effect that could affect a proposed future acquisition of control of the Association after its Stock Conversion. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions."


Benefit Plans

         General. Wyman Park currently provides insurance benefits to its employees, including health, life, dental, disability and major medical insurance, subject to certain deductibles and copayments by employees. Additionally the Association provides its employee with a defined benefit retirement plan and 401(k) plan.

         Pension Plan. The Association makes available to all full-time employees who have attained the age of 21 and completed at least one year of service with Wyman Park, a defined benefit noncontributory pension plan. The pension plan provides for monthly payments to or on behalf of each covered employee upon the employee's retirement at age 65. These payments are calculated in accordance with a formula based on the employee's "average monthly compensation," which is defined as the highest average of total compensation for the last five consecutive calendar years of employment.


         The following table sets forth, as of June 30, 1997, estimated annual retirement benefits for individuals at age 65 payable in the form of a combined ten-year certain and life annuity payment under the most advantageous plan provisions for various levels of compensation and years of service. Such payments are not subject to offset for social security benefits. The figures in this table are based upon the assumption that the Pension Plan continues in its present form and does not reflect benefits payable under the ESOP. At June 30, 1997, the estimated credited years of services of Mr. Moretti was 7 years.

                               Pension Plan Table

                                Years of Credited Service
                ----------------------------------------------------------------
  High-Five
  Average
Compensation     10 Years      15 Years      20 Years      25 Years     30 Years
------------     --------      --------      --------      --------     --------
  $15,000      $ 2,250.00    $ 3,375.00    $ 4,500.00    $ 5,625.00   $ 6,750.00
   25,000        3,750.00      5,625.00      7,500.00      9,375.00    11,250.00
   35,000        5,534.80      8,302.20     11,069.60     13,837.00    16,604.40
   45,000        7,534.80     11,302.20     15,069.60     18,837.00    22,604.40
   55,000        9,534.80     14,302.20     19,069.60     23,837.00    28,604.40
   65,000       11,534.80     17,302.20     23,069.60     28,837.00    34,604.40



         401(k) Plan. The Association provides its employees a qualified, tax-exempt pension plan with a "cash-or-deferred arrangement" qualifying under
Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). Employees who have attained age 21 and who have completed one year of employment, during which they worked at least 1,000 hours, are eligible to participate in the 401(k) Plan as of the first-day of the month following their eligibility date. Eligible employees are permitted to contribute up to 15% of their compensation to the

401(k) Plan on a pre-tax basis, up to a maximum of $9,500. The Association matches 50% of the first 3% of each participant's salary reduction contribution to the 401(k) Plan.

         Participant contributions to the 401(k) Plan are fully and immediately vested. Withdrawals are not permitted before age 59 1/2 except in the event of death, disability, termination of employment or reasons of proven financial hardship. With certain limitations, participants may make withdrawals from their accounts while actively employed. Upon termination of employment, the participant's accounts will be distributed, unless he or she elects to defer the payment.

         The 401(k) Plan may be amended by the Board of Directors, except that no amendment may be made which would reduce the interest of any participant in the 401(k) Plan trust fund or divert any of the assets of the 401(k) Plan trust fund to purposes other than the benefit of participants or their beneficiaries.

         During fiscal 1997, the Association made $13,060 in contributions to the 401(k) Plan.

         Employee Stock Ownership Plan. The Boards of Directors of Wyman Park and the Holding Company have approved the adoption of an ESOP for the benefit of employees of the Holding Company and its subsidiaries, including Wyman Park. The ESOP is designed to meet the requirements of an employee stock ownership plan as described at Section 4975(e)(7) of the Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The ESOP may borrow in order to finance purchases of the Holding Company's Common Stock.

         It is anticipated that the ESOP will be funded with a loan from the Holding Company (not to exceed an amount equal to 8% of the gross conversion proceeds). The Holding Company intends to apply to the OTS to permit it to lend funds to the ESOP. In the event the Holding Company is not permitted to lend funds to the ESOP and the ESOP is unable to obtain financing from an unrelated lender for its stock purchase, the Holding Company may contribute funds to the ESOP to enable it purchase up to 3% of the shares of Common Stock in the Conversion; provided, however that the total contributions of the Holding Company to the ESOP and RRPs for stock purchases in the Conversion may not exceed 4% of the Common Stock sold in the Conversion.

         GAAP generally requires that any borrowing by the ESOP from an unaffiliated lender be reflected as a liability in the Holding Company's consolidated financial statements, whether or not such borrowing is guaranteed by, or constitutes a legally binding contribution commitment of, the Holding Company or the Association. The funds used to acquire the ESOP shares are expected to be borrowed from the Holding Company. If the Holding Company finances the ESOP debt, the ESOP debt will be eliminated through consolidation and no liability will be reflected on the Holding Company's consolidated financial statements. In addition, shares purchased with borrowed funds will, to the extent of the borrowings, be excluded from stockholders' equity, representing unearned compensation to employees for future services not yet performed. Consequently, if the ESOP purchases already-issued shares in the open market, the Holding Company's consolidated liabilities will increase to the extent of the ESOP's borrowings, and total and per share stockholders' equity will be reduced to reflect such borrowings. If the ESOP purchases newly issued shares from the Holding Company, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net income would decrease because of the increase in the number of outstanding shares. In either case, as the borrowings used to fund ESOP purchases are repaid, total stockholders' equity will correspondingly increase.

         All employees of the Association are eligible to participate in the ESOP after they attain age 21 and complete one year of service. Employees will be credited for years of service to the Association prior to the adoption of the ESOP for participation and vesting purposes. The Association's contribution to the ESOP is allocated among participants on the basis of compensation. Each participant's account will be credited with cash and shares of Holding Company Common Stock based upon compensation earned during the year with respect to which the contribution is made. Contributions credited to a participant's account are vested on a graduated basis and become fully vested when such participant completes ten years of service. ESOP participants are en titled to receive distributions from their ESOP accounts only upon termination of service. Distributions will be made in cash and in whole shares of the Holding Company's Common Stock. Fractional shares will be paid in cash. Participants will not incur a tax liability until a distribution is made.

         Each participating employee is entitled to instruct the trustee of the ESOP as to how to vote the shares allocated to his or her account. The trustee will not be affiliated with the Holding Company or Wyman Park.

         The ESOP may be amended by the Board of Directors, except that no amendment may be made which would reduce the interest of any participant in the ESOP trust fund or divert any of the assets of the ESOP trust fund to purposes other than the benefit of participants or their beneficiaries.


         Other Stock Benefit Plans. In addition to the ESOP and the employment agreements, in the future the Holding Company may consider the implementation of a stock option plan ("Stock Option Plan") and recognition and retention plan ("RRP") for the benefit of selected directors, officers and employees of the Holding Company and the Association. Any such Stock Option Plan or RRP will not be implemented within one year of the date of the consummation of the Conversion, subject to continuing OTS jurisdiction. It is anticipated that the Stock Option Plan and RRP will be comprised of at least 10% and 4%, respectively, of the Holding Company stock sold in the Conversion. Grants of common stock pursuant to the RRP will be issued without cost to the recipient. If a determination is made to implement a Stock Option Plan or RRP, it is anticipated that any such plans will be submitted to stockholders for their consideration at which time stockholders would be provided with detailed information regarding such plan. If such plans are approved, and affected, they will have a dilutive effect on the Holding Company's stockholders as well as affect the Holding Company's net income and stockholders' equity, although the actual results cannot be determined until such plans are implemented.

Indebtedness of Management

         The Association has followed a policy of granting loans to officers and directors. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with the Association's underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.

         All loans by the Association to its directors and executive officers are subject to OTS regulations restricting loan and other transactions with affiliated persons of the Association. Federal law currently requires that all loans to directors and executive officers generally be made on terms and conditions comparable to those for similar transactions with non-affiliates. Loans to all directors and executive officers and their associates totaled $477,500 at June 30, 1997, which was 10.1% of the Association's equity capital at that date. All loans to directors and executive officers were performing in accordance with their terms at June 30, 1997.


                                 THE CONVERSION

         The Board of Directors of the Association and the OTS have approved the Plan of Conversion. OTS approval does not constitute a recommendation or endorsement of the Plan of Conversion. Certain terms used in the following summary of the material terms of the Conversion are defined in the Plan of Conversion, a copy of which may be obtained by contacting Wyman Park.

General

         The Board of Directors of the Association has adopted the Plan, subject to approval by the OTS and the members of the Association. Pursuant to the Plan, the Association is to be converted from a federally chartered mutual savings association to a federally chartered stock savings association, with the concurrent formation of a holding company. The OTS has approved the Plan, subject to its approval by the affirmative vote of the members of the Association holding not less than a majority of the total number of votes eligible to be cast at a special meeting called for that purpose (the "Special Meeting"), to be held on _______, 1997.

         The Conversion will be accomplished through amendment of the Association's federal charter to authorize capital stock, at which time the Association will become a wholly owned subsidiary of the Holding Company. The Conversion will be accounted for as a pooling of interests.

         Subscription Rights have been granted to Eligible Account Holders as of March 31, 1996, the Tax- Qualified Employee Plans of the Association and Holding Company, Supplemental Eligible Account Holders as of September 30, 1997, other members, and officers, directors and employees of the Association. Additionally, members of the general public may be afforded the opportunity to subscribe for Holding Company Common Stock in a direct Community Offering, with a preference to natural persons who reside in Baltimore and Anne Arundel Counties, Maryland.

See "- Offering of Holding Company Common Stock." Depending upon market conditions, any shares not initially subscribed for in the Subscription and Community Offering may be offered for sale on a best efforts basis by a selling group of broker-dealers. Subscriptions for shares will be subject to the maximum and minimum purchase limitations set forth in the Plan of Conversion.

Business Purposes

         Wyman Park has several business purposes for the Conversion. The sale of Holding Company Common Stock will have the immediate result of providing the Association with additional equity capital in order to support the Association's existing operating strategies, subject to applicable regulatory restrictions. The sale of the Common Stock is the most effective means of increasing the Association's permanent capital and does not involve the high interest cost and repayment obligation of subordinated debt. In addition, investment of that part of the net Conversion proceeds paid by the Holding Company to the Association is expected to provide additional operating income to further increase the Association's capital on a continuing basis.

         The Board of Directors of the Association believes that a holding company structure could facilitate the acquisition of other savings institutions in the future as well as other companies. If a multiple holding company structure is utilized in a future acquisition, the acquired savings institution would be able to operate on a more autonomous basis as a wholly owned subsidiary of the Holding Company rather than as a division of the Association. For example, the acquired savings institution could retain its own directors, officers and corporate name as well as having representation on the Board of Directors of the Holding Company. As of the date hereof, there are no plans or understandings regarding the acquisition of any other institutions.

         The Board of Directors of the Association also believes that a holding company structure can facilitate the diversification of the Association's business activities. While the potential for diversification will be maximized if a unitary holding company structure is utilized because the types of business activities permitted to a unitary holding company are broader than those of a multiple holding company, either type of holding company may engage in a broader range of activities than may a thrift institution directly. Currently, there are no plans that the Holding Company engage in any material activities apart from holding the shares of the Association and investing the remaining net proceeds from the sale of Common Stock in the Conversion.

         The preferred stock and additional common stock of the Holding Company being authorized in the Conversion will be available for future acquisitions and for issuance and sale to raise additional equity capital, generally without stockholder approval, but subject to market conditions. Although the Holding Company currently has no plans with respect to future issuances of equity securities, the more flexible operating structure provided by the Holding Company and the stock form of ownership is expected to assist the Association in competing more aggressively with other financial institutions in its principal market area.

         The Conversion will structure the Association in the stock form used in the United States by all commercial banks, most major business corporations and an increasing number of savings institutions. The Conversion will permit the Association's members to become stockholders of the Holding Company, thereby allowing members to own stock in the financial organization in which they maintain deposit accounts or with which they have a borrowing relationship. Such ownership should encourage members to promote the Association to others, thereby further contributing to the Association's earnings potential.

         The Association is also expected to benefit from its management and employees owning stock, because stock ownership is viewed as an effective performance incentive and a means of attracting, retaining and compensating personnel.

Effects of Conversion to Stock Form on Depositors and Borrowers of the Association

         Voting Rights. Deposit account holders will have no voting rights in the converted Association or the Holding Company and will therefore not be able to elect directors of either entity or to control their affairs. These rights are currently accorded to deposit account holders with regard to the Association. Subsequent to Conversion, voting rights will be vested exclusively in the Holding Company as the sole stockholder of the Association. Voting rights as to the Holding Company will be held exclusively by its stockholders. Each purchaser of Holding Company Common Stock shall be entitled to vote on any matters to be considered by the Holding Company stockholders. A stockholder will be entitled to one vote for each share of Common Stock owned, subject to certain limitations applicable to holders of 10% or more of the shares of the Common Stock. See "Description of Capital Stock."

         Deposit Accounts and Loans. The general terms of the Association's deposit accounts, the balances of the individual accounts and the existing FDIC insurance coverage will not be affected by the Conversion. Furthermore, the Conversion will not affect the loan accounts, the balances of these accounts, or the obligations of the borrowers under their individual contractual arrangements with the Association.

         Tax Effects. The Association has received an opinion from Silver, Freedman & Taff, L.L.P. with regard to federal income taxation, and an opinion from Wooden & Benson, Chartered with regard to Maryland taxation, to the effect that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for federal or Maryland tax purposes to the Association or the Holding Company. See "- Income Tax Consequences."

         Liquidation Rights. The Association has no plans to liquidate, either before or subsequent to the completion of the Conversion. However, if there should ever be a complete liquidation, either before or after Conversion, deposit account holders would receive the protection of insurance by the FDIC up to applicable limits. Subject thereto, liquidation rights before and after Conversion would be as follows:

         Liquidation Rights in Present Mutual Institution. In addition to the protection of FDIC insurance up to applicable limits, in the event of a complete liquidation of the Association, each holder of a deposit account in the Association in its present mutual form would receive his or her pro rata share of any assets of the Association remaining after payment of claims of all creditors (including the claims of all depositors in the amount of the withdrawal value of their accounts). Such holder's pro rata share of such remaining assets, if any, would be in the same proportion of such assets as the balance in his or her deposit account was to the aggregate balance in all deposit accounts in the Association at the time of liquidation.

         Liquidation Rights in Proposed Converted Institution. After Conversion, each deposit account holder, in the event of a complete liquidation of the Association, would have a claim of the same general priority as the claims of all other general creditors of the Association in addition to the protection of FDIC insurance up to applicable limits. Therefore, except as described below, the deposit account holder's claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. The holder would have no interest in the assets of the Association above that amount.

         The Plan of Conversion provides that there shall be established, upon the completion of the Conversion, a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders (i.e., depositors at March 31, 1996 and September 30, 1997) in an amount equal to the net worth of the Association as of the date of its latest statement of financial condition contained in the final prospectus relating to the sales of shares of Holding Company Common Stock in the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in the Association on the applicable record date. A deposit account holder's interest as to each deposit account would be in the same proportion of the total liquidation account as the balance in his or her account on the applicable record date, was to the aggregate balance in all deposit accounts of Eligible Account Holders and/or Supplemental Eligible Account Holders on such dates. For deposit accounts in existence on both dates separate subaccounts shall be determined on the basis of the qualifying deposits in such deposit accounts on such record dates. However, if the amount in the deposit account on any annual closing date of the Association is less than the lowest amount in such account on March 31, 1996 or September 30, 1997 and on any subsequent closing date (each March 31st and September 30th), then the account holder's interest in this special liquidation account would be reduced by an amount proportionate to any such reduction, and the account holder's interest would cease to exist if such deposit account were closed.

         In addition, the interest in the special liquidation account would never be increased despite any increase in the balance of the account holders' related accounts after Conversion, and could only decrease.

         Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders were satisfied would
be  distributed  to  the  Holding  Company  as  the  sole   stockholder  of  the
Association.

         No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transaction, whether the Association, as converted, or another SAIF-insured institution is the surviving institution, is deemed to be a complete liquidation for purposes of distribution of the liquidation account and, in any such transaction, the liquidation account would be assumed to the full extent authorized by regulations of the OTS as then in effect. The OTS has stated that the consummation of a transaction of the type described in the preceding sentence in which the surviving entity is not a SAIF-insured institution would be reviewed on a case-by-case basis to determine whether the transaction should constitute a "complete liquidation" requiring distribution of any then remaining balance in the liquidation account. While the Association believes that such a transaction should not constitute a complete liquidation, there can be no assurance that the OTS will not adopt a contrary position.

         Common Stock. For information as to the characteristics of the Common Stock to be issued under the Plan of Conversion, see "Dividends" and "Description of Capital Stock." Common Stock issued under the Plan of Conversion cannot, and will not, be insured by the FDIC or any other governmental agency.

         The Association will continue, immediately after completion of the Conversion, to provide its services to depositors and borrowers pursuant to its existing policies and will maintain the existing management and employees of the Association. Other than for payment of expenses incident to the Conversion, no assets of the Association will be distributed in the Conversion. Wyman Park will continue to be a member of the FHLB System, and its deposit accounts will continue to be insured by the FDIC. The affairs of Wyman Park will continue to be directed by the existing Board of Directors and management.

Offering of Holding Company Common Stock


         Under the Plan of Conversion, 879,750 shares of Holding Company Common Stock will be offered for sale, subject to certain restrictions described below, initially through a Subscription Offering. Federal conversion regulations require, with certain exceptions, that at least the minimum number of shares offered in a conversion be sold in order for the conversion to become effective.


         The Subscription and Community Offering will expire at 12:00 noon, Lutherville, Maryland time, on _______, 1997 (the "Subscription Expiration Date") unless extended by the Association and the Holding Company. Regulations of the OTS require that all shares to be offered in the Conversion be sold within a period ending not more than 45 days after the Subscription Expiration Date (or such longer period as may be approved by the OTS) or, despite approval of the Plan of Conversion by members, the Conversion will not be effected and Wyman Park will remain in mutual form. This period expires on _________, 1997, unless extended with the approval of the OTS. If the Subscription and Community Offering is extended beyond _________, 1997, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event that the Conversion is not effected, all funds submitted and not previously refunded pursuant to the Subscription and Community Offering will be promptly refunded to subscribers with interest at the Association's current passbook rate, and all withdrawal authorizations will be terminated.

Stock Pricing and Number of Shares to be Issued

         Federal regulations require that the aggregate purchase price of the securities of a thrift institution sold in connection with its conversion must be based on an appraised aggregate market value of the institution as converted (i.e., taking into account the expected receipt of proceeds from the sale of the securities in the conversion), as determined by an independent valuation. Ferguson, which is experienced in the valuation and appraisal of business entities, including thrift institutions involved in the conversion process, was retained by the Association to prepare an appraisal of the estimated pro forma market value of the Association and the Holding Company upon Conversion.

         Ferguson will receive a fee of approximately $12,000 for its appraisal. The Association has agreed to indemnify Ferguson under certain circumstances against liabilities and expenses (including legal fees) arising out of, related to, or based upon the Conversion.


     Ferguson has prepared an appraisal of the estimated pro forma market value of the Association as converted. The Ferguson appraisal concluded that, at October 28, 1997, an appropriate range for the estimated pro forma market value of the Association and the Holding Company was from a minimum of $6,502,500 to a maximum of $8,797,500 with a midpoint of $7,650,000. Assuming that the shares are sold at $10.00 per share in the Conversion, the estimated number of shares to be issued in the Conversion is expected to be between 650,250 and 879,750. The Purchase Price of $10.00 was determined by discussion among the Boards of Directors of the Association, the Holding Company and Ferguson, taking into account, among other factors, (i) the requirement under OTS regulation that the Common Stock be offered in a manner that would achieve the widest distribution of shares and (ii) liquidity in the Common Stock subsequent to the Conversion.


         The appraisal involved a comparative evaluation of the operating and financial statistics of the Association with those of other thrift institutions. The appraisal also took into account such other factors as the market for thrift institution stocks generally, prevailing economic conditions, both nationally and in Maryland which affect the operations of thrift institutions, the competitive environment within which the Association operates and the effect of the Association becoming a subsidiary of the Holding Company. No detailed individual analysis of the separate components of the Holding Company's and the Association's assets and liabilities was performed in connection with the evaluation. The Plan of Conversion requires that all of the shares subscribed for in the Subscription and Community Offering be sold at the same price per share. The Board of Directors reviewed and discussed with Ferguson the appraisal, including the methodology and the appropriateness of the assumptions utilized and determined that in its opinion the Appraisal was not unreasonable. The Estimated Valuation Range may be amended with the approval of the OTS in connection with changes in the financial condition or operating results of the Association or market conditions generally. As described below, an amendment to the Estimated Valuation Range would not be made without a resolicitation of subscriptions and/or proxies except in limited circumstances.

         If, upon completion of the Subscription and Community Offering, at least the minimum number of shares are subscribed for, Ferguson, after taking into account factors similar to those involved in its prior Appraisal, will determine its estimate of the pro forma market value of the Association and the Holding Company upon Conversion, as of the close of the Subscription and Community Offering.

         If, based on the estimate of Ferguson, the aggregate pro forma market value is not within the Estimated Valuation Range, Ferguson, upon the consent of the OTS, will determine a new Estimated Valuation

Range ("Amended Valuation Range"). If the aggregate pro forma market value of the Association as converted and the Holding Company has increased in the Amended Valuation Range to an amount that does not exceed $10,117,130 (i.e., 15% above the maximum of the Estimated Valuation Range), then the number of shares to be issued may be increased to accommodate such increase in value without a resolicitation of subscriptions and/or proxies. In such event the Association and the Holding Company do not intend to resolicit subscriptions and/or proxies unless the Association and the Holding Company then determine, after consultation with the OTS, that circumstances otherwise require such a resolicitation. If, however, the aggregate pro forma market value of the Holding Company and the Association, as converted, at that time is less than $6,502,500 or more than $10,117,130, a resolicitation of subscribers and/or proxies may be made, the Plan of Conversion may be terminated or such other actions as the OTS may permit may be taken. In the event that upon completion of the Subscription and Community Offering, the pro forma market value of the Holding Company and Association, as converted, is below $6,502,500 or above $10,117,130 (15% above the maximum of the Estimated Valuation Range), the Holding Company intends to file the revised appraisal with the SEC by post-effective amendment to its Registration Statement on Form SB-2. See "Additional Information." If the Plan of Conversion is terminated, all funds would be returned promptly with interest at the rate of the Association's current passbook rate, and holds on funds authorized for withdrawal from deposit accounts would be released. If there is a resolicitation of subscriptions, subscribers will be given the opportunity to cancel or change their subscriptions and to the extent subscriptions are so canceled or reduced, funds will be returned with interest at the Association's current passbook savings rate, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. Unless there is a resolicitation, stock subscriptions received by the Holding Company and the Association may not be withdrawn by the subscriber and, if accepted by the Holding Company and the Association, are final. If the Conversion is not completed prior to _________, 1999 (two years after the date of the Special Meeting), the Plan of Conversion will automatically terminate.


         Any increase in the total number of shares of Common Stock to be offered in the Conversion will dilute a subscriber's percentage ownership interest and will reduce the pro forma net income and net worth on a per share basis. A decrease in the number of shares to be issued in the Conversion will increase a subscriber's proportionate ownership interest and will increase both pro forma net income and net worth on a per share basis while decreasing that amount on an aggregate basis.

         No sale of the shares will take place unless, prior thereto, Ferguson confirms to the OTS that, to the best of Ferguson's knowledge and judgment, nothing of a material nature has occurred which would cause Ferguson to conclude that the actual Purchase Price on an aggregate basis is incompatible with its estimate of the aggregate pro forma market value of the Holding Company and the Association as converted at the time of the sale. If, however, the facts do not justify such a statement, the Subscription and Community Offering or other sale may be canceled, or a new Estimated Valuation Range set and a new offering held.

         In preparing its valuation of the pro forma market value of the Association and the Holding Company upon Conversion, Ferguson relied upon and assumed the accuracy and completeness of all financial and statistical information provided by the Association and the Holding Company. Ferguson also considered information based upon other publicly available sources which it believes are reliable. However, Ferguson does not guarantee the accuracy and completeness of such information and did not independently verify the financial statements and other data provided by the Association and the Holding Company or independently value the assets or liabilities of the Association and the Holding Company. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the Conversion or of purchasing shares of Common Stock. The appraisal considers Wyman Park and the Holding Company only as going concerns and should not be considered as any indication of the liquidation value of Wyman Park or the Holding Company. Moreover, the appraisal is necessarily based on many factors which change from time to time. There can be no assurance that persons who purchase shares in the Conversion will be able to sell such shares at prices at or above the Purchase Price.

Subscription Offering

         In accordance with OTS regulations, nontransferable Subscription Rights have been granted under the Plan of Conversion to the following persons in the following order of priority: (1) Eligible Account Holders (deposit account holders of the Association as of March 31, 1996; (2) Tax-Qualified Employee Plans; (3) Supplemental Eligible Account Holders (deposit account holders of the Association as of September 30, 1997; (4) Other Members (certain borrowers and depositors of the Association, other than Eligible Account Holders or Supplemental Eligible Account Holders at the close of business on _________, 1997, the voting record date for the Special Meeting); and (5) officers, directors and employees of the Association. All subscriptions received will be subject to the availability of Holding Company Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum and minimum purchase limitations set forth in the Plan of Conversion. The preference categories are more fully described below.

         Category  No. 1 is  reserved  for the  Association's  Eligible  Account
Holders. Subscription Rights to purchase shares under this category will be allocated among Eligible Account Holders to permit each such depositor to purchase shares in an amount equal to the greater of $100,000 of Common Stock or one-tenth of one percent (.10%) of the total shares offered in the Subscription and Community Offering, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposits of the Eligible Account Holder and the denominator is the total amount of the qualifying deposits of all Eligible Account Holders in the Association, in each case on the Eligibility Record Date, subject to the overall purchase limitation and exclusive of shares issued pursuant to an increase in the Estimated Valuation Range of up to 15% after satisfying the subscriptions of Tax-Qualified Employee Plans. To the extent shares are oversubscribed in this category, shares shall be allocated among subscribing Eligible Account Holders to permit each such depositor, to the extent possible, to purchase a number of shares sufficient to make his total allocations equal 100 shares. Any shares not so allocated shall be allocated among the subscribing Eligible Account Holders pro rata in the same proportion that each such subscriber's Qualifying Deposit, as defined in the Plan of Conversion, bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied.

         Category No. 2 provides for the issuance of Subscription Rights to Tax-Qualified Employee Plans to purchase up to 10% of the total amount of shares of Common Stock issued in the Subscription and Community Offering on a second priority basis. However, such plans shall not, in the aggregate, purchase more than 10% of the Holding Company Common Stock issued. The ESOP intends to purchase a total of 8% of the Common Stock issued in the Conversion under this category. Subscription Rights received pursuant to this category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Category No. 1; provided, however, that notwithstanding any provision of the Plan of Conversion to the contrary, the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range.

         Category No. 3 is reserved for the Association's Supplemental Eligible Account Holders. Subscription Rights to purchase shares under this category will be allocated among Supplemental Eligible Account Holders to permit each such depositor to purchase shares in an amount equal to the greater of $100,000, one-tenth of one percent (.10%) of the total shares of Common Stock offered in the Conversion, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the qualifying deposit of the Supplemental Eligible Account Holders in the converting Association in each case on December 31, 1996 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitation after satisfying the subscriptions of Eligible Account Holders and Tax Qualified Employee Plans. In the event of an oversubscription for shares, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1) equal to 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

         Category No. 4 provides, to the extent that shares are then available after satisfying the subscriptions of Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, for the issuance of Subscription Rights to Other Members to purchase shares equal to the greater of $100,000 of Common Stock or one-tenth of one percent (.10%) of the total amount of shares of Common Stock offered in the Subscription and Community Offering. In the event of an oversubscription, the available shares will be allocated on a pro rata basis in the same proportion as a subscriber's total votes on the Voting Record Date for the Special Meeting bears to the total votes of all subscribing Other Members on such date.

         Each depositor (including IRA and Keogh account beneficiaries) is entitled at the Special Meeting to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of such depositor's savings accounts in the Association as of the applicable voting record date, up to a maximum of 1,000 votes. Each borrower member of the Association as of the Voting Record Date will be entitled to cast one vote as a borrower member.

         Category No. 5 provides for the issuance of Subscription Rights to officers, directors and employees of the Association, to purchase up to $100,000 of Common Stock to the extent that shares are available after satisfying the subscriptions of eligible subscribers in preference Categories 1, 2, 3 and 4. The total number of shares which may be purchased under this Category may not exceed 24% of the total number of shares sold in the Conversion. In the event of an oversubscription, the available shares will be allocated on a pro rata basis in the same proportion that orders of each person bear to the total orders of all subscribers in this Category.

Community Offering


         To the extent that shares remain available for purchase after satisfaction of all subscriptions received and accepted in the Subscription Offering, the Association may offer shares pursuant to the Plan to certain members of the general public in the Community Offering with a preference given to natural persons residing in Baltimore and Anne Arundel Counties, Maryland (the counties where the Association maintains its main and branch office, respectively). Any excess of shares available will be available for purchase by the general public in such a manner as to promote a wide distribution of the Common Stock. Finally, depending on market conditions, the Association may offer shares to the general public in a Syndicated Community Offering on a best efforts basis through a selected dealer arrangement.


         The opportunity to subscribe for shares of Common Stock in the Community Offering (including a Syndicated Community Offering, if any) is subject to the right of the Association and the Holding Company, in their sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the Subscription Expiration Date. Regulations of the OTS require that all shares to be offered in the Conversion be sold within a period ending not more than 45 days after the Subscription Expiration Date (or such longer period as may be approved by the OTS). This period expires on May 30, 1997 unless extended with the approval of the OTS. In addition, if the Subscription and Community Offering is extended beyond _________, 1997 all subscribers will be resolicited and notified of their rights to confirm, modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. No person, together with associates of and persons acting in concert with such person, may purchase more than $100,000 of Common Stock in the Community Offering. Subject to the foregoing, in the event of an oversubscription in the Community Offering, shares will be allocated first to cover orders of natural persons residing in Shelby County, next to cover orders of other persons (whose order is accepted by the Association) so that such person may receive up to 1,000 shares and thereafter, to the extent shares remain available, on a pro rata basis in the same proportion that unfilled orders of each person bears to the total unfilled orders of all persons.

Additional Purchase Restrictions

         In addition to the purchase limitations for each priority category described above under "Subscription Offering" and for purchases in the Public Offering, the Plan also provides for certain additional limitations to be placed upon the aggregate purchase of shares in the Conversion. Specifically, no person (other than a Tax- Qualified Employee Plan or certain large depositors) by himself or herself or with an associate, and no group of persons acting in concert or persons on a single account, may subscribe for or purchase more than $100,000 of Common Stock offered in the Conversion based on the Estimated Valuation Range, without regard to an increase in the number of shares to be issued. For purposes of this limitation, an associate of a person does not include a Tax-Qualified Employee Plan or Non-Tax Qualified Employee Plan in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity. Moreover, for purposes of this paragraph, shares held by one or more Tax Qualified or Non-Tax Qualified Employee Plans attributed to a person shall not be aggregated with shares purchased directly by or otherwise attributable to that person except for that portion of a plan which is self-directed by a person. See "-Stock Pricing and Number of Shares to be Issued" regarding potential changes in Subscription Rights in the event of a decrease in the number of shares to be issued in the Conversion. Officers and directors and their associates may not purchase, in the aggregate, more than 34% of the shares to be sold in the Conversion. For purposes of the Plan, the members of the Board of Directors are not deemed to be acting in concert solely by reason of their Board membership. For purposes of this limitation, an associate of an officer or director does not include a Tax-Qualified Employee Plan. Moreover, any shares attributable to the officers and directors and their associates, but held by a Tax- Qualified Employee Plan (other than that portion of a plan which is self-directed) shall not be included in calculating the number of shares which may be purchased under the limitations in this paragraph. Shares purchased by employees who are not officers or directors of the Association, or their associates, are not subject to this limitation. The term "associate" is used above to indicate any of the following relationships with a person: (i) any corporation or organization (other than the Holding Company or the Association or a majority-owned subsidiary of the Holding Company or the Association) of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security;
(ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person or any relative of such spouse who has the same home as such person or who is a director or officer of the Holding Company or the Association or any subsidiary of the Holding Company or the Association.


         The Boards of Directors of the Holding Company and the Association, in their sole discretion, may increase the maximum purchase limitations referred to above up to 9.99% of the total shares sold in the Subscription and Community Offering, provided that the percentage by which each such order exceeds 5% of the shares being offered in the Subscription and Community Offering shall not exceed, in the aggregate, 10% of the shares being offered in the Subscription and Community Offering. Requests to purchase additional shares of Holding Company Common Stock under this provision will be allocated by the Boards of Directors on a pro rata basis giving priority in accordance with the priority rights set forth above. Depending on market and financial conditions, the Boards of Directors of the Holding Company and the Association, with the approval of the OTS and without further approval of the members, may increase any of the above purchase limitations or decrease the maximum purchase limitation to as low as 1% of the shares of Common Stock offered in the Conversion. In the event such purchase limitations are changed, timely notice will be sent. Factors which conceivably would lead to a change of purchase limitations include, but are not limited necessarily, to a change in the appraisal of Wyman Park, and changes to or reassessments of the stock market in general.

         To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares to be allocated, all numbers will be rounded down to the next whole number.

         Common Stock purchased in the Conversion will be freely transferable except for shares purchased by executive officers and directors of the Association or the Holding Company. See "- Restrictions on Transfer of Subscription Rights and Shares."

Marketing Arrangements

         Wyman Park and the Holding Company have retained Trident Securities, which is a broker-dealer registered with the Securities and Exchange Commission and a member of the NASD, to act as selling agent and to advise and consult with respect to the distribution of shares in the Subscription and Community Offering. Trident Securities has no obligation to purchase the Common Stock in the Conversion. Trident Securities will assist Wyman Park and the Holding Company in the Subscription and Community Offering with respect to, but not limited to, the following: (1) training and educating Wyman Park's employees regarding the mechanics and regulatory requirements of the Stock Conversion and offering process; (2) conducting informational meetings for subscribers and other potential purchasers; (3) keeping records of all stock subscriptions; (4) organizing and staffing the Stock Information Center; and (5) otherwise assisting in the sale of stock in the Subscription and Community Offering. For their services, Trident Securities will receive (i) a fee of 1.85% of the aggregate dollar amount of stock sold in the Subscription and Community
Offering, excluding purchases by directors, officers, employees and their immediate family members, and employee stock ownership and benefit plans to investors who reside in the State of Maryland; (ii) a fee of 1.40% of the aggregate dollar amount of stock sold in the Subscription and Community
Offering, excluding purchases by directors, officers, employees and their immediate family members, and employee stock ownership and benefit plans to
investors  who  reside   outside  the  State  of  Maryland;   (iii)   reasonable
out-of-pocket expenses not to exceed $12,000; and (iv) fees and expenses for Trident Securities' counsel (not to exceed $34,000). For purposes of calculating Trident Securities fee, it is assumed that the amount of stock sold in the Conversion will not exceed the midpoint of the appraisal value of the Holding Company.

         The Holding Company has agreed to indemnify Trident Securities against certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended, including indemnification for damages arising from material misstatements or material omissions based upon information supplied by the Holding Company or the Association.

         In addition, directors and executive officers of the Holding Company and the Association, may to a limited extent, participate in the solicitation of offers to purchase Common Stock. Other employees of the Association may participate in the Subscription and Community Offering in administrative capacities, providing clerical work in effecting a sales transaction or answering questions of a potential purchaser provided that the content of the employee's responses is limited to information contained in the Prospectus or other offering document. Other questions of prospective purchasers will be directed to registered representatives. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. Sales of Common Stock by directors, executive officers and registered representatives will be made from the Stock Information Center. The Holding Company will rely on Rule 3a4-1 under the

Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Holding Company or Association will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

Method of Payment for Subscriptions

         To purchase shares in the Subscription and Community Offering, an executed original Order Form, including the certification form (facsimile and photocopies will not be accepted) with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from the subscriber's deposit account at the Association (which may be given by completing the appropriate blanks in the order form), must be received by the Holding Company at an office of the Association by 12:00 noon, Lutherville, Maryland time on __________, 1997, the Subscription Expiration Date. Order Forms which are not received by such time or are executed defectively or altered or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted.

         Payment for subscriptions may be made (i) in cash if delivered in person at the office of the Association, (ii) by check, bank draft or money order or (iii) by authorization of withdrawal from deposit accounts maintained with the Association. Interest will be paid on payments made by cash, check, bank draft or money order, whether or not the Conversion is completed or terminated, at the regular passbook rate of ___% per annum from the date payment is received until the completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion. Under no circumstances will the Association accept wire transfers for payment of subscription orders.

         If a subscriber authorizes the Association to withdraw the amount of the purchase price from his certificate account, the Association will do so as of the effective date of Conversion. The Association will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the rate paid on the remaining balance of the certificate account will earn interest at the then-current passbook rate.

         If the ESOP subscribes for shares during the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Common Stock subscribed for at the Purchase Price upon consummation of the Conversion, provided that there is in force from the time of its subscription until such time a loan commitment to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

         Certificates representing shares of Common Stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of the Holding Company, or to such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

         To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 under the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus. The Holding Company will accept for processing only orders submitted on original order forms with the form of certification. Photocopies or facsimile copies of order forms or certifications will not be accepted. Payment by cash, check, money order, bank draft or debit authorization to an existing account at the Association must accompany the order form. No wire transfers will be accepted.

         In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members receive their stock purchase priorities, depositors as of the Eligibility Record Date (March 31, 1996), the Supplemental Eligibility Record Date (September 30, 1997) and/or the Voting Record Date (__________, 1997) must list all accounts on the stock order form giving all names on each account and the account number as of the applicable record date.

         In addition to the foregoing, if shares are offered through selected dealers in the Community Offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Holding Company for deposit in a segregated account at the Association on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers and thereafter seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall forward executed order forms and certifications to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send order forms and funds to the Holding Company for deposit in a segregated account at the Association. If such alternative procedure is employed, purchasers' funds are not required to be in their accounts with selected dealers until the debit date.

Restrictions on Transfer of Subscription Rights and Shares

         Prior to the completion of the Conversion, the OTS conversion regulations prohibit any person with Subscription Rights, including the Tax-Qualified Employee Plans, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of the Association, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the Subscription Rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be executed only by the person to whom they are granted and only for his account. Each person exercising Subscription Rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase Subscription Rights or shares of Common Stock prior to the completion of the Conversion.

         The Association and the Holding Company may pursue any and all legal and equitable remedies in the event they become aware of the transfer of Subscription Rights and will not honor orders known by them to involve the transfer of such rights.

         Except as to directors and executive officers of the Association and the Holding Company, the shares of Common Stock sold in the Conversion will be freely transferable. Shares purchased by directors, executive officers or their associates in the Conversion shall be subject to the restrictions that said shares shall not be sold during the period of one year following the date of purchase, except in the event of the death of the stockholder. Accordingly, stock certificates issued by the Holding Company to directors, executive officers and associates shall bear a legend giving appropriate notice of such restriction and, in addition, the Holding Company will give appropriate instructions to the transfer agent for the Holding Company's Common Stock with respect to the applicable restriction upon transfer of any restricted shares. Any shares issued at a later date as a stock dividend, stock split or otherwise, to holders of restricted stock, shall be subject to the same restrictions that may apply to such restricted stock. Holding Company Common Stock (like the stock of most companies) is subject to the requirements of the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, the Holding Company's Common Stock may be offered and sold only in compliance with registration requirements or pursuant to an applicable exemption from registration.

         Holding Company's Common Stock received in the Conversion by persons who are not "affiliates" of the Holding Company may be resold without registration. Shares received by affiliates of the Holding Company (primarily the directors, officers and principal stockholders of the Holding Company) will be subject to the resale restrictions of Rule 144 under the Securities Act. Rule 144 generally requires that there be publicly available certain information concerning the Holding Company, and that sales thereunder be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of Holding Company stock, or (ii) if the stock is admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities bank, the average weekly reported volume of trading during the four weeks preceding the sale.

Participation by the Board and Executive Officers


         The directors and executive officers of Wyman Park have indicated their intention to purchase in the Conversion an aggregate of $600,000 of Common Stock, equal to 9.2%, 7.8%, 6.8% or 5.9% of the number of shares to be issued in the Subscription and Community Offering, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. The following table sets forth information regarding Subscription Rights to Common Stock intended to be exercised by each of the directors of the Association, including members of their immediate family and their IRAs, and by all directors and executive officers as a group. The following table assumes that 879,750 shares is the maximum and 765,000 is the midpoint of the Estimated Valuation Range, of Common Stock are issued at the Purchase Price of $10.00 per share and that sufficient shares will be available to satisfy the subscriptions indicated. The table does not include shares to be purchased through the ESOP (8% of shares issued in the Conversion).




                                                                         Number of
                                                         Aggregate       Shares at      Percent of
                                                          Purchase         $10.00        Shares at
     Name                                Title             Price         per Share       Midpoint
     ----                                -----             -----         ---------       --------
Ernest A. Moretti............... President, Chief
                                 Executive Officer
                                 and Director            $100,000        10,000             1.30%
Allan B. Heaver................. Chairman of the Board     70,000         7,000              .92
H. Douglas Huether.............. Director                  75,000         7,500              .98
John K. White................... Director                  50,000         5,000              .65
John R. Beever.................. Director                  70,000         7,000              .92
Albert M. Copp.................. Director                  50,000         5,000              .65
Gilbert D. Marsiglia, Sr. ...... Director                  35,000         3,500              .46
Jay H. Salkin................... Director                 100,000        10,000             1.30
G. Scott Barhight............... Director                  50,000         5,000              .65
All directors and officers
  as a group (13 persons).......                         $600,000        60,000             7.84


Risk of Delayed Offering

         The completion of the sale of all unsubscribed shares in the Subscription and Community Offering will depend, in part, upon the Association's operating results and market conditions at the time of the Subscription and Community Offering. Under the Plan of Conversion, all shares offered in the Conversion must be sold within a period ending 24 months from the date of the Special Meeting. While the Association and the Holding Company anticipate completing the sale of shares offered in the Conversion within this period, if the Board of Directors of the Association and the Holding Company are of the opinion that economic conditions generally or the market for publicly traded thrift institution stocks make undesirable a sale of the Holding Company's Common Stock, then the Subscription and Community Offering may be delayed until such conditions improve.

         A material delay in the completion of the sale of all unsubscribed shares in the Subscription and Community Offering may result in a significant increase in the costs of completing the Conversion. Significant changes in the Association's operations and financial condition, the aggregate market value of the shares to be issued in the Conversion and general market conditions may occur during such material delay. In the event the Conversion is not consummated within 24 months after the date of the Special Meeting of Members, the Association would charge accrued Conversion costs to then current period operations.

Approval, Interpretation, Amendment and Termination

         All interpretations of the Plan of Conversion, as well as the completeness and validity of order forms and stock order and account withdrawal authorizations, will be made by the Association and the Holding Company and will be final, subject to the authority of the OTS and the requirements of applicable law. The Plan of Conversion provides that, if deemed necessary or desirable by the Boards of Directors of the Association and the Holding Company, the Plan of Conversion may be substantively amended (including an amendment to eliminate the formation of the Holding Company as part of the Conversion) by the Boards of Directors of the Association and the Holding Company, as a result of comments from regulatory authorities or otherwise, at any time with the concurrence of the OTS. In the event the Plan of Conversion is substantially amended, other than a change in the maximum purchase limits set forth herein, the Holding Company intends to notify subscribers of the change and to permit subscribers to modify or cancel their subscriptions. The Plan of Conversion will terminate if the sale of all shares is not completed within 24 months after the date of the Special Meeting of Members. The Plan of Conversion may be terminated by the Boards of Directors of the Holding Company and the Association with the concurrence of the OTS, at any time. A specific resolution approved by a two-thirds vote of the Boards of Directors of the Holding Company and the Association would be required to terminate the Plan of Conversion prior to the end of such 24-month period.

Restrictions on Repurchase of Stock

         For a period of three years following Conversion, the Holding Company may not repurchase any shares of its capital stock, except in the case of an offer to repurchase on a pro rata basis made to all holders of capital stock of the Holding Company. Any such offer shall be subject to the prior approval of the OTS. Furthermore, the Holding Company may not repurchase any of its stock
(i) if the result thereof would be to reduce the regulatory capital of the Association below the amount required for the liquidation account to be established pursuant to OTS regulations and (ii) except in compliance with the requirements of the OTS' capital distribution rule.

         The above limitations are subject to the OTS conversion rules which generally provide that the Holding Company may repurchase its capital stock provided (i) no repurchases occur within one year following the Conversion (subject to certain exceptions), (ii) repurchases during the second and third year after conversion are part of an open market stock repurchase program that does not allow for a repurchase of more than 5% of the Holding Company's outstanding capital stock during a 12-month period, (iii) the repurchases do not cause the Association to become undercapitalized, and (iv) the Holding Company provides notice to the OTS at lease 10 days prior to the commencement of a repurchase program and the OTS does not object to such regulations. In addition, the above limitations do not preclude repurchases of capital stock by the Holding Company in the event applicable federal regulatory limitations are subsequently liberalized.

Income Tax Consequences

         Consummation of the Conversion is expressly conditioned upon prior receipt by the Association of either a ruling from the IRS or an opinion of Silver, Freedman & Taff, L.L.P. with respect to federal taxation, and an opinion of Wooden & Benson, Chartered with respect to Maryland taxation, to the effect that consummation of the Conversion will not be taxable to the converted Association or the Holding Company. The full text of the Silver, Freedman & Taff, L.L.P. opinion, the Ferguson Letter and the Wooden & Benson, Chartered opinion, which opinions are summarized herein, were filed with the SEC as exhibits to the Holding Company's Registration Statement on Form SB-2. See "Additional Information."

         An opinion which is summarized below has been received from Silver, Freedman & Taff, L.L.P. with respect to the proposed Conversion of the
Association to the stock form. The Silver, Freedman & Taff, L.L.P. opinion states that (i) the Conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and no gain or loss will be recognized to the Association in either its mutual form or its stock form by reason of the proposed Conversion, (ii) no gain or loss will be recognized to the Association in its stock form upon the receipt of money and other property, if any, from the Holding Company for the stock of the Association; and no gain or loss will be recognized to the Holding Company upon the receipt of money for Common Stock of the Holding Company; (iii) the assets of the Association in either its mutual or its stock form will have the same basis before and after the Conversion; (iv) the holding period of the assets of the Association in its stock form will include the period during which the assets were held by the Association in its mutual form prior to Conversion; (v) gain, if any, will be realized by the depositors of the Association upon the constructive issuance to them of withdrawable deposit accounts of the Association in its stock form, nontransferable subscription rights to purchase Holding Company Common Stock and/or interests in the Liquidation Account (any such gain will be recognized by such depositors, but only in an amount not in excess of the fair market value of the subscription rights and Liquidation Account interests received); (vi) the basis of the account holder's savings accounts in the Association after the Conversion will be the same as the basis of his or her savings accounts in the Association prior to the Conversion; (vii) the basis of each account holder's interest in the Liquidation Account is assumed to be zero; (viii) based on the Ferguson Letter, as hereinafter defined, the basis of the subscription rights will be zero; (ix) the basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof; (x) a stockholder's holding period for Holding Company Common Stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised and the holding period for the Conversion Stock purchased in the Subscription and Community Offering will commence on the date following the date on which such stock is purchased; (xi) the Association in its stock form will succeed to and take into account the earnings and profits or deficit in earnings and profits, of the Association, in its mutual form, as of the date of Conversion; (xii) the Association, immediately after Conversion, will succeed to and take into account the bad debt reserve accounts of the Association, in mutual form, and the bad debt reserves will have the same character in the hands of the Association after Conversion as if no Conversion had occurred; and (xiii) the creation of the Liquidation Account will have no effect on the Association's taxable income, deductions or addition to reserve for bad debts either in its mutual or stock form.

         The opinion from Silver, Freedman & Taff, L.L.P. is based, among other things, on certain assumptions, including the assumptions that the exercise price of the Subscription Rights to purchase Holding Company Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Conversion. With respect to the Subscription Rights, the Association will receive a letter from Ferguson (the "Ferguson Letter") which, based on certain assumptions, will conclude that the Subscription Rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the Subscription Rights are exercised, whether or not a Public Offering takes place.

         The Association has also received an opinion of Silver, Freedman & Taff, L.L.P. to the effect that, based in part on the Ferguson Letter: (i) no taxable income will be realized by depositors as a result of the exercise of non-transferable Subscription Rights to purchase shares of Holding Company Common Stock at fair market value; (ii) no taxable income will be recognized by borrowers, directors, officers and employees of the Association on the receipt or exercise of Subscription Rights to purchase shares of Holding Company Common Stock at fair market value; and (iii) no taxable income will be realized by the Association or Holding Company on the issuance of Subscription Rights to eligible subscribers to purchase shares of Holding Company Common Stock at fair market value.

         Notwithstanding the Ferguson Letter, if the Subscription Rights are subsequently found to have a fair market value and are deemed a distribution of property, it is Silver, Freedman & Taff, L.L.P.'s opinion that gain or income will be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and the Association and/or the Holding Company may be taxable on the distribution of the Subscription Rights. In any event, all recipients are encouraged to consult with their own tax advisors as to the tax consequences which may result.

         With respect to Maryland taxation, the Association has received an opinion from Wooden & Benson, Chartered to the effect that the Maryland tax consequences to the Association, in its mutual or stock form, the Holding Company, eligible account holders, parties receiving subscription rights, parties purchasing conversion stock, and other parties participating in the Conversion will be the same as the federal income tax consequences described above.

         Unlike a private letter ruling, the opinions of Silver, Freedman & Taff, L.L.P. and Wooden & Benson, Chartered, as well as the Ferguson Letter, have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Maryland State tax authorities.

                    RESTRICTIONS ON ACQUISITIONS OF STOCK AND
                      RELATED TAKEOVER DEFENSIVE PROVISIONS


         Although the Boards of Directors of the Association and the Holding Company are not aware of any effort that might be made to obtain control of the Holding Company after Conversion, the Board of Directors, as discussed below, believes that it is appropriate to include certain provisions as part of the Holding Company's certificate of incorporation to protect the interests of the Holding Company and its stockholders from takeovers which the Board of Directors of the Holding Company might conclude are not in the best interests of the Association, the Holding Company or the Holding Company's stockholders.

         The following discussion is a general summary of material provisions of the Holding Company's certificate of incorporation and bylaws and certain other regulatory provisions which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Holding Company's certificate of incorporation and bylaws and the Association's proposed federal stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of the Association's Conversion Application filed with the OTS and the Holding Company's Registration Statement filed with the SEC. See "Additional Information."

Provisions of the Holding Company's Certificate of Incorporation and Bylaws

         Directors. Certain provisions of the Holding Company's certificate of incorporation and bylaws will impede changes in majority control of the Board of Directors. The Holding Company's certificate of incorporation provides that the Board of Directors of the Holding Company will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, assuming a Board of nine directors, it would take two annual elections to replace a majority of the Holding Company's Board. The Holding Company's bylaws provide that the size of the Board of Directors may be in creased or decreased only by a majority vote of the whole Board or by a vote of 80% of the shares eligible to be voted at a duly constituted meeting of stockholders called for such purpose. The bylaws also provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The certificate of incorporation provides that a director may only be removed for cause by the affirmative vote of 80% of the shares eligible to vote.

         Restrictions   on  Call  of  Special   Meetings.   The  certificate  of
incorporation of the Holding Company provides that a special meeting of stockholders may be called only pursuant to a resolution of the Board of Directors and for only such business as directed by the Board. Stockholders are not authorized to call a special meeting.

         Absence of Cumulative Voting. The Holding Company's certificate of incorporation does not provide for cumulative voting rights in the election of directors.

         Authorization of Preferred Stock. The certificate of incorporation of the Holding Company authorizes 500,000 shares of serial preferred stock, $.01 par value. The Holding Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights (which could be multiple or as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of the Holding Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the Board deems to be in the best interests of the Holding Company and its stockholders.

         Limitation on Voting Rights. The certificate of incorporation of the Holding Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit"), be entitled or permitted to have any vote in respect of the shares held in excess of the Limit. This limitation would not inhibit any person from soliciting (or voting) proxies from other beneficial owners for more than 10% of the Common Stock or from voting such proxies. Beneficial ownership is to be determined pursuant to Rule 13d-3 of the General Rules and Regulations of the Exchange Act, and in any event includes shares beneficially owned by any affiliate of such person, shares which such person or his affiliates (as defined in the certificate of incorporation) have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power. Directors and officers of the Holding Company by reason of their acting in such capacity, shall not be deemed to beneficially own any shares owned by any other director or officer. This provision will be enforced by the Board of Directors to limit the voting rights of persons beneficially owning more than 10% of the stock and thus could be utilized in a proxy contest or other solicitation to defeat a proposal that is desired by a majority of the stockholders.

         Procedures for Certain  Business  Combinations.  The Holding  Company's
certificate of incorporation requires that certain business combinations (including transactions initiated by management) between the Holding Company (or any majority-owned subsidiary thereof) and a 10% or more stockholder either (i) be approved by at least 80% of the total number of outstanding voting shares, voting as a single class, of the Holding Company, (ii) be approved by two-thirds of the continuing Board of Directors (i.e., persons serving prior to the 10% stockholder becoming such) or (iii) involve consideration per share generally equal to that paid by such 10% stockholder when it acquired its block of stock.

         It should be noted that since the Board and executive officers intend to purchase approximately $600,000 of the shares offered in the Conversion and may control the voting of additional shares through the ESOP, the Board and management may be able to block the approval of combinations requiring an 80% vote even where a majority of the stockholders vote to approve such combinations.

         Amendment to Certificate of Incorporation and Bylaws. Amendments to the Holding Company's certificate of incorporation must be approved by the Holding Company's Board of Directors and also by a majority of the outstanding shares of the Holding Company's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions re lating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the certificate of incorporation).

         The bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

         Purpose and Takeover Defensive Effects of the Holding Company's Certificate of Incorporation and Bylaws. The Board of Directors of the Association believes that the provisions described above are prudent and will reduce the Holding Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Association in the orderly deployment of the Conversion proceeds into productive assets during the initial period after the Conversion. The Board of Directors believes these provisions are in the best interest of the Association and of the Holding Company and its stockholders. In the judgment of the Board of Directors, the Holding Com pany's Board will be in the best position to determine the true value of the Holding Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Holding Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Holding Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Holding Company and which is in the best interests of all stockholders.

         Attempts to take over financial institutions and their holding companies have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Holding Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Holding Company's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liqui dating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Holding Company's remaining stockholders of the benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners becomes less than the 300 required for Exchange Act registration.

         Despite the belief of the Association and the Holding Company as to the benefits to stockholders of these provisions of the Holding Company's certificate of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Holding Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Holding Company's Board of Directors and of management more difficult. The Board will enforce the voting limitation provisions of the charter in proxy solicitations and accordingly could utilize these provisions to defeat proposals that are favored by a majority of the stockholders. The Boards of Directors of the Association and the Holding Company, however, have concluded that the potential benefits outweigh the possible disadvantages.

         Pursuant to applicable law, at any annual or special meeting of its stockholders after the Conversion, the Holding Company may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted to a Delaware corporation. The Holding Company and the Association do not presently intend to propose the adoption of further restrictions on the acquisition of the Holding Company's equity securi ties.

Other Restrictions on Acquisitions of Stock

         Delaware Anti-Takeover Statute. The State of Delaware has enacted legislation which provides that subject to certain exceptions a publicly held Delaware corporation may not engage in any business combination with an "interested stockholder" for three years after such stockholder became an interested stockholder, unless, among other things, the interested stockholder acquired at least 85% of the corporation's voting stock in the transaction that resulted in the stockholder becoming an interested stockholder. This legislation generally defines "interested stockholder" as any person or entity that owns 15% or more of the corporation's voting stock. The term "business combination" is defined broadly to cover a wide range of corporate transactions, including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits. Under certain circumstances, either the board of directors or both the board and two-thirds of the stockholders other than the acquiror may approve a given business combination and thereby exempt the corporation from the operation of the statute.

         However,   these   statutory   provisions  do  not  apply  to  Delaware
corporations with fewer than 2,000 stockholders or which do not have voting stock listed on a national exchange or listed for quotation with a registered national securities association. The Holding Company's common stock has not been approved for listing on a national exchange or for quotation with a registered national securities association.

         Federal Regulation. A federal regulation prohibits any person prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, this regulation prohibits any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% may not be counted as shares entitled to vote and may not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders. Like the charter provisions outlined above, these federal regulations can make a change in control more difficult, even if desired by the holders of the majority of the shares of the stock. The Board of Directors reserves the right to ask the OTS or other federal regulators to enforce these restrictions against persons seeking to obtain control of the Company, whether in a proxy solicitation or otherwise. The policy of the Board is that these legal restrictions must be observed in every case, including instances in which an acquisition of control of the Company is favored by a majority of the stockholders.

         Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. In addition, federal regulations require that, prior to obtaining control of a savings association, a person, other than a company, must give 60 days' prior notice to the OTS and have received no OTS objection to such acquisition of control. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Under federal law (as well as the regulations referred to below) the term "savings association" includes state and federally chartered SAIF-insured institutions and federally chartered savings banks whose accounts are insured by the SAIF and holding companies thereof.

         Control, as defined under federal law, in general means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of a savings association's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association's voting stock, if the acquiror also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.


                          DESCRIPTION OF CAPITAL STOCK

Holding Company Capital Stock


         The 2.5 million shares of capital stock authorized by the Holding Company certificate of incorporation are divided into two classes, consisting of
2.0 million shares of Common Stock (par value $.01 per share) and 500,000 shares of serial preferred stock (par value $.01 per share). The Holding Company currently expects to issue between 650,250 and 879,750 shares of Common Stock in the Conversion and no shares of serial preferred stock. The aggregate par value of the issued shares will constitute the capital account of the Holding Company on a consolidated basis. Upon payment of the Purchase Price, all shares issued in the Conversion will be duly authorized, fully paid and nonassessable. The balance of the Purchase Price of Common Stock, less expenses of Conversion, will be reflected as paid-in capital on a consolidated basis. See "Capitalization."


         Each share of the Common Stock will have the same relative rights and will be identical in all respects with each other share of the Common Stock. The Common Stock of the Holding Company will represent non-withdrawable capital, will not be of an insurable type and will not be insured by the FDIC.

         Under Delaware law, the holders of the Common Stock will possess exclusive voting power in the Holding Company. Each stockholder will be entitled to one vote for each share held on all matters voted upon by stockholders, subject to the limitation discussed under "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions - Provisions of the Holding Company's Certificate of Incorporation and Bylaws Limitation on Voting Rights." If the Holding Company issues preferred stock subsequent to the Conversion, holders of the preferred stock may also possess voting powers.

         Liquidation or Dissolution. In the event of any liquidation, dissolution or winding up of the Association, the Holding Company, as the sole holder of the Association's capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Association (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible and Supplemental Eligible Account Holders, all assets of the Association available for distribution. In the event of liquidation, dissolution or winding up of the Holding Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Holding Company available for distribution. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Association." If preferred stock is issued subsequent to the Conversion, the holders thereof may have a priority over the holders of Common Stock in the event of liquidation or dissolution.

         No Preemptive Rights. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock will not be subject to call for redemption, and, upon receipt by the Holding Company of the full Purchase Price therefor, each share of the Common Stock will be fully paid and nonassessable.

         Preferred Stock. After Conversion, the Board of Directors of the Holding Company will be authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

         Except as discussed above, the Holding Company has no present plans for the issuance of the additional authorized shares of Common Stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of Common Stock will be available for general corporate purposes, including but not limited to possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future underwritten or other public offering, or under a stock based employee plan. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in a future underwritten public offering or private placement or for other general corporate purposes. Except as described above or as otherwise required to approve the transaction in which the additional authorized shares of common stock or authorized shares of preferred stock would be issued, no stockholder approval will be required for the issuance of these shares. Accordingly, the Board of Directors of the Holding Company, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.

         Restrictions on Acquisitions. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions" for a description of certain provisions of the Holding Company's certificate of incorporation and bylaws which may affect the ability of the Holding Company's stockholders to participate in certain transactions relating to acquisitions of control of the Holding Company.

         Dividends. The Holding Company's Board of Directors may consider a policy of paying cash dividends on the Common Stock in the future. No decision has been made, however, as to the amount or timing of such dividends, if any. The declaration and payment of dividends are subject to, among other things, the Holding Company's then current and projected consolidated operating results, financial condition, regulatory restrictions, future growth plans and other factors the Board deems relevant. Therefore, no assurance can be given that any dividends will be declared.

         The ability of the Holding Company to pay cash dividends to its stockholders will be dependent, in part, upon the ability of the Association to pay dividends to the Holding Company. OTS regulations do not permit the Association to declare or pay a cash dividend on its stock or repurchase shares of its stock if the effect thereof would be to cause its regulatory capital to be reduced below the amount required for the liquidation account or to meet applicable regulatory capital requirements.

         Delaware law generally limits dividends of the Holding Company to an amount equal to the excess of its net assets over its paid-in capital or, if there is no such excess, to its net earnings for the current and immediately preceding fiscal year. In addition, as the Holding Company does not anticipate, for the immediate future, engaging in activities other than (i) investing in cash, short-term securities and investment and mortgage-backed securities similar to those invested in by the Association and (ii) holding the stock of Wyman Park, the Holding Company's ability to pay dividends will be limited, in part, by the Association's ability to pay dividends, as set forth above.

         Earnings appropriated to the Association's "Excess" bad debt reserves and deducted for federal income tax purposes cannot be used by the Association to pay cash dividends to the Holding Company without adverse tax consequences. See "Regulation - Federal and State Taxation."


                                  LEGAL MATTERS



         The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for Wyman Park by the firm of Silver, Freedman & Taff, L.L.P. (a limited liability partnership including professional corporations), 1100 New York Avenue, N.W., Washington, DC 20005. Silver, Freedman & Taff, L.L.P. has consented to the references herein to its opinions. The Maryland tax consequences of the Conversion will be passed upon by Wooden & Benson, Chartered. Wooden & Benson, Chartered has consented to references herein to its opinion. Trident Securities, Inc. has been represented in the Conversion by Luse Lehman Gorman Pomerenk & Schick P.C., Washington, DC 20005.



                                     EXPERTS


         The financial statements of Wyman Park as of June 30, 1997 and 1996 and for each of the two years in the period ended June 30, 1997, appearing in this Prospectus and Registration Statement have been audited by Wooden & Benson, Chartered, independent auditors, as set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

         Ferguson has consented to the inclusion herein of the summary of its appraisal report to the Association setting forth its opinion as to the estimated pro forma market value of the Holding Company and the Association as converted and to the reference to its opinion that Subscription Rights do not have any economic value.


                             ADDITIONAL INFORMATION



         The Holding Company has filed with the SEC a registration statement under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, DC 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a website. The address of the SEC's website is "http://www.sec.gov." The statements contained herein as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof of the material aspects of such contract or other document; each such statement is qualified by reference to such contract or document.


         The Association has filed an Application for Conversion with the OTS with respect to the Conversion. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Southeast Regional Office of the OTS, 1475 Peachtree Street, N.E., Atlanta, GA 30309, without charge.

         In connection with the Conversion, the Holding Company will register the Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Holding Company and the holders of its Common Stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Holding Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion.

         A copy of the Certificate of Incorporation and Bylaws of the Holding Company are available without charge from the Association.

                        WYMAN PARK BANCORPORATION, INC.
                              Lutherville, Maryland

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                            Page

Independent Auditors' Report............................................... F-2

Consolidated Financial Statements:

Consolidated Statements of Financial Condition at June 30,
 1997 and 1996............................................................. F-3

Consolidated Statements of Operations for the Years Ended
 June 30, 1997 and 1996....................................................  31

Consolidated Statements of Equity for the
Years Ended June 30, 1997 and 1996......................................... F-4

Consolidated Statements of Cash Flows for the
 Years Ended June 30, 1997 and 1996........................................ F-5

Notes to Consolidated Financial Statements................................. F-6



                                    # # # # #


           All schedules are omitted because the required information is not applicable or is included in the
              Consolidated Financial Statements and related notes.

              Financial Statements of the Holding Company have not
              been provided because Wyman Park Bancorporation, Inc.
                  has not conducted any operations to date and
                            has not been capitalized.

                          Independent Auditors' Report


The Board of Directors
Wyman Park Federal Savings and Loan
  Association and Subsidiary
Lutherville, Maryland


     We have audited the accompanying consolidated statements of financial condition of Wyman Park Federal Savings and Loan Association and Subsidiary as of June 30, 1997 and 1996 and the related consolidated statements of operations, equity and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wyman Park Federal Savings and Loan Association and Subsidiary as of June 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


/s/Wooden & Benson

July 18, 1997
Baltimore, Maryland

                 WYMAN PARK FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY
                              Lutherville, Maryland

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             JUNE 30, 1997 AND 1996


                                                                          1997           1996
                                                                      -----------    -----------
                               Assets

Cash and noninterest bearing deposits                                 $   461,268    $    40,139
Interest-bearing deposits in other banks                                1,092,682      3,482,926
Federal funds sold                                                        823,142      2,278,181
                                                                      -----------    -----------
Total cash and cash equivalents (Notes 1 and 12)                        2,377,092      5,801,246
Loans receivable, net (Notes 1, 4 and 12)                              55,188,566     53,243,580
Mortgage-backed securities held-to-maturity at amortized cost, fair
   value of $360,666 (1997) and $428,502 (1996) (Notes 1, 3 and 12)       356,187        424,009
Investment securities available-for-sale at fair value, amortized
   cost of $3,000,000 (1997 and 1996) (Notes 1, 3 and 12)               2,992,500      2,964,375
Federal Home Loan Bank of Atlanta stock, at cost (Notes 2 and 12)         509,900        509,900
Accrued interest receivable (Note 5)                                      337,394        349,477
Ground rents owned, at cost (Note 12)                                     129,108        130,129
Property and equipment, net (Notes 1 and 6)                               203,319        259,045
Prepaid expenses and other assets                                          88,764        100,715
Federal and state income taxes receivable                                      --         83,632
Deferred tax asset (Notes 1 and 8)                                         58,506             --
                                                                      -----------    -----------
Total assets                                                          $62,241,336    $63,866,108
                                                                      ===========    ===========
                       Liabilities and Equity
Liabilities
-----------
    Demand deposits                                                   $ 5,892,975    $ 5,710,113
    Money market and NOW accounts                                       9,960,827      9,793,334
    Time deposits                                                      40,241,530     42,367,177
                                                                      -----------    -----------
Total deposits (Notes 7 and 12)                                        56,095,332     57,870,624
    Advance payments by borrowers for taxes, insurance
        and ground rents (Note 12)                                      1,240,877      1,206,553
    Accrued interest payable on savings deposits                           18,994         20,874
    Accrued expenses and other liabilities                                120,151        142,963
    Federal and State income taxes payable                                 16,163             --
    Deferred income taxes (Notes 1 and 8)                                      --         26,310
                                                                      -----------    -----------
Total liabilities                                                      57,491,517     59,267,324
Commitments and contingencies (Notes 4, 8 and 12)                              --             --
Equity
------
  Retained earnings, substantially restricted (Notes 8 and 11)          4,754,419      4,620,614
  Unrealized losses on available for sale securities,
   net of income tax effect (Notes 1 and 3)                                (4,600)       (21,830)
                                                                      -----------    -----------
Total equity                                                            4,749,819      4,598,784
                                                                      -----------    -----------
Total liabilities and equity                                          $62,241,336    $63,866,108
                                                                      ===========    ===========


The accompanying notes to financial statements are an integral part of these statements.

                 WYMAN PARK FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY
                              Lutherville, Maryland

                        CONSOLIDATED STATEMENTS OF EQUITY
                   FOR THE YEARS ENDED JUNE 30, 1997 AND 1996



                                                  Unrealized Losses
                                      Retained    on Available For
                                       Income      Sale Securities      Total
                                      --------    -----------------   ----------
Balance at June 30, 1995             $4,326,497       $(49,005)       $4,277,492

Net income                              294,117             --           294,117

Adjustment to unrealized holding
gains (losses) - debt and equity
securities                                   --         27,175            27,175
                                     ----------       --------        ----------

Balance at June 30, 1996              4,620,614        (21,830)        4,598,784

Net income                              133,805             --           133,805

Adjustment to unrealized holding
gains (losses) - debt and equity
securities                                   --         17,230            17,230
                                     ----------       --------        ----------

Balance at June 30, 1997             $4,754,419       $ (4,600)       $4,749,819
                                     ==========       ========        ==========

The accompanying notes to financial statements are an integral part of these statements.

                 WYMAN PARK FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY
                              Lutherville, Maryland

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 1997 AND 1996


                                                                         1997           1996
                                                                     -----------    -----------
Cash flows from operating activities
------------------------------------
  Net income                                                         $   133,805    $   294,117
  Adjustments to reconcile net income to net
     cash provided by operating activities
     Depreciation and amortization                                        59,693         60,823
     Deferred income tax provision (benefit)                             (95,712)        74,272
     Provision for loan losses                                           145,000         25,000
     Amortization of loan fees, premiums and discounts, net              (88,311)       (92,855)
     Loss on disposal of property and equipment                            5,730             --
     Gain on sales of loans receivable                                    (5,816)       (19,888)
     Decrease in accrued interest receivable                              12,083         18,819
     (Increase) decrease in prepaid expenses and other assets             10,140        (24,324)
     Increase (decrease) in accrued expenses and other liabilities       (22,812)        10,857
     Decrease in federal and state income taxes receivable                83,632         24,426
     Increase in federal and state income taxes payable                   16,163             --
     Decrease in accrued interest payable on savings deposits             (1,880)          (799)
     Other                                                                    --          1,457
                                                                     -----------    -----------
Net cash provided by operating activities                                251,715        371,905
                                                                     -----------    -----------
Cash flows from investing activities
------------------------------------
  Purchases of investment securities available for sale               (1,000,000)    (1,000,000)
  Sales and maturities of investment securities available for sale     1,000,000      4,000,000
  Net (increase) decrease in loans receivable                         (1,502,401)       556,299
  Purchase of loans receivable                                        (1,788,457)      (300,000)
  Sales of loans receivable                                            1,295,000        989,500
  Mortgage-backed securities principal repayments                         67,822         96,004
  Purchases of property and equipment                                     (9,697)        (9,032)
  Sale of ground rents owned                                               1,021            822
                                                                     -----------    -----------
Net cash provided by (used in ) investing activities                  (1,936,712)     4,333,593
                                                                     -----------    -----------
Cash flows from financing activities
------------------------------------
  Net decrease in savings deposits                                    (1,773,481)      (603,855)
  Increase (decrease) in advance payments by borrowers for
    taxes, insurance and ground rents                                     34,324       (145,970)
                                                                     -----------    -----------
Net cash used in financing activities                                 (1,739,157)      (749,825)
                                                                     -----------    -----------

Net increase (decrease) in cash and cash equivalents                  (3,424,154)     3,955,673
Cash and cash equivalents at beginning of year                         5,801,246      1,845,573
                                                                     -----------    -----------
Cash and cash equivalents at end of year                             $ 2,377,092    $ 5,801,246
                                                                     ===========    ===========
Supplemental information
------------------------
  Interest paid on savings deposits and borrowed funds               $ 2,751,421    $ 3,074,082
                                                                     ===========    ===========

  Income taxes paid                                                  $    82,805    $    62,421
                                                                     ===========    ===========


The accompanying notes to financial statements are an integral part of these statements.

                 WYMAN PARK FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY
                              Lutherville, Maryland


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 1 -- Summary of Significant Accounting Policies
          ------------------------------------------

          Principals of Consolidation
          ---------------------------
               The accompanying consolidated financial statements for the year ended June 30, 1997 include the Association and its wholly-owned subsidiary, W.P. Financial Corp. All significant intercompany transactions have been eliminated. Prior to the year ended June 30, 1997, W.P. Financial Corp. was inactive.

          Nature of Operations
          --------------------
               The Association operates as a thrift institution taking deposits from the general public and using those funds to promote home ownership by making real estate loans in its service area. The Association also engages in other forms of lending and investments. As such, the Association is subject to the inherent risk that borrowers will default and properties or other collateral will not be sufficient to recover the loan balance. The Association's sound lending policies have mitigated this risk and losses from loans have been minimal. The Association is also subject to the risk that severe changes in prevailing interest rates could cause impairment of its earnings capability and the fair value of its net assets. However, management's operating strategies combined with a relatively stable interest rate environment since the mid-1980's, has resulted in the Association being profitable and increasing its capital position.

          Basis of Presentation
          ---------------------
               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of investments in real estate. In connection with these determinations, management obtains independent appraisals for significant properties and prepares net realizable value analyses as appropriate.

               Management  believes that the  allowances for losses on loans and investments in real estate are adequate. While management uses available information to recognize losses on loans and investments in real estate, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for losses on

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 1 --  Summary of Significant Accounting Policies -- Continued
           ------------------------------------------

          Basis of Presentation - Continued
          ---------------------
          loans and investments in real estate. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

          Investment Securities and Mortgage-Backed Securities
          ----------------------------------------------------
               The Association's debt and equity securities are classified into two categories. Debt securities that the Association has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Debt securities not classified as held-to-maturity and equity securities with readily determinable fair values are considered available-for-sale and are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of retained earnings (net of tax effects). The Association does not invest in securities for trading purposes. Fair value is determined based on bid prices published in financial newspapers or bid quotations received from securities dealers.


               Premiums and discounts on investment and mortgage-backed securities are amortized over the term of the security using the interest method. Gain or loss on sale of investments available-for-sale is reflected in income at the time of sale using the specific identification method.


          Property and Equipment
          ----------------------
               Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are accumulated using the straight-line method over the estimated useful lives of the assets. Additions and improvements are capitalized, and charges for repairs and maintenance are expensed when incurred. The related cost and accumulated depreciation or amortization are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

          Income Taxes
          ------------
               Deferred income taxes result primarily because of temporary differences resulting from recognizing loan origination fees and costs in different periods for financial reporting purposes and income tax purposes prior to January 1, 1994, depreciation methods, loan loss recognition, Federal Home Loan Bank (FHLB) stock dividends, and a deferred compensation agreement. The Association changed its method of accounting for loan origination fees and costs for tax purposes for all transactions occurring on or after July 1, 1994 to conform with the method utilized for financial reporting purposes.

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 1 -- Summary of Significant Accounting Policies -- Continued
          ------------------------------------------

          Loan Fees
          ---------
               Origination and commitment fees and direct origination costs are deferred and amortized to income over the contractual lives of the related loans using the interest method. Under certain circumstances, commitment fees are recognized over the commitment period or upon expiration of the commitment. Unamortized loan fees are recognized in income when the related loans are sold or prepaid.

               Origination and commitment fees and direct origination costs on loans originated for sale are deferred and recognized as a component of gain or loss at the time of sale.

          Provision for Loan Losses
          -------------------------
               The provision for loan losses is determined based on management's review of the loan portfolio and analyses of the borrowers' ability to repay, past collection experience, risk characteristics of individual loans or groups of similar loans and underlying collateral, current and prospective economic conditions and status of nonperforming loans. Loans or portions thereof are charged-off when considered, in the opinion of management, uncollectible.

               Interest on potential problem loans is not accrued when, in the opinion of management, the full collection of principal or interest is in doubt. Any interest ultimately collected on such loans is recorded in income in the period of recovery.

               In October, 1994, the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 114 "Accounting by Creditors for Impairment of a Loan" was amended by Statement No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (collectively referred to as SFAS No.
          114). SFAS No. 114 is effective for fiscal years beginning after December 15, 1994. The Statement addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller balance homogenous loans that are collectively evaluated for impairment, including residential mortgage loans and consumer installment loans. It also applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. However, if a loan was restructured in a troubled debt restructuring involving a modification of terms before the effective date of this Statement and it is not impaired based on the terms specified by the restructuring agreement, a creditor may continue to account for the loan in accordance with the provisions of Statement No. 15, "Accounting for Troubled Debt Restructurings" prior to its amendment by this Statement.

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 1 --  Summary of Significant Accounting Policies -- Continued
           ------------------------------------------

          Provision for Loan Losses -- Continued
          -------------------------
               SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rates, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Association adopted the provisions of SFAS No. 114 on July 1, 1995. Adoption of the Statement had no impact on the Association's financial condition or results of its operations as of and for the year ended June 30, 1996.

          Foreclosed Real Estate
          ----------------------
               Real estate acquired through foreclosure is initially recorded at the lower of cost or estimated fair value, less estimated selling costs. Management periodically evaluates the carrying value of real estate owned and establishes a valuation allowance for declines in fair value, less estimated selling costs, below the initially recorded value. Costs relating to holding such real estate are charged against income in the current period, while costs relating to improving such real estate are capitalized until a saleable condition is reached.

          Statements of Cash Flows
          ------------------------
               For purposes of the statements of cash flows, the Association considers all highly liquid investments with maturities at date of purchase of three months or less to be cash equivalents. Cash equivalents consist of interest-bearing deposits and federal funds sold.

Note 2 -- Insurance of Savings Accounts and Related Matters
          -------------------------------------------------

               The Federal Deposit Insurance Corporation, through the Savings Association Insurance Fund, insures deposits of account holders up to $100,000. The Association pays an annual premium to provide for this insurance. The Association is a member of the Federal Home Loan Bank System and is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta equal to at least 1% of the unpaid principal balances of its residential mortgage loans, .3% of its total assets or 5% of its outstanding advances from the bank, whichever is greater. Purchases and sales of stock are made directly with the bank at par value.

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 3 -- Investment Securities
          ---------------------

               Investment securities are summarized as follows:


                                               Gross        Gross
                                Amortized   Unrealized   Unrealized      Fair
                                   Cost        Gains       Losses       Value
                                ----------  ----------   ----------   ----------
Available-for-Sale Securities:
------------------------------
  June 30, 1997
    U.S. government and
      agency securities         $3,000,000      $  --      $ (7,500)  $2,992,500

  June 30, 1996
    U.S. government and
      agency securities          3,000,000         --       (35,625)   2,964,375

Held-to-Maturity Securities:
----------------------------
   Mortgage-backed securities are guaranteed by the Federal National Mortgage Association (FNMA) or the Federal Home Loan Mortgage Corporation (FHLMC) as follows:

  June 30, 1997
    FNMA                         $   2,328     $   81      $     --    $   2,409
    FHLMC                          353,859      4,398            --      358,257
                                 ---------     ------      --------    ---------
    Mortgage-backed securities   $ 356,187     $4,479      $     --    $ 360,666
                                 =========     ======      ========    =========

  June 30, 1996
    FNMA                         $   2,525     $   76      $     --    $   2,601
    FHLMC                          421,484      4,417            --      425,901
                                 ---------     ------      --------    ---------
    Mortgage-backed securities   $ 424,009     $4,493      $     --    $ 428,502
                                 =========     ======      ========    =========


               The scheduled maturities of securities held-to-maturity and securities (other than equity securities) available-for-sale at June 30, 1997, were as follows:

                                Held-to-Maturity          Available-for-Sale
                             ----------------------    -------------------------
                             Amortized    Estimated     Amortized      Estimated
                               Cost      Fair Value       Cost        Fair Value
                             ---------   ----------    ----------     ----------
Due in one year or less      $     --     $     --     $       --     $       --
Due from one to five years         --           --      3,000,000      2,992,500
Mortgage-backed securities    356,187      360,666             --             --
                             --------     --------     ----------     ----------
                             $356,187     $360,666     $3,000,000     $2,992,500
                             ========     ========     ==========     ==========

               There were no sales of investment securities during the years ended June 30, 1997 and 1996.

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 4 -- Loans Receivable
          ----------------

               Substantially all of the Association's loans receivable are mortgage loans secured by residential and commercial real estate properties located in the State of Maryland. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Association generally does not lend more than 90% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Association generally obtains personal guarantees of repayment from borrowers and/or others for construction, commercial and multi-family residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

               Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Association's primary lending area. Commercial and construction loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be susceptible to adverse conditions in the real estate market and the regional economy.

               Loans receivable are summarized as follows at June 30:


                                                       1997            1996
                                                   -----------     -----------
Loans secured by first mortgages on real estate:
  Residential - one-to-four-family                 $46,345,319     $45,669,570
  Residential-multi-family                             210,587         127,583
  FHA insured and VA guaranteed                         23,273          33,258
  Commercial                                         5,806,328       4,447,535
  Construction loans                                   150,000         270,000
                                                   -----------     -----------
Total first mortgage loans                          52,512,234      50,514,688
Home equity lines-of-credit                          3,183,895       3,189,104
Home improvement loans                                  16,358             124
Loans secured by savings deposits                      175,898         137,553
                                                   -----------     -----------
                                                    55,888,385      53,841,469
Less: Undisbursed portion of loans in process        (231,000)        (270,000)
  Unearned loan fees, net                            (198,819)        (202,889)
  Allowance for loan losses                          (270,000)        (125,000)
                                                   -----------     -----------
Loans receivable, net                              $55,188,566     $53,243,580
                                                   ===========     ===========
Average annual yield on loans receivable for the
  years ended June 30                                     7.88%           7.84%
                                                          ====            ====

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 4 -- Loans Receivable -- Continued
          ----------------

               The following is a summary of nonperforming loans and troubled debt restructuring as of June 30:

                                                      1997          1996
                                                    --------      --------
Nonaccrual loans                                    $176,349      $ 27,359
Troubled debt restructuring                               --            --
                                                    --------      --------
   Total nonperforming loans and troubled debt
      restructuring                                 $176,349      $ 27,359
                                                    ========      ========


               Loans are placed on nonaccrual status when they become 90 days or more delinquent. Interest income on such loans is recognized only to the extent that payments have been received. The accrual of interest income on these loans is resumed only after the borrowers have taken steps to bring the loans current and management has reason to believe the loans are no longer impaired. The contractual amount of interest that would have been recorded on the above nonaccrual loans at June 30, 1997 and 1996 was $4,472 and $3,480, respectively. Actual interest income recorded on such loans was $14,492 and $2,566 for the years ended June 30, 1997 and 1996, respectively. Nonaccrual loans at June 30, 1997 and 1996 and for the years then ended were all residential mortgage loans not included within the scope of SFAS No. 114. Accordingly, there were no allowances for loan losses established specifically for these loans.

               The Association, through its normal asset review process, classifies certain loans which management believes involve a degree of risk warranting additional attention. Not included above in nonperforming and restructured loans was $178,260 and $270,387 at June 30, 1997 and 1996, respectively, which had not yet become 90 days or more delinquent, but had been designated by management for additional collection and monitoring efforts.


               Changes in the allowance for losses on loans are summarized as follows for the years ended June 30:

                                                 1997          1996
                                               --------      --------
          Balance at beginning of year         $125,000      $100,000
          Provision for loan losses             145,000        25,000
          Charge-offs                                --            --
                                              ---------      --------
          Balance at end of year               $270,000      $125,000
                                               ========      ========

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note  4  --  Loans   Receivable  --  Continued
             ------------------

          Commitments to extend credit are agreements to lend to customers, provided that terms and conditions established in the related contracts are met. At June 30, 1997 the Association had commitments to originate first mortgage loans on real estate and home equity loans, exclusive of undisbursed loan funds, of $1,821,100, of which $1,772,300 carry a fixed rate, ranging between 7% and 8.5%, based on the market rate at the date of commitment and $48,800 carry a variable rate of interest.


               The Association also had commitments to loan funds under unused home-equity lines of credit aggregating approximately $5,464,623. Such commitments carry a floating rate of interest.


               Commitments for mortgage loans generally expire within six months and such loans and other commitments are generally funded from loan principal repayments, excess liquidity and savings deposits. Since certain of the commitments may expire without being drawn upon or may not be utilized, the total commitment amounts do not necessarily represent future cash requirements.

               Substantially all of the Association's outstanding commitments at June 30, 1997 are for loans which would be secured by real estate with appraised values in excess of the commitment amounts. The Association's exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.

               Loans serviced for others, which are not included in the Association's assets, were approximately $2,338,256 and $1,490,408 at June 30, 1997 and 1996, respectively. A fee is charged for such servicing based on the unpaid principal balances.

               In the normal course of business, loans are made to officers and directors of the Association and their related interests. These loans are consistent with sound banking practices, are within regulatory lending limitations and do not involve more than normal risk of collectibility. Transactions in these loans (omitting loans which aggregate less than $60,000 per officer or director) for the year ended June 30, 1997 are summarized as follows:


                    Balance at June 30, 1996          $391,775
                    New loans                           89,524
                    Repayments                         (57,583)
                                                      --------
                    Balance at June 30, 1997          $423,716
                                                      ========

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 5 -- Accrued Interest Receivable
          ---------------------------

               Accrued interest receivable is summarized as follows at June 30:

                                              1997           1996
                                            --------       --------
          Loans receivable                  $269,162       $272,329
          Mortgage-backed securities           4,360          5,045
          Investment securities               57,688         58,523
          Other                                6,184         13,580
                                            --------       --------
                                            $337,394       $349,477
                                            ========       ========

Note 6 -- Property and Equipment
          ----------------------
               Property and equipment are summarized as follows at June 30:

                                                                     Estimated
                                             1997        1996      Useful Lives
                                           --------    --------    ------------

     Buildings and improvements            $357,668    $357,668       23 years
     Furniture, fixtures and equipment      308,110     368,030     3-20 years
     Leasehold improvements                  75,220      73,441     5-10 years
                                           --------    --------
       Total at cost                        740,998     799,139
     Less accumulated depreciation and
       amortization                         537,679     540,094
                                           --------    --------
       Property and equipment, net         $203,319    $259,045
                                           ========    ========

               The provision for depreciation charged to operations for the years ended June 30, 1997 and 1996 amounted to $59,693 and $60,823, respectively. Depreciation is calculated on a straight line basis over the estimated useful life.

               The Association is obligated under long-term operating leases for its branch offices. These leases expire at various dates to 2002, subject to renewal options. The approximate future minimum rental payments under these leases at June 30, 1997 are as follows:

                        Due in Year
                       Ended June 30,
                       --------------
                            1998                 $ 37,896
                            1999                   37,896
                            2000                   37,896
                            2001                   37,896
                            2002                   28,390
                     Subsequent to 2002            21,600
                                                 --------
                           Total                 $201,574
                                                 ========

               Rent expense was $37,906 and $37,288 for the years ended June 30, 1997 and 1996, respectively.

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 7 -- Deposits
          --------

               Time deposits are summarized as follows at June 30:

                                                1997                1996
                                         ------------------  ------------------
                                           Amount       %      Amount       %
                                         -----------  -----  -----------  -----
Contractual maturity of certificate
  accounts from June 30:
-----------------------------------
    Under 12 months                      $20,255,689   50.3  $25,374,796   59.9
    12 to 24 months                        8,026,606   20.0    6,940,432   16.4
    24 to 36 months                        6,013,397   15.0    3,533,550    8.3
    36 to 48 months                        1,107,957    2.8    5,376,465   12.7
    48 to 60 months                        4,802,948   11.9    1,071,780    2.5
    Over 60 months                            34,933    0.0       70,154    0.2
                                         -----------  -----  -----------  -----
                                         $40,241,530  100.0  $42,367,177  100.0
                                         ===========  =====  ===========  =====
Average annual rate on savings deposits
  for the year ended June 30                           4.94%               5.31%
                                                       ====                ====

               Interest expense on savings deposits consists of the following for the years ended June 30:

                                         1997            1996
                                      ----------      ----------
          Certificates                $2,267,188      $2,570,023
          Passbook                       173,461         178,314
          NOW and money market           308,892         316,465
                                      ----------      ----------
                                      $2,749,541      $3,064,802

               As of June 30, 1997 and 1996, the Association had customer deposits in savings accounts of $100,000 or more of approximately $5,680,377 and $5,166,170, respectively.

Note 8 -- Income Taxes
          ------------

               The provision for income taxes consists of the following for the years ended June 30:

                                               1997           1996
                                             --------       --------
               Current:
                  Federal                    $149,745       $ 70,025
                  State                        32,855         16,822
                                             --------       --------
                                              182,600         86,847
                                             --------       --------
               Deferred:
                  Federal                     (78,364)        60,539
                  State                       (17,348)        13,733
                                             --------       --------
                                              (95,712)        74,272
                                             --------       --------
               Provision for income taxes    $ 86,888       $161,119
                                             ========       ========

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 8 -- Income Taxes -- Continued
          ------------

               The net deferred tax asset (liability) at June 30, 1997 and 1996 consists of total deferred tax assets of $175,506 and $143,808, respectively, and deferred tax liabilities of $117,000 and $170,118, respectively. The tax effects of temporary differences between the financial reporting and income tax basis of assets and liabilities relate to the following at June 30:

                                                         1997         1996
                                                       --------     --------
          Interest and fees on loans                   $ 51,392     $ 63,437
          Allowance for losses on loans                 104,274       47,288
          Federal Home Loan Bank stock dividends        (80,684)     (79,033)
          Deferred compensation                          16,940       19,288
          Unrealized loss on investment securities        2,900       13,795
          Tax bad debt reserve                          (11,897)     (29,263)
          Other                                         (24,419)     (61,822)
                                                       --------     --------
                                                       $ 58,506     $(26,310)
                                                       ========     ========

               No valuation allowance has been provided against the net deferred tax asset at June 30, 1997 because the amount could be realized through a carryback against taxable income of prior years.


               A reconciliation between the provision for income taxes and the amount computed by multiplying income before provision for income taxes by the statutory Federal income tax rate is as follows for the years ended June 30:


                                                    1997          1996
                                                  --------      --------
          Tax provision at statutory rate         $ 75,036      $154,780
          State income taxes, net of Federal
             income tax benefit                     10,235        20,166
          Other                                      1,617       (13,827)
                                                  --------      --------
                                                  $ 86,888      $161,119
                                                  ========      ========

               Before 1996, the Association was able to use the most beneficial of either the percentage of income method or an experience method, similar to that used by commercial banks, to determine its tax deduction for bad debts under Section 593 of the Internal Revenue Code. Under provisions of the Small Business Protection Act of 1996,
          Section 593 was repealed. The new law also provided that cumulative bad debt deductions taken after 1987 (the base year) were to be recaptured as taxable income over a six-year period beginning in 1996. It further provided that the first installment of the recapture could be deferred for up to two years if a residential lending test is met. The Association did not meet this test in the year ended June 30, 1997. There was no material adverse effect on the Association's financial position or results of

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 8 -- Income Taxes -- Continued
          ------------

          operations as a result of the new law. The Association qualifies as a small bank eligible to use the bank experience method for bad debt deductions. However, the deductions under this method are not expected to be as beneficial for determining the current tax provision as the method previously allowed.

               Retained earnings at June 30, 1997 include approximately $1,777,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad-debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad-debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount is approximately $686,000.

Note 9 -- Pension Plan
          ------------


               Substantially all employees of the Association are participants in the Financial Institutions Retirement Fund, a multi-employer non-contributory defined benefit pension plan. The actuarail present value of benefit obligations and fair value of plan assets attributable to the Association are not available for this multi-employer plan. Pension expense in connection with the Financial Institutions Retirement Fund reflects the Association's required annual contribution to the Fund. Pension expense for the years ended June 30, 1997 and 1996 was $17,652 and $28,410, respectively.


Note 10 -- Accounting Pronouncements With Future Effective Dates
           -----------------------------------------------------

               SFAS  No.  125,   "Accounting  for  Transfers  and  Servicing  of
          Financial Assets and Extinguishments of Liabilities" was issued in June 1996. This statement provides that transfers of financial assets be recognized as sales only when certain specified criteria related to the transferor surrendering control of the assets are met. These criteria are more restrictive than under previous generally accepted accounting principles. The provisions of this statement will affect the accounting for certain transactions commonly entered into by community financial institutions such as repurchase agreements, bankers acceptances and participation loans. The statement is effective for transactions occurring after December 31, 1996 and is to be applied prospectively.

               SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" was issued in December 1996. This statement defers, for one year, the effective date of Statement No. 125 for repurchase agreements, dollar-roll, securities lending and similar transactions.

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10 -- Accounting Pronouncements With Future Effective Dates -- Continued
           -----------------------------------------------------

               The effect on the Association's financial position and results of operations of implementing Statement No. 125 in 1997 was not material.

               SFAS No. 130, "Reporting Comprehensive Income" was issued in June 1997. This statement requires that comprehensive income - made up of all revenues, expenses, gains and losses - be reported and displayed in an entity's financial statements with the same prominence as its other financial statements. Currently, the only item that would be presented as a component of the Association's comprehensive income which is not also a component of its net income is the change during the year in unrealized gain or loss on available for sale securities. The statement, which is effective for years beginning after December 15, 1997, will not affect the Association's financial position or its results of operations.


               SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" was also issued in June 1997. This statement requires that public business enterprises report financial and descriptive information about their reportable operating segments. Reportable operating segments are defined as components of an enterprise about which separate financial information is available and is evaluated regularly by the chief operating decision maker as a basis for allocating resources and assessing performance. It also requires those enterprises to report information about countries in which they do business and about major customers. The statement, which is effective for financial statements for periods beginning after December 15, 1997, will not affect the Association's financial position or its results of operations.


Note 11 -- Regulatory Matters
           ------------------

               The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

               Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 11 - Regulatory Matters - Continued
          ------------------
          defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 1997, that the Association meets all capital adequacy requirements to which it is subject.

               As of June 30, 1997, the most recent notification from the Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Associations' category. The Association's actual capital amounts and ratios are also presented in the table.

                                                                                               To be Well
                                                                                            Capitalized Under
                                                                        For Capital         Prompt Corrective
                                                   Actual            Adequacy Purposes      Action Provisions
                                            --------------------    -------------------    -------------------
                                              Amount      Ratio       Amount      Ratio      Amount      Ratio
                                            ----------    ------    ----------    -----    ----------    -----
As of June 30, 1997:
  Total Capital (to Risk Weighted Assets)   $5,024,419    14.63%    $2,747,520      8%     $3,434,400     10%
  Tier I Capital (to Risk
    Weighted Assets)                         4,754,419    13.84%     1,373,760      4%      2,060,640      6%
  Tier I Capital (to Average Assets)         4,754,419     7.73%     2,461,062      4%      3,076,328      5%
As of June 30, 1996
  Total Capital (to Risk Weighted Assets)    4,745,614    14.33%     2,649,760      8%      3,312,200     10%
  Tier I Capital (to Risk
    Weighted Assets)                         4,620,614    13.95%     1,324,880      4%      1,987,320      6%
  Tier I Capital (to Average Assets)         4,620,614     7.25%     2,548,844      4%      3,186,055      5%

               The Association also exceeds the minimum capital standards required by the Office of Thrift Supervision, its primary regulator, as follows:

                                      Actual     Required Minimum    Excess
                                    ----------   ----------------  ----------
          As of June 30, 1997:
             Tangible capital       $4,754,419     $   934,000     $3,820,419
             Core capital            4,754,419       1,867,000      2,887,419
             Risk-based capital      5,024,419       2,748,000      2,276,419

          As of June 30, 1996:
             Tangible capital        4,620,614         958,000      3,662,614
             Core capital            4,620,614       1,916,000      2,704,614
             Risk-based capital      4,745,614       2,650,000      2,095,614

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 -  Regulatory  Matters  --  Continued
           ------------------

               Total equity in accordance with generally accepted accounting principles (GAAP capital) is reconciled to regulatory capital as follows:

                                             Tangible      Core      Risk-Based
                                             Capital      Capital      Capital
                                             -------      -------      -------
          GAAP capital as of June 30, 1997  $4,749,819  $4,749,819   $4,749,819
          Add: Unrealized losses on
               available for sale
               securities not inclued
               in regulatory capital             4,600       4,600        4,600

               Allowance for losses on
               loans included in risk-based
               capital-limited to 1.25% of
               risk-weighted assets                 --          --       270,000
                                            ----------  ----------    ----------
          Regulatory capital as of
               June 30, 1997                $4,754,419  $4,754,419    $5,024,419
                                            ==========  ==========    ==========

          GAAP capital as of June 30, 1996  $4,598,784  $4,598,784    $4,598,784
          Add: Unrealized losses on
               available for sale
               securities not included
               in regulatory capital            21,830      21,830        21,830

               Allowance for losses on
               loans included in risk-based
               capital-limited to 1.25% of
               risk-weighted assets                 --          --       125,000
                                            ----------   ---------    ----------
          Regulatory capital as of
               June 30, 1996                $4,620,614   $4,620,614   $4,745,614
                                            ==========   ==========   ==========



               The Economic Growth and Regulatory Paperwork Reduction Act of 1996 was signed into law on September 30, 1996. One major provision of the act was that institutions such as the Bank, with deposits insured by the Federal Deposit Insurance Corporation's Savings Association Insurance Fund (SAIF), were assessed a one time charge to recapitalize the SAIF. Subsequent regulations established the amount of this assessment at .657% of the institution's insured deposits as of March 31, 1995. The law also provided that the assessment would be deductible for tax purposes in the year it was paid. The Bank paid its one-time assessment in the amount of $382,726 in November 1996. It is anticipated that future deposit insurance premiums will be less than those paid in the past because of the one-time assessment making the SAIF solvent.

                       WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                              Lutherville, Maryland


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 11 -- Regulatory Matters -- Continued
           ------------------

               The act also allows for a merger of the SAIF with the Bank Insurance Fund as of January 1, 1999 if no savings institutions exist at that time. Consequently, the Bank may be required to change its charter to a national bank or state chartered bank before that date.

Note 12 -- Disclosures About Fair Value of Financial Instruments
           -----------------------------------------------------

               The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

               Cash and Cash Equivalents -- For cash, non-interest bearing deposits, variable rate interest-bearing deposits in other banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

               Securities -- For marketable securities available for sale and mortgage-backed securities, fair values are based on quoted market prices or dealer quotes.

               Loans Receivable -- For fixed rate residential mortgages, fair value is based on computed present value of cash flows using weighted average term to maturity and weighted average rate of the Association's portfolio. For variable rate loans, the carrying amount is considered a reliable estimate of fair value.


               Ground Rents -- The fair value of ground rents is estimated by management based on anticipated realization in the current market. Ground rents are peculiar to the Baltimore Metropolitan area. They carry a fixed interest rate of 6%. Consequently, the fair value varies with fluctuations in market interest rates. Although the fair value may never recover to the Association's carrying amount, because ground rents do not have a stated maturity, any permanent decline in value will not be material to the Association's financial statements.


               Federal Home Loan Bank Stock -- Because of the limited nature of the market for this instrument, the carrying amount is a reasonable estimate of fair value.

               Deposit Liabilities -- The fair value of demand deposits, savings accounts and advance payments by borrowers for taxes, insurance and ground rents is the amount payable on demand at the reporting date. The fair value for certificate accounts, is based on computed present value of cash flows using the rates currently offered for deposits of similar remaining maturities.

               Commitments -- For commitments to originate loans and purchase loans and mortgage-backed securities, fair value considers the differences between current levels of interest rates and committed rates if any.

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 12 -- Disclosures About Fair Value of Financial Instruments -- Continued
           -----------------------------------------------------

               The  estimated  fair  values  of  the   Association's   financial
          instruments as of June 30 are as follows:

                                                  1997                          1996
                                       --------------------------    --------------------------
                                         Carrying                      Carrying
                                          Amount       Fair Value       Amount       Fair Value
                                       -----------    -----------    -----------    -----------
Financial Assets
----------------
  Cash and cash equivalents            $ 2,377,092    $ 2,377,092    $ 5,801,246    $ 5,801,246
  Investments securities available
    for sale                             2,992,500      2,992,500      2,964,375      2,964,375
  Mortgage-backed securities               356,187        360,666        424,009        428,502
  Loans receivable                      55,458,566                    53,368,580
    Less: allowance for loan losses        270,000                       125,000
                                       -----------                   -----------
                                        55,188,566     56,052,888     53,243,580     53,886,140
  Ground rents                             129,108         77,465        130,129         78,077
  Federal Home Loan Bank stock             509,900        509,900        509,900        509,900

Financial Liabilities
---------------------
  Savings deposits                      56,095,332     56,485,590     57,870,624      58,426,486
  Advance payments by borrowers
    for taxes, insurance and ground
    rents                                1,240,877      1,240,877      1,206,553       1,206,553

Loan commitments                         7,285,723      7,285,723      6,792,764       6,792,764

Note 13 -- Plan of Conversion
           ------------------

               On June 18, 1997, the Board of Directors adopted a plan of conversion which provides for (i) the conversion of the Association from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association, the "Converted Association," and (ii) the concurrent formation of a holding company for the Converted Association, the "Holding Company."


               The Association's plan of conversion provides for an initial issuance of shares of the Holding Company's capital stock to be offered to eligible members, employees and officers of the Association at a price based on an appraisal by an independent appraisal firm. Any shares not purchased by eligible members may be sold at the discretion of the Association to the public. The entire amount of capital stock issued by the Association will be acquired by the Holding Company.

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 13 -- Plan of Conversion - Continued
           ------------------
               Costs, including underwriting discounts, if any, to complete the conversion are expected to be deferred and deducted from the proceeds from the sale of capital stock. If the conversion does not take place all costs incurred will be charged to expense. Deferred costs aggregated $32,720 at June 30, 1997.

               For the purpose of granting eligible members of the Association a priority in the event of future liquidation, the Association will, at the time of conversion, establish a liquidation account equal to its retained income as of the date of the latest consolidated statement of financial condition used in the final conversion offering circular. In the event of future liquidation of the Association (and only in such an event), an eligible deposit account holder who continues to maintain his deposit account shall be entitled to receive a prorata distribution from the liquidation account, based on such holder's proportionate amount of the total current adjusted balances for deposit accounts then held by all eligible account holders, before any liquidation distribution may be made with respect to capital stock. After the conversion, no dividends may be paid to stockholders if such dividends reduce retained income of the Association below the amount required for the liquidation account.

         No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Holding Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Holding Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of a offer to buy such securities in any circumstances or jurisdictions in which such offer or solicitation is unlawful.


                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Prospectus Summary...................................
Selected Consolidated Financial Information..........
Risk Factors.........................................
Use of Proceeds......................................
Dividends............................................
Market for Common Stock..............................
Wyman Park Bancorporation, Inc.......................
Wyman Park Federal Savings & Loan Association........
Pro Forma Data.......................................
Pro Forma Regulatory Capital Analysis................
Capitalization.......................................
Consolidated Statements of Operations................
Management's Discussion and Analysis of
 Financial Condition and Results of Operations.......
Business.............................................
Regulation...........................................
Management...........................................
The Conversion.......................................
Restrictions on Acquisitions of Stock and
 Related Takeover Defensive Provisions...............
Description of Capital Stock.........................
Legal Matters........................................
Experts..............................................
Additional Information...............................
Index to Consolidated Financial Statements...........



     Until the later of ________, 1997 or 25 days after commencement of the Offering all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                                   [ ] Shares


                                     [LOGO]


                                   WYMAN PARK
                              BANCORPORATION, INC.


                          (Proposed Holding Company for
                           Wyman Park Federal Savings
                               & Loan Association)


                                  Common Stock


                                   Prospectus


                            Trident Securities, Inc.


                                __________, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers
---------------------------------------------------

         Article Eleventh of the Holding Company's Certificate of Incorporation provides for indemnification of directors and officers of the Holding Company against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys' fees incurred in any actual, threatened or potential proceeding, except to the extent that such indemnification is limited by Delaware law and such law cannot be varied by contract or bylaw. Article Eleventh also provides for the authority to purchase insurance with respect thereto.

         Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation's Board of Directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys' fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys' fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the right of such other corporation or enterprise. Indemnification is permitted

Item 25.  Other Expenses of Issuance and Distribution
-----------------------------------------------------

         Set forth below is an estimate of the amount of fees and expenses (other than underwriting discounts and commissions) to be incurred in connection with the issuance of the shares.



Counsel fees and expenses ...................................           $ 75,000
Accounting fees and expenses ................................             30,000
Appraisal and business plan  preparation
  fees and expenses .........................................             23,000
Conversion Agent fees and expenses ..........................              8,000
Underwriting fees(1) (including financial
   advisory fee and expenses) ...............................            138,633
Underwriter's counsel fees and expenses .....................             40,000
Printing, postage and mailing ...............................             50,000
Registration and Filing Fees ................................             25,000
Blue Sky fees and expenses ..................................              6,000
Stock Transfer Agent and Certificates .......................              7,500
Other expenses(1) ...........................................             41,867
                                                                        --------
     TOTAL ..................................................           $445,000
                                                                        ========


-------------

(1)  Based on maximum of Estimated Valuation Range.

where such person (i) was acting in good faith; (ii) was acting in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate; (iii) with respect to a criminal proceeding, has no reasonable cause to believe his conduct was unlawful; and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

         Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by the Board of Directors of the Holding Company by a majority vote of a quorum consisting of directors not at the time parties to such proceeding; or
(ii) if such a quorum cannot be obtained or the quorum so directs, then by independent legal counsel in a written opinion; or (iii) by the stockholders.

         Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceedings upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation against such expenses.

Item 26.  Recent Sales of Unregistered Securities
-------------------------------------------------

         The Registrant is newly incorporated, solely for the purpose of acting as the holding company of the Wyman Park Federal Savings & Loan Association, pursuant to the Plan of Conversion (filed as Exhibit 2 herein), and no sales of its securities have occurred to date.

Item 27.  Exhibits and Financial Statement Schedules
----------------------------------------------------
(a) Exhibits:



1.1  Letter Agreement regarding management, marketing and consulting services

1.2  Form of Agency Agreement

2    Plan of Conversion

3.1  Certificate of Incorporation of the Holding Company*

3.2  Bylaws of the Holding Company*

3.3  Charter of Association in stock form*

3.4  Bylaws of Association in stock form*

4    Form of Stock Certificate of the Holding Company*

5    Opinion of Silver,  Freedman & Taff,  L.L.P.  with  Respect to  Legality of
     Stock

8.1 Opinion of Silver, Freedman & Taff, L.L.P. with respect to Federal income tax consequences of the Stock Conversion*

8.2 Opinion of Wooden & Benson Chartered with respect to Maryland income tax consequences of the Stock Conversion*

10.1 Employment Agreement with Ernest A. Moretti

10.2 Letter Agreement regarding Appraisal Services and Business Plan
     Preparation

10.3 Employee Stock Ownership Plan*

22   Subsidiaries*

24.1 Consent of Silver, Freedman & Taff, L.L.P.

24.2 Consent of Wooden & Benson Chartered

24.3 Consent of Ferguson & Company

25   Power of Attorney (set forth on signature page)

99.1 Appraisal

99.2 Proxy Statement and form of proxy to be furnished to the Association's account holders*

99.3 Stock Order Form and Order Form Instructions

99.4 Certification*

99.5 Question and Answer Brochure

99.6 Advertising, Training and Community Informational Meeting Materials

99.7 Letter of Appraiser with respect to Subscription Rights


-----------

*  Previously filed.

Item 28.  Undertakings
----------------------

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and it will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Lutherville, State of Maryland, on September 22, 1997.


                                            WYMAN PARK BANCORPORATION, INC.



                                          By:  /s/ Ernest A. Moretti
                                               ---------------------------------
                                               Ernest A. Moretti, President and
                                               Chief Executive Officer
                                               (Duly Authorized Representative)


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ernest A. Moretti his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Ernest A. Moretti                             /s/ Ronald W. Robinson
-------------------------------------             ------------------------------
Ernest A. Moretti, Director,                      Ronald W. Robinson,
President and Chief Executive Officer             Chief Financial Officer
(Chief Operating Officer)                         (Principal Financial Officer)

Date: November 5, 1997                            Date: November 5, 1997
      ----------------                                  ----------------


/s/ Allan B. Heaver                               /s/ H. Douglas Huether
--------------------------------------            ------------------------------
Allan B. Heaver, Chairman of the Board            H. Dougals Huether, Director

Date: November 5, 1997                            Date: November 5, 1997
      ----------------                                  ----------------



/s/ John K. White                                 /s/ John R. Beever
--------------------------------------            ------------------------------
John T. White, Director                           John R. Beever, Director

Date: November 5, 1997                            Date: November 5, 1997
      ----------------                                  ----------------



/s/ Albert M. Copp                                /s/ Gilbert D. Marsiglia, Sr.
--------------------------------------            ------------------------------
Albert M. Copp, Director                          Gilbert D. Marsiglia, Director

Date: November 5, 1997                            Date: November 5, 1997
      ----------------                                  ----------------



/s/ Jay H. Salkin                                 /s/ G. Scott Barhight
--------------------------------------            ------------------------------
Jay H. Salkin, Director                           G. Scott Barhight, Director

Date: November 5, 1997                            Date: November 5, 1997
      ----------------                                  ----------------

   As filed with the Securities and Exchange Commission on September 22, 1997
                                                   Registration No. 333-________

================================================================================






                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   ----------


                                    EXHIBITS

                                       TO

                                    FORM SB-2

                                      UNDER

                           THE SECURITIES ACT OF 1933



                                   ----------





                         WYMAN PARK BANCORPORATION, INC.
                              11 West Ridgely Road
                           Lutherville, Maryland 21094




================================================================================

                                  EXHIBIT INDEX




Exhibits:
---------


1.1  Letter Agreement regarding management, marketing and consulting services

1.2  Form of Agency Agreement

2    Plan of Conversion

3.1  Certificate of Incorporation of the Holding Company*

3.2  Bylaws of the Holding Company*

3.3  Charter of Association in stock form*

3.4  Bylaws of Association in stock form*

4    Form of Stock Certificate of the Holding Company*

5    Opinion of Silver,  Freedman & Taff,  L.L.P.  with  Respect to  Legality of
     Stock

8.1 Opinion of Silver, Freedman & Taff, L.L.P. with respect to Federal income tax consequences of the Stock Conversion*

8.2 Opinion of Wooden & Benson Chartered with respect to Maryland income tax consequences of the Stock Conversion*

10.1 Employment Agreement with Ernest A. Moretti

10.2 Letter   Agreement   regarding   Appraisal   Services  and  Business   Plan
     Preparation

10.3 Employee Stock Ownership Plan*

22   Subsidiaries*

24.1 Consent of Silver, Freedman & Taff, L.L.P.

24.2 Consent of Wooden & Benson Chartered

24.3 Consent of Ferguson & Company

25   Power of Attorney (set forth on signature page)

99.1 Appraisal

99.2 Proxy Statement and form of proxy to be furnished to the Association's account holders*

99.3 Stock Order Form and Order Form Instructions

99.4 Certification*

99.5 Question and Answer Brochure

99.6 Advertising, Training and Community Informational Meeting Materials

99.7 Letter of Appraiser with respect to Subscription Rights


------------
*  Previously filed.